 As filed with the Securities and Exchange Commission on February 25, 1999

                                                      Registration No. 333-69001
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                              AMENDMENT NO. 3
                                       to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                               ----------------

                                 ProLogis Trust
             (Exact name of registrant as specified in its charter)

                               ----------------

         Maryland                    6719                    74-2604728
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
     incorporation or            Code Number)
      organization)

                             14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                          Jeffrey A. Klopf, Secretary
                                 ProLogis Trust
                               125 Lincoln Avenue
                           Santa Fe, New Mexico 87501
                                 (505) 982-9292
 (Name, address, including zip code, and telephone number, including area code, of agent for service):

                                   Copies to:
            Michael T. Blair                       Michael D. Wortley
          Mayer, Brown & Platt                   Vinson & Elkins L.L.P.
        190 South LaSalle Street                    2001 Ross Avenue
        Chicago, Illinois 60603                   Dallas, Texas 75201
             (312) 782-0600                          (214) 220-7700

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ----------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Proposed Merger of

                        MERIDIAN INDUSTRIAL TRUST, INC.

                                 with and into

                                 PROLOGIS TRUST

                     TO THE SHAREHOLDERS OF PROLOGIS TRUST

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                                   To Be Held

                            Tuesday, March 30, 1999

                                   8:30 a.m.

                             14100 East 35th Place

                             Aurora, Colorado 80011

  Your board of trustees asks you to attend this meeting to consider and vote on the following:

    1. Proposed Merger. A proposal to merge Meridian Industrial Trust, Inc., a Maryland corporation, with and into ProLogis Trust, a Maryland real estate investment trust. In the merger, ProLogis will issue to Meridian stockholders, for each share of Meridian common stock, 1.10 common shares of ProLogis and up to $2.00 in cash if and to the extent that an average price of a ProLogis common share, multiplied by 1.10, is less than $25.00. ProLogis will issue to holders of Meridian Series D cumulative redeemable preferred stock one corresponding preferred share of ProLogis for each share of Meridian Series D cumulative redeemable preferred stock. The Agreement and Plan of Merger providing for the merger, which describes the terms of the merger in great detail, is attached to the accompanying joint proxy statement and prospectus as Annex A; and

    2. Other Business. Any other matter that properly comes before the meeting or any adjournment or postponement.

  Approval of the merger and the transactions contemplated thereby requires the affirmative vote of at least two-thirds of the outstanding ProLogis common shares entitled to vote thereon.

  Only holders of common shares at the close of business on February 24, 1999 are entitled to notice of and to vote at the special meeting or any adjournments or postponements.

                                          By the Order of the Board of
                                           Trustees,

                                          Jeffrey A. Klopf
                                          Secretary

March 2, 1999
Aurora, Colorado

  Your board of trustees unanimously recommends that you vote "FOR" the merger.

  We invite you to attend the special meeting because it is important that your shares be represented at the meeting. Please sign, date and return the enclosed proxy card in the accompanying postage-paid envelope. If you attend the meeting, you may vote in person, which will revoke a signed proxy if you have already sent one in. You may also revoke your proxy at any time before the meeting either in writing or by notifying ProLogis.

                        MERIDIAN INDUSTRIAL TRUST, INC.
                         455 Market Street, 17th Floor
                        San Francisco, California 94105

                               ----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                               ----------------

  NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Meridian Industrial Trust, Inc., a Maryland corporation, will be held at Meridian's offices at 455 Market Street, 17th Floor, San Francisco, California on Tuesday, March 30, 1999 at 7:30 a.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to approve the merger of Meridian with and into ProLogis Trust, a Maryland real estate investment trust, the Agreement and Plan of Merger by and between Meridian and ProLogis dated as of November 16, 1998, as amended, and the other transactions contemplated therein, a copy of which is attached as Annex A to the accompanying joint proxy statement and prospectus; and

    2. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

  Approval of the merger and the transactions contemplated thereby requires the affirmative vote of holders of a majority of the outstanding shares of Meridian's common stock entitled to vote thereon.

  Stockholders of Meridian are not entitled to appraisal rights in connection with the merger.

  The enclosed proxy card will enable you to vote your shares of common stock on the matters to be considered at the special meeting. All you need to do is mark the proxy card to indicate your vote, date and sign the proxy card, and then return it promptly in the self-addressed stamped envelope provided. The giving of the proxy will not affect your right to attend the meeting, nor, if you choose to revoke the proxy, your right to vote in person.

  The board of directors has fixed the close of business on February 24, 1999 as the record date for determination of stockholders entitled to notice of and to vote at the special meeting.

                                          By the Order of the Board of
                                           Directors,

                                          Robert A. Dobbin
                                          Secretary

March 2, 1999
San Francisco, California

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT
  The board of trustees of ProLogis Trust and the board of directors of Meridian Industrial Trust, Inc. have approved a merger of Meridian into ProLogis and recommend that their shareholders vote in favor of the merger.

  Each share of Meridian common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive:

(A) 1.10 common shares of beneficial interest of ProLogis and the associated preferred share purchase rights, and

(B) up to $2.00 in cash to the extent that the average price of a ProLogis common share, multiplied by 1.10, is less than $25.00.

  The average trading price of ProLogis common shares will be based upon the daily high and low per share transaction prices for ProLogis common shares for 15 trading days randomly selected from the 30 consecutive trading days ending on the fifth trading day prior to the closing of the merger.

  For example, based on the closing price of ProLogis common shares on February 23, 1999 of $20.5625 the Meridian common stockholders would receive merger consideration with a value of $24.61875 per share of Meridian common stock held, consisting of 1.10 ProLogis common shares and $2.00 in cash. After the merger, the current Meridian stockholders will own approximately 23.3% of the outstanding common shares of ProLogis, which represents 20.8% on a fully diluted basis assuming conversion or exchange of all ProLogis convertible or exchangeable securities.

  The merger cannot be completed unless the shareholders of both companies approve it. We have scheduled special meetings for our shareholders to vote on the merger. Your vote is very important.

  This joint proxy statement and prospectus provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission.

See the risk factors beginning on page 22 of this joint proxy statement and prospectus for a discussion of risks that you should consider in evaluating the merger.


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this joint proxy statement and prospectus. Any representation to the contrary is a criminal offense.

       Joint proxy statement and prospectus dated February 25, 1999 and first mailed to shareholders on March 2, 1999

  This joint proxy statement and prospectus incorporates important business and financial information about ProLogis and Meridian that is not included in or delivered with this document, including the information described on page 19 under "Where You Can Find More Information." This information is available without charge to the ProLogis shareholders and the Meridian stockholders upon written or oral request to the following addresses or telephone numbers and will be provided by first class mail within one business day of receipt of such request:

  Investor Relations Department           Investor Relations Department
  ProLogis Trust                          Meridian Industrial Trust, Inc.
  14100 East 35th Place                   455 Market Street, 17th Floor
  Aurora, Colorado 80011                  San Francisco, California 94105
  (303) 375-9292
  (800) 820-0181

  To obtain timely delivery, the ProLogis shareholders and the Meridian stockholders must request the information no later than five business days before they must make their investment decisions. ProLogis and Meridian shareholders must make their requests no later than March 23, 1999.
                                                     (800) 333-2243

                               TABLE OF CONTENTS

                                                                         Page
                                                                        -------
SUMMARY................................................................       1
  Questions and Answers About the Merger...............................       1
  The Companies........................................................       4
  The Special Meetings of Shareholders.................................       5
  The Merger Agreement.................................................       5
  Selected Historical Financial Data of ProLogis.......................       8
  Selected Historical Financial Data of Meridian.......................      12
  ProLogis Pro Forma Summary Financial Data............................      15
  Comparative Market and Per Share Data................................      17
  Cautionary Statement Regarding Forward-Looking Statements............      18
  About This Joint Proxy Statement and Prospectus......................      18
  Where You Can Find More Information..................................      19
RISK FACTORS...........................................................      22
  Risk factors relating to the merger..................................      22
  Risk factors relating to ownership of ProLogis common shares and
   preferred shares....................................................      25
THE COMPANIES..........................................................      29
  ProLogis.............................................................      29
  Meridian.............................................................      30
  The combined company.................................................      30
THE MERGER.............................................................      31
  Terms of the merger..................................................      31
  Background of the merger.............................................      32
  Reasons for the merger; Recommendations of the ProLogis board........      35
  Opinion of ProLogis' financial advisor...............................      37
  Reasons for the merger; Recommendations of the Meridian board........      43
  Opinion of Meridian's financial advisor..............................      45
  Interests of Meridian directors, officers and significant
   stockholders .......................................................      51
  Voting agreements....................................................      53
  Material federal income tax consequences.............................      53
  Accounting treatment.................................................      56
  Restrictions on sales by affiliates..................................      56
  Appraisal rights.....................................................      56
THE MERGER AGREEMENT...................................................      57
  ProLogis board recommendation........................................      57
  Meridian board recommendation........................................      57
  General..............................................................      57
  Expenses of solicitation.............................................      57
  Effective time of the merger.........................................      58
  Exchange of Meridian shares..........................................      58
  Conditions to the merger.............................................      59
  Representations and warranties.......................................      60
  Covenants............................................................      61
  Distributions........................................................      63
  No Solicitation of transactions......................................      64
  Termination..........................................................      65

                                                                          Page
                                                                         -------
  Termination fees......................................................      65
  Indemnification.......................................................      66
  Amendment and waiver..................................................      66
THE SPECIAL MEETINGS OF SHAREHOLDERS....................................      67
  The ProLogis special meeting..........................................      67
  The Meridian special meeting..........................................      68
COMPARISON OF SHAREHOLDER RIGHTS........................................      70
DESCRIPTION OF PROLOGIS SECURITIES......................................      75
  Common shares.........................................................      75
  Preferred share purchase rights.......................................      77
  Staggered board of trustees...........................................      77
  Provisions of Maryland law............................................      77
  Series E preferred shares.............................................      79
PRINCIPAL SHAREHOLDERS OF PROLOGIS......................................      84
LEGAL MATTERS...........................................................      85
INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS..............................      86
INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS..........     F-1
ANNEXES
  Agreement and Plan of Merger.......................................... Annex A
  Opinion of Merrill Lynch & Co......................................... Annex B
  Opinion of Goldman, Sachs & Co........................................ Annex C

                                    SUMMARY

  The following summary is qualified in its entirety by the detailed information appearing elsewhere in this joint proxy statement and prospectus, including the annexes hereto, or incorporated herein by reference. We urge you to review the entire joint proxy statement and prospectus including its annexes.

                     Questions and Answers About the Merger

Q: What are the benefits of the proposed merger?

A: ProLogis and Meridian expect the combined company resulting from the merger to have the following important characteristics, which are intended to create long-term shareholder value:

  (1) the largest publicly traded industrial real estate investment trust with approximately 168.3 million square feet of distribution facilities located in 94 markets in the United States, Mexico and Europe;

  (2) a customer base of over 3,100 including 414 who are among ProLogis' targeted customer base of the 1,000 largest users of distribution space;

  (3) operational and property-level cost savings as the result of integrating Meridian's assets into ProLogis' established operating system; and

  (4) larger capitalization which is expected to lead to more favorable access to debt and equity capital markets.

Q: What are the detriments of the proposed merger?

A: ProLogis and Meridian expect the merger to have the following potential detriments to their shareholders:

  (1) the exchange ratio is fixed, which means that the ProLogis shares that Meridian stockholders will receive in the merger may have a greater or lesser value than the value contemplated at the time the merger agreement was signed because of fluctuations in the market price of ProLogis common shares and the limitation on the amount of cash to be received by Meridian stockholders;

  (2) the substantial management time and effort that will be required to consummate the merger and integrate the operations of the two companies; and

  (3) the risk that the benefits sought in the merger will not be obtained.

Q: Will ProLogis shareholders receive any shares as a result of the merger?

A: No. ProLogis shareholders will continue to hold the same number of proLogis shares they currently own.

Q: What do I need to do now?

A: Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be voted at the March 30, 1999 ProLogis shareholder meeting, if you are a ProLogis shareholder, or at the March 30, 1999 Meridian stockholder meeting, if you are a Meridian stockholder.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions to him on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. You can change your vote at any time before your proxy is voted at the applicable shareholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the appropriate meeting and vote in person. Your attendance by itself will not, however, revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q: Should Meridian stockholders or ProLogis shareholders send in certificates now?

A: No. If you are a Meridian stockholder, after the merger is completed you will receive written instructions for exchanging your shares of Meridian common stock for ProLogis common shares, and any cash payments you may be entitled to receive. If you are a ProLogis shareholder, you should retain your certificates, as you will continue to hold the ProLogis shares you currently own.

Q: What happens to my distributions prior to the closing of the merger and in the future?

A: Meridian plans to continue to pay distributions on its shares of common stock until the closing of the merger at approximately the same rates per share as were paid by it during the last year. ProLogis plans to continue to pay distributions on its common shares consistent with its current distribution policy. However, both the ProLogis board of trustees and the Meridian board of directors will continue to evaluate their respective financial condition and earnings level, which could result in a change in the future distribution level. After the merger, ProLogis intends to pay distributions in order to maintain its status as a real estate investment trust under the Internal Revenue Code of 1986.

Q: What are the tax consequences of the merger?

A: We have structured the merger so that neither ProLogis, Meridian nor our respective shareholders or stockholders will recognize any gain or loss for federal income tax purposes in the merger, except for tax payable on any cash received by Meridian stockholders in the merger. The closing of the merger is conditioned, among other things, on the delivery of the legal opinions of ProLogis' counsel as to the tax consequences as to ProLogis and ProLogis' shareholders and Meridian's counsel as to these tax consequences to Meridian and Meridian's stockholders.

Q: What will Meridian stockholders' tax basis be in the ProLogis common shares they receive in the merger?

A: Your tax basis in the ProLogis common shares will equal your current tax basis in your Meridian common stock surrendered in the exchange, decreased by the amount of cash received and increased by any amount treated as a dividend in such exchange or the amount of any gain recognized in such exchange. See "The Merger--Material federal income tax consequences" on page 53.

Q: When do you expect the merger to be completed?

A: We hope to complete the merger as quickly as possible after the shareholder votes.

Q: Who can help answer my questions?

A: If you are a ProLogis shareholder and you have more questions about the merger, you should contact:

      ProLogis Trust
      Investor Relations Department
      14100 East 35th Place
      Aurora, Colorado 80011
      Telephone: (800) 820-0181
      Fax: (303) 576-2600

  If you are a Meridian stockholder and you have more questions about the merger, you should contact:

      Meridian Industrial Trust, Inc.
      Investor Relations Department
      455 Market Street, 17th Floor
      San Francisco, California 94105
      Telephone: (415) 228-3900
      (800) 333-2243
      Fax: (415) 284-2840

                                 The Companies

ProLogis Trust
14100 East 35th Place
Aurora, Colorado 80011
(303) 375-9292

  ProLogis, which will be the surviving company in the merger, is a real estate investment trust organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986. ProLogis is an owner and lessor of industrial distribution facilities with nearly 1,250 facilities being leased to industrial users throughout North America and Europe, making it the largest publicly held, U.S. based company to do so. ProLogis is an international company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the ProLogis Operating System(TM). As of December 31, 1998, ProLogis, including its unconsolidated subsidiaries, had
126.1 million square feet of operating industrial distribution facilities. Additionally, ProLogis had 8.6 million square feet under development at a total expected investment of $391.9 million in 90 North American and European markets. Also, as of December 31, 1998, ProLogis, including its unconsolidated subsidiaries, owned or controlled 4,678 acres of land for the future development of approximately 81.6 million square feet of distribution facilities.

Meridian Industrial Trust, Inc.
455 Market Street, 17th Floor
San Francisco, California 94105
(415) 281-3900

  Meridian is a corporation organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986. Meridian engages primarily in the business of owning, acquiring, developing, managing and leasing income-producing warehouse/distribution and light industrial properties. As of December 31, 1998, Meridian, including its unconsolidated subsidiaries and joint ventures, owned 232 warehouse/distribution and light industrial properties, encompassing approximately 31.4 million square feet. Meridian also had 2.2 million square feet of warehouse/distribution and light industrial properties under development at a total expected investment of $81.2 million as of December 31, 1998. In addition, Meridian owned or controlled 420 acres of land for the future development of an additional approximately 6.3 million square feet of warehouse distribution facilities.

The Combined Company

  Upon completion of the merger, ProLogis is expected to have a total market capitalization of approximately $6.4 billion, based on the closing price of ProLogis shares on February 23, 1999 and the outstanding principal amount of indebtedness of the two companies on such date. The combined company will own nearly 1,500 distribution facilities, based on the real estate assets held by ProLogis and Meridian as of December 31, 1998. The combined real estate assets, including assets held by unconsolidated subsidiaries and joint ventures, will consist of approximately 157.5 million square feet of operating distribution facilities. Also, the combined company will have 10.8 million square feet of distribution facilities under development at a total expected investment of $473.1 million in 94 North American and European markets. Additionally, the combined company will own or control approximately 5,100 acres of land for the future development of approximately 87.9 million square feet of distribution facilities. The combined company will continue to be taxed as a real estate investment trust under the Internal Revenue Code of 1986.

                      The Special Meetings of Shareholders

The ProLogis special meeting (See page 67)

  . The ProLogis special meeting of shareholders is scheduled to be held at 8:30 a.m., Mountain Standard Time, on Tuesday, March 30, 1999 at the offices of ProLogis at 14100 East 35th Place, Aurora, Colorado.

  . The ProLogis board of trustees has fixed the close of business on February 24, 1999 as the record date for the determination of holders of ProLogis common shares entitled to notice of and to vote at the ProLogis special meeting of shareholders.

  . The affirmative vote of the holders of at least two-thirds of the ProLogis common shares entitled to vote is required to approve the merger.

The Meridian special meeting (See page 68)

  . The Meridian special meeting of stockholders is scheduled to be held at 7:30 a.m., Pacific Standard Time, on Tuesday, March 30, 1999 at the offices of Meridian at 455 Market Street, 17th Floor, San Francisco, California.

  . The Meridian board of directors has fixed the close of business on February 24, 1999 as the record date for the determination of holders of Meridian common stock entitled to notice of and to vote at the Meridian special meeting of stockholders.

  . The proposal to approve the merger must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Meridian common stock entitled to vote on the merger.

                              The Merger Agreement

  We encourage you to read the entire merger agreement, which is attached as Annex A to this joint proxy statement and prospectus.

Merger consideration


  For each share of Meridian common stock, Meridian common stockholders will receive 1.10 common shares of ProLogis and up to $2.00 in cash to the extent that an average trading price of a ProLogis common share for a randomly selected 15 trading days during a 30 trading day period prior to the merger, multiplied by 1.10, is less than $25.00, as shown in the examples below:

   Approximate Average       Number of ProLogis     Cash to be issued for     Dollar value of the
         Trading         common shares to be issued     each share of     consideration to be received
    Price of ProLogis    for each share of Meridian    Meridian common         by Meridian common
      common shares      common stock in the merger  stock in the merger   stockholders in the merger
   -------------------   -------------------------- --------------------- ----------------------------
   $22.725 and above                1.10                   $0.00               $25.00 and higher
        $22.50                      1.10                   $0.25                     $25.00
        $22.25                      1.10                   $0.525                    $25.00
        $21.75                      1.10                   $1.075                    $25.00
        $21.50                      1.10                   $1.35                     $25.00
        $21.25                      1.10                   $1.625                    $25.00
        $21.00                      1.10                   $1.90                     $25.00
   $20.91 and below                 1.10                   $2.00                $25.00 and less

  Each outstanding share of Meridian Series D cumulative redeemable preferred stock will convert into the right to receive one ProLogis preferred share of a corresponding series having substantially identical rights and preferences.

  Based upon the number of shares of Meridian common stock outstanding on February 23, 1999, the holders of Meridian common stock immediately prior to the merger will hold, immediately after the merger, approximately 23.3% of the aggregate number of ProLogis common shares expected to be outstanding after the merger, which represents approximately 20.8% on a fully diluted basis assuming conversion or exchange of all ProLogis convertible or exchangeable securities.

Effective time of the merger

  Subject to the satisfaction or waiver of the conditions to the merger, we currently expect the merger to become effective as soon as practical after the shareholder votes.

Conditions to the merger (See page 59)

  The completion of the merger depends upon meeting or waiving a number of conditions, including:

    (1) approval of the merger by the shareholders of ProLogis and the approval of the merger by the stockholders of Meridian;

    (2) the authorization for listing on the New York Stock Exchange of the ProLogis common shares and preferred shares issuable in connection with the merger;

    (3) the completion of the sale of the outstanding shares of common stock of Meridian Refrigerated, Inc. to an entity in which ProLogis owns a substantial majority of the economic interest; and

    (4) the receipt of satisfactory legal opinions regarding Meridian's and ProLogis' real estate investment trust status for federal income tax purposes and the treatment of the merger as a reorganization for federal income tax purposes.

Termination (See page 65)

  ProLogis and Meridian jointly can agree to terminate the merger agreement at any time, even if the shareholders of both companies have approved the merger. Also, either company can decide, without the consent of the other, to terminate the merger agreement if:

    (1) any governmental entity has issued an injunction or taken other action permanently restraining, enjoining or prohibiting the completion of the merger and such action has become final and nonappealable;

    (2) the required approval of the shareholders of either party has not been obtained;

    (3) the merger has not been completed on or before July 31, 1999; or

    (4) the other party materially breaches the merger agreement.

  Meridian may unilaterally terminate the merger agreement if:

    (1) the Meridian board of directors decides to withdraw or change its recommendation of the merger agreement and Meridian gives ProLogis notice that it has received a superior acquisition proposal from a third party and either ProLogis does not revise its acquisition proposal or the Meridian board determines that the third-party acquisition proposal is superior to ProLogis' revised proposal; or

    (2) the ProLogis board of trustees does not recommend against a tender or exchange offer for the acquisition of 50% or more of the ProLogis common shares by a third party or if ProLogis enters into or recommends a transaction involving the acquisition by a third party of 50% or more of the then outstanding ProLogis common shares or all or substantially all of ProLogis' assets.

  ProLogis may unilaterally terminate the merger agreement if the Meridian board of directors withdraws or changes its recommendation that its stockholders approve the merger agreement in connection with a superior proposal from a third party.

Termination fees (See page 65)

  ProLogis will be required to pay a $25 million termination fee to Meridian if Meridian terminates the merger agreement because ProLogis fails to recommend against a tender or exchange offer for the acquisition of 50% or more of the ProLogis common shares by a third party or if ProLogis enters into or recommends a transaction involving the acquisition by a third party of 50% or more of the then outstanding ProLogis common shares or all or substantially all of ProLogis' assets.

  Meridian also will be required to pay a termination fee under the circumstances described below. The termination fee will be $25 million if The Prudential Insurance Company of America, Meridian's largest stockholder, enters into a voting agreement with ProLogis to vote in favor of the merger. If The Prudential Insurance Company does not enter into such an agreement, the termination fee will be $40 million. The Prudential Insurance Company and five separate insurance accounts administered by The Prudential Insurance Company collectively own approximately 27.0% of the outstanding shares of Meridian common stock. Prudential Real Estate Investors, a division of Prudential Investment Corporation manages these investments for The Prudential Insurance Company and the five separate accounts (collectively, "Prudential Real Estate"). ProLogis and Prudential Real Estate are discussing executing a voting agreement, but have not entered into a voting agreement as of the date hereof.

  The circumstances under which Meridian may be required to pay the termination fee are as follows:

    (1) the Meridian board withdraws or changes its recommendation that stockholders approve the merger agreement because it determines to accept a superior acquisition proposal from a third party;

    (2) Meridian stockholders do not approve the merger and at the time of the vote a third party acquisition proposal is pending and, within 12 months of the vote, Meridian completes an acquisition proposal with any party; or

    (3) ProLogis terminates the merger agreement because of a material breach by Meridian and at the time of the termination an acquisition proposal is pending and, within 12 months after the termination, Meridian agrees to or completes an acquisition proposal with any party.
  The termination fee payable under these circumstances will be reduced by any fee already paid to ProLogis as a result of the termination.

  If the merger agreement is terminated by ProLogis or Meridian because of the other party's breach of the merger agreement, the breaching party will pay the lesser of $1.25 million or the terminating party's out-of-pocket expenses incurred in connection with the merger agreement. In the event the merger agreement is terminated as a result of the willful breach of the merger agreement, the breaching party will be fully liable to the other party for any damages resulting from the breach.

Opinions of financial advisors (See pages 37 through 43 and 45 through 50)

  Each of Merrill Lynch & Co. and Goldman, Sachs & Co. rendered opinions as to the fairness of the consideration to be paid or received in the merger from a financial point of view. These opinions, which are based upon and subject to various qualifications and assumptions, are attached as Annexes B and C to this joint proxy statement and prospectus, respectively. We encourage you to read these opinions. Summaries of the analyses prepared by Merrill Lynch & Co. and Goldman, Sachs & Co. are included in this joint proxy statement and prospectus under the captions "The Merger--Opinion of ProLogis' financial advisor" and "-- Opinion of Meridian's financial advisor."

Appraisal rights

  Because the ProLogis common shares and the Meridian common stock and Meridian Series D cumulative redeemable preferred stock are listed on the New York Stock Exchange, neither the ProLogis shareholders nor the Meridian stockholders have appraisal rights under Maryland law.

Regulatory Approvals

  The parties are not aware of any federal or state regulatory approvals which must be obtained in connection with the merger and related transactions.

                 Selected Historical Financial Data of ProLogis

  We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. We derived this information from audited consolidated financial statements for the years ended December 31, 1993 through 1997 and unaudited consolidated financial statements for the nine months ended September 30, 1998. The amounts are stated in thousands, except for the per share data. The information is only a summary and you should read it together with ProLogis' historical consolidated financial statements, and related notes, contained in the annual reports and other information that ProLogis files with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 19.

  As presented in the table below, funds from operations represents ProLogis' net earnings, computed in accordance with generally accepted accounting principles, before minority interest, before gains or losses from debt restructuring, before gains or losses on disposition of depreciated real estate, before gains or losses from mark to market adjustments resulting from the remeasurement, based on current foreign currency exchange rates, of intercompany and other debt of ProLogis' foreign subsidiaries, before deferred tax benefits and deferred tax expenses of ProLogis' taxable subsidiaries, before significant non-recurring items that materially distort the comparative measurement of company performance over time, plus real estate depreciation and amortization, exclusive of amortization of loan costs, and after adjustments for unconsolidated subsidiaries calculated to compute their funds from operations on the same basis as ProLogis. ProLogis believes that funds from operations is helpful to a reader as a measure of the performance of an equity real estate investment trust because, along with cash flow from operating, investing and financing activities, it provides a reader with an indication of the ability of ProLogis to incur and service debt, to make capital expenditures and to fund other cash needs. The funds from operations measure presented by ProLogis, while consistent with the National Association of Real Estate Investment Trusts' definition and that of Meridian, will not be comparable to similarly titled measures of other real estate investment trusts which do not compute funds from operations in a manner consistent with ProLogis. Funds from operations is not intended to represent cash made available to shareholders. Funds from operations should not be considered as an alternative to net earnings or any other generally accepted accounting principles measurement of performance as an indicator of ProLogis' operating performance, or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

                           Nine Months
                              Ended
                          September 30,         Years Ended December 31,
                          ------------- ------------------------------------------
                              1998        1997     1996      1995    1994    1993
                          ------------- -------- --------  -------- ------- ------
Operating Data:
Rental income...........    $251,605    $284,533 $227,000  $153,879 $70,609 $9,963
Other real estate
 income.................      10,542      12,291    5,342     2,899     --     --
Income from
 unconsolidated
 subsidiaries...........       1,930       3,278      --        --      --     --
Total revenues..........     271,425     302,494  233,463   158,503  71,702 10,319
Rental expenses,
 including property
 management fees........      20,458      27,008   26,674    18,460   7,244  1,093
Real estate investment
 trust management fees
 paid to affiliate......         --       17,791   21,472    14,207   8,673  1,323
General and
 administrative.........      14,060       5,742    1,025       839     770    411
Administrative services
 fee paid to affiliate..       1,566       1,113      --        --      --     --
Interest rate hedge
 expense(1).............      27,652         --       --        --      --     --
Costs incurred in
 acquiring management
 companies from
 affiliate(2)...........         --       75,376      --        --      --     --
Earnings from
 operations(1)(2).......      77,454      35,931   82,710    50,991  28,058  4,531
Gain (loss) on
 dispositions of
 depreciated real
 estate, net............       4,278       7,378      (29)    1,053      35    --
Preferred share cash
 dividends paid.........      35,543      35,318   25,895     6,698     --     --
Net earnings
 attributable to common
 shares(1)(2)...........      43,088       4,431   53,460    42,015  25,101  4,412
Common share cash
 distributions paid.....    $111,769    $106,556 $ 85,340  $ 64,445 $37,698 $7,001
Per Share Data:
Net earnings
 attributable to common
 shares(1)(2):
  Basic.................    $   0.36    $   0.04 $   0.63  $   0.61 $  0.57 $ 0.47
  Diluted...............        0.35        0.04     0.63      0.61    0.57   0.47
Series A preferred share
 dividends paid.........    $   1.76    $   2.35 $   2.35  $   1.24     --     --
Series B preferred share
 dividends paid.........        1.31        1.75     1.50       --      --     --
Series C preferred share
 dividends paid.........        3.20        4.27     0.57       --      --     --
Series D preferred share
 dividends paid.........        0.93         --       --        --      --     --
Common share
 distributions declared
 and paid...............    $   0.92    $   1.07 $   1.01  $  0.935 $  0.85 $ 0.75
Weighted average common
 shares outstanding:
  Basic.................     121,183     100,729   84,504    68,924  44,265  9,334
  Diluted...............     121,421     100,869   84,511    74,422  44,277  9,336

                                                         December 31,
                         September 30, -----------------------------------------------------
                             1998        1997       1996       1995       1994       1993
                         ------------- ---------  ---------  ---------  ---------  ---------
Other Data:
Reconciliation of net
 earnings to funds from
 operations:
Net earnings
 attributable to common
 shares.................   $  43,088   $   4,431  $  53,460  $  42,015  $  25,101  $   4,412
Add (Deduct):
  Real estate
   depreciation and
   amortization.........      72,902      76,275     59,850     39,767     18,169      2,525
  Minority interest.....       3,101       3,560      3,326      3,331      2,992        119
  (Gain) loss on
   dispositions of
   depreciated real
   estate, net..........      (4,278)     (7,378)        29     (1,053)       --         --
  Costs incurred in
   acquiring management
   companies from
   affiliate(2).........         --       75,376        --         --         --         --
  Interest rate hedge
   expense(1)...........      27,652         --         --         --         --         --
  Reconciling items from
   unconsolidated
   subsidiaries.........      32,702       2,419        --         --         --         --
  Other, net............      (4,019)      6,376        225        --          45        133
                           ---------   ---------  ---------  ---------  ---------  ---------
Funds from operations
 attributable to common
 shares.................   $ 171,148   $ 161,059  $ 116,890  $  84,060  $  46,307  $   7,189
                           =========   =========  =========  =========  =========  =========
Weighted average common
 shares outstanding:
  Basic (includes
   convertible
   partnership units)...     126,253     105,919     89,699     74,409     49,022      9,447
  Diluted...............     136,647     116,371     89,700     74,422     49,034      9,449
  Net cash provided by
   operating
   activities...........   $ 174,320   $ 192,273  $ 136,201  $ 100,154  $  47,222  $  12,084
  Net cash used in
   investing
   activities...........    (915,812)   (570,861)  (665,878)  (628,795)  (631,871)  (260,780)
  Net cash provided by
   financing
   activities...........   $ 748,133   $ 398,827  $ 512,212  $ 529,606  $ 599,382  $ 254,770
  Ratio of earnings to
   combined fixed
   charges and preferred
   share dividends......         1.2          (3)       1.5        1.7        3.3       11.3

                                                            December 31,
                          September 30, ----------------------------------------------------
                              1998         1997       1996       1995       1994      1993
                          ------------- ---------- ---------- ---------- ---------- --------
Financial Position:
Real estate owned, at
 cost...................   $3,312,567   $2,846,591 $2,399,431 $1,767,307 $1,133,484 $373,135
Land held for
 development............      171,250      159,645    109,316     60,363     42,147   21,667
Investments in and
 advances to
 unconsolidated
 subsidiaries...........      525,138       86,139        --         --         --       --
Total assets............    3,924,128    3,033,953  2,462,306  1,833,972  1,194,937  401,855
Lines of credit and
 short-term
 borrowings(4)..........      309,500          --      38,600     81,000    160,000   83,406
Mortgage notes payable..      134,534      133,028    139,952    145,276    144,262   40,109
Long-term debt..........      958,586      724,052    524,191    324,527        --       --
Total liabilities.......    1,558,518    1,003,912    805,933    639,040    350,607  141,618
Minority interest.......       51,358       53,304     56,984     58,741     66,555   50,786
Total shareholders'
 equity.................   $2,314,252   $1,976,737 $1,599,389 $1,136,191 $  777,775 $209,451
Number of common shares
 outstanding............      123,092      117,364     93,677     81,416     64,587   19,762

--------
(1) Earnings from operations for the nine months ended September 30, 1998 reflect the $27.7 million mark to market adjustment associated with two interest rate hedges that, due to changing market conditions, no longer qualify for hedge accounting treatment under generally accepted accounting principles. This expense was not deducted for purposes of calculating funds from operations. For purposes of calculating funds from operations, ProLogis has deferred this expense and intends to amortize it as a component of interest expense over the term of a future debt offering.
(2) Earnings from operations for 1997 reflect the one-time, non-cash charge of $75.4 million associated with the costs incurred in acquiring ProLogis' management companies from an affiliate in September 1997. This one-time charge was not deducted for purposes of calculating funds from operations due to its non-recurring and non-cash nature.
(3) For 1997, earnings from operations were insufficient to cover combined fixed charges and preferred share dividends by $21.3 million because of the one-time charge of $75.4 million referenced in note (2) above.

(4) As of February 23, 1999, ProLogis had $187.0 million of borrowings outstanding under its $375 million unsecured lines of credit and $150.0 million of short-term borrowings outstanding.

                 Selected Historical Financial Data of Meridian

  We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. We derived this information from audited financial statements for the period ended December 31, 1995 and the years ended December 31, 1997 and 1996 and unaudited financial statements for the nine months ended September 30, 1998. The amounts are stated in thousands, except for the per share data. The information is only a summary and you should read it together with Meridian's historical financial statements, and related notes, contained in the annual reports and other information that Meridian files with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 19.

As shown in the table below, funds from operations is calculated as net income or loss, computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructurings, divestiture of properties and significant non-recurring items that materially distort the comparative measurement of Meridian over time, plus depreciation and amortization of real estate assets, and after adjustment for unconsolidated subsidiaries, partnerships and joint ventures calculated to compute their funds from operations on the same basis as Meridian. Meridian believes that funds from operations is helpful to a reader as a measure of the performance of an equity real estate investment trust because, along with cash flows from operating, investing and financing activities, it provides a reader with an indication of the ability of Meridian to incur and service debt, to make capital expenditures and to fund other cash needs. The funds from operations measure presented by Meridian, while consistent with the National Association of Real Estate Investment Trusts' definition and that of ProLogis, will not be comparable to similarly titled measures of other real estate investment trusts which do not compute funds from operations in a manner consistent with Meridian. Funds from operations is not intended to represent cash made available to shareholders. Funds from operations should not be considered as an alternative to net earnings or any other generally accepted accounting principles measurement of performance as an indicator of Meridian's operating performance, or as an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

                                                            Years Ended
                                    Nine Months Ended      December 31,
                                      September 30,   ------------------------
                                          1998         1997    1996(1) 1995(2)
                                    ----------------- -------  ------- -------
Operating Data:
Rental income.....................       $72,770      $54,566  $29,758 $   --
Other real estate income..........           695          390      376     --
Income from unconsolidated
 subsidiaries and joint ventures..         3,019          645      --      --
Total revenues....................        89,739       66,150   35,041      33
Rental expenses, including
 property management fees.........         5,218        5,199    4,259     --
General and administrative........         6,015        6,212    4,273   1,321
Interest rate hedge expense (3)...        12,633          --       --      --
Earnings from operations (1) (3)..        19,539       23,988   11,161  (1,293)
Gain (loss) on dispositions of
 depreciated real estate, net.....         4,497         (462)   3,313     --
Preferred share cash dividends
 paid.............................         2,927        2,818    2,412      29
Net earnings (loss) attributable
 to common shares (1) (3).........        20,686       19,870   11,651  (1,322)
Common share cash distributions
 paid.............................       $30,584      $24,425  $10,544 $   --

                              Nine Months Ended   Years Ended December 31,
                                September 30,   -------------------------------
                                    1998          1997     1996(1)    1995(2)
                              ----------------- ---------  --------  ----------
Per Share Data:
Net earnings attributable to
 common shares (1) (3):
  Basic.....................     $     0.68     $    1.12  $   1.37  $(1,468.89)
  Diluted...................           0.67          1.09      1.33      (32.05)
Series A preferred stock
 dividends paid.............            --            --        --         0.03
Series B preferred stock
 dividends paid.............           0.99          1.24      1.06         --
Series D preferred stock
 dividends paid.............           0.55           --        --          --
Common share distributions
 paid.......................     $     0.99     $    1.16  $   0.99         --
Weighted average common
 shares outstanding
  Basic.....................         30,623        17,791     8,476           1
  Diluted...................         31,080        18,264    10,546          41
Other Data:
Reconciliation of net
 earnings to funds from
 operations:
Net earnings attributable to
 common shares..............     $   20,686     $  19,870  $ 11,651  $   (1,322)
Add (Deduct):
  Real estate depreciation
   and amortization.........         16,616        11,109     4,915         --
  Minority interest.........            379           --        --          --
  (Gain) loss on
   dispositions of
   depreciated real estate,
   net......................         (4,497)          462    (3,313)        --
  Interest rate hedge
   expense (3)..............         12,633           --        --          --
  Reconciling items from
   unconsolidated
   subsidiaries and joint
   ventures.................            624           --        --          --
  Other, net................          1,821         3,626     2,823          29
                                 ----------     ---------  --------  ----------
Funds from operations
 attributable to common
 shares.....................     $   48,262     $  35,067  $ 16,076  $   (1,293)
                                 ==========     =========  ========  ==========
Weighted average common
 shares outstanding:
  Basic (4).................         30,623        17,791     8,476           1
  Diluted...................         33,450        20,537    10,546          41
Net cash provided (used) by
 operating activities.......     $   40,921     $  37,286  $ 15,132  $     (459)
Net cash used in investing
 activities.................       (283,760)     (177,402)  (80,819)       (576)
Net cash provided by
 financing activities.......     $  238,519     $ 145,029  $ 68,154  $    1,510
Ratio of earnings to
 combined fixed charges and
 preferred share
 dividends (1) (3)..........            1.8           2.2       2.3         N/A
Financial Position:
Real estate owned, at cost..     $1,080,406     $ 844,740  $326,349  $      --
Land held for development...         26,393           --        --          --
Investments in and advances
 to unconsolidated
 subsidiaries...............         45,907           --        --          --
Total assets................      1,177,627       863,512   333,063       3,724
Line of credit (5)..........        235,300        20,500    11,500         --
Mortgage notes payable......         87,312        76,597    66,094         --
Long-term debt (6)..........        160,102       106,109       --          --
Total liabilities...........        532,585       288,241    89,550       3,438
Minority interest...........         17,605         5,132       --          --
Total shareholders' equity
 (deficit) (7)..............     $  627,437     $ 570,139  $243,513  $     (714)
Number of common shares
 outstanding (7)............         31,674        30,166    13,596           1

--------

(1) Meridian was incorporated on May 18, 1995. On February 23, 1996, Meridian merged with three real estate investment trusts, with Meridian as the surviving entity. In addition, concurrent with that transaction, Meridian acquired properties and assumed mortgage notes. Except for interest earned on its investments and general and administrative expenses which were incurred and accrued, Meridian had no operating activities prior to those transactions.
(2) Represents the period from inception, May 18, 1995, to December 31, 1995.
(3) Earnings from operations for the nine months ended September 30, 1998 include a one-time non-recurring expense of $12.6 million resulting from a termination of an interest rate protection agreement Meridian entered into in May 1998 in anticipation of a near-term debt offering. Meridian was prevented from executing the planned offering due to an unanticipated and rapid deterioration of the credit markets.
(4) Meridian does not assume conversion of limited partnership units in computing basic weighted average common shares outstanding for purposes of earnings per share as the effect is antidilutive.

(5) As of February 23, 1999, Meridian had $314.9 million of borrowings outstanding under its $350 million unsecured line of credit.
(6) On November 20, 1997, Meridian completed a private offering to institutional investors of $160 million in principal of unsecured senior notes. In connection with this transaction, Meridian entered into two forward exchange rate contracts which resulted in a payment to Meridian totaling $109,000, which was accounted for as a premium.
(7) As of December 31, 1995, the initial capitalization of Meridian consisted of 900 shares of common stock. In addition, four other real estate investment trusts purchased shares of Series A preferred stock aggregating $1 million, of which 920,500 shares were cancelled and 79,500 shares were redeemed concurrently with the closing of the merger and asset acquisition transactions described in Note (1).

                   ProLogis Pro Forma Summary Financial Data

  The merger will be accounted for as a purchase which means that ProLogis will record the assets and liabilities acquired from Meridian at ProLogis' cost, the consideration paid to Meridian stockholders in the merger. For a description of purchase accounting see "The Merger--Accounting treatment" on page 56.

  We have presented below unaudited pro forma financial information that reflects the purchase method of accounting and is intended to give you a better picture of what our businesses might have looked like had the merger occurred on January 1, 1997. The amounts are stated in thousands, except for the per share data. We prepared the pro forma condensed consolidated balance sheet by making adjustments to reflect the assets and liabilities acquired at their fair value and made other merger-related adjustments. We prepared the pro forma condensed consolidated statements of earnings from operations by combining the historical amount of earnings of each company. We then adjusted the combined amount to reflect differences in the operating results that would have resulted if the merger had occurred on January 1, 1997. The companies may have performed differently if they had been combined. You should not rely on the pro forma information as being indicative of the historical results that we would have had or the future results that we will experience after the merger.

  The information is only a summary and you should read it together with ProLogis' and Meridian's historical financial statements incorporated herein by reference, and the ProLogis pro forma condensed consolidated financial statements included or incorporated herein by reference.

                                           Nine Months Ended     Year Ended
                                           September 30, 1998 December 31, 1997
                                           ------------------ -----------------
Operating Data:
  Rental income...........................    $   333,615        $   407,834
  Other real estate income................         10,542             12,291
  Income from unconsolidated subsidiaries
   and joint ventures.....................          5,813              6,501
  Total revenues..........................        358,657            432,209
  Rental expenses, including property
   management fees........................         26,621             45,163
  Real estate investment trust management
   fees paid to affiliate.................            --              19,938
  General and administrative..............         19,562             11,779
  Administrative services fees paid to
   affiliate..............................          1,566              1,113
  Interest rate hedge expense (1).........         40,285                --
  Costs incurred in acquiring management
   companies from affiliate (2)...........            --              75,376
  Earnings from operations before minority
   interest, excluding gains on
   dispositions (1)(2)....................         94,198             69,434
  Preferred share cash dividends paid.....         38,824             39,693
  Net earnings from operations
   attributable to common
   shares (1)(2)(3).......................    $    51,377        $    25,521
Per Share Data:
  Net earnings from operations
   attributable to common
   shares (1)(2)(3):
    Basic.................................    $      0.32        $      0.18
    Diluted...............................    $      0.32        $      0.18
  Weighted average common shares
   outstanding:
    Basic.................................        161,023            140,569
    Diluted...............................        161,261            140,709

                                           Nine Months Ended     Year Ended
                                           September 30, 1998 December 31, 1997
                                           ------------------ -----------------
Other Data:
  Reconciliation of net earnings from
   operations to funds from operations
   (3):
  Net earnings from operations
   attributable to common shares..........    $    51,377        $    25,521
  Add (Deduct):
    Real estate depreciation and
     amortization.........................         97,008            110,271
    Minority interest.....................          3,952              4,190
    Costs incurred in acquiring management
     companies from affiliate (2).........            --              75,376
    Interest rate hedge expense (1).......         40,285                --
    Net foreign currency (gain) loss on
     remeasurement of intercompany debt...         (3,417)               348
    Foreign currency (gain) loss related
     to acquisition of affiliate..........         (2,054)             6,028
    Non-recurring costs...................          1,452                --
    Parent company's share of reconciling
     items from unconsolidated
     subsidiaries and joint ventures......         33,836              3,933
                                              -----------        -----------
  Funds from operations attributable to
   common shares..........................    $   222,439        $   225,667
                                              ===========        ===========
  Weighted average common shares
   outstanding:
    Basic (includes convertible
     partnership units)...................        166,624            146,290
    Diluted...............................        177,018            156,742
  Net cash provided by operating
   activities.............................    $   218,671        $   272,756
  Net cash used by investing activities...     (1,269,348)        (1,183,991)
  Net cash provided by financing
   activities.............................    $ 1,045,402        $   936,486
  Ratio of earnings to combined fixed
   charges and preferred share dividends..            1.3                1.0
                                                    September 30, 1998
                                                    ------------------
Financial Position:
  Real estate owned, at cost..............              $4,727,666
  Land held for development...............                171,250
  Investments in and advances to
   unconsolidated subsidiaries and joint
   ventures...............................                 571,045
  Total assets............................               5,420,618
  Lines of credit and short-term
   borrowings.............................                 642,400
  Mortgage notes payable..................                 247,165
  Long-term debt..........................               1,114,673
  Total liabilities.......................               2,210,143
  Minority interest.......................                  68,963
  Total shareholders' equity..............              $3,141,512
  Number of common shares outstanding.....                 162,933

--------
(1) Pro forma earnings from operations for the nine months ended September 30, 1998 reflect $40.3 million of charges associated with interest rate hedges and an interest rate protection agreement that, due to changing market conditions, no longer qualify for hedge accounting treatment under generally accepted accounting principles. This expense was not deducted for purposes of calculating funds from operations.
(2) Earnings from operations for 1997 reflect the one-time, non-cash charge of $75.4 million associated with the costs incurred in acquiring ProLogis' management companies from an affiliate in September 1997. This one-time charge was not deducted for purposes of calculating funds from operations due to its non-recurring and non-cash nature.
(3) The pro forma amounts do not reflect the effects of any cost savings that may occur after the merger. See notes (bb) and (cc) of the Notes to Pro Forma Condensed Consolidated Statements of Earnings from Operations on pages F-12 through F-14.

                     Comparative Market and Per Share Data

  We have summarized below the per share information for our respective companies on an historical basis, pro forma basis prior to the merger, combined pro forma basis and combined equivalent basis. The combined pro forma summary amounts are based on the purchase method of accounting. The Meridian per share equivalents are calculated by multiplying the combined pro forma per share amounts by 1.10, without giving effect to any cash which may be paid in the merger. Meridian stockholders will receive 1.10 ProLogis common shares in exchange for each share of Meridian common stock and up to $2.00 in cash to the extent that an average price of a ProLogis common share, multiplied by 1.10, is less than $25.00. The following information should be read together with the historical and pro forma financial statements included or incorporated by reference herein.

  On November 16, 1998, the last trading day prior to the announcement of the signing of the merger agreement, the closing price of a ProLogis common share was $21.1875. On the same day, the closing price of a share of Meridian common stock was $22.1875. The equivalent per share value of a share of Meridian common stock on such date, applying the merger consideration per share including cash, was $25.00.

                                           Nine Months Ended
                                             September 30,      Year Ended
                                                 1998        December 31, 1997
                                           ----------------- -----------------
                                           ProLogis Meridian ProLogis Meridian
                                           -------- -------- -------- --------
Earnings from operations attributable to
 common shares
 per share (1) (2):
 Basic:
  Historical (3)..........................  $ 0.32   $ 0.53   $(0.03)  $ 1.19
  Pro forma prior to merger (4)...........  $ 0.32   $ 0.52   $(0.08)  $ 1.23
  Combined pro forma (5) (6)..............  $ 0.32      --    $ 0.18      --
  1.10 combined pro forma.................     --    $ 0.35      --    $ 0.20
 Diluted:
  Historical (3)..........................  $ 0.32   $ 0.52   $(0.03)  $ 1.16
  Pro forma prior to merger (4)...........  $ 0.32   $ 0.52   $(0.08)  $ 1.21
  Combined pro forma (5) (6)..............  $ 0.32      --    $ 0.18      --
  1.10 combined pro forma.................     --    $ 0.35      --    $ 0.20
Distributions per common share (7):
  Historical..............................  $ 0.92   $ 0.99   $ 1.07   $ 1.16
Book value per common share (at end of
 period):
  Historical..............................  $13.28   $17.44   $13.14   $17.74
  Pro forma prior to merger (4)...........  $13.28   $17.44      N/A      N/A
  Combined pro forma (5)..................  $14.80      N/A      N/A      N/A
  1.10 combined pro forma.................     N/A   $16.28      N/A      N/A

--------
(1) ProLogis' historical and pro forma prior to merger earnings from operations for the nine months ended September 30, 1998 reflect the impact of a mark-to-market charge of $27.7 million associated with two interest rate hedges and for the year ended December 31, 1997 reflect the impact of a one-time, non-cash charge of $75.4 million associated with the costs incurred in acquiring ProLogis' management companies from an affiliate.
(2) Meridian's historical and pro forma prior to merger earnings from operations for the nine months ended September 30, 1998 reflect a $12.6 million expense associated with terminating an interest rate protection agreement.
(3) Earnings from operations attributable to common shares for each period presented represents earnings from operations for the applicable period reduced by minority interest in earnings and preferred share distributions.

(4) Reflects the pro forma effect, where appropriate, of transactions involving the acquisitions and dispositions of industrial distribution facilities by ProLogis and Meridian as described on page F-2.
(5) Reflects the adjustments described in notes (1) and (2) on a combined basis.
(6) The combined pro forma amounts do not reflect the effects of any cost savings that may occur after the merger. See notes (bb) and (cc) of the Notes to Pro Forma Condensed Consolidated Statements of Earnings from Operations on pages F-12 through F-14.
(7) The post-merger distribution rate has not been determined. See "The Merger Agreement--Distributions" on page 63.

           Cautionary Statement Regarding Forward-Looking Statements

  The following statements are or may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934:

    (1) Statements, including possible or assumed future results of operations of ProLogis and Meridian contained in "Summary," "The Merger-- Background of the merger," "The Merger--Reasons for the merger; Recommendations of the ProLogis board," "The Merger--Opinion of ProLogis' financial advisor," "The Merger--Reasons for the merger; Recommendations of the Meridian board" and "The Merger--Opinion of Meridian's financial advisor," including any forecasts, projections and descriptions of anticipated cost savings or other synergies referred to therein, and any such statements incorporated by reference from documents filed with the Securities and Exchange Commission by ProLogis and Meridian, including any statements contained herein or therein regarding the development or possible or assumed future results of operations of ProLogis' and Meridian's businesses, the markets for ProLogis' and Meridian's services and products, anticipated capital expenditures, competition or the effects of the merger of Meridian with and into ProLogis;

    (2) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and

    (3) other statements contained or incorporated by reference herein regarding matters that are not historical facts.

Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. ProLogis and Meridian shareholders are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

  Among the factors that could cause actual results to differ materially are: general economic conditions, competition and the supply of and demand for industrial distribution facilities in the combined company's markets, interest rate levels, the availability of financing, potential environmental liability and other risks associated with the ownership, development and acquisition of industrial distribution facilities, including risks that tenants will not take or remain in occupancy or pay rent, or that construction or operating costs may be greater than anticipated, economies generated by the merger, inflationary trends, and other risks detailed from time to time in the reports filed with the Securities and Exchange Commission by ProLogis and Meridian.

  Except for their ongoing obligations to disclose material information as required by the federal securities laws, neither ProLogis nor Meridian undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                About This Joint Proxy Statement And Prospectus

  This joint proxy statement and prospectus is part of a registration statement that ProLogis filed with the Securities and Exchange Commission relating to the ProLogis common shares and preferred shares being issued in connection with the merger. This joint proxy statement and prospectus provides you with a general description of the securities ProLogis will offer. You should read this joint proxy statement and prospectus together with the additional information described under the heading "Where You Can Find More Information."

                      Where You Can Find More Information

  ProLogis and Meridian are subject to the reporting requirements of the Securities Exchange Act of 1934, and each files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials ProLogis or Meridian files with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports, proxies, information statements, and other information regarding issuers that file electronically, and the address of that site is http://www.sec.gov. ProLogis' outstanding common shares and Meridian's outstanding common stock are listed on the New York Stock Exchange under the symbols "PLD" and "MDN", respectively, and all reports, proxy statements and other information filed by ProLogis and Meridian with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005. In addition, warrants to purchase shares of Meridian's common stock are listed on the American Stock Exchange and such reports, proxy statements and other information filed by Meridian with the American Stock Exchange may be inspected at the American Stock Exchange's offices at 86 Trinity Place, New York, New York 10006-1881.

  ProLogis has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common shares and preferred shares of ProLogis being offered in the merger. This joint proxy statement and prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the joint proxy statement and prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this joint proxy statement and prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Securities and Exchange Commission.

  The Securities and Exchange Commission allows ProLogis and Meridian to "incorporate by reference" the information ProLogis and Meridian file with the Securities and Exchange Commission, which means that ProLogis and Meridian can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this joint proxy statement and prospectus, and information that ProLogis and Meridian file later with the Securities and Exchange Commission will automatically update and supersede this information.

  ProLogis incorporates by reference the documents listed below:

    (1) ProLogis' annual report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed April 30, 1998 and by Form 10-K/A filed February 24, 1999;

    (2) ProLogis' quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, as amended by Form 10-Q/A filed February 24, 1999;

    (3) ProLogis' current reports on Form 8-K filed March 17, April 13, April 28, April 30, November 18, December 4, as amended by Form 8-K/A filed February 25, 1999, and December 10, 1998, as amended by Form 8-K/A filed February 25, 1999;

    (4) The description of the ProLogis common shares and preferred share purchase rights contained or incorporated by reference in ProLogis' registration statement on Form 8-A filed February 23, 1994; and

    (5) The description of ProLogis' policies with respect to particular activities under the caption "ProLogis Policies With Respect to Certain Activities" on page 65 of ProLogis' Proxy Statement dated August 6, 1997 and filed August 8, 1997 in connection with ProLogis' special meeting of shareholders on September 8, 1997.

  The Securities and Exchange Commission has assigned file number 1-12846 to the reports and other information that ProLogis files with the Securities and Exchange Commission.

  Meridian incorporates by reference the documents listed below:

    (1) Meridian's annual report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed February 24, 1999;

    (2) Meridian's quarterly reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, as amended by Form 10-Q/A filed February 24, 1999;

    (3) Meridian's current reports on Form 8-K filed February 23, March 16, May 29, June 23, June 26, July 2, as amended by Form 8-K/A filed July 8, August 25, September 10, November 10, as amended by Form 8-K/A filed February 24, 1999, November 18, December 7, and December 11, 1998, as amended by Form 8-K/A filed February 25, 1999;

    (4) The description of Meridian's stock contained in Meridian's Registration Statement on Form 8-A filed on January 4, 1996 for registration of the common stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description; and

    (5) The description of Meridian's policies regarding particular activities under the caption "Policies with Respect to Certain Activities" on page 73 in the prospectus dated November 19, 1996 included in Meridian's Registration Statement on Form S-11, Securities and Exchange Commission Registration Number 333-16435.

  The Securities and Exchange Commission has assigned file number 1-14166 to the reports and other information that Meridian files with the Securities and Exchange Commission.

  You may request a copy of each of the above-listed ProLogis documents at no cost, by writing or telephoning ProLogis at the following address, telephone numbers or e-mail address, which will be sent by first class mail within one business day of receipt of request:

      Investor Relations Department
      ProLogis Trust
      14100 East 35th Place
      Aurora, Colorado 80011
      (303) 375-9292
      (800) 820-0181
      www.prologis.com

  You may request a copy of each of the above-listed Meridian documents at no cost, by writing or telephoning Meridian at the following address, telephone numbers or e-mail address, which will be sent by first class mail within one business day of receipt of request:

      Investor Relations Department
      Meridian Industrial Trust, Inc.
      455 Market Street, 17th Floor
      San Francisco, California 94105
      (415) 281-3900
      (800) 333-2243
      www.mit-reit.com

  All documents filed by each of ProLogis and Meridian pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this joint proxy statement and prospectus and prior to the dates of the ProLogis special meeting and the Meridian special meeting shall be deemed incorporated in and a part of this joint proxy statement and prospectus from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this joint proxy statement and prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement and prospectus.

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This joint proxy statement and prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this joint proxy statement and prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this joint proxy statement and prospectus is required to be delivered, this joint proxy statement and prospectus will be supplemented or amended.

  All information regarding ProLogis in this joint proxy statement and prospectus has been supplied by ProLogis, and all information regarding Meridian in this joint proxy statement and prospectus has been supplied by Meridian.

                                  RISK FACTORS

  You should consider carefully the factors set forth below in evaluating the merger. The following list summarizes all material risks related to the merger. This joint proxy statement and prospectus contains forward-looking statements with respect to the operations of ProLogis, Meridian and the combined company. Actual results could differ materially from those set forth in the forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

Risk factors relating to the merger

 Fixed merger consideration may not reflect changes in share value

  The value of ProLogis common shares and preferred shares and Meridian common stock and preferred stock at the effective time of the merger may be different from the price and value of those securities on the date the merger consideration was determined. In addition, the average trading price of ProLogis common shares used to determine the amount of cash, if any, that holders of Meridian common stock will be entitled to receive, if the average trading price is below $22.725, will be calculated using 15 randomly selected trading days during the 30 trading days ending five trading days before the closing of the merger. The actual trading price of ProLogis common shares at the effective time of the merger may differ, perhaps significantly, from the average trading price calculated over this 30-day period. This difference could be caused by changes in the operations and prospects of ProLogis or Meridian, general market and economic conditions and other factors which are beyond the control of either party.

 The total value of the purchase price being paid by ProLogis may differ from the fair value of Meridian's pro forma assets

  The value of the consideration being paid by ProLogis for the assets of Meridian in the merger may be different than the value of the assets being acquired. For example, based on the closing prices of the ProLogis common shares and the value of the Meridian Series D preferred stock on February 23, 1999, the value of the merger consideration is less than the fair value of Meridian's pro forma assets at September 30, 1998, as estimated by ProLogis, by approximately $14.9 million. Meridian's board of directors was not aware of, and therefore did not consider that, the ProLogis estimate of the fair value of Meridian's pro forma assets at September 30, 1998 exceeded the amount of consideration to be received by Meridian stockholders in the merger based upon the value of the merger consideration at the time the merger agreement was signed.

 The fairness opinions obtained by ProLogis and Meridian may not reflect changes in the relative value of the companies since the merger agreement was signed

  ProLogis does not intend to obtain an updated fairness opinion of Merrill Lynch & Co., and Meridian does not intend to obtain an updated fairness opinion of Goldman, Sachs & Co. Changes in the operations and prospects of ProLogis or Meridian, general market and economic conditions and other factors which are beyond the control of ProLogis or Meridian, on which the opinions of Merrill Lynch and Goldman Sachs are based, may have altered the relative value of the companies. Therefore, the opinions of Merrill Lynch and Goldman Sachs will not address the fairness of the merger consideration at the time the merger is completed.

 The expectation that the merger will result in an efficient integration of the companies and the achievement of cost savings may not occur

  Meridian and ProLogis have entered into the merger agreement with the expectation that the merger will result in benefits, including, without limitation, cost savings, operating efficiencies, revenue enhancements and other synergies. Achieving the anticipated benefits of the merger will depend in part upon the integration of the businesses of Meridian and ProLogis in an efficient manner, and there can be no assurance that this will occur. There can be no assurance that the combined company will realize any of the anticipated benefits of the merger. For a discussion of other factors and assumptions related to the anticipated benefits of the merger, see "The Merger--Reasons for the merger; Recommendation of the ProLogis board" and "The Merger--Reasons for the merger; Recommendation of the Meridian board."

 The companies have expended resources and capital in the pursuit of this merger, and if the merger fails to occur, the companies will not benefit from these expenses and may incur additional payments

  The merger may not be completed. If the merger is not completed, ProLogis and Meridian will have incurred substantial expenses for which no ultimate benefit will have been received by either ProLogis or Meridian. Additionally, if the merger agreement is terminated, ProLogis may be required to pay Meridian a $25 million termination fee or Meridian may be required to pay ProLogis a $25 million termination fee, if Prudential Real Estate enters into a voting agreement with ProLogis. If Prudential Real Estate does not enter into such an agreement, the termination fee payable by Meridian will be $40 million. See "The Merger Agreement--Termination fees."

 Two stockholders of Meridian have the power to determine the outcome of the vote of Meridian stockholders

  Prudential Real Estate beneficially owns approximately 26.9% of the outstanding shares of Meridian common stock and Ameritech Pension Trust beneficially owns approximately 26.5% of the outstanding Meridian common stock. If each of Prudential Real Estate and Ameritech vote in favor of the merger agreement, the merger agreement will be approved, notwithstanding the vote of any other Meridian stockholder. Similarly, if each of Prudential Real Estate and Ameritech vote against the merger agreement, the merger agreement will not be approved and the merger will not close. We are not aware of any relationship between Prudential Real Estate and Ameritech and we expect that they will each make their voting decisions independently and will vote according to their own respective best interests.

 The directors, officers and stockholders of Meridian may have interests in the completion of the merger that are different from the interests of Meridian stockholders

  .Each of the officers of Meridian, including Allen J. Anderson, Meridian's chairman and chief executive officer, Milton K. Reeder, Meridian's president and chief financial officer, and Dennis D. Higgs, executive vice president of Meridian, will be entitled to receive cash severance payments following consummation of the merger. The following table summarizes the maximum severance payments to which officers of Meridian would be entitled. These officers will also be entitled to receive an amount necessary to pay applicable excise taxes to which such person would be subject.

                                                                     Amount of
           Name and Title                                             Payment
           --------------                                            ----------
      Allen J. Anderson............................................. $1,240,000
      Chairman and Chief Executive Officer
      Milton K. Reeder.............................................. $  900,000
      Chief Financial Officer
      Dennis D. Higgs............................................... $  860,000
      Executive Vice President
      Peter D. Harmon............................................... $  270,000
      Vice President
      Timothy B. Keith.............................................. $  240,000
      Vice President--Regional
      All officers as a group
       (8 persons).................................................. $4,104,250

  .The Meridian directors and officers, including Messrs. Anderson, Reeder and Higgs, and some of Meridian's employees collectively own options to acquire a total of 2,032,373 shares of Meridian common stock. 1,298,863 of these options were granted to such persons in 1997 and 1998 at exercise prices ranging from $22.00 to $25.625 per share; in August 1998, the Meridian board approved a re-pricing of the exercise prices of these options to $21.125 per share, contingent upon a change in control of Meridian. All of Meridian's outstanding stock options, including the 140,022 options held by Meridian's independent directors, and an additional 10,002 options to be granted to outside directors prior to the completion of the merger will be vested and fully exercisable upon the closing of the merger. The option repricing for Meridian's executive officers is summarized in the table below:

                                                                                           Length of
                                    Number of                                              Original
                                    Securities    Market Price      Exercise              Option Term
                                    Underlying     of Stock at      Price at       New     Remaining
                                     Options         Time of         Time of    Exercise  at Date of
                Name               Repriced (#) Repricing ($) (1) Repricing ($) Price ($)  Repricing
                ----               ------------ ----------------- ------------- --------- -----------
    Allen J. Anderson............     70,000         21.125           22.00      21.125    8.5 years
    Chief Executive Officer          300,000         21.125          25.1875     21.125    9.5 years
    Brian R. Barringer...........     50,000         21.125          25.1875     21.125    9.5 years
    Vice President
    Robert A. Dobbin.............     10,000         21.125           22.00      21.125    8.5 years
    Secretary and General Counsel     25,000         21.125          25.1875     21.125    9.5 years
    Peter B. Harmon..............     15,000         21.125           22.00      21.125    8.5 years
    Vice President--Regional           2,500         21.125          23.125      21.125   8.75 years
    Director                          20,000         21.125          25.1875     21.125    9.5 years
    Dennis D. Higgs..............     45,000         21.125           22.00      21.125    8.5 years
    Executive Vice President and     210,000         21.125          25.1875     21.125    9.5 years
    Chief Investment Officer
    Timothy B. Keith.............     10,000         21.125           22.00      21.125    8.5 years
    Vice President--Regional          55,000         21.125          25.1875     21.125    9.5 years
    Director
    Milton K. Reeder.............     45,000         21.125           22.00      21.125    8.5 years
    President and Chief Financial    215,000         21.125          25.1875     21.125    9.5 years
    Officer
    Greg Skirving (2)............     11,351         21.125          25.1875     21.125    9.5 years
    Senior Vice President--
    National Marketing
    James Suarez.................     10,000         21.125           22.00      21.125    8.5 years
    Vice President--Finance           25,000         21.125          25.1875     21.125    9.5 years

   --------
   (1) Reflects the closing price of Meridian common stock on August 18, 1998.
   (2) Mr. Skirving is no longer an employee of Meridian.

  .On August 18, 1998, in connection with the Meridian board of directors' analysis of Meridian's strategic alternatives, the Meridian board authorized grants of restricted common stock to Messrs. Anderson, Reeder and Higgs, Robert A. Dobbin, Meridian's general counsel, and Timothy B. Keith, a vice president and regional director of Meridian in the amounts of 110,000 shares, 70,000 shares, 70,000 shares, 15,000 shares and 17,000 shares, respectively. These restricted stock grants will vest and the restrictions will lapse upon the closing of the merger. As a result, these persons will receive benefits in the merger that will not be shared by other stockholders of Meridian generally. See "The Merger--Interests of Meridian directors, officers and significant stockholders."

  .Messrs. Anderson, Reeder and Higgs will also receive an aggregate of approximately $513,000 in cash from an entity in which ProLogis owns a substantial majority of the economic interest in exchange for the shares of common stock they hold in Meridian Refrigerated, Inc., an entity in which Meridian owns substantially all of the economic interest. These persons paid an aggregate of approximately $455,000 for such shares. As a result, these persons will receive benefits in the merger that will not be shared by other stockholders of Meridian generally. See "The Merger--Interests of Meridian directors, officers and significant stockholders."

  . If the merger is completed, at the effective time of the merger, John S.
    Moody and Kenneth N. Stensby, two of the current members of Meridian's board, will become trustees of ProLogis. These directors of Meridian will continue as trustees of ProLogis after the merger and will be granted options to acquire 2,000 common shares of ProLogis pursuant to the ProLogis Share Option Plan for Outside Trustees at the first annual meeting following their appointment to the ProLogis board and will be compensated for their services as trustees and granted annual options during their tenure as trustees. These persons will receive benefits that will not be shared by other stockholders of Meridian generally.

 An affiliate of Prudential Real Estate is entitled to a fee if the merger is completed

Prudential Securities Incorporated, an affiliate of Prudential Real Estate, Meridian's largest stockholder, will be entitled to receive a $1 million fee in connection with its services as financial advisor to Meridian in connection with the merger. Meridian's board of directors decided to retain Prudential Securities as a financial advisor on October 16, 1998 and entered into an engagement letter with Prudential Securities on October 29, 1998, prior to the Meridian board's approval of the merger and after it had already retained Goldman Sachs. See "The Merger--Background of the merger." The financial advisory services provided by Prudential Securities to Meridian included advising Meridian's directors and senior management regarding the structuring and negotiation of the solicitation of expressions of interest from potential acquirors and the use of pricing mechanisms such as fixed exchange ratios, fixed price-floating exchange ratios, and collars and termination rights in a stock for stock merger and the possible effects of such mechanisms on the stock prices for the participants. In addition, representatives of Prudential Securities continue to be available to Meridian's board of directors to provide such assistance as may be requested by the board. Prudential Real Estate beneficially owns approximately 27.0% of the issued and outstanding shares of Meridian common stock. As a result of the fee payable to Prudential Securities, Prudential Real Estate may be deemed to have interests in the merger that are different from those of other Meridian stockholders.

 Rights of ProLogis shareholders differ from those of Meridian

  The rights of stockholders of Meridian currently are governed by Maryland law applicable to corporations and Meridian's charter and bylaws. Upon completion of the merger, stockholders of Meridian will become shareholders of ProLogis and their rights will be governed by Maryland law applicable to real estate investment trusts and ProLogis' declaration of trust and bylaws. The rights of stockholders of Meridian may differ materially from the rights of shareholders of ProLogis and, therefore, the rights of the former Meridian stockholders in ProLogis may be less favorable than their former rights as stockholders of Meridian. One of these differences, the staggered board of trustees of ProLogis, may have the effect of making it difficult for a third party to acquire control of ProLogis without the consent of the board of trustees. See "Comparison of Shareholder Rights."

Risk factors relating to ownership of ProLogis common shares and preferred shares

 Significant influence of ProLogis' principal shareholder may impact ProLogis management and operations

  Security Capital Group Incorporated owns approximately 40.3% of the issued and outstanding common shares of ProLogis and is expected to own approximately 30.9% upon completion of the merger. Through its ownership of common shares, Security Capital controls approximately 40.3% of the vote on matters submitted for shareholder action, including the election of trustees. Other than shareholders who acquired shares prior to ProLogis' initial public offering who are permitted to hold up to 30% of the shares of ProLogis, no other shareholder may hold more than 9.8% of the outstanding shares of ProLogis. See "Description of ProLogis

Securities--Common shares--Restrictions on size of holdings." For so long as Security Capital beneficially owns at least 10% of ProLogis' outstanding common shares, Security Capital has a right to nominate up to three trustees, depending on its level of ownership of shares. The trustees so elected are in a position to exercise significant influence over the affairs of ProLogis if they were to act together in the future. Additionally, for so long as Security Capital beneficially owns at least 10% of ProLogis' outstanding common shares, Security Capital has the right to approve

   (1)ProLogis' annual operating budget and substantial deviations therefrom,

   (2) acquisitions or dispositions in a single transaction or group of related transactions where the purchase price exceeds $5 million,

   (3) property management arrangements, and

   (4) the increase of the number of trustees to more than 10.

  Accordingly, due to the foregoing, for so long as it continues to beneficially own at least 10% of ProLogis' outstanding common shares, Security Capital will retain significant influence over the affairs of ProLogis which may result in decisions that do not fully represent the interests of all shareholders of ProLogis.

 The merger will increase the geographic concentration of ProLogis in several markets, increasing ProLogis' exposure to the general economic conditions of these markets

  ProLogis' operating performance depends on the economic conditions of markets in which its facilities are concentrated. The merger will increase the concentration of ProLogis in a number of markets, principally the Chicago, Dallas, Los Angeles and Columbus markets. ProLogis' operating performance could be adversely affected if conditions, such as an oversupply of space or a reduction in demand for industrial distribution facilities, in ProLogis' larger markets become less favorable relative to other geographic areas. Any material oversupply of space or material reduction of demand for space could adversely effect ProLogis' operating income and the value of ProLogis shares.

 ProLogis' real estate investments are subject to risks particular to real estate investments

  Value of real estate dependent on numerous factors

  Real property investments are subject to varying degrees of risk. Real estate values are affected by a number of factors, including:

    (1)changes in the general economic climate;

 (2)local conditions, such as an oversupply of space or a reduction in demand for real estate in an area;

 (3)the quality and philosophy of management;

 (4)competition from other available space;

 (5)the ability of the owner to provide adequate maintenance and insurance;

 (6)the ability of the owner to control variable operating costs;

 (7)government regulations;

 (8)interest rate levels;

 (9)the availability of financing; and

(10) potential liability under, and changes in, environmental, zoning, and other laws.

  Restrictions on, and risks of, unsuccessful development activities

  ProLogis intends to continue to pursue development activities as opportunities arise. Such development activities generally require various government and other approvals. ProLogis may not receive such approvals.

ProLogis will be subject to risks associated with any such development activities. These risks include:

  (1) the risk that development opportunities explored by ProLogis may be abandoned;

  (2) the risk that construction costs of a project may exceed original estimates, possibly making the project less profitable than originally estimated;

  (3) limited cash flow during the construction period; and

  (4) the risk that occupancy rates and rents of a completed project will not be sufficient to make the project profitable.

In case of an unsuccessful development project, ProLogis' loss could exceed its investment in the project.


  Tenant default

  ProLogis' income and distributable cash flow would be adversely affected if a significant number of ProLogis' tenants is unable to meet their obligations to ProLogis, or if ProLogis is unable to lease, on economically favorable terms, a significant amount of space in its industrial distribution facilities. In the event of default by a significant number of tenants, ProLogis may experience delays and incur substantial costs in enforcing its rights as landlord.

  Illiquidity of real estate investments

  Equity real estate investments are relatively illiquid and therefore may tend to limit the ability of ProLogis to react promptly to changes in economic or other conditions. In addition, significant expenditures associated with equity real estate investments, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investments. Like other companies qualifying as real estate investment trusts under the Internal Revenue Code of 1986, ProLogis must comply with the safe harbor rules, relating to the number of properties sold in a year, their tax bases and the cost of improvements made thereto, or meet other tests which enable a real estate investment trust to avoid punitive taxation on the sale of assets. Thus, ProLogis' ability to sell assets at any time to change its asset base may be restricted.

 Share prices may be effected by market interest rates

  The annual distribution rate on the ProLogis common shares as a percentage of its market price may influence the trading price of such common shares. An increase in market interest rates may lead investors to demand a higher annual distribution rate, which could adversely affect the market price of such common shares. A decrease in the market price of the ProLogis common shares could reduce ProLogis' ability to raise additional equity capital in the public markets.

 Uninsured losses may adversely affect ProLogis

  Some types of losses, such as from hurricanes or acts of war, may be uninsurable, or the cost of insuring against such losses may not be economically justifiable. If an uninsured loss occurs, ProLogis could lose both the invested capital in and anticipated revenues from the affected facility, but would still be obligated to repay any recourse mortgage indebtedness on the facility.

 Potential environmental liability

  Under various federal, state and local laws, ordinances and regulations, a current or previous owner, developer or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances at, on, under or in its property. The costs of removal or remediation of such substances could be substantial. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release or presence of such hazardous substances. The presence of such substances on

ProLogis' properties may adversely affect its ability to sell such properties or to borrow using such properties as collateral and may also have an adverse affect on ProLogis' ability to pay distributions to its shareholders.

 Debt financing, increases in interest rates, financial covenants and absence of limitations on debt may result in decreased distributions to shareholders

  Debt financing

  ProLogis is subject to risks normally associated with debt financing, including the risk that ProLogis' cash flow will be insufficient to meet required payments of principal and interest and the risk that ProLogis will not be able to refinance existing indebtedness or that the terms of such refinancings will not be as favorable as the terms of the existing indebtedness. There can be no assurance that ProLogis will be able to refinance any indebtedness or otherwise obtain funds by selling assets or raising equity to make required payments on maturing indebtedness.

  Requirements of credit facilities; foreclosures

  The terms of ProLogis' indebtedness require ProLogis to comply with a number of customary financial and other covenants, such as maintaining debt service coverage and leverage ratios, maintaining insurance coverage, etc. These covenants may limit ProLogis' flexibility in its operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if ProLogis has satisfied its payment obligations. If ProLogis is unable to refinance its indebtedness at maturity or meet its payment obligations, the amount of cash available for distribution may be adversely affected.

  Risk of rising interest rates

  ProLogis may incur indebtedness in the future that bears interest at a variable rate or may be required to refinance its debt at higher interest rates. Increases in interest rates could increase ProLogis' interest expense, which could adversely affect ProLogis' ability to pay expected distributions to shareholders.

  No limitation on debt

  ProLogis currently has a policy of incurring debt only if, upon such incurrence, ProLogis' debt-to-book capitalization ratio, as adjusted, would equal 50% or less. The ProLogis board of trustees could alter or eliminate this policy without shareholder approval and would do so if, for example, it were necessary in order for ProLogis to continue to qualify as a real estate investment trust under the Internal Revenue Code of 1986. If this policy were changed, ProLogis could become more highly leveraged, resulting in an increase in debt service that could adversely affect the cash available for distribution to shareholders.

 Costs of compliance with laws may reduce cash flow available for distribution

  ProLogis' facilities are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. There can be no assurance that these requirements will not be changed or that new requirements will not be imposed, a result that could require significant unanticipated expenditures by ProLogis and could have an adverse effect on ProLogis' cash flow.

 Failure to qualify as a real estate investment trust could adversely affect shareholders

  ProLogis has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986 commencing with its taxable year ended December 31, 1993. To maintain real estate investment trust status, ProLogis must meet a number of highly technical requirements on a continuing basis. Those requirements seek to ensure, among other things, that the gross income and investments of a real estate investment trust are largely real estate related, that a real estate investment trust distributes substantially all its ordinary taxable income to shareholders on a current basis and that the real estate investment trust's ownership is not overly concentrated. Due to the complex nature of these rules, the limited available guidance concerning interpretation of the rules, the importance of ongoing factual determinations and the possibility of adverse changes in the law, administrative interpretations of the law and developments at ProLogis, no assurance can be given that ProLogis will qualify as a real estate investment trust for any particular year.

  If ProLogis fails to qualify as a real estate investment trust, it will be taxed as a regular corporation, and distributions to shareholders will not be deductible in computing ProLogis' taxable income. The resulting corporate tax liabilities could materially reduce the funds available for distribution to ProLogis' shareholders or for reinvestment. In the absence of real estate investment trust status, distributions to shareholders would no longer be required. Moreover, ProLogis might not be able to elect to be treated as a real estate investment trust for the four taxable years after the year during which ProLogis ceased to qualify as a real estate investment trust. In addition, if ProLogis later requalified as a real estate investment trust, it might be required to pay a full corporate-level tax on any unrealized gain in its assets as of the date of requalification and to make distributions to shareholders equal to any earnings accumulated during the period of non-real estate investment trust status.

 Potential adverse effect of real estate investment trust distribution requirements

  To maintain its qualification as a real estate investment trust under the Internal Revenue Code of 1986, ProLogis must annually distribute to ProLogis' shareholders at least 95% of its ordinary taxable income, excluding net capital gains. This requirement limits ProLogis' ability to accumulate capital. ProLogis may not have sufficient cash or other liquid assets to meet the distribution requirements. Difficulties in meeting the distribution requirements might arise due to competing demands for ProLogis' funds or to timing differences between tax reporting and cash receipts and disbursements, because income may have to be reported before cash is received, because expenses may have to be paid before a deduction is allowed or because deductions may be disallowed or limited. In those situations, ProLogis might be required to borrow funds or sell facilities on adverse terms in order to meet the distribution requirements. If ProLogis fails to make a required distribution, it would cease to be a real estate investment trust.

                                 THE COMPANIES

ProLogis

  ProLogis is a real estate investment trust organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986. ProLogis is an owner and lessor of industrial distribution facilities with nearly 1,250 facilities leased to industrial users throughout North America and Europe, making it the largest publicly held U.S.- based company to do so. ProLogis is an international company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the ProLogis Operating System(TM). ProLogis distinguishes itself from its competition by being the only entity that combines all of the following:

  (1) An international operating strategy dedicated to providing distribution facilities to a targeted customer base of the 1,000 largest users of distribution facilities worldwide, 399 of which are currently ProLogis customers;

  (2) An organizational structure and service delivery system built around the customer--ProLogis believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence in each of its target markets; and

  (3) A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for ProLogis' distribution facilities.

  As of December 31, 1998, ProLogis, including its unconsolidated subsidiaries, had 126.1 million square feet of operating industrial distribution facilities. In addition, ProLogis had 8.6 million square feet under development at a total expected investment of $391.9 million in 90 North American and European markets.

Also, as of December 31, 1998, ProLogis, including its unconsolidated subsidiaries, owned or controlled 4,678 acres of land for the future development of approximately 81.6 million square feet of distribution facilities.

  On December 29, 1998, ProLogis acquired 100% of the preferred stock, representing 95% of the equity interest, of Garonor Holdings S.A., a Luxembourg based holding company. Also on December 29, 1998, Garonor Holdings S.A. acquired in excess of 99% of the voting stock of Garonor S.A. for approximately $317 million. Garonor S.A. owns 5.25 million square feet of industrial distribution facilities located in France. Garonor Holdings S.A. is in the process of acquiring the remaining voting stock of Garonor S.A. The transaction was funded with approximately $200 million of secured financing from a group of European banks, borrowings on ProLogis' unsecured line of credit and proceeds from a secured debt financing arrangement that was completed by ProLogis in December 1998.

  The cornerstone of ProLogis' operating strategy is the ProLogis Operating System(TM) that utilizes ProLogis' international network of corporate distribution facilities to fully meet its customers' distribution needs on a global basis.

  ProLogis engages in the acquisition, development, marketing, and long-term ownership of distribution facilities. ProLogis has the resources to provide a full array of financial, development and operating services, including:

    (1) expertise in market research,

    (2) building and land acquisition and due diligence,

    (3) master-planned distribution park design and building construction, and

    (4) marketing, asset and leasing management.

  ProLogis deploys capital in markets with excellent long-term growth prospects and in markets where it can achieve a strong position through the acquisition and development of flexible facilities for warehousing, distribution and light manufacturing uses. ProLogis expanded its operations into Mexico and Europe in 1997 to meet the needs of its targeted national and international customers as they expand and reconfigure their distribution facility requirements globally.

Meridian

  Meridian is a corporation organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986. Meridian engages primarily in the business of owning, acquiring, developing, managing and leasing income-producing warehouse/distribution and light industrial properties. At December 31, 1998, Meridian, including its unconsolidated subsidiaries and joint ventures, owned 232 warehouse/distribution and light industrial properties encompassing approximately 31.4 million square feet. Meridian also had 2.2 million square feet of warehouse/distribution properties under development at a total expected investment of $81.2 million as of December 31, 1998. In addition, Meridian owned or controlled 420 acres of land for the future development of an additional approximately 6.3 million square feet of warehouse distribution facilities. Meridian's properties are located in significant industrial centers and distribution hubs throughout the United States, including Atlanta, Chicago, Columbus, Dallas, Detroit, Houston, the Los Angeles Basin, Memphis, the New Jersey/Pennsylvania I-95 Corridor, Phoenix, the San Francisco Bay Area and Seattle.

The combined company

  Upon completion of the merger, ProLogis is expected to have a total market capitalization of approximately $6.4 billion, based on the closing price of ProLogis shares on February 23, 1999 and the outstanding principal amount of indebtedness of the two companies on such date. The combined company will own nearly 1,500 distribution facilities, based on the real estate assets held by ProLogis and Meridian as of December 31, 1998. The combined real estate assets, including assets held by unconsolidated subsidiaries and joint ventures, will consist of approximately 157.5 million square feet of operating distribution facilities. Also, the combined company will have 10.8 million square feet of distribution facilities under development at a total expected investment of $473.1 million in 94 North American and European markets. Additionally, the combined company will own or control approximately 5,100 acres of land for the future development of approximately 87.9 million square feet of distribution facilities. The combined company will continue to be taxed as a real estate investment trust under the Internal Revenue Code of 1986.

  The combined company resulting from the merger is expected to have the following important characteristics, which are intended to create long-term shareholder value:

    (1) the largest publicly traded industrial real estate investment trust with approximately 168.3 million square feet of distribution facilities located in 94 target markets in the United States, Mexico and Europe;

    (2) a customer base of over 3,100 including 414 who are among ProLogis' targeted customer base of the 1,000 largest users of distribution space;

    (3) significant operational and property-level cost savings as the result of integrating Meridian's assets into ProLogis' established operating systems; and

    (4) larger capitalization which is expected to lead to more favorable access to debt and equity capital markets.

                                   THE MERGER

Terms of the merger

  The ProLogis board of trustees and the Meridian board of directors have each approved the merger and the merger agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference. Pursuant to the merger agreement, among other things, upon the satisfaction, or waiver, of the conditions set forth therein, at the effective time of the merger:

  . Meridian will be merged with and into ProLogis, with ProLogis being the surviving entity,

  . each issued and outstanding share of Meridian common stock will be converted into the right to receive 1.10 ProLogis common shares and the corresponding number of rights to purchase 0.01 of ProLogis Series A junior participating preferred shares,

  . if the average of the daily high and low per share transaction prices for ProLogis common shares for 15 trading days randomly selected by Arthur Andersen LLP from the 30 trading days ending on, and including, the fifth trading day prior to the closing of the merger, is less than $22.725, each holder of Meridian common stock will be entitled to receive an additional amount in cash; the amount of cash will be equal to the amount by which $25.00 exceeds the product of the average trading price, calculated as described above, multiplied by 1.10, but will not exceed $2.00, and

  . each issued and outstanding share of Meridian Series D cumulative redeemable preferred stock will be converted into the right to receive one share of a corresponding series of ProLogis preferred shares having substantially identical rights and preferences.

  As a result of the merger and without any action on the part of the holder thereof, at the effective time of the merger, each share of Meridian common stock and preferred stock will cease to be outstanding, will be canceled and retired and will cease to exist. Each holder of a certificate representing Meridian common stock or Meridian preferred stock will thereafter cease to have any rights with respect to such shares, except the right to receive the ProLogis common shares, including the associated preferred share purchase rights, and any cash consideration, or ProLogis Series E preferred shares, as applicable, upon the surrender of such certificate. Promptly after the effective time of the merger, ProLogis will deposit with an exchange agent, a bank or trust company, certificates representing the ProLogis shares to be issued in the merger. The exchange agent will mail a letter of transmittal and instructions to each holder of a certificate representing Meridian shares, as of the effective time, for use in effecting the surrender of their Meridian stock certificates in exchange for certificates representing ProLogis shares. See "The Merger Agreement--Exchange of certificates."

Background of the merger

  Since its formation, Meridian's fundamental business objective has been to maximize total return to its stockholders by increasing cash flow per share and increasing the long-term value of Meridian's properties. A key strategy in achieving that objective has been to acquire and develop new industrial properties while maximizing cash flow from Meridian's existing properties. Beginning in early 1998, market prices for publicly traded real estate investment trusts began a significant decline. As a result of this decline and recent volatility in the credit markets, Meridian and many other real estate investment trusts have been limited in their ability to raise additional equity capital and to issue long-term debt to fund further growth. In this environment and because Meridian management believes that the real estate investment trust industry will continue to consolidate, Meridian's management began to explore the potential for a strategic business combination with another large real estate investment trust as a means of competing effectively and enhancing stockholder value.

  Throughout 1998, ProLogis, through its strategic acquisitions committee, had been considering ways in which to increase its market presence in key logistics and other target markets in a capital constrained environment. ProLogis began to focus on potential merger and acquisition candidates within the industrial real estate investment trust sector as it grew increasingly evident that consolidation was likely to continue in the real estate investment trust sector generally and was likely to begin in the industrial sector specifically. Following a review of potential acquisition candidates, ProLogis focused primarily on Meridian due to its business plan, asset base and sole focus on industrial facilities.

  Allen Anderson, Meridian's chairman and chief executive officer, initiated discussions with several real estate investment trusts during the summer of 1998 regarding possible strategic combinations. In addition to meetings with other companies, between June 3, 1998 and August 10, 1998, Mr. Anderson had several telephone conversations and face to face meetings with Irving F. Lyons III, ProLogis' co-chairman and chief investment officer, and other ProLogis representatives. In these meetings, Mr. Anderson and Mr. Lyons discussed the industrial real estate market generally, the operations of the two companies and the possible benefits of a strategic combination. None of the discussions with ProLogis or any of the other companies resulted in a proposal that was acceptable to Meridian.

  At a telephone meeting of Meridian's board of directors on August 18, 1998, Meridian engaged Goldman, Sachs & Co. as its financial advisor to review the company's strategic alternatives. Meridian's board retained Goldman Sachs because of its substantial experience in transactions similar to the merger, its familiarity with Meridian and the other factors described below under "-- Opinion of Meridian's financial advisor." Goldman Sachs has in the past acted on behalf of ProLogis and Security Capital and their respective affiliates as described below under "--Opinion of Meridian's financial advisor."

  At a meeting of Meridian's board of directors in Dallas on September 18, 1998, representatives of Goldman Sachs made a presentation to the Meridian board regarding various strategic alternatives. This presentation focused on four primary alternatives:

    (1) maintaining Meridian's existing growth and operating strategy,

    (2) embarking on a new strategy relying on a high degree of leverage, primarily through mortgaging Meridian's existing properties,

    (3) pursuing a "merger of equals" business combination, or

    (4) pursuing a "change of control" business combination which could take the form of an acquisition by a financial buyer or a merger with another real estate investment trust. During this meeting, the Meridian board of directors and its legal and financial advisors discussed the challenges and opportunities presented by each of the proposed alternatives.

  On the basis of the board's discussion and the Goldman Sachs presentation, Meridian's board of directors asked Goldman Sachs to explore Meridian's value in a "change of control" transaction by circulating an offering memorandum to a limited number of qualified parties and seeking non-binding expressions of interest from those parties. On September 28, 1998, Meridian engaged Goldman Sachs as its financial advisor to pursue a strategic business combination. On October 6, 1998, Goldman Sachs distributed offering memoranda to eight parties, including ProLogis.

  In addition to pursuing a "change of control" transaction, at the Meridian board's direction, Mr. Anderson resumed the discussions that started in March 1998 with "Company A," another publicly traded real estate investment trust, regarding a "merger of equals" transaction. Mr. Anderson met with representatives of Company A on September 9, September 24 and September 29, 1998 to discuss the companies' respective business plans, potential competitive advantages of the combined entity, management and social issues regarding a potential combination and the possibility of including a third company in the transaction. During this period, confidentiality letters were exchanged and Meridian and Company A shared relevant non-public financial and operating information. Finally, on October 7, 1998, Company A's financial advisor made a presentation to representatives of Meridian and Company A regarding the proposed transaction. Based upon the indicated value of Meridian shares in a merger with Company A and the responses to Goldman Sachs' solicitations of interest discussed below, these discussions were abandoned without any further meetings.

  On October 15, 1998, ProLogis engaged Merrill Lynch & Co. to act as its financial advisor in connection with its evaluation of the potential acquisition of Meridian. ProLogis' board retained Merrill Lynch because of its substantial experience in transactions similar to the merger, its familiarity with ProLogis and the other factors described below under "--Opinion of ProLogis' financial advisor." Merrill Lynch, in conjunction with ProLogis' internal due diligence personnel, prepared a comprehensive overview of Meridian, preliminary valuations of Meridian based on public comparables and cash flow analyses and a preliminary analysis of pro forma merger consequences. Merrill Lynch also analyzed the potential transaction from the perspective of ProLogis' significant competitors.

  On October 16, 1998, Meridian's board of directors decided to retain Prudential Securities Incorporated as a financial advisor and entered into an engagement letter with Prudential Securities on October 29, 1998. Meridian's board retained Prudential Securities based on its long standing relationship with Meridian and its reputation as a nationally recognized investment banking firm with experience advising clients in transactions similar to the merger and because of its familiarity with Meridian. Prudential Securities was the lead underwriter on Meridian's two public stock offerings in 1996 and was a co-lead manager on Meridian's public offering of preferred stock in June 1998. Prudential Securities has also advised Meridian's board of directors from time to time regarding other matters, including Meridian's acquisition of a substantial real estate portfolio from Ameritech in September 1997, for which it received normal and customary compensation. The Meridian board of directors decided to retain Prudential Securities after already having engaged Goldman Sachs because the directors believed that, based on Prudential Securities' experience and prior relationship with Meridian, Prudential Securities' advice would assist them in discharging their statutory duties to determine whether the merger was advisable and to act with due care.

  On October 22, 1998, Goldman Sachs received three formal expressions of interest. ProLogis offered to acquire Meridian in a stock-for-stock merger in which Meridian's common stockholders would receive ProLogis common shares having a value of $25.00. This amount was determined by ProLogis after consideration of the advice of Merrill Lynch. ProLogis' proposal was subject to the negotiation of definitive documentation, satisfactory completion of its due diligence review of Meridian and the approval of ProLogis' board of trustees.

  Two other parties, "Company B," a joint venture between a publicly traded real estate investment trust and a financial investor, and "Company C," another publicly traded real estate investment trust that owns primarily industrial properties, also submitted expressions of interest. Company B offered to acquire Meridian in an all-cash transaction in which Meridian's common stockholders would receive $26.00 per share. This offer was subject to the approval of the joint venture's financial partner and several contingencies that are more customary in a property or portfolio acquisition than in the acquisition of a public company. Company C offered to acquire Meridian in a merger in which Meridian's common stockholders would receive a combination of cash and Company C common stock having a value of between $25.00 and $27.00 per share. Company C's offer was subject to the negotiation of definitive documentation and satisfactory completion of its due diligence. Two other parties expressed an interest in portions of Meridian's portfolio but did not make offers for all or a substantial portion of the company. None of ProLogis' or Meridian's financial advisors represented any of the other bidders for Meridian.

  On October 26, 1998, Meridian's board of directors held a meeting in Dallas at which representatives of Goldman Sachs made a presentation regarding the three expressions of interest. Meridian's directors, management and representatives of Goldman Sachs also discussed the net asset value of Meridian's portfolio based on a range of capitalization rates. Finally, Meridian's board and its advisors discussed a variety of mechanisms for protecting Meridian's stockholders from a deterioration in an acquiror's stock price.

  A data room of Meridian due diligence material was established at the Dallas office of Vinson & Elkins L.L.P., Meridian's counsel. ProLogis and Company C and their respective representatives each visited the data room during the week of October 26. On October 29, copies of a form of merger agreement were sent to ProLogis, Company B and Company C. On October 30, Company B withdrew its proposal before the Meridian board convened to consider the proposal. On November 3, members of ProLogis management visited Meridian's offices in San Francisco, California, during which Meridian management presented an overview of Meridian, its business and its active transactions. During the meeting the parties discussed matters which had arisen during the course of ProLogis' due diligence review. On November 10, members of Meridian management visited Company C's offices for a presentation regarding Company C's operating strategy, its long-term business plan, financial statements and real estate portfolio, including interviews with key management personnel. On November 9, members of Meridian management visited ProLogis' offices in Aurora, Colorado, during which ProLogis management presented an overview of ProLogis, its business and its active transactions. During the meeting, the parties also discussed the status of ProLogis' due diligence review and issues that had arisen. From November 9 through 11, members of ProLogis' management team met with their financial and legal advisors, reviewed and commented on the proposed merger agreement and finalized the offer to Meridian.

  On November 12, Meridian received final offers from ProLogis and Company C. Mr. Lyons and Walter Rakowich, a managing director of ProLogis, presented the ProLogis bid in person to Mr. Anderson and Meridian's financial and legal advisors at Goldman Sachs' office in San Francisco. ProLogis' offer was to acquire Meridian in a merger in which each share of Meridian common stock would be entitled to receive consideration having a value of $24.50. In their final proposal, Company C offered to acquire Meridian in a stock-for-stock merger in which Meridian's common stockholders would receive Company C common stock having a value, based upon the then current price of Company C stock, that was less than the $24.50 value to be received in the ProLogis proposal. Company C's offer also did not include any protection against a decline in Company C's trading price.

  On November 13, Meridian's board of directors met in San Francisco to consider the two proposals. At the conclusion of an approximately six hour meeting, the Meridian board of directors approved the ProLogis proposal and the principal terms of the merger as set out in the comments to the draft merger agreement that ProLogis and its legal advisors provided to Meridian and its legal advisors. During the course of this meeting at the board's direction, Mr. Anderson made several telephone calls to Mr. Lyons regarding various components of the ProLogis proposal, including Meridian's and ProLogis' ability to obtain voting agreements from their respective major stockholders, the amount and structure of the cash component of the consideration to be received by Meridian's stockholders and the number of Meridian directors who would continue as trustees of the combined company.

  As a result of these conversations, ProLogis revised its offer to provide for a merger in which each share of Meridian stock would be converted into the right to receive consideration having a value of $25.00, consisting of 1.10 ProLogis common shares and up to $2.00 in cash if an average price of a ProLogis common share prior to the closing of the merger was less than $22.725 and Meridian requested that Security Capital agree to vote its ProLogis common shares in favor of the merger. Similarly, ProLogis requested that Prudential Real Estate agree to vote its shares of Meridian common stock in favor of the merger, and in the absence of such an agreement, that the termination fee be higher. Meridian agreed to use its reasonable best efforts to obtain a voting agreement from Prudential Real Estate.

  At the conclusion of the Meridian board meeting the principal terms of the merger having been agreed to by their respective boards, the management and representatives of Meridian and ProLogis agreed to negotiate and execute the definitive agreements. In a series of conference calls from November 14th through November 16th, senior management of both companies and their respective financial and legal advisors negotiated the terms of the definitive merger agreement, the voting agreement and the Meridian Refrigerated stock purchase agreement. See "The Merger Agreement" and "--Voting agreements."

  On November 16, Meridian's board of directors held a telephone meeting to approve the merger agreement and the merger. Representatives of Goldman Sachs delivered their opinion to the Meridian board that as of such date, and based upon and subject to the various qualifications and assumptions described therein, the consideration to be received by the holders of Meridian common stock in the merger was fair from a financial point of view to the holders of Meridian common stock. The directors discussed ProLogis' request that Prudential Real Estate enter into a voting agreement and agree to vote in favor of the merger. Meridian's board of directors was concerned about the request for a Prudential Real Estate voting agreement for two reasons. First, they realized that Prudential Real Estate was acting in a fiduciary capacity with respect to shares of Meridian common stock that it managed on behalf of several separate accounts, and therefore might be unwilling to agree to vote in favor of the merger before the Meridian stockholders meeting. Second, if Prudential Real Estate agreed to vote in favor of the merger, the Meridian board was concerned that it would be difficult for the remaining stockholders to vote down the merger if a holder of approximately 27.0% was committed to vote in favor of the merger. For these reasons, the Meridian board of directors proposed that the merger agreement provide that Meridian agree to pay a higher termination fee if Prudential Real Estate did not enter into a voting agreement and not provide that the execution of a voting agreement with Prudential Real Estate would be a condition to ProLogis' obligation to complete the merger.

  Meridian's board of directors reviewed and discussed the information presented by management and Meridian's legal advisors, together with the opinion presented by Goldman Sachs. At the conclusion of this discussion, Meridian's board of directors unanimously approved the merger and the merger agreement.

  On November 16, 1998, a special telephonic meeting of the ProLogis board was convened to consider the merger and the merger agreement. At this meeting, Merrill Lynch delivered its oral opinion that, as of such date, the consideration to be paid by ProLogis in the merger was fair, from a financial point of view, to ProLogis and the shareholders of ProLogis. After a review of the information presented by management and a review of the terms of the merger and merger agreement, the ProLogis board approved the merger and merger agreement and resolved to recommend the merger to ProLogis' shareholders.

  In early December 1998, ProLogis and Meridian and their respective legal advisors discussed several proposed amendments to the merger agreement. These amendments, which were technical in nature, were finalized on February 3, 1999 and approved by the ProLogis board and the Meridian board.

Reasons for the merger; Recommendations of the ProLogis board

  Prologis' board of trustees has determined that the terms of the merger and the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Prologis and its shareholders and recommends that Prologis shareholders vote for the approval of the merger.

 Positive factors considered by the ProLogis board

  In making its determination with respect to the merger, the ProLogis board considered the following material positive factors:

    (1) The merger will combine the assets of Meridian and ProLogis, strengthening the largest industrial real estate investment trust in the nation, which is focused on owning, managing, acquiring and developing distribution facilities in ProLogis' target logistics markets throughout the United States, Mexico and Europe. ProLogis is expected to have a pro forma total market capitalization of approximately $6.4 billion, based on the closing price of ProLogis shares on February 23, 1999 and the outstanding principal amount of indebtedness of the two companies on such date.

    (2) The board of trustees believes that the merger will result in a strong balance sheet for ProLogis. The post-merger pro forma ratio of total long-term debt to total long-term undepreciated book capitalization ratio is approximately 28.3%. In addition, the board of trustees believes that the merger will result in improved liquidity for ProLogis shareholders as a result of the increased total equity capitalization of the combined company and an increased trading volume of the securities of the combined company.

    (3) Approximately 98% of Meridian's assets are located in ProLogis' target markets, which allows ProLogis' experienced management team to spread its expertise over a broader asset base.

    (4) Similarities in Meridian and ProLogis assets are expected to create overhead savings and leasing and property management cost reductions. Management expects these savings and cost reductions to aggregate approximately $8.0 million on an annualized basis beginning in 1999.

    (5) The merger will give ProLogis increased market presence in key logistics markets. Forty-five percent of Meridian's assets are located in Los Angeles, Dallas and Chicago. After the merger, ProLogis will own assets totaling in excess of 38 million square feet in these key markets.

    (6) Meridian's refrigerated distribution facilities are located in markets ProLogis has targeted for its refrigerated business and are key strategic additions to ProLogis' refrigerated distribution network.

    (7) The combined company will have a diversified customer base, which the ProLogis board believes will further reduce ProLogis' exposure to large customers. The increase in ProLogis' customer base is expected to enhance ProLogis' position in markets it already serves.

    (8) Expanded customer relations will provide growth prospects through the expansion of a quality customer base. After the merger, ProLogis will have as customers 414 of ProLogis' targeted 1,000 largest users of distribution facilities worldwide. Additionally, 38 of ProLogis' current customers will become multi-market customers.

    (9) The opinion, analysis and presentation of Merrill Lynch described below, including the opinion to the effect that, as of the date of such opinion, and based upon and subject to the matters stated in such opinion, the consideration to be paid by ProLogis in the merger is fair, from a financial point of view, to ProLogis and the shareholders of ProLogis.

 Negative factors considered by the ProLogis board

  The ProLogis board also considered the matters described above under "Risk Factors" as well as the following potentially negative factors in its deliberations concerning the merger:

    (1) Because the exchange ratio is supplemented by cash consideration, ProLogis may have to distribute cash because of general fluctuations in the real estate investment trust market, which are not specifically related to ProLogis' financial results or ProLogis common shares.

    (2) Because the exchange ratio is fixed, the ProLogis common shares that ProLogis will be required to issue in the merger may have a greater value than the value contemplated at the time the merger was signed or at the time the average trading price for ProLogis common shares used to calculate the amount of any cash consideration to be received by Meridian common stockholders is determined because of increases in the market price of ProLogis common shares.

    (3) ProLogis shareholders will not maintain their current percentage ownership of ProLogis.

    (4) The substantial management time and effort that will be required to consummate the merger and to combine the operations of the two companies.

  In view of the wide variety of factors considered by the ProLogis board, the ProLogis board did not quantify or otherwise attempt to assign relative weights to the specific factors considered in making its determination. However, in the view of the ProLogis board, the potentially negative factors considered by it were not sufficient, either individually or collectively, to outweigh the positive factors considered by it in its deliberations relating to the merger.

Opinion of ProLogis' financial advisor

  Merrill Lynch was engaged by ProLogis to deliver to the board of trustees of ProLogis a fairness opinion to assist ProLogis in evaluating a strategic merger between Meridian and ProLogis.

  On November 16, 1998, Merrill Lynch delivered the Merrill Lynch opinion to the ProLogis board stating that, as of November 16, 1998, and based upon the assumptions made, matters considered and limits of review set forth therein, the consideration to be received by holders of Meridian common stock in accordance with the merger agreement was fair, from a financial point of view, to ProLogis and the holders of ProLogis common shares.

  The full text of the Merrill Lynch opinion, which sets forth assumptions made, matters considered and limits on the review undertaken, is attached to this joint proxy statement and prospectus as Annex B and is incorporated herein by reference. The description of the Merrill Lynch opinion set forth herein is qualified in its entirety by reference to the full text of the Merrill Lynch opinion. Shareholders are urged to read the opinion in its entirety. In the opinion of ProLogis, no events or significant changes in the information provided by ProLogis to Merrill Lynch have occurred.

  The Merrill Lynch opinion is addressed to the board of trustees of ProLogis and addresses only the fairness, from a financial point of view, of the merger consideration in the merger, does not address the merits of the underlying decision by ProLogis to engage in the merger and does not constitute, nor should it be construed as, a recommendation to any shareholder as to how such shareholder should vote at the special meeting. The exchange ratio and the merger consideration for the merger were determined on the basis of negotiations between ProLogis and Meridian and were approved by the board of trustees of ProLogis.

  In connection with the preparation of the Merrill Lynch opinion, Merrill Lynch, among other things:

    (1) reviewed publicly available business and financial information relating to ProLogis and Meridian which Merrill Lynch deemed to be relevant;

    (2) reviewed information, including financial forecasts, relating to the business, earnings, funds from operations, adjusted funds from operations, cash flow, assets, liabilities and prospects of ProLogis and Meridian furnished to Merrill Lynch by ProLogis and Meridian, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the merger furnished to Merrill Lynch by ProLogis and Meridian;

    (3) conducted discussions with members of senior management of ProLogis and Meridian concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the merger and the timing of the cost savings and related expenses and synergies expected to result from the merger;

    (4) reviewed the market prices and valuation multiples for ProLogis' common shares and Meridian's common stock and compared them with those of publicly traded companies that Merrill Lynch deemed relevant;

    (5) reviewed the results of operations of ProLogis and Meridian and compared them with those of publicly traded companies that Merrill Lynch deemed to be relevant;

    (6) compared the proposed financial terms of the merger with the financial terms of other transactions which Merrill Lynch deemed to be relevant;

    (7) participated in discussions and negotiations among representatives of ProLogis and Meridian and their financial and legal advisors;

    (8) reviewed the potential pro forma impact of the merger on ProLogis;

    (9) reviewed a draft dated November 15, 1998 of the merger agreement; and

    (10) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing the Merrill Lynch opinion, Merrill Lynch has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of ProLogis or Meridian or been furnished with any such evaluation or appraisal. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of ProLogis or Meridian. With respect to the financial forecast information and the timing of the cost savings and related expenses and synergies expected to result from the merger furnished to or discussed with Merrill Lynch by ProLogis or Meridian, Merrill Lynch has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of ProLogis' or Meridian's management as to the expected future financial performance of ProLogis or Meridian, as the case may be, and the timing of the cost savings and related expenses and synergies expected to result from the merger. Merrill Lynch has further assumed that the merger will qualify as a tax-free reorganization for United States federal and any applicable state income tax purposes. Merrill Lynch assumed that the merger will not change the real estate investment trust status of the pro forma entity, and that the final form of the merger agreement is substantially similar to the last draft thereof reviewed by Merrill Lynch.

  The Merrill Lynch opinion is necessarily based upon market, real estate, economic and other conditions as they exist and can be evaluated on, and on the information made available to Merrill Lynch as of, the date of the Merrill Lynch opinion. Merrill Lynch has assumed that, in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger or the timing of the cost savings and related expenses and synergies expected to result from the merger.

  At the meeting of the ProLogis board held on November 16, 1998, Merrill Lynch telephonically presented financial analyses that it had prepared accompanied by written materials in connection with the delivery of the Merrill Lynch opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at the Merrill Lynch opinion.

  Merrill Lynch reviewed ProLogis' offer for Meridian and, on the basis thereof and using publicly available share price information for the ProLogis common shares as of November 13, 1998, calculated an aggregate net offer value of $862.4 million. The aggregate net offer value consisted of $809.2 million of ProLogis common shares and $53.7 million in cash, less warrant proceeds of $11.7 million, plus Meridian common stock option cash out of $11.1 million. Using an estimation of Meridian's debt balances as of December 31, 1998 provided by Meridian's management, Merrill Lynch also calculated an aggregate transaction value of $1,502.9 million, which consisted of the aggregate net offer value plus estimated debt as of December 31, 1998 of $595.5 million, less an estimation of Meridian's cash balance as of December 31, 1998 of $5.0 million, plus liquidation value of perpetual preferred stock as of December 31, 1998 of $50.0 million. Merrill Lynch also calculated the offer price per share transaction multiples based on projections provided by Meridian's management of its funds from operations per share and funds from operations less recurring capital expenditures per share of 13.3x and 17.1x, respectively, for 1998 and 11.2x and 13.8x, respectively, for 1999.

 Valuation of Meridian

  Historical Trading Performance and Current Capitalization

  Merrill Lynch reviewed trading information for Meridian that it deemed relevant and, on the basis thereof, calculated its market value, market capitalization and trading multiples based on its stock price as of November 13, 1998 of $21.69. For this purpose, Merrill Lynch defined "total market capitalization" as the market value of Meridian's common equity, plus preferred shares at liquidation value, plus total debt plus minority interest less cash. Merrill Lynch then calculated the market value of Meridian as a multiple of projected funds from operations, based on mean estimates of funds from operations provided by First Call Corporation, a provider of real-time, commingled research, earnings estimates and corporate information, and funds from operations less recurring capital expenditures, based on estimates of funds from operations less recurring capital expenditures from analysts' reports from Merrill Lynch Equity Research. Meridian's funds from operations multiples for 1998 and 1999 were 10.9x and 9.7x, respectively, and the funds from operations less recurring capital expenditures multiples for 1998 and 1999 were 12.7x and 11.0x, respectively.

  Analysis of Selected Comparable Publicly Traded Companies

  Using publicly available information and estimates of future financial results published by First Call and information taken from Merrill Lynch Equity Research, Merrill Lynch compared financial and operating information and ratios for Meridian with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of industrial properties which Merrill Lynch deemed to be reasonably comparable to Meridian. For the purpose of its analyses, the following companies were used as comparable companies to
Meridian: AMB Property Corporation, Cabot Industrial Trust, CenterPoint Properties, Inc., ProLogis and Spieker Properties, Inc. Merrill Lynch selected the companies to be compared to ProLogis from public companies engaging in similar lines of business and of approximately similar size as ProLogis.

  Merrill Lynch's calculations resulted in the following relevant ranges for the companies found by Merrill Lynch to be comparable to Meridian and for Meridian as of November 13, 1998:

                                                        Trading Valuation
                                                            Multiples
                                                     --------------------------
                                                         Public
                                                      Comparables
                                                     ----------------
                                                     Low   Mean  High  Meridian
                                                     ----  ----  ----  --------
1998 projected funds from operations...............  11.3x 11.9x 13.0x   10.9x
1999 projected funds from operations ..............  10.0x 10.6x 11.4x    9.7x
1998 projected funds from operations less recurring
 capital expenditures..............................  12.9x 13.7x 15.1x   12.7x
1999 projected funds from operations less recurring
 capital expenditures..............................  11.6x 12.1x 13.1x   11.0x

  This analysis results in a per share valuation of between $18.83 and $25.31.

  None of the companies found by Merrill Lynch to be comparable to Meridian is, of course, identical to Meridian. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies found by Merrill Lynch to be comparable to

Meridian, and other factors that could affect the public trading volume of the companies found by Merrill Lynch to be comparable to Meridian, as well as that of Meridian. In addition, the multiples of market value to estimated 1998 and projected 1999 funds from operations and funds from operations less recurring capital expenditures for the companies found by Merrill Lynch to be comparable to Meridian are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

  Comparable Transactions Analysis

  For informational purposes, Merrill Lynch also compared financial ratios of the merger with those of other selected mergers and strategic transactions involving real estate investment trusts which Merrill Lynch deemed to be relevant. These transactions were Reckson/Crescent's proposed merger with Tower Realty Trust, Equity Office Properties Trust's merger with Beacon Properties, and Highwood Properties Trust's merger with Crocker Realty. In the absence of any comparable recent public merger transactions involving companies primarily engaged in the industrial property business, the transactions selected by Merrill Lynch were transactions involving companies primarily engaged in the office property business. While Merrill Lynch provided the board of trustees of ProLogis with information regarding these transactions, this information was presented to the board of trustees for illustrative purposes. Additionally, the Reckson/Crescent transaction analyzed by Merrill Lynch was not the transaction ultimately agreed to by the parties and the proposed transaction was never completed. Merrill Lynch advised the board of trustees to base its decision primarily upon the other valuation methodologies presented to the board of trustees and described in this joint proxy statement and prospectus.

  Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the premium of the implied offer value per share relative to the acquired company's stock price on the day before announcement of the respective transaction and the implied offer value per share for the acquired company, as of the day before the announcement of the respective transaction, as a multiple of the estimated funds from operations per share for such company for the current year, if the deal was announced in the first half of the year, or for the next year if the deal was announced in the second half of the year. This analysis resulted in the following relevant ranges for the transactions found by Merrill Lynch to be comparable to the merger:

                                                               Low   Mean  High
                                                               ----  ----  ----
      Premium to Market.......................................  7.3% 17.4% 28.3%
      Next Fiscal Year funds from operations.................. 10.3x 13.4x 15.5x

  Discounted Cash Flow Analysis

  Merrill Lynch performed discounted cash flow analyses, i.e., analyses of the present value of the projected levered cash flows for the periods using the discount rates indicated, of Meridian based upon projections provided by Meridian's management of its funds from operations for the years 1999 through 2003, inclusive, using discount rates reflecting an equity cost of capital ranging from 13.0% to 17.0% and terminal value multiples of calendar year 2003 funds from operations ranging from 10.5x to 12.5x. Based upon Meridian's projection of funds from operations per share for the years 1999 through 2003 and its projected terminal value multiples, the range of present values per share of Meridian common stock was $22.40 to $29.13.

  Net Asset Valuation Analysis

  Merrill Lynch performed a net asset valuation for Meridian based on an asset-by-asset real estate valuation of Meridian's properties, an estimation of the current value for Meridian's other assets and liabilities, and an estimation of Meridian's debt balances as of December 31, 1998. The real estate valuation utilized property specific projections prepared by Meridian's management for the calendar year 1999. No appraisals of the properties were performed in connection with Merrill Lynch's analysis. For the operating portfolio of Meridian, the valuation utilized the direct capitalization method on 1999 property net operating income and a capitalization rate range of 8.25% to 8.75%. This analysis results in a per share valuation of between $24.27 and $26.71.

 Valuation of ProLogis

  Historical Trading Performance and Current Capitalization

  Merrill Lynch reviewed trading information for ProLogis and, on the basis thereof, calculated its market value, market capitalization and trading multiples based on its share price as of November 13, 1998 of $21.31. For this purpose, Merrill Lynch defined "total market capitalization" as market value of ProLogis' common equity, plus preferred shares at liquidation value, plus total debt, less cash. Merrill Lynch then calculated the market value of ProLogis as a multiple of projected funds from operations, based on mean estimates of funds from operations provided by First Call and funds from operations less recurring capital expenditures, based on estimates of funds from operations less recurring capital expenditures from analysts' reports from Merrill Lynch Equity Research. ProLogis' funds from operations multiples for 1998 and 1999 were 11.9x and 10.6x, respectively, and the funds from operations less recurring capital expenditures multiples for 1998 and 1999 were 13.7x and 12.2x, respectively.

  Analysis of Selected Comparable Publicly Traded Companies

  Using publicly available information and estimates of future financial results published by First Call and taken from Merrill Lynch Equity Research, Merrill Lynch compared financial and operating information and ratios for ProLogis with the corresponding financial and operating information for a group of publicly traded companies engaged primarily in the ownership, management, operation and acquisition of industrial distribution facilities which Merrill Lynch deemed to be reasonably comparable to ProLogis. For the purpose of its analyses, the following companies were used as comparable companies to
ProLogis: AMB Property Corporation, Cabot Industrial Trust, CenterPoint Properties, Inc., Meridian and Spieker Properties, Inc. These companies were selected because they are publicly traded real estate investment trusts owning a substantial amount of industrial real estate.

  Merrill Lynch's calculations resulted in the following relevant ranges for the companies found by Merrill Lynch to be comparable to ProLogis and for ProLogis as of November 13, 1998:

                                                        Trading Valuation
                                                            Multiples
                                                     --------------------------
                                                         Public
                                                      Comparables
                                                     ----------------
                                                     Low   Mean  High  ProLogis
                                                     ----  ----  ----  --------
1998 projected funds from operations...............  10.9x 11.7x 13.0x   11.9x
1999 projected funds from operations...............   9.7x 10.4x 11.4x   10.6x
1998 projected funds from operations less recurring
 capital expenditures..............................  12.7x 13.5x 15.1x   13.7x
1999 projected funds from operations less recurring
 capital expenditures..............................  11.0x 11.9x 13.1x   12.2x

  This analysis results in a per share valuation of between $19.25 and $23.56.

  None of the companies found by Merrill Lynch to be comparable to ProLogis is, of course, identical to ProLogis. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies found by Merrill Lynch to be comparable to ProLogis, and other factors that could affect the public trading volume of the companies found by Merrill Lynch to be comparable to ProLogis, as well as that of ProLogis. In addition, the multiples of market value to estimated 1998 and projected 1999 funds from operations and funds from operations less recurring capital expenditures for the companies found by Merrill Lynch to be comparable to ProLogis are based on projections prepared by research analysts using only publicly available information. Accordingly, such estimates may or may not prove to be accurate.

  Comparable Transactions Analysis

  Merrill Lynch also compared financial ratios of the merger with those of other selected mergers and strategic transactions involving real estate investment trusts which Merrill Lynch deemed to be relevant. These transactions were Reckson/Crescent's proposed merger with Tower Realty Trust, Equity Office Properties Trust's merger with Beacon Properties, and Highwood Properties Trust's merger with Crocker Realty.

  Using publicly available information and estimates of financial results as published by First Call, Merrill Lynch calculated the premium of the implied offer value per share relative to the acquired company's stock price on the day before announcement of the respective transaction and the implied offer value per share for the acquired company, as of the day before the announcement of the respective transaction, as a multiple of the estimated funds from operations per share for such company for the current year, if the deal was announced in the first half of the year, or for the next year if the deal was announced in the second half of the year. This analysis resulted in the following relevant ranges for the ProLogis comparable transactions:

                                                               Low   Mean  High
                                                               ----  ----  ----
      Premium to Market.......................................  7.3% 17.4% 28.3%
      Next Fiscal Year funds from operations.................. 10.3x 1.34x 15.5x

  Discounted Cash Flow Analysis

  Merrill Lynch performed discounted cash flow analyses, i.e., analyses of the present value of the projected levered cash flows for the periods using the discount rates indicated, of ProLogis based upon projections provided by ProLogis' management of its funds from operations for the years 1999 through 2003, inclusive, using discount rates reflecting an equity cost of capital ranging from 13.0% to 17.0% and terminal value multiples of calendar year 2003 funds from operations ranging from 10.5x to 12.5x. Based upon ProLogis' projection of funds from operations per share for the years 1999 through 2003 and projected terminal value, the range of present values per common share of ProLogis was $21.06 to $27.52.

  Net Asset Valuation Analysis

  Merrill Lynch also performed a net asset valuation for ProLogis based on an asset-by-asset real estate valuation of ProLogis' properties, an estimation of the current values for ProLogis' other assets and liabilities, and an estimation of ProLogis' debt balances as of December 31, 1998. The real estate valuation utilized property specific projections prepared by ProLogis' management for the calendar year 1999. For the operating portfolio of ProLogis, the valuation utilized the direct capitalization method on 1999 property net operating income and a capitalization rate range of 8.00% to 8.75%. This analysis resulted in a per share valuation of between $21.22 and $24.34.

 Pro Forma Merger Consequences

  Implied Exchange Ratio Analysis--Comparative Valuations

  Merrill Lynch utilized the results of each of the following four valuation methodologies: Public Comparables; Acquisition Comparables; Discounted Cash Flow Analysis--Funds from Operations Method; and the Net Asset Valuation in order to calculate a range of implied exchange ratios for each method. This analysis yielded the following ranges:

                                                    Valuation Multiples
                                               -------------------------------
                                                Low   High   Exchange ratio(a)
                                               -----  -----  -----------------
Public Comparables............................ 0.942x 1.315x       1.100x
Acquisition Comparables....................... 0.734x 1.662x       1.100x
Discounted Cash Flow Analysis--Funds from
 Operations Method............................ 0.814x 1.384x       1.100x
Net Asset Valuation........................... 0.997x 1.259x       1.100x

--------
(a) Exchange ratio as set forth in the merger agreement.

  Pro Forma Combination Analysis

  Merrill Lynch analyzed the pro forma effects resulting from the merger, including the potential impact on ProLogis' projected stand-alone funds from operations per share and the anticipated accretion to ProLogis' funds from operations per share resulting from the merger. Merrill Lynch observed that, after giving effect to the timing of the cost savings and related expenses and synergies expected to result from the merger, the merger would be accretive to ProLogis' projected funds from operations per share in each of the years 1999 through 2003, inclusive.

  Capitalization

  In addition, Merrill Lynch compared ProLogis' projected book capitalization as of December 31, 1998 to its pro forma projected book capitalization as of December 31, 1998, after giving effect to the merger and based on projections of ProLogis' and Meridian's management, ProLogis' pro forma implied market capitalization as of December 31, 1998 after giving effect to the transaction. The projected total debt to implied market capitalization was 32.6%, 33.4% and 33.7% as of December 31, 1999, December 31, 2000 and December 31, 2001 on a pro forma basis, respectively.

  The summary set forth above does not purport to be a complete description of the analyses performed by Merrill Lynch in arriving at its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial or summary description. Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, could create a misleading view of the process underlying the Merrill Lynch opinion. In its analyses, Merrill Lynch made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond ProLogis', Meridian's and Merrill Lynch's control. Any estimates contained in Merrill Lynch's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

  The board of trustees of ProLogis selected Merrill Lynch to render a fairness opinion because Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with ProLogis and its business. Merrill Lynch is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

  Pursuant to a letter agreement dated November 12, 1998, ProLogis agreed to pay Merrill Lynch a fee of $3.85 million which is contingent upon consummation of the merger. In addition, ProLogis agreed to indemnify Merrill Lynch and related persons against liabilities arising out of or in conjunction with its rendering of services under such letter agreement, including liabilities under federal securities laws.

  Merrill Lynch has, in the past, provided financial advisory and financing services to ProLogis and may continue to do so and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade in the securities of ProLogis or Meridian for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Reasons for the merger; Recommendations of the Meridian board

  Meridian's board of directors has determined that the terms of the merger and the merger agreement are advisable and fair to, and that the merger is in the best interests of, Meridian and its stockholders and recommends that Meridian stockholders vote for the approval of the merger.

  In considering the recommendation of Meridian's board with respect to the merger, Meridian stockholders should be aware that John S. Moody and Kenneth N. Stensby, two members of the Meridian board, will become trustees of ProLogis following consummation of the merger and one of Meridan's directors, Allen J. Anderson, may become entitled to severance benefits as a result of the merger. Therefore, such directors have interests in the merger that are different than, or in addition to, the interests of stockholders of Meridian generally. The Meridian board was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. See "--Interest of Meridian directors, officers and significant stockholders."

  In its deliberations with respect to the merger and the merger agreement, the Meridian board consulted with Meridian's management and the financial and legal advisors to Meridian. The factors considered by the Meridian board include those enumerated below. While all of these factors were considered by the Meridian board, the Meridian board did not make determinations with respect to each such factor. Rather, the Meridian board made its judgment with respect to the merger and the merger agreement based on the total mix of information available to it, and the judgments of individual directors may have been influenced to a greater or lesser degree by their individual views with respect to different factors.

  Positive factors considered by the Meridian board

  The factors considered by the Meridian board in evaluating the merger and the merger agreement included the following:

    (1) its knowledge of the business, operations, assets, properties, operating results and financial condition of Meridian;

    (2) Meridian's strategic alternatives, including the prospects of positioning Meridian for the future and restoring and enhancing long-term stockholder value by remaining an independent company or by effecting a strategic business combination with another company;

    (3) information concerning Meridian's prospects as an independent company;

    (4) information concerning the financial position, results of operations, businesses, competitive position and prospects of a business combination with each of ProLogis, Company A and Company C;

    (5) the philosophies of the managements of each of ProLogis, Company A and Company C, and the similarity of those with that of Meridian's management;

    (6) the extensive information developed during the period of the solicitation process discussed under "--Background of the merger" with respect to ProLogis, Company A and Company C, as well as the extensive and inclusive nature of the solicitation process itself;

    (7) specifically, with respect to a business combination with ProLogis:

      (A) the exchange ratio and recent trading prices for shares of Meridian common stock and ProLogis common shares;

      (B) the opportunity for the stockholders of Meridian to receive a premium over the market price for their Meridian common stock immediately prior to announcement of the merger agreement; the exchange ratio implied a premium of $3.8125, or 18.0%, over the closing market price per share of Meridian common stock on November 16, 1998 based on the closing market price of $21.1875 for ProLogis common shares on the same day;

      (C) the anticipated positive effects of the merger on Meridian stockholders through their ownership of stock in a combined company that will likely have greater stability and strength due to its increased number of target markets, and a more diversified customer base, thereby reducing the adverse impact of regional economic cycles and the relative significance of any individual customer, its expected cost savings and synergies expected to result from the consolidation of Meridian's and ProLogis' stand-alone operations, and its expected increased flexibility and leverage in financing activities;

      (D) the terms of the merger agreement, which provide for reciprocal representations and warranties, conditions to closing and rights to termination, and balanced rights and obligations as discussed under "The Merger Agreement";

      (E) the tax treatment of the merger; and

      (F) the numerous presentations made by Goldman Sachs to the Meridian board during the solicitation process and the oral opinion of Goldman Sachs rendered to the Meridian board on November 16, 1998 that as of such date, and based on and subject to the various qualifications and assumptions described therein, the consideration to be received in the merger by Meridian common stockholders was fair from a financial point of view, to the holders of Meridian common stock. See "--Opinion of Meridian's financial advisor."

  Negative factors considered by the Meridian board

  Meridian's board of directors also considered the following potentially negative factors in its deliberations concerning the merger:

    (1) the risk that the benefits sought in the merger would not be obtained,

    (2) the risk of a decline in the trading price for ProLogis common shares and its effect on the value to be received by Meridian's common stockholders,

    (3) the risk that a decline in the trading price of ProLogis common shares could result in the value of the consideration received by Meridian stockholders being less than the net asset value of Meridian's assets,

    (4) the risk that the merger would not be completed,

    (5) the effect of the public announcement of the merger on Meridian's ability to retain employees and on the trading price of Meridian's common stock,

    (6) the substantial management time and effort that will be required to complete the merger and integrate the operations of the two companies,

    (7) the impact of the merger on Meridian personnel, and

    (8) other matters described under "Risk Factors" on pages 22 to 29.

  In the judgment of the Meridian board of directors, the potential benefits of the merger to Meridian's stockholders clearly outweighed the risks inherent in the transaction.

Opinion of Meridian's financial advisor

  At the November 16, 1998 meeting of the Meridian board of directors, Goldman Sachs rendered its oral opinion, which was subsequently confirmed by a written opinion dated the same date, that as of such date, and based upon and subject to the various qualifications and assumptions described therein, the consideration to be received by the holders of Meridian common stock in the merger is fair from a financial point of view to the holders of Meridian common stock.

  The full text of the written opinion of Goldman Sachs dated November 16, 1998 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion is attached as Annex C to this joint proxy statement and prospectus and is incorporated herein by reference. Holders of Meridian common stock are urged to, and should, read such opinion in its entirety. Goldman Sachs' opinion is addressed to the Meridian board and addresses only the fairness to the holders of Meridian common stock of the merger consideration and does not constitute a recommendation to any holder of Meridian common stock as to how such holder should vote with respect to the merger.

  In connection with its opinion, Goldman Sachs reviewed, among other things,

  . the merger agreement;

  . the Security Capital voting agreement;

  . the Annual Reports to Stockholders and Annual Reports on Form 10-K of
    Meridian for each of the two years ended December 31, 1996 and 1997 and in the case of ProLogis for each of the four years in the four-year period ended December 31, 1997;

  . interim reports to shareholders and Quarterly Reports on Form 10-Q of Meridian and ProLogis;

  . other communications from Meridian and ProLogis to their respective shareholders; and

  . internal financial analyses and forecasts for Meridian and ProLogis prepared by their respective managements, including the projected cost savings and operating synergies projected by the management of Meridian resulting from the merger.

  Goldman Sachs also held discussions with members of the senior management of Meridian and ProLogis regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Meridian common stock and the ProLogis common shares, compared financial and stock market information for Meridian and ProLogis with similar information for other companies, the securities of which are publicly traded, reviewed the financial terms of recent business combinations in the real estate industry specifically and performed such other studies and analyses as it considered appropriate.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and has assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with Meridian's consent, that the projected cost savings and operating synergies projected by the management of Meridian resulting from the merger were reasonably prepared on a basis reflecting the best currently available judgments and estimates of the management of Meridian. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Meridian or ProLogis or any of their subsidiaries and Goldman Sachs was not furnished with any such evaluation or appraisal. The opinion referred to herein was provided for the information and assistance of Meridian's board of directors in connection with its consideration of the merger and such opinion does not constitute a recommendation as to how any holder of Meridian common stock should vote with respect to such transaction.

  The following is a summary of the principal financial analyses used by Goldman Sachs in connection with providing its written opinion, dated November 16, 1998, to the Meridian board.

 Contribution Analysis

  Goldman Sachs reviewed estimated future financial information for Meridian, ProLogis and the pro forma combined entity resulting from the merger including the projected cost savings and operating synergies projected by the management of Meridian resulting from the merger, including:

  . estimated 1998 and 1999 net operating income, adjusted to eliminate the effect of leverage;

  . estimated 1998 and 1999 earnings before interest, income taxes, depreciation and amortization, adjusted to eliminate the effect of leverage;

  . estimated 1998 and 1999 funds from operations; and

  . estimated 1998 and 1999 funds available for distribution.

  These analyses indicated the following contributions by Meridian to the combined company for the following periods and implied exchange ratios based on such contributions:

                                            1998                  1999
                                    --------------------- ---------------------
                                      Meridian              Meridian
                                    Contribution Implied  Contribution Implied
                                    to Combined  Exchange to Combined  Exchange
                                      Company     Ratio     Company     Ratio
                                    ------------ -------- ------------ --------
Net operating income..............     22.2%      1.17x      21.4%      1.09x
Earnings before interest, income
 taxes, depreciation and
 amortization.....................     21.9%      1.14x      21.3%      1.08x
Funds from operations.............     21.4%      1.10x      22.4%      1.17x
Funds available for distribution..     20.2%      1.03x      22.0%      1.15x

 Comparable Companies Analysis

  Goldman Sachs reviewed and compared financial information relating to Meridian to corresponding financial information for the following publicly traded real estate investment trusts: CenterPoint Properties Trust, AMB Property Corporation, ProLogis, Cabot Industrial Trust, Weeks Corporation, EastGroup Properties, Inc. and First Industrial Realty Trust. These companies were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to Meridian. Like Meridian, each of these companies is a publicly traded real estate investment trust that owns a substantial amount of industrial real estate. The financial information for Meridian and these companies was based on the most recent publicly available information, on information supplied by Institutional Brokers Estimates System and on the closing market prices on November 13, 1998. Institutional Brokers Estimates System is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Goldman Sachs' analyses indicated the following with respect to the companies found by Goldman Sachs to be comparable to Meridian and Meridian:

                                                            Selected Companies
                                                           --------------------
                                                  Meridian     Range      Mean
                                                  -------- -------------- -----
1997 funds from operations multiple*............   12.5x    9.9x to 15.5x 12.9x
Estimated 1998 funds from operations multiple*..   11.0x    8.5x to 13.0x 10.9x
Estimated 1999 funds from operations multiple*..    9.7x    7.7x to 11.4x  9.7x
Estimated 1997-1999 compound annual growth
 rates..........................................   13.8%   10.1% to 23.7% 15.1%
Estimated 1999 funds from operations to growth
 rate multiple*.................................   0.70x   0.42x to 0.86x 0.67x

--------
   *Based on November 13, 1998 closing prices.

 Selected Transactions Analysis

  Goldman Sachs analyzed information relating to selected transactions in the public real estate investment trust industry since 1995. Goldman Sachs' analyzed:

  . the premium or discount of the implied offer price to the target stock price on the trading day before the particular selected transaction was announced,

  . the premium or discount of the implied offer price to the average target stock price over the 60 trading days before the particular selected transaction was announced,

  . the transaction funds from operations multiple, based on the implied offer price as a multiple of the target funds from operations estimate at the announcement date, and

  . the transaction funds from operations multiple as a percentage of the acquiring company's funds from operations multiple for the particular selected transaction.

  These analyses indicated the following with respect to the merger and the selected transactions:

                                                      Selected Transactions
                                                   ----------------------------
                                 Meridian/ProLogis      Range      Mean  Median
                                 ----------------- --------------- ----- ------
The premium or discount of the
implied offer price to the
target stock price on the
trading day before the
particular selected transaction
was announced..................        15.3%       -0.9% to 28.4%   9.2%  9.0%
The premium or discount of the
implied offer price to the
average target stock price over
the 60 trading days before the
particular selected transaction
was announced..................        20.0%       -6.5% to 33.6%  10.3% 12.3%
The transaction funds from
operations multiple, based on
the implied offer price as a
multiple of the target funds
from operations estimate at the
announcement date..............        11.2x        6.7x to 15.6x  11.3x 11.6x
The transaction funds from
operations multiple as a
percentage of the acquiring
company's funds from operations
multiple for the particular
selected transaction...........       104.7%       73.5% to 109.8% 96.2% 98.4%

 Historical Exchange Ratio Analysis

  Goldman Sachs analyzed the implied exchange ratios of Meridian common stock and ProLogis common shares based on a comparison of historical average prices for Meridian common stock and ProLogis common shares over a 12 month period from November 13, 1997 to November 13, 1998 and calculated the implied transaction premiums over the implied historical exchange ratios of Meridian common stock and ProLogis common shares for the periods set forth below, based on the closing share prices and weighted averages as of or through November 13, 1998 and an exchange ratio of 1.10x for the merger, excluding the cash portion, if any.

      Period                                         Implied Transaction Premium
      ------                                         ---------------------------
      90 days ended November 13, 1998...............            17.0%
      180 days ended November 13, 1998..............            17.0%
      365 days ended November 13, 1998..............            12.2%

 Sensitivity Analysis
  Goldman Sachs performed a sensitivity analysis based on different synergy assumptions for the combined company. This analysis assumed:

    (1) the Institutional Brokers Estimates System estimated stand alone 1999 funds from operations for Meridian of $2.24 per share,

    (2) the Institutional Brokers Estimates System estimated stand alone 1999 funds from operations for ProLogis of $2.00 per share,

    (3) $15.3 million of transaction costs and $16.2 million of change of control costs, based on Meridian management projections,

    (4) financing costs of 120 basis points over 1 month LIBOR, all-in rate of 6.92%, and

    (5) per share merger consideration of $25.00 for each share of Meridian common stock, consisting of $23.44 of ProLogis common shares and $1.56 in cash.

  Goldman Sachs' analysis indicated that,

  (1) assuming synergies of $14.0 million for the combined entity:

    . the pro forma combined company would have an estimated funds from operations accretion in 1999 of $0.05 per share, or 2.7%, compared to estimated stand alone 1999 ProLogis funds from operations,

    . the pro forma combined company would have an estimated funds from operations accretion in 1999 of $0.02 per share, or 0.85%, compared to estimated stand alone 1999 Meridian funds from operations and

    . the proportion of pro forma debt of the combined company to the pro forma total market capitalization of the combined company would be 31.4%;

  (2) assuming synergies of $11.2 million for the combined company:

    . the pro forma combined company would have an estimated funds from operations accretion in 1999 of $0.04 per share, or 1.9%, compared to estimated stand alone 1999 ProLogis funds from operations,

    . the pro forma combined company would have an estimated funds from operations accretion in 1999 of $0.00 per share, or 0.08%, compared to estimated stand alone 1999 Meridian funds from operations and

    . the proportion of pro forma debt of the combined company to the pro forma total market capitalization of the combined company would be 31.6%;

  (3) assuming synergies of $8.4 million for the combined company:

    . the pro forma combined company would have an estimated funds from operations accretion in 1999 of $0.02 per share, or 1.1%, compared to estimated stand alone 1999 ProLogis funds from operations,

    . the pro forma combined company would have an estimated funds from operations dilution in 1999 of $0.02 per share, or 0.69%, compared to estimated stand alone 1999 Meridian funds from operations and

    . the proportion of pro forma debt of the combined company to the pro forma total market capitalization of the combined company would be 31.7%;

  (4) assuming synergies of $5.6 million for the combined entity:

    . the pro forma combined company would have an estimated funds from operations accretion in 1999 of $0.01 per share, or 0.3%, compared to estimated stand alone 1999 ProLogis funds from operations,

    . the pro forma combined company would have an estimated funds from operations dilution in 1999 of $0.03 per share, or 1.46%, compared to estimated stand alone 1999 Meridian funds from operations and

    . the proportion of pro forma debt of the combined company to the pro forma total market capitalization of the combined company would be 31.9%; and

  (5) assuming synergies of $2.8 million for the combined company:

    . the pro forma combined company would have an estimated funds from operations dilution in 1999 of $0.01 per share, or 0.5%, compared to estimated stand alone 1999 ProLogis funds from operations,

    . the pro forma combined company would have an estimated funds from operations dilution in 1999 of $0.05 per share, or 2.23%, compared to estimated stand alone 1999 Meridian funds from operations and

    . the proportion of pro forma debt of the combined company to the pro forma total market capitalization of the combined company would be 32.0%.

  Goldman Sachs' analysis further indicated that, based on the assumptions described above, Meridian stockholders would hold 21.3% of the shares outstanding of the pro forma combined company.

 Net Asset Value Analysis

  Goldman Sachs estimated the net asset value per share for Meridian common stock as of year-end 1998 by subtracting outstanding debt and other liabilities from gross value, where gross value was based on Meridian's projected core portfolio net operating income of $126 million at capitalization rates ranging from 8.75% to 9.25% plus the estimated year-end 1998 value of other assets.

  These analyses indicated the following estimated net asset values of Meridian common stock:

                                               Estimated Net Asset Value of
      Capitalization Rate                      Meridian Common Stock at 12/31/98
      -------------------                      ---------------------------------
      8.75%................................... $26.16
      9.00%................................... $24.99
      9.25%................................... $23.88

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Meridian or ProLogis or the merger. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Meridian board of directors as to the fairness, from a financial point of view, of the consideration to be received in the merger to the holders of Meridian common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts or future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Meridian, ProLogis, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Meridian board of directors was one of many factors taken into consideration by the Meridian board of directors in making its determination to approve the merger agreement and the merger. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex C hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Meridian board of directors selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger and because of Goldman Sachs' familiarity with Meridian. Goldman Sachs is familiar with Meridian, having acted as its financial advisor in connection with, and having participated in some of the negotiations leading to, the merger agreement, as well as having acted as:

  . lead-managing underwriter of a public offering of its 8.75% Series D cumulative redeemable preferred stock in June 1998 and

  . co-managing underwriter of an offering of $160 million of 7.25% and 7.30%
    Unsecured Notes due 2007 and 2009 in November 1997.

Goldman Sachs is also familiar with ProLogis, having acted as its financial advisor in connection with the acquisition of ProLogis' real estate investment trust manager and property manager in September 1997, and having acted in connection with the public offering of securities as:

  . lead managing underwriter of an offering of $274.5 million of common shares in October 1994,

  . lead managing underwriter of an offering of $135 million of Series A cumulative redeemable preferred shares of beneficial interest in June 1995,

  . lead managing underwriter of an offering of $100 million 7.81% Medium-
    Term Notes-Series A, due 2015, in February 1997,

  . lead managing underwriter of an offering of $100 million of 7.625% Notes due 2017 in July 1997,

  . lead managing underwriter of an offering of $125 million of 7% Notes due
    2003 in October 1998 and

  . lead-managing underwriter of an offering of $250 million of 7.05% Notes due 2006 in July 1998.

Goldman Sachs is providing and may continue to provide investment banking services to ProLogis in the future. Goldman Sachs is also a placement agent under ProLogis' medium-term note program. In addition, Goldman Sachs is familiar with Security Capital, which has an equity investment in ProLogis, having rendered significant investment banking services to Security Capital and its affiliates from time to time, including having acted as principal, and Goldman Sachs is providing and may continue to provide investment banking services or act as principal in transactions with Security Capital and its affiliates in the future.

  Goldman Sachs provides a full range of financial, advisory and security services and in the course of its normal trading activities may from time to time effect transactions and hold securities, including derivative securities, of Meridian, ProLogis or Security Capital for its account and for the accounts of customers.

  Pursuant to a letter agreement dated September 28, 1998, the Meridian board of directors engaged Goldman Sachs as its financial advisor and to render an opinion with respect to the fairness of the financial consideration to be received by holders of Meridian common stock. Pursuant to the terms of the Goldman Sachs engagement letter, Meridian has agreed to pay Goldman Sachs a fee of 0.70% of the total consideration paid for Meridian's equity securities, including amounts paid to holders of options, warrants and convertible securities, plus the principal amount of all indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of Meridian prior to the consummation of the merger. Meridian has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against liabilities it incurs, including liabilities under the federal securities laws.

Interests of Meridian directors, officers and significant stockholders

 Allen J. Anderson, Milton K. Reeder and Dennis G. Higgs together own all of the Class A common stock and Jurgen Spaethe owns all of the Class B non-voting common stock of Meridian Refrigerated, Inc., an entity in which Meridian owns substantially all of the economic interest. At or prior to the merger, ProLogis Logistics Services Incorporated, an entity in which ProLogis owns a substantial majority of the economic interest, will purchase all of the Class A common stock of Meridian Refrigerated, Inc. In connection with this transaction, the common shareholders of Meridian Refrigerated, Inc., other than Mr. Spaethe who is the president and chief executive officer of Meridian Refrigerated, Inc., will receive an aggregate of approximately $513,000 in cash for their shares, for which such persons paid an aggregate of approximately $455,000, and Mr. Spaethe will receive approximately $150,000 in cash for his shares.

  The merger will qualify as a change in control for purposes of the Meridian severance agreements and the Meridian officers will be entitled to receive cash severance payments if Meridian, or the surviving entity, terminates an officer's employment within 18 months following the change in control or the officer terminates his own employment within six months following the change in control. The definition of a change in control includes a merger in which the holders of Meridian common stock and other voting securities prior to the merger cease to hold at least 50% of the common stock and other voting securities of the company created by the merger. In addition, each of such persons will be entitled to receive an amount necessary to pay applicable excise taxes to which such person would be subject as a result of these payments and any other taxable income recognized as a result of the change of control.

  The following table summarizes the maximum severance payments to which officers of Meridian would be entitled:

                                                                     Amount of
           Name and Title                                             Payment
           --------------                                            ----------
      Allen J. Anderson............................................. $1,240,000
      Chairman and Chief Executive Officer
      Milton K. Reeder.............................................. $  900,000
      Chief Financial Officer
      Dennis D. Higgs............................................... $  860,000
      Executive Vice President
      Peter D. Harmon............................................... $  270,000
      Vice President
      Timothy B. Keith.............................................. $  240,000
      Vice President--Regional
      All officers as a group
       (8 persons).................................................. $4,104,250

  On August 19, 1998, the compensation committee of the Meridian board of directors and the Meridian board of directors approved a re-pricing of the exercise price of outstanding stock options to $21.125. These options had been granted to the directors and to officers and employees of Meridian in 1997 and 1998 at exercise prices ranging from $22.00 to $25.625 per share with ten year terms. Although the Meridian board was unwilling to unconditionally reset the exercise price of such options, the board believed that a reset of the exercise price contingent upon a change of control would be beneficial to the stockholders of Meridian. Because the Meridian board expected that the majority of its employees would not be offered positions in a business combination that resulted in a change in control of Meridian, the board believed such a repricing would provide an incentive to the management of Meridian to support a change of control which would be in the best interests of the Meridian stockholders.

                                                                                               Length of
                                        Number of                                              Original
                                        Securities    Market Price      Exercise              Option Term
                                        Underlying     of Stock at      Price at       New     Remaining
                                         Options         Time of         Time of    Exercise  at Date of
            Name                Date   Repriced (#) Repricing ($) (1) Repricing ($) Price ($)  Repricing
            ----                ----   ------------ ----------------- ------------- --------- -----------
Allen J. Anderson............  8/19/98    70,000         21.125           22.00      21.125    8.5 years
Chief Executive Officer
                               8/19/98   300,000         21.125          25.1875     21.125    9.5 years
Brian R. Barringer...........  8/19/98    50,000         21.125          25.1875     21.125    9.5 years
Vice President
Robert A. Dobbin.............  8/19/98    10,000         21.125           22.00      21.125    8.5 years
Secretary and General Counsel  8/19/98    25,000         21.125          25.1875     21.125    9.5 years
Peter B. Harmon..............  8/19/98    15,000         21.125           22.00      21.125    8.5 years
Vice President--Regional       8/19/98     2,500         21.125          23.125      21.125   8.75 years
Director                       8/19/98    20,000         21.125          25.1875     21.125    9.5 years
Dennis D. Higgs..............  8/19/98    45,000         21.125           22.00      21.125    8.5 years
Executive Vice President and   8/19/98   210,000         21.125          25.1875     21.125    9.5 years
Chief Investment Officer
Timothy B. Keith.............  8/19/98    10,000         21.125           22.00      21.125    8.5 years
Vice President--Regional       8/19/98    55,000         21.125          25.1875     21.125    9.5 years
Director
Milton K. Reeder.............  8/19/98    45,000         21.125           22.00      21.125    8.5 years
President and Chief Financial  8/19/98   215,000         21.125          25.1875     21.125    9.5 years
Officer
Greg Skirving (2)............  8/19/98    11,351         21.125          25.1875     21.125    9.5 years
Senior Vice President--
National Marketing
James Suarez.................  8/19/98    10,000         21.125           22.00      21.125    8.5 years
Vice President--Finance        8/19/98    25,000         21.125          25.1875     21.125    9.5 years

--------
(1) Reflects the closing price of Meridian common stock on August 18, 1998.
(2) Mr. Skirving is no longer an employee of Meridian.

  All of Meridian's outstanding stock options, including the 130,020 options held by Meridian's independent directors, will vest and become fully exercisable upon the closing of the merger.

  On August 18, 1998, in connection with the Meridian board of directors' analysis of Meridian's strategic alternatives, the Meridian board authorized grants of restricted common stock to Messrs. Anderson, Reeder and Higgs, Robert
A. Dobbin, Meridian's general counsel, and Timothy B. Keith, a vice president and regional director of Meridian in the amounts of 110,000 shares, 70,000 shares, 70,000 shares, 15,000 shares and 17,000 shares, respectively. These restricted stock grants will vest and the restrictions will lapse upon the closing of the merger.

  If the merger is completed, John S. Moody and Kenneth N. Stensby, two of the current members of Meridian's board, will become trustees of ProLogis. These directors of Meridian will continue as trustees of ProLogis after the merger and will be granted options to acquire 2,000 common shares of ProLogis pursuant to the ProLogis Share Option Plan for outside Trustees at the first annual meeting following their appointment to the ProLogis board and will be compensated for their services as trustees and granted annual options during their tenure as trustees. These persons will receive benefits that will not be shared by other stockholders of Meridian generally.

  Prudential Securities Incorporated, an affiliate of Prudential Real Estate, Meridian's largest stockholder, will be entitled to a fee of $1 million in connection with its services to Meridian as a financial advisor in connection with the merger.

Voting agreements

  Concurrently with the execution of the merger agreement, Meridian and Security Capital entered into a voting agreement which requires that, subject to its terms and conditions, Security Capital vote all ProLogis common shares beneficially owned by it in favor of the merger.

  Under the voting agreement, Security Capital may not, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of its ProLogis common shares, unless subsequent holders of the ProLogis common shares expressly agree to be bound by the voting agreement.

  The voting agreement terminates upon the earlier of the termination of the merger agreement or the effective time of the merger.

  Additionally, Meridian has agreed to use its reasonable best efforts to cause Prudential Real Estate to enter into a written voting agreement with ProLogis having the same terms as the Security Capital Group voting agreement. If the Prudential Real Estate voting agreement is obtained, the termination fee applicable to Meridian under the merger agreement will be reduced from $40 million to $25 million. Prior to and immediately following the execution of the merger agreement, Allen Anderson, Meridian's chief executive officer, and Messrs. Brooksher and Lyons, co-chairmen of ProLogis, each met separately with representatives of Prudential Real Estate to discuss the voting agreement. Prudential Real Estate did not agree to enter into a voting agreement at that time but indicated that it would consider such an agreement. As of the date of this joint proxy statement and prospectus, no such agreement has been entered into.

Material federal income tax consequences

  The following is a summary of the material U.S. federal income tax consequences of the merger of Meridian with and into ProLogis. The discussion below under "--Tax treatment of Meridian and ProLogis" is accurate in all material respects as to matters of law and legal conclusions and, to the extent such discussion constitutes matters of law or legal conclusions, it is based on the opinion of each of Mayer, Brown & Platt and Vinson & Elkins L.L.P. This summary is based upon the current provisions of the Internal Revenue Code of 1986, as amended, its legislative history, Treasury regulations, administrative pronouncements and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not purport to be a complete discussion of all U.S. federal income tax consequences relating to the merger. This summary does not address the tax consequences of the merger under state, local or non-U.S. tax laws. In addition, this summary may not apply, in whole or in part, to particular categories of ProLogis or Meridian shareholders, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations, investment companies, foreign taxpayers, individuals who received ProLogis common shares or Meridian common stock pursuant to stock options, restricted stock programs or in other compensatory transactions, and other special status taxpayers. Finally, a tax ruling from the Internal Revenue Service has not been requested with respect to the merger or the other transactions described herein, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. This summary is included for general information only. All ProLogis and Meridian shareholders are urged to consult their tax advisors to determine the specific tax consequences of the merger, including any state, local and non-U.S. tax consequences.

 Tax treatment of Meridian and ProLogis

  In the opinion of each of Mayer, Brown & Platt and Vinson & Elkins L.L.P., based on factual representations of Meridian and ProLogis, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986 and each of Meridian and ProLogis will be a party to such merger within the meaning of Section 368(b) of the Internal Revenue Code of 1986. The discussion below assumes that the merger will be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Service Code of 1986.

  In the opinion of Mayer, Brown & Platt, based on factual representations of Meridian and ProLogis, no income, gain or loss will be recognized by ProLogis as a result of the merger. In the opinion of Vinson & Elkins L.L.P., based on factual representations of Meridian and ProLogis, no income gain or loss will be recognized by Meridian as a result of the merger.

  In the opinion of Mayer, Brown & Platt, based on factual representations of Meridian and ProLogis, no income, gain or loss will be recognized by a holder of ProLogis common shares as a result of the merger. The tax basis and holding period of the ProLogis common shares owned by a holder will not change as a result of the merger.

 Receipt of ProLogis common shares and Series E preferred shares in exchange for Meridian common and preferred stock

  In the opinion of Vinson & Elkins L.L.P., based on factual representations of Meridian and ProLogis, no income, gain or loss will be recognized by a holder of Meridian common stock or Meridian Series D cumulative redeemable preferred stock who, pursuant to the merger, receives ProLogis common shares or ProLogis Series E preferred shares, as the case may be, in exchange for all of such holder's Meridian common stock or Meridian Series D cumulative redeemable preferred stock, except to the extent of cash consideration received. The tax basis of the ProLogis common shares or ProLogis Series E preferred shares, as the case may be, received by a holder in such exchange, will be equal to the tax basis of the Meridian common stock or Meridian Series D cumulative redeemable preferred stock surrendered in exchange therefor, decreased by the amount of cash received by such holder and increased by any amount treated as a dividend in the exchange or the amount of any gain recognized in the exchange. The holding period of the ProLogis common shares or ProLogis Series E preferred shares received will include the holding period of Meridian common stock or Meridian Series D cumulative redeemable preferred stock surrendered in exchange therefor, provided that such shares were held as capital assets of the holder at the effective time.

 Treatment of cash consideration

  Pursuant to the merger, ProLogis may pay cash consideration of up to $2.00 per share to the holders of Meridian common stock if the value of the ProLogis common shares multiplied by 1.10 is less than $25.00. In general, a holder of Meridian common stock who exchanges Meridian common stock for cash consideration and ProLogis common shares will recognize capital gain or dividend income with respect to the cash consideration received to the extent of such holder's gain realized in the merger or such holder's allocable share of earnings and profits, as applicable. The determination of whether such a holder will recognize capital gain or dividend income will be made by reference to the rules of Sections 356(a)(2) and 302 of the Internal Revenue Code of 1986. Under Section 356(a)(2) of the Internal Revenue Code of 1986, each holder of Meridian common stock will be treated for tax purposes as if such holder had received only ProLogis common shares in the merger, and immediately thereafter ProLogis had redeemed appropriate portions of such ProLogis common shares in exchange for the cash consideration actually distributed to such holder in the merger. Under Section 302 of the Internal Revenue Code of 1986, all of the cash representing gain or loss recognized by a holder on the exchange will be taxed as capital gain or loss if the deemed redemption from such holder is a "substantially disproportionate redemption" of stock with respect to such holder or is "not essentially equivalent to a dividend," taking into account, in either case, the constructive ownership rules of Section 318 of the Internal Revenue Code of 1986 and all other actual and deemed redemptions from such holder and other holders of ProLogis common shares undertaken as part of the plan of reorganization. Under Section 318 of the Internal Revenue Code of 1986, a holder may be considered to constructively own, after the merger, ProLogis common shares owned and in some cases constructively owned by the holder's spouse, children, grandchildren or parents or entities in which the holder has an ownership or beneficial interest and ProLogis common shares which the holder, or such individuals or entities, has the right to acquire upon the exercise of options. Such gain or loss will be long-term capital gain or loss, subject to a maximum tax rate of 20%, if the holder's holding period is more than one year at the effective time.

  The deemed redemption of a holder's ProLogis common shares described in the preceding paragraph will be a "substantially disproportionate redemption" if, as a result of the deemed redemption, there is a greater than 20% reduction in the percentage of all then outstanding ProLogis common shares then owned by the holder and the percentage of voting power of all then outstanding ProLogis common shares represented by all ProLogis common shares then owned by the holder.

  The deemed redemption of a holder's ProLogis common shares will be "not essentially equivalent to a dividend" if the holder experiences a "meaningful reduction" in the holder's proportionate equity interest in ProLogis by reason of the deemed redemption. In general, there are no fixed rules for determining when a "meaningful reduction" has occurred. However, based upon a published ruling of the Internal Revenue Service, the receipt of cash in the merger would not be characterized as a dividend if the holder's percentage stock ownership interest in ProLogis after the merger is minimal, the holder exercises no control over the affairs of ProLogis, and the holder's percentage equity interest in ProLogis is reduced in the deemed redemption to any extent.

  If neither of the redemption tests described above is satisfied, a holder will be treated as having received a dividend equal to the lesser of the amount of such holder's recognized gain, as described above and such holder's ratable share of the accumulated earnings and profits of Meridian and ProLogis.

 Backup withholding; information reporting

  The cash payments, if any, due a holder upon the exchange of Meridian common stock pursuant to the merger, other than exempt persons or entities, will be subject to "backup withholding" for federal income tax purposes unless specific requirements are met. ProLogis or a third-party paying agent, as the case may be, must withhold 31 percent of the cash payments to such holder, unless such holder

    (1) is a corporation or comes within other exempt categories found within
  Section 3406 of the Internal Revenue Code of 1986, and, when required, demonstrates this fact, or

    (2) provides ProLogis or the third-party paying agent, as the case may be, with his or her taxpayer identification number and completes a form in which he or she certifies that he or she has not been notified by the IRS that he or she is subject to backup withholding as a result of a failure to report interest and dividends.

  The taxpayer identification number of an individual is his or her Social Security number. Any amount paid as backup withholding will be credited against the holder's federal income tax liability. Holders who receive ProLogis common shares must also comply with the information reporting requirements of the Treasury regulations under Section 368 of the Internal Revenue Code of 1986. In general, the Treasury regulations under Section 368 require any taxpayer, who receives stock, securities or other property, including cash, in a tax-free exchange in connection with a corporate reorganization, to include with his or her income tax return a complete statement of facts pertaining to the nonrecognition of gain or loss including:

    (1) the cost or other basis of the stock or securities transferred in the exchange; and

    (2) the amount of stock, securities or other property received in the exchange.

  In addition, the statement must include the fair market value, at the date of the exchange, of each kind of stock, securities or other property received by the taxpayer and taxpayers are required to keep permanent records showing the cost or other basis of any property involved in such an exchange. All ProLogis and Meridian shareholders are urged to consult their tax advisors to determine the specific information that they may need to file pursuant to the Treasury regulations under Section 368.

 Consequences of the merger on ProLogis' ability to use Meridian's net operating losses

  As of the end of its taxable year ending as of the effective time, Meridian is expected to have a net operating loss for federal income tax purposes of approximately $47.3 million. Section 382 of the Internal Revenue Code of 1986 limits a corporation's use of its net operating losses and other tax attributes if a corporation has a cumulative change in ownership of greater than 50% within a three-year period. Meridian will undergo such an ownership change as a result of the merger, and consequently ProLogis will be subject to the limitation with respect to the use of Meridian's net operating loss under
Section 382 of the Internal Revenue Code of 1986. In addition, Meridian underwent such an ownership change in 1996 when it merged Meridian Point Realty Trust IV Co., Meridian Point Realty Trust VI Co., and Meridian Point Realty Trust VII Co. As a result, the ability of ProLogis to use any net operating losses of Meridian or the entities that merged into Meridian from periods prior to the effective time will generally be limited. Because ProLogis is a real estate investment trust under the Internal Revenue Code of 1986 and is not generally subject to federal income tax, ProLogis does not believe the limitation on ProLogis' ability to use the net operating losses will have a material adverse impact on ProLogis' operations.

 Consequences of the merger on ProLogis' qualification as a real estate investment trust

  Based upon factual representations of Meridian and ProLogis and based on the opinion of Vinson & Elkins L.L.P. that Meridian has qualified to be taxed as a real estate investment trust under the Internal Revenue Code of 1986 for its taxable year ending as of the effective time and for each of the taxable years ended December 31, 1995, 1996, 1997 and 1998, in the opinion of Mayer, Brown & Platt, ProLogis has qualified to be taxed as a real estate investment trust under the Internal Revenue Code of 1986 for its taxable years ended December 31, 1993, 1994, 1995, 1996, 1997 and 1998, and the consummation of the merger will not jeopardize the status of ProLogis as a real estate investment trust under the Internal Revenue Code of 1986. ProLogis intends to operate in a manner which permits it to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code of 1986, but no assurance can be given that these requirements will be met.

Accounting treatment

  ProLogis will account for the merger as a purchase in accordance with Accounting Principals Board Opinion No. 16. Accordingly, ProLogis will record the assets and liabilities acquired from Meridian at ProLogis' cost, the consideration paid to Meridian stockholders in the merger.

Restrictions on sales by affiliates

  The ProLogis common shares and Series E preferred shares to be issued in the merger will be registered under the Securities Act of 1933. Such securities will be freely transferable under the Securities Act of 1933, except for those issued to any person who may be deemed to be an affiliate of Meridian, as such term is defined for purposes of Rule 145 under the Securities Act of 1933. Affiliates of Meridian may not sell their ProLogis common shares acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act of 1933 covering such securities, paragraph
(d) of Rule 145 or any other applicable exemption under the Securities Act of 1933. Meridian has agreed to use its reasonable best efforts to procure written agreements from executive officers, directors and other affiliates containing appropriate representations and commitments intended to ensure compliance with Rule 145.

Appraisal rights

  Because the ProLogis common shares and the Meridian common stock are listed on the New York Stock Exchange, neither the ProLogis shareholders nor the Meridian stockholders have appraisal rights under Maryland law.

                              THE MERGER AGREEMENT

ProLogis board recommendation

  The members of the ProLogis board of trustees have unanimously approved and declared advisable and recommend that the ProLogis shareholders vote "FOR" the merger. The affirmative vote of the holders of at least two-thirds of the ProLogis common shares entitled to be cast is required to approve the merger.

Meridian board recommendation

  The members of the Meridian board of directors have unanimously approved the merger and determined that the terms of the merger agreement are advisable and fair to, and the merger is in the best interests of, Meridian and its stockholders. Meridian's board of directors recommend that Meridian stockholders vote "FOR" the merger. The affirmative vote of the holders of a majority of the votes entitled to be cast by holders of Meridian common stock is required to approve the merger proposal.

General

  The merger agreement provides for the merger of Meridian with and into ProLogis. In the merger, the holders of Meridian common stock will receive for each share of Meridian common stock 1.10 ProLogis common shares and the associated preferred share purchase rights and up to $2.00 in cash, if and to the extent that an average trading price for a ProLogis common share, multiplied by 1.10, is less than $25.00. In addition, holders of Meridian's Series D cumulative redeemable preferred stock will receive one ProLogis Series E preferred share having substantially identical rights and preferences for each share of Meridian Series D cumulative redeemable preferred stock. The transaction is intended to qualify as a tax-free reorganization for federal income tax purposes. The discussion in this joint proxy statement and prospectus of the merger agreement and the description of the material terms of the merger agreement are qualified in their entirety by reference to the merger agreement, a copy of which is attached to this joint proxy statement and prospectus as Annex A and is incorporated herein by reference.

Expenses of solicitation

  All fees and expenses including financial advisory and other professional services fees, incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except for those fees and expenses incurred in connection with filing, printing and distributing this joint proxy statement and prospectus, which will be shared equally by ProLogis and Meridian. The costs of solicitation of proxies from ProLogis shareholders will be borne by ProLogis. The costs of solicitation of proxies from Meridian stockholders will be borne by Meridian. ProLogis and Meridian will reimburse brokers, fiduciaries, custodians and other nominees for reasonable out-of-pocket expenses incurred in sending this joint proxy statement and prospectus and other proxy materials to, and obtaining instructions relating to such material from, ProLogis and Meridian shareholders. ProLogis shareholder proxies may be solicited by trustees or officers of ProLogis in person, by letter or by telephone or telegram. Meridian stockholder proxies may be solicited by directors or officers of Meridian in person, by letter or by telephone or telegram. In addition, ProLogis will retain Georgeson and Company, New York, New York, to assist in the solicitation of proxies. It is estimated that its fees for services to ProLogis will not exceed $22,000 in the aggregate plus expenses.

  ProLogis and Meridian will also reimburse custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of its stock in accordance with regulations of the Securities and Exchange Commission and the New York Stock Exchange.

Effective time of the merger

  Subject to the satisfaction, or waiver, of the other conditions to the obligations of ProLogis and Meridian to complete the merger, the merger will be completed as soon as practicable following the approval by the shareholders of ProLogis and Meridian of the merger and the merger agreement at their respective special meetings.

Exchange of Meridian shares

  As of the effective time, ProLogis will deposit cash in an amount sufficient to pay the aggregate cash consideration, if any, and certificates representing the ProLogis common shares and ProLogis Series E preferred shares to be issued in exchange for outstanding shares of Meridian common stock and Meridian Series D cumulative redeemable preferred stock, with an exchange agent designated by ProLogis and reasonably acceptable to Meridian. The deposit of the cash and certificates will be for the benefit of the holders of shares of Meridian common stock and Meridian Series D cumulative redeemable preferred stock, as applicable, for exchange in accordance with the merger agreement.

  As soon as reasonably practicable after the effective time, the exchange agent will mail to each holder of record of a certificate or certificates which, prior to the effective time, represented outstanding shares of Meridian common stock or Meridian Series D cumulative redeemable preferred stock a letter of transmittal which will specify that delivery shall be effected and risk of loss and title to the certificates shall pass only upon delivery of the Meridian certificates to the exchange agent; and instructions for surrendering the Meridian certificates in exchange for certificates representing ProLogis common shares or ProLogis Series E preferred shares, as the case may be. Upon surrender of a Meridian certificate for cancellation to the exchange agent, together with the letter of transmittal, duly executed, and any other documents reasonably required by ProLogis or the exchange agent, the holder of a Meridian certificate formerly representing shares of Meridian common stock will be entitled to receive in exchange therefor the amount of cash consideration, if any, and a certificate representing that number of ProLogis common shares, and the holder of a certificate formerly representing shares of Meridian Series D cumulative redeemable preferred stock will be entitled to receive a certificate representing that number of ProLogis Series E preferred shares, which such holder has the right to receive pursuant to the merger agreement, and any unpaid ProLogis distributions with a record date after the effective time that the holder has the right to receive. The surrendered Meridian certificate shall be canceled.

  At the effective time, each holder of an uncertificated share of Meridian common stock will be entitled to receive the amount of cash consideration, if any, and an initial transaction statement representing the number of ProLogis common shares, and each holder of an uncertificated share of Meridian Series D cumulative redeemable preferred stock will be entitled to receive an initial transaction statement representing that number of ProLogis Series E preferred shares, in each case, which such holder is entitled to receive in the merger. The transaction statement with respect to the uncertificated shares of Meridian common stock and Meridian Series D cumulative redeemable preferred stock, on the books and records of Meridian, will then be canceled.

  In the event of a transfer of ownership of Meridian common stock or Meridian Series D cumulative redeemable preferred stock, which is not registered in the transfer records of Meridian, the appropriate amount of cash consideration, if any, and a certificate representing the appropriate number of ProLogis common shares or ProLogis Series E preferred shares, as the case may be, may be paid and issued to a transferee if the Meridian certificate is presented to the exchange agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. After the effective time of the merger, each Meridian certificate will represent only the right to receive, upon surrender, the appropriate amount of cash consideration, in the case of a certificate representing Meridian common stock, and the certificate representing ProLogis common shares or ProLogis Series E preferred shares, as the case may be, and any unpaid Prologis distributions that such holder has the right to receive. The exchange agent will not be entitled to vote or exercise any rights of ownership with respect to ProLogis common shares or ProLogis Series E preferred shares, as the case may be, it holds, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

Conditions to the merger

  The respective obligations of ProLogis and Meridian to effect the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions at or prior to the effective time of the merger:

    (1) Each party shall have performed in all material respects its obligations contained in the merger agreement required to be performed on or prior to the closing of the merger as evidenced by certificates signed by each party's chief executive officer and chief financial officer and the representations and warranties of each party shall be true and correct in all material respects on and as of the date made and the date of the closing of the merger;

    (2) the shareholders of ProLogis shall have approved the merger and the matters contemplated thereby;

    (3) the stockholders of Meridian shall have approved the merger and the matters contemplated thereby;

    (4) the registration statement filed by ProLogis with the Securities and Exchange Commission shall have become effective in accordance with the Securities Act of 1933, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been initiated or threatened by the Securities and Exchange Commission;

    (5) the ProLogis common shares and Series E preferred shares issuable as a result of the merger, including any shares issuable upon the exercise of any Meridian stock options or common stock warrants, shall have been authorized for listing on the New York Stock Exchange, subject to notice of issuance;

    (6) no temporary restraining order, preliminary or permanent injunction or other order or decree by any federal or state court or any other governmental entity which prevents or makes illegal the consummation of the merger shall have been issued and remain in effect;

    (7) all necessary consents, approvals, permits and authorizations required to be obtained by any governmental entity will have been obtained;

    (8) the sale of the outstanding shares of common stock of Meridian Refrigerated, Inc. shall have been consummated;

    (9) the directors and officers of Meridian shall have fully paid any and all loans which Meridian has guaranteed;

    (10) Meridian shall have received a favorable opinion from Vinson & Elkins L.L.P. to the effect that, for United States federal income tax purposes:

      (a) the merger will qualify as a reorganization within the meaning of
    Section 368(a) of the Internal Revenue Code of 1986,

      (b) no gain or loss will be recognized by Meridian as a result of the merger, and

      (c) no gain or loss will be recognized by holders of Meridian common stock or Meridian preferred stock except to the extent cash, if any, is received as merger consideration or, with respect to stockholders in special circumstances, such as holders who acquired shares of Meridian common stock through the exercise of employee stock options or otherwise as compensation for employment;

    (11) ProLogis shall have received a favorable opinion from Mayer, Brown & Platt to the effect that, for federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986 and no gain or loss will be recognized for federal income tax purposes by ProLogis as a result of the merger;

    (12) ProLogis shall have received a favorable opinion from Vinson & Elkins L.L.P. to the effect that Meridian has qualified to be taxed as a real estate investment trust pursuant to the Internal Revenue Code of 1986 for its taxable years ending December 31, 1995, 1996, 1997, and 1998 and will so qualify for its taxable year ending as of the closing date and that each Meridian partnership is properly treated as a partnership and not as a "publicly traded partnership" for federal income tax purposes; and

    (13) Meridian shall have received a favorable opinion from Mayer, Brown & Platt to the effect that ProLogis has qualified to be taxed as a real estate investment trust pursuant to the Internal Revenue Code of 1986 for its taxable years ending December 31, 1995, 1996, 1997 and 1998 and ProLogis' present organization, ownership, method of operation and asset and income are such that ProLogis will so qualify for the taxable year in which the closing occurs.

Representations and warranties

  The merger agreement contains various customary representations and warranties relating to, among other things:

    (1) the due organization, power, authority and standing of ProLogis and Meridian and similar corporate matters;

    (2) the capital structure of ProLogis and Meridian;

    (3) the authorization of the merger agreement by each party, the absence of any violations caused by the merger, and the required consents and approvals in connection with the execution of the merger;

    (4) the availability and accuracy of the documents filed by ProLogis and Meridian with the Securities and Exchange Commission;

    (5) the accuracy of the information supplied by each party for inclusion in this joint proxy statement and prospectus;

    (6) the absence of changes or events since information was most recently filed by each party with the Securities and Exchange Commission;

    (7) the absence of undisclosed material liabilities of either party;

    (8) the absence of any default by either party;

    (9) compliance with applicable laws by each party;

    (10) the absence of litigation;

    (11) tax matters;

    (12) pension and benefit plans of each party and their compliance with the laws and regulations governing such plans;

    (13) labor matters;

    (14) intangible property;

    (15) ownership of real properties;

    (16) compliance with environmental laws and other environmental matters;

    (17) maintenance of insurance;

    (18) the receipt of fairness opinions from each party's financial advisor;

    (19) the vote required of each party's shareholders necessary to approve the merger;

    (20) the absence of ProLogis' beneficial ownership of Meridian common stock or Meridian preferred stock, and the absence of Meridian's beneficial ownership of ProLogis common shares or debt securities;

    (21) the absence of broker's fees except for fees owed to Merrill Lynch, which represented ProLogis, and Goldman Sachs and Prudential Securities, which represented Meridian;

    (22) the absence of a requirement for either party to register as an investment company under the Investment Company Act 1940;

    (23) the approval of amendments to Meridian's Rights Agreement and the exemption of the transaction from the application of Maryland antitakeover laws; and

    (24) the existence and terms of the material contracts of each party.

Covenants

 Conduct of business prior to merger

  Except as specifically required by the terms of the merger agreement or with the written consent of the other party, ProLogis and Meridian have agreed that they will, prior to the effective time of the merger, carry on their respective businesses in the usual, regular and ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact their present business organizations, including keeping available the services of its current office and employees, maintaining insurance with financially responsible insurance companies against risks and losses that are customary for companies engaged in their respective business, and preserving their relationships with customers, suppliers and others having business dealings with the party, in order that their businesses shall not be impaired prior to the effective time.

  In addition, except as contemplated by the merger agreement, unless the other party has agreed in writing, ProLogis and Meridian have each agreed that they will not, and will not permit any of their respective subsidiaries to:

    (1) (a) declare or pay any dividends or make other distributions in respect of any of their shares of beneficial interest, capital stock or partnership interests, except for

        . the payment of regular quarterly dividends and distributions to shareholders not in excess of $0.33 per share of common stock in the case of Meridian, and not in excess of $0.375 per common share in the case of ProLogis,

        . the payment of any partnership distribution in accordance with the requirements of existing organizational documents, and

        . the payment of regular quarterly cash dividends to stockholders of any corporations that are preferred stock subsidiaries of the parties;

      (b) split, combine or reclassify any of its shares of beneficial interest or capital stock;

      (c) repurchase, redeem or otherwise acquire any shares of its beneficial interest or capital stock, except as required by the terms of outstanding securities, or as contemplated by an existing employee benefit plan and except for the outstanding shares of Meridian Series B convertible preferred stock which will be redeemed for cash or converted into Meridian common stock prior to the merger in accordance with the terms of the Meridian Series B convertible preferred stock;

    (2) authorize the issuance of securities, except for the issuance of shares upon the exercise of options or warrants outstanding on the date of the merger agreement or in connection with identified anticipated transactions;

    (3) amend their organizational documents, other than as contemplated by the merger agreement;

    (4) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

    (5) make any changes in their accounting methods which would be required to be disclosed under the rules and regulations of the Securities and Exchange Commission, except as required by law, rule, regulation or generally accepted accounting practices;

    (6) enter into any agreement or arrangement with any affiliate, other than with wholly-owned subsidiaries, on terms less favorable to the respective party than could be reasonably expected to be obtained with an unaffiliated third party on an arm's length basis;

    (7) fail to use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against risks and losses as are customary for companies engaged in their respective businesses;

    (8) make or rescind any material express or deemed election relating to taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes or change in any material respect any of its methods of reporting income or deductions for federal income tax purposes; or

    (9) grant any increases in compensation of any of their directors, trustees, officers or employees, except increases to employees who are not directors, trustees or officers made in the ordinary course of business, pay additional pension benefits or retirement allowances or enter into a new or amended material employment contract, severance or termination agreement or employee benefit or pension plan.

  Meridian has also agreed that, except as contemplated by the merger agreement, it will not, and will not permit any of its subsidiaries to:

    (1) acquire or agree to acquire by merging or consolidating with or by purchasing any equity interest in or assets of any business, corporation, partnership, association or other business organization;

    (2) sell or otherwise dispose of, or agree to sell, or otherwise dispose of any of its material assets; and

    (3) except for identified transactions, incur or guarantee any indebtedness or issue or sell any debt securities or warrants or rights to acquire debt securities, except for short-term borrowings in the ordinary course of business consistent with past practice.

 Other

  ProLogis and Meridian have agreed that:

    (1) upon reasonable notice, each will afford to the other party and its respective accountants, counsel, financial advisors and other representatives full access, during normal business hours throughout the period prior to the closing, to all properties, books, contracts, commitments and records of such party, as appropriate, and, during such period, each will furnish promptly to the other a copy of each document filed or received pursuant to the requirements of the Securities and Exchange Commission in connection with the transactions contemplated by the merger agreement, and such other information concerning its business, properties and personnel as shall be reasonably requested;

    (2) ProLogis will take any action required to be taken under applicable state blue sky or securities laws in connection with the merger and each party will furnish all information as may be reasonably requested in obtaining the applicable permits, approvals and registrations;

    (3) each will use its respective reasonable best efforts to cause to be delivered to the other party letters of their respective certified public accountants, dated a date within two business days before the date on which ProLogis' registration statement filed with the Securities and Exchange Commission becomes effective, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to ProLogis' registration statement;

    (4) as soon as practicable following the date upon which ProLogis' registration statement is declared effective by the Securities and Exchange Commission, each party will use its reasonable best efforts to obtain the approval of its shareholders required by the merger agreement;

    (5) they will cooperate and use their respective best efforts to cause to be done, all things necessary or advisable under applicable laws and regulations, and under contracts giving rise to the required consents, to consummate the transactions contemplated by the merger agreement, including using its reasonable best efforts to identify and obtain all necessary or appropriate waivers, consents and approvals, to effect all necessary registrations and filings and to lift any injunction or other legal bar to the transactions contemplated by the merger agreement; and

    (6) they will take such action as may be necessary or advisable to ensure that after the effective time, ProLogis shall select two of the current members of Meridian's board to be elected and serve as trustees of ProLogis.

  ProLogis has selected John S. Moody and Kenneth N. Stensby as the members of the Meridian board of directors to serve as ProLogis trustees following the merger. Information regarding Messrs. Moody and Stensby is provided below.

  John S. Moody, age 49, has been a director of Meridian since 1996 and is a director and the Chairman and Chief Executive Officer of Cornerstone Properties, Inc., a publicly held real estate investment trust that became self-advised in June 1995. From April 1991 to June 1995, Mr. Moody was President and Chief Executive Officer of Deutsche Bank Realty Advisors, where he was responsible for a $2 billion real estate portfolio. Deutsche Bank Realty Advisors was a wholly-owned subsidiary of Deutsche Bank AG and acted as the real estate advisor to all Deutsche Bank-sponsored real estate in North America. Before joining Deutsche Bank, Mr. Moody was President and Chief Executive Officer of Paine Webber Properties, a real estate syndication, advisory and asset management company for a $3 billion portfolio of apartments, office buildings, and shopping centers. Mr. Moody is an experienced real estate developer and previously practiced law, specializing in real estate matters. He is a graduate of Stanford University and received his J.D. from the University of Texas School of Law. His professional affiliations include the Association of Foreign Investors in U.S. Real Estate and the Urban Land Institute.

  Kenneth N. Stensby, age 59, has been a director of Meridian since 1996 and was President and Chief Executive Officer of United Properties, a large Minneapolis-based diversified real estate company, from 1974 until his retirement in January 1995. Before joining United Properties, Mr. Stensby was a Vice President at Northland Mortgage Company, where he represented institutional investors as a mortgage banker from 1967 to 1971. He also served as a mortgage analyst for Connecticut General Life Insurance Company from 1961 to 1967. Mr. Stensby is past President of the National Association of Industrial and Office Parks and was a director of First Asset Realty Advisors, a pension advisory subsidiary of First Bank of Minneapolis. Mr. Stensby graduated from Carlton College with a B.A. in economics in 1961.

  Additionally, on February 16, 1999, ProLogis announced that J. Andre Teixeira was elected to serve as a Class I trustee, bringing the number of trustees serving on the ProLogis board to eight. Mr. Teixeira, age 46, was appointed as a trustee in February 1999 to fill a vacancy on the ProLogis board created in December 1998. He has been Region Manager, Ukraine and Belarus, and President, Coca-Cola Limited since July 1998. From 1995 to 1998, Mr. Teixeira was Director of the Development Center, Europe, for Coca-Cola Greater Europe, Director, Brussels Operations, Coca-Cola Greater Europe, and Managing Director, Coca-Cola Services S.A. Mr. Teixeira was the Africa Group Account Executive, Development, for Coca-Cola from 1994 to 1995, and Director, Research & Development, for Coca-Cola Greater Europe from 1990 to 1995.

Distributions

  ProLogis and Meridian intend to continue making quarterly distributions and dividends. ProLogis' current quarterly common share distributions are $0.3183 per ProLogis common share and its current quarterly preferred share distributions are $0.5875 per ProLogis Series A preferred share, $0.4375 per ProLogis Series B preferred share, $1.0675 per ProLogis Series C preferred share and $0.495 per ProLogis Series D preferred share. Meridian's current quarterly common stock distributions are $0.33 per share of Meridian common stock and its current quarterly preferred stock dividends are $0.5469 per share of Meridian Series D cumulative redeemable preferred stock. After the effective time of the merger, ProLogis intends to maintain its current quarterly distribution policy and to pay stated quarterly dividends on the ProLogis Series E preferred shares issued in the merger, subject to authorization by the ProLogis board and the availability of funds therefor.

  ProLogis and Meridian have agreed to coordinate with each other the payment of distributions with respect to ProLogis common shares and shares of Meridian common stock after the date of the merger agreement, with the intention that

    (1) Meridian pay whatever preclosing distributions that shall be necessary to avoid jeopardizing its status as a real estate investment trust under the Internal Revenue Code of 1986 and to avoid paying federal income and excise taxes,

    (2) the shareholders of ProLogis and stockholders of Meridian be treated fairly in order to avoid any "windfall" preclosing distributions, and

    (3) except as may be necessary to accomplish the foregoing, holders of ProLogis common shares and Meridian common stock and Meridian preferred stock will not receive two distributions, or fail to receive one distribution, for any single calendar quarter with respect to their Meridian stock, on the one hand, and any ProLogis shares that any such holder receives in the merger, on the other hand.

No solicitation of transactions

  In the merger agreement, Meridian has agreed on its own behalf and on behalf of its subsidiaries that:

    (1) it will not initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, tender offer, exchange offer, sale of assets or similar transaction involving 10% more of the assets or any equity securities of Meridian or any of its subsidiaries or engage in negotiations, provide confidential information or otherwise facilitate such a proposal;

    (2) it will use its best efforts to cause its officers, directors, employees, agents and financial advisors not to engage in the activities listed above;

    (3) it will immediately cease and cause to be terminated any existing discussions or negotiations with any parties regarding the foregoing; and

    (4) it will notify ProLogis promptly if it receives any such inquiries or proposals.

  However, the agreement does not prohibit Meridian from:

    (1) furnishing information concerning itself and its businesses or assets, pursuant to an appropriate confidentiality agreement customary under the circumstances, to a third party who has made an unsolicited alternative proposal to acquire Meridian,

    (2) engaging in discussions or negotiations with a third party who has made an unsolicited alternative proposal to acquire Meridian, and

    (3) following receipt of an unsolicited alternative acquisition proposal, taking and disclosing to its shareholders a position contemplated by Rule 14e-2 or 14d-9 under the Securities Exchange Act of 1934 or otherwise making disclosure to its shareholders, but in each case only if and to the extent that Meridian's board has concluded in good faith, after consulting with and considering the advice of legal and financial advisors, that such action could reasonably result in an acquisition proposal that is economically superior to the terms of the merger agreement, and Meridian has provided ProLogis with written notice of its intent to furnish information or enter into negotiations with such third party prior to furnishing such information or entering into negotiations and further keeps ProLogis informed of the status of such negotiations.

Termination

  The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval by the shareholders of ProLogis and Meridian, under the following circumstances:

    (1) by mutual written consent of ProLogis and Meridian or by mutual action of their respective boards;

    (2) if the merger shall not have been consummated on or before July 31, 1999;

    (3) any governmental entity has issued a final and non-appealable injunction or taken any other final action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger;

    (4) the required approval of the shareholders of any party was not obtained because the required number of shares were not voted in favor of the merger; and

    (5) a breach by the other party of a representation, warranty, covenant or other agreement contained in the merger agreement which individually or in the aggregate would have a material adverse effect on the party and such a breach could not be cured with 30 days after giving written notice to the breaching party. This breach would also be a failure of a condition precedent specified in the merger agreement. This expressly includes a breach of either party's covenant to recommend approval of the merger which will be deemed a "willful breach" and would subject the breaching party to liability resulting from the breach.

  ProLogis may unilaterally terminate the merger agreement if the Meridian board of directors withdraws or modifies its recommendation that its stockholders approve the merger in connection with a superior acquisition proposal from a third party.

  Meridian may unilaterally terminate the merger agreement if

    (1) the Meridian board of directors withdraws or modifies its recommendation of the merger and Meridian has given ProLogis notice that it has received a superior acquisition proposal from a third party and ProLogis does not revise its acquisition proposal within five days after receiving such notice or the Meridian board determines that the third-party acquisition proposal is superior to ProLogis' revised proposal; or

    (2) the ProLogis board of trustees does not recommend against a tender or exchange offer for the acquisition of 50% or more of the ProLogis common shares by a third party or if ProLogis enters into or recommends a transaction involving the acquisition by a third party of 50% or more of the then outstanding ProLogis common shares or all or substantially all of the assets of ProLogis.

Termination fees

  ProLogis will be required to pay a $25 million termination fee if Meridian terminates the merger agreement because ProLogis fails to recommend against a tender or exchange offer for the acquisition of 50% or more of the ProLogis common shares by a third party or if ProLogis enters into or recommends a transaction involving the acquisition by a third party of 50% or more of the then outstanding ProLogis common shares or all or substantially all of its assets.

  Meridian may also be required to pay a termination fee. The termination fee owed by Meridian will be $40 million, unless Prudential Real Estate enters into a voting agreement with ProLogis, in which case the termination fee will be $25 million. Meridian may be required to pay the termination fee under the following circumstances:

    (1) the Meridian board withdraws or changes its recommendation that the Meridian stockholders approve the merger pursuant to Meridian's decision to accept a superior acquisition proposal from a third party;

    (2) ProLogis terminates the merger agreement because the Meridian board withdraws or changes its recommendation that Meridian stockholders approve the merger in connection with a superior acquisition proposal;

    (3) the stockholders of Meridian fail to approve the merger, at the time of the vote a third-party Meridian acquisition proposal is pending and within 12 months of the shareholders' vote, Meridian consummates an acquisition proposal with any party; or

    (4) ProLogis terminates the merger agreement as a result of Meridian's material breach of the merger agreement and at the time of the termination a Meridian acquisition proposal is pending and, within 12 months after the termination, Meridian agrees to or consummates an acquisition proposal with any party. The termination fee payable by Meridian under these circumstances will be reduced by any fee already paid to ProLogis at the time of the termination.

  If the agreement is terminated by ProLogis or Meridian because of the non-terminating party's breach of the merger agreement, the breaching party will pay the terminating party an amount equal to the lesser of $1.25 million or the terminating party's out-of-pocket expenses incurred in connection with the merger agreement. In the event the merger agreement is terminated as a result of the willful breach of the merger agreement, the breaching party shall be fully liable to the other party for any damages resulting from the breach.

Indemnification

  ProLogis has agreed that all rights to indemnification and exculpation from liabilities or acts or omissions occurring at or prior to the effective time of the merger existing on the date of the merger agreement in favor of the current or former directors or officers, or directors or officers elected prior to closing, of Meridian and its subsidiaries as provided in their organizational documents and any indemnification agreements or arrangements of Meridian and its subsidiaries will survive the merger, will be assumed and performed by ProLogis, and will continue in accordance with their terms with respect to matters arising before the effective time of the merger. If provided in the applicable document, ProLogis will pay any expenses of any of the foregoing indemnified persons in advance of the final disposition of any action, proceeding or claim relating to any act or omission to the fullest extent permitted under Maryland law upon receipt from the indemnified person to whom advances are to be made of an undertaking to repay such advances as required under Maryland law. ProLogis will maintain "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions no less favorable to the Meridian directors and officers under their current liability insurance policy. ProLogis shall maintain such insurance until the sixth anniversary of the effective time of the merger.

Amendment and waiver

  The merger agreement may not be amended except in writing signed by both ProLogis and Meridian and in compliance with applicable law. The merger agreement may be amended before or after the approval of the ProLogis shareholders or Meridian stockholders, provided, however, that after any such approval the parties shall obtain such further shareholder approval as required by applicable law. At any time prior to the closing, ProLogis or Meridian may

  (1) extend the time for the performance of any of the obligations of the other party,

  (2) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto, and

  (3) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of ProLogis and Meridian that relates to any extension or waiver shall only be valid if it is in the form of a signed writing.

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

                      THE SPECIAL MEETINGS OF SHAREHOLDERS

The ProLogis special meeting

 Purpose of the meeting

  At the ProLogis special meeting, the holders of ProLogis common shares will be asked to consider and vote upon a proposal to approve the merger and the merger agreement.

 Date, time and place; Record date

  The ProLogis special meeting is scheduled to be held at the offices of ProLogis at 14100 East 35th Place, Aurora, Colorado, at 8:30 a.m., Mountain time, on Tuesday, March 30, 1999.

  The ProLogis board has fixed the close of business on February 24, 1999 as the record date for the determination of holders of ProLogis common shares entitled to notice of and to vote at the ProLogis special meeting. On February 23, 1999, there were 123,737,556 ProLogis common shares outstanding, which were held by approximately 1,156 record holders. Each ProLogis common share is entitled to one vote on all matters presented for shareholder action. As of February 23, 1999, Security Capital and ProLogis' trustees and executive officers beneficially owned an aggregate of 50,892,867 ProLogis common shares or approximately 41.1% of the outstanding ProLogis common shares entitled to vote on the merger, which requires a two-thirds vote. Security Capital has agreed, subject to various conditions, and each of such other persons has indicated their intent to vote their ProLogis common shares in favor of the merger and the merger agreement.

 Admission

  Registered owners of ProLogis common shares who plan to attend the ProLogis special meeting in person must detach and retain the admission ticket which is attached to the proxy card. Beneficial owners who plan to attend the ProLogis special meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to:

      Assistant Secretary
      ProLogis Trust
      14100 East 35th Place
      Aurora, Colorado 80011

  Record owners and beneficial owners, including the holders of valid proxies therefrom, who do not present admission tickets at the meeting all will be admitted upon verification of ownership at the admissions counter at the ProLogis special meeting. Verification of ownership for record holders, including holders of valid proxies therefrom will consist of a valid form of personal identification, such as a driver's license or passport, and for beneficial owners will consist of a bank or brokerage firm account statement showing beneficial ownership as of the ProLogis record date together with a valid form of personal identification.

 Voting rights

  The presence, either in person or by proxy, of the holders of a majority of the outstanding ProLogis common shares is necessary to constitute a quorum at the ProLogis special meeting. Assuming the existence of a quorum, the affirmative vote of the holders of at least two-thirds of the outstanding ProLogis common shares entitled to vote on the merger is required to approve the merger and the merger agreement. Holders of record of ProLogis common shares on the ProLogis record date are entitled to one vote per ProLogis common share at the ProLogis special meeting.

  If a shareholder attends the ProLogis special meeting, he or she may vote by ballot. However, since many shareholders may be unable to attend the ProLogis special meeting, the ProLogis board is soliciting proxies so that each holder of ProLogis common shares on the ProLogis record date has the opportunity to vote on the proposals to be considered at the ProLogis special meeting. When a proxy card is returned properly signed and dated, the ProLogis common shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder does not return a signed proxy card, their ProLogis common shares will not be voted and thus will have the effect of a vote "against" the merger and the merger agreement. Similarly, a broker non-vote or an abstention will have the effect of a vote "against" the merger and the merger agreement. Shareholders are urged to mark the box on the proxy card to indicate how their ProLogis common shares are to be voted. If a shareholder returns a signed proxy card, but does not indicate how their ProLogis common shares are to be voted, the ProLogis common shares represented by the proxy card will be voted "FOR" the merger and the merger agreement. The proxy card also confers discretionary authority on the individuals appointed by the ProLogis board and named on the proxy card to vote the ProLogis common shares represented thereby on any other matter that is properly presented for action at the ProLogis special meeting. Such discretionary authority will not be used to vote for adjournment of the ProLogis special meeting to permit further solicitation of proxies if the shareholder votes against any proposal.

  Any ProLogis shareholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by:

    (1) notifying in writing the Assistant Secretary of ProLogis at 14100 East 35th Place, Aurora, Colorado 80111,

    (2) granting a subsequent proxy or

    (3) appearing in person and voting at the ProLogis special meeting. Attendance at the ProLogis special meeting will not in and of itself constitute revocation of a proxy.

 Other matters

  ProLogis is not aware of any business or matter other than those indicated above which may be properly presented at the ProLogis special meeting. If, however, any other matter properly comes before the ProLogis special meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

  Any proposal by a shareholder intended to be presented at the 1999 annual meeting of shareholders must have been received by ProLogis at its principal executive offices located at 14100 35th Place, Aurora, Colorado 80111 not later than January 28, 1999 for inclusion in ProLogis' proxy statement and form of proxy relating to ProLogis' 1999 annual meeting of shareholders.

The Meridian special meeting

 Purpose of the meeting

  At the Meridian special meeting, the holders of Meridian common stock will be asked to consider and vote upon a proposal to approve the merger and the merger agreement.

 Date, time and place; Record date

  The Meridian special meeting is scheduled to be held at 7:30 a.m., Pacific time, on Tuesday, March 30, 1999.

  The Meridian board has fixed the close of business on February 24, 1999 as the record date for the determination of holders of Meridian common stock entitled to notice of and to vote at the Meridian special meeting. On February 23, 1999 there were 33,550,363 shares of Meridian common stock outstanding, which were held by approximately 14,068 record holders. Each share of Meridian common stock is entitled to one vote on all matters presented for shareholder action. As of February 23, 1999, Meridian's directors and executive officers beneficially owned an aggregate of 2,490,654 shares of Meridian common stock or approximately 7.4% of the outstanding Meridian common stock and Prudential Real Estate and Ameritech beneficially owned an aggregate of 17,900,930 shares of Meridian common stock or approximately 53.4% of the outstanding Meridian common stock. Such persons together own approximately 60.8% of the outstanding shares of Meridian common stock entitled to vote on the merger, which is greater than the majority vote required to approve the merger.

 Voting rights

  The presence, either in person or by proxy, of the holders of a majority of the outstanding Meridian common stock is necessary to constitute a quorum at the Meridian special meeting. Assuming the existence of a quorum, the affirmative vote of the holders of a majority of the outstanding shares of Meridian common stock entitled to vote on the merger represented in person or by proxy at the Meridian special meeting is required to approve the merger and the merger agreement. Holders of record of Meridian common stock on the Meridian record date are entitled to one vote per share of Meridian common stock at the Meridian special meeting.

  If a Meridian stockholder attends the Meridian special meeting, he or she may vote by ballot. However, since many stockholders may be unable to attend the Meridian special meeting, the Meridian board is soliciting proxies so that each holder of Meridian common stock on the Meridian record date has the opportunity to vote on the merger and any other proposals to be considered at the Meridian special meeting. When a proxy card is returned properly signed and dated, the Meridian common stock represented thereby will be voted in accordance with the instructions on the proxy card. If a Meridian stockholder does not return a signed proxy card, their Meridian common stock will not be voted and thus will have the effect of a vote "against" the merger and the merger agreement. Similarly, a broker non-vote or an abstention will have the effect of a vote "against" the merger and the merger agreement. Meridian stockholders are urged to mark the box on the proxy card to indicate how their shares of Meridian common stock are to be voted. If a Meridian stockholder returns a signed proxy card, but does not indicate how their Meridian common stock is to be voted, the Meridian common stock represented by the proxy card will be voted "FOR" the merger and the merger agreement. The proxy card also confers discretionary authority on the individuals appointed by the Meridian board and named on the proxy card to vote the Meridian common stock represented thereby on any other matter that is properly presented for action at the Meridian special meeting. Such discretionary authority will not be used to vote for adjournment of the Meridian special meeting to permit further solicitation of proxies if the stockholder votes against the approval of the merger.

  Any Meridian stockholder who executes and returns a proxy card may revoke such proxy at any time before it is voted by

    (1) notifying in writing the Secretary of Meridian at 455 Market Street, 17th Floor, San Francisco, California 94105,

    (2) granting a subsequent proxy or

    (3) appearing in person and voting at the Meridian special meeting. Attendance at the Meridian special meeting will not in and of itself constitute revocation of a proxy.

 Other Matters

  Meridian is not aware of any business or matter other than the proposal to approve the merger which may be properly presented at the Meridian special meeting. If, however, any other matter properly comes before the Meridian special meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

  Any proposal by a stockholder intended to be presented at the 1999 annual meeting of stockholders must have been received by Meridian at its principal executive offices located at 455 Market Street, 17th Floor, San Francisco, California 94105 not later than December 18, 1998 for inclusion in Meridian's proxy statement and form of proxy relating to Meridian's 1999 annual meeting of stockholders.

                        COMPARISON OF SHAREHOLDER RIGHTS

  Meridian is organized as a Maryland corporation and ProLogis is organized as a real estate investment trust under the laws of the State of Maryland. As a Maryland corporation, Meridian is subject to the Maryland General Corporation Law, which is a general corporation statute dealing with a wide variety of matters, including election, tenure, duties, liabilities and indemnification of directors and officers, dividends and other distributions, meetings and voting rights of stockholders, and extraordinary actions, such as amendments to the charter, mergers, sales of all or substantially all of the assets and dissolution. As a Maryland real estate investment trust, ProLogis is governed by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and other provisions of the Annotated Code of Maryland. Title 8 covers some of the same matters covered by the Maryland General Corporation Law, including liabilities of the trust, shareholders, trustees and officers, amendment of the declaration of trust, and mergers of a real estate investment trust with other entities. There are many matters that are addressed in the Maryland General Corporation Law that are not dealt with in Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, and it is the general practice of real estate investment trusts to address some of these matters through provisions in the declaration of trust or bylaws.

  Differences between the Maryland General Corporation Law and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and the Meridian charter and Meridian bylaws and the ProLogis declaration of trust and bylaws are discussed below. However, the discussion of the comparative rights of stockholders of Meridian and shareholders of ProLogis set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland and also to the Meridian charter and Meridian bylaws and the ProLogis declaration of trust and ProLogis bylaws.

Authorized and issued shares

  Under the ProLogis declaration of trust, the maximum number of shares of beneficial interest that ProLogis is currently authorized to issue is 230,000,000. There are currently 148,424,106 shares of beneficial interest outstanding, including ProLogis common shares and preferred shares, and 19,117,690 shares of beneficial interest reserved for issuance pursuant to convertible securities or options which have been granted. After the merger, there will be 188,039,044 shares of beneficial interest outstanding, including 161,352,494 ProLogis common shares and the 2,000,000 ProLogis Series E preferred shares.

  The Meridian charter authorizes the issuance of 175,000,000 shares of common stock and 25,000,000 shares of preferred stock, and the Meridian board of directors may classify any unissued shares of preferred stock and reclassify any previously classified but unissued shares of preferred or unissued shares of common stock of any series from time to time, in one or more series of stock. Currently Meridian has issued and outstanding 33,550,363 shares of common stock, 2,000,000 shares of Meridian Series D cumulative redeemable preferred stock and has authorized 150,000 shares of Meridian Series C junior participating preferred stock, $.001 par value per share.

Special meeting

  The ProLogis declaration of trust provides that a majority of the trustees, a majority of the Independent Trustees, or any officer of ProLogis may call a special meeting of ProLogis' shareholders and that such a meeting shall be called upon the written request of shareholders holding 10% of the outstanding shares entitled to vote. An "Independent Trustee" means a trustee who
  (1) is not an affiliate of ProLogis,
  (2) is not serving as a trustee or director of more than three real estate investment trusts organized by a sponsor of ProLogis and
  (3) does not perform any other service for ProLogis, other than as trustee.

  The Meridian bylaws provide that the chairman of the Meridian board, if a chairman has been appointed, the president or the board of directors may call a special meeting of Meridian's stockholders. A special meeting shall also be called upon the written request of stockholders entitled to cast not less than 10% of all the votes entitled to be a cast at the meeting.

ProLogis board/ Meridian board

  Pursuant to the ProLogis declaration of trust, the ProLogis board of trustees is divided into three classes with terms of three years, with the term of one class of trustees expiring at the annual meeting of shareholders in each year. Each trustee will hold office for the term for which he or she is elected and until his or her successor is elected and qualifies, or until his or her resignation, removal or death. Trustees may succeed themselves in office. The ProLogis declaration of trust provides that a trustee may be removed with or without cause, by the affirmative vote of the holders of two-thirds of the outstanding shares or by two-thirds of the trustees then in office.

  The Meridian board is not divided into classes. Section 2-406(a) of the Maryland General Corporation Law provides that unless the charter of a corporation provides otherwise, which the Meridian charter does not, the stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors. Pursuant to the Meridian charter, each director of Meridian holds office until the next annual meeting of shareholders and until his or her successor is elected and qualified, or until his or her resignation, removal or death.

Standard of conduct for trustees and directors

  Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland contains no statutory standard of conduct for trustees of a Maryland real estate investment trust such as ProLogis. In the absence of statutory provisions establishing standards of conduct for trustees of Maryland real estate investment trusts, it is possible, though not certain, that the Maryland courts would look, by analogy, to the Maryland General Corporation Law for guidance. In addition, the ProLogis declaration of trust provides that in defining or interpreting the powers and duties of the trustees, reference may be made to the Maryland General Corporation Law, to the extent appropriate and not inconsistent with the Internal Revenue Code of 1986 or Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland.

  The Maryland General Corporation Law requires a director of a Maryland corporation, such as Meridian, to perform his or her duties as a director in good faith, in a manner he or she reasonably believes to be in the best interest of the corporation, and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

Board committees

  Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland contains no provision for or limitation on the composition of or delegation of powers to committees of the board of trustees of a Maryland real estate investment trust, such as ProLogis. Under the ProLogis declaration of trust, the ProLogis board may designate one or more committees which shall consist of one or more trustees. Such committees shall have and may exercise such powers as shall be conferred or authorized by the ProLogis board. The ProLogis declaration of trust provides that the ProLogis bylaws, or a majority of the trustees, may authorize any one or more of the trustees, or any one or more of the officers or employees or agents of ProLogis, on behalf of ProLogis, to exercise and perform any and all powers granted to the ProLogis board, and to discharge any and all duties imposed on the ProLogis board, and to do any acts and to execute any instruments deemed by such person or persons to be necessary or appropriate to exercise such power or to discharge such duties, and to exercise his own sound judgment in so doing. The authority to act upon any transaction which requires the vote of a majority of the Independent Trustees may not be delegated to a committee.

  The Maryland General Corporation Law permits the board to delegate to a committee of one or more directors any of its power, except the powers to authorize dividends, issue stock in various situations, recommend to the stockholders except any action which requires stockholder approval, amend the bylaws or approve any merger or share exchange which does not require stockholder approval. The Meridian bylaws permit the board to delegate to committees any powers of the board, except as prohibited by law.

Amendment of declaration of trust

  Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland requires the approval of shareholders of a Maryland real estate investment trust, such as ProLogis, for any amendment to the declaration of trust, with exceptions. As permitted by Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, the ProLogis declaration of trust permits the ProLogis board, by a two-thirds vote and without shareholder approval, to amend the ProLogis declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986 or under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland.

  The Maryland General Corporation Law requires the approval of stockholders of a Maryland corporation, such as Meridian, for any amendment to the charter, except for minor changes in the corporate name.

Dividends and other distributions

  Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland contains no limitation on the payment of dividends or other distributions by a Maryland real estate investment trust, such as ProLogis. The ProLogis declaration of

  The Maryland General Corporation Law provides that no dividend or other distribution may be paid to stockholders of a Maryland corporation, such as Meridian, unless, after payment of the distribution, the corporation is able to pay its debts trust allows the trustees to declare and pay to shareholders such dividends or distributions as the trustees, in their discretion, shall determine and requires the trustees to endeavor to declare and pay such dividends and distributions as shall be necessary for ProLogis to qualify as a real estate investment trust under the Internal Revenue Code of 1986, so long as such qualification is, in the opinion of the trustees, in the best interests of the shareholders.
as they become due in the usual course of business and the corporation's total assets at least equal the sum of its liabilities and, unless the charter permits otherwise, the amount that would be needed to satisfy the preferential rights on dissolution of stockholders whose preferential rights on dissolution are superior to those of the stockholders receiving the distribution. The Meridian charter does not so permit, except to a limited extent, with respect to the Series D cumulative redeemable preferred stock.

Maryland asset requirements

  Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland requires that as a Maryland real estate investment trust, ProLogis hold, either directly or indirectly, at least 75% of the value of its assets in the form of real estate assets, mortgages or mortgage related securities, government securities, cash and cash equivalent items, including high-grade short term securities and receivables. Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland also prohibits a Maryland real estate investment trust from using or applying land for farming, agricultural, horticulture or similar purposes.

  There is no such requirement for a Maryland corporation, such as Meridian.

ProLogis declaration of trust

 Restrictions on ProLogis operations

  The ProLogis declaration of trust contains extensive limitations on ProLogis' ability to undertake various actions, which restrictions are not applicable to Meridian. The ProLogis declaration of trust provides that ProLogis may not:

    (1) invest or trade in commodities or commodity contracts;

    (2) invest more than 25% of its total assets in unimproved real property, excluding property which is being developed or will be developed within a reasonable period;

    (3) invest in junior mortgage loans unless, by appraisal or other method that the Independent Trustees determine,

      (a) the capital invested in such mortgage loan is adequately secured on the basis of the equity of the borrower in the property underlying such investment and the ability of the borrower to repay the mortgage loan, or

      (b) such mortgage loan is a financing device entered into by ProLogis to establish the priority of its capital investment over the capital invested by others investing with ProLogis in a real estate project;

    (4) issue warrants or options to purchase its securities to the ProLogis trustees or sponsors of ProLogis or any of their affiliates in an amount exceeding 10% of the outstanding shares of ProLogis on the date of the grant of any options or warrants;

    (5) compensate any independent contractor employed by ProLogis at a rate higher than the going rate, if any, for like services in the community or locale in which such services are performed;

    (6) make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including the loans of ProLogis, would exceed an amount equal to 85% of the fair market value of the property as determined by the trustees of ProLogis unless substantial justification exists because of the presence of other underwriting criteria;

    (7) make or invest in any mortgage loans that are subordinate to any mortgage or equity interest of the trustees, sponsors or affiliates of ProLogis; and

    (8) invest in land sale contracts, unless such contracts of sale are in recordable form and are appropriately recorded in the chain of title.

  Additionally, the ProLogis declaration of trust provides that the aggregate borrowing of ProLogis, secured and unsecured, may not be unreasonable in relation to the net assets of ProLogis and must be reviewed by the ProLogis board at least quarterly. The ProLogis declaration of trust provides that the maximum amount of such borrowing in relation to the net assets may, in the absence of a satisfactory showing that a higher level of borrowing is appropriate, not exceed 300%. Any excess in borrowing over such 300% level must be approved by a majority of the Independent Trustees and disclosed to shareholders in the next quarterly report of ProLogis, along with justification for such excess. The term "net assets" means the total assets, other than intangibles, at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated at least quarterly on a basis consistently applied.

  The ProLogis declaration of trust further provides that "Total Operating Expenses" of ProLogis shall, in the absence of a satisfactory showing to the contrary, not exceed in any fiscal year the greater of:

    (1) 2% of the average of the aggregate book value of the assets of ProLogis invested, directly, or indirectly, in equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period or

    (2) 25% of the Net Income of ProLogis for such year.

  "Net Income" means total revenues applicable to such year, less the expenses applicable to such year other than additions to reserves for depreciation or bad debts or other similar non-cash reserves. For the purposes of the foregoing, "Net Income" excludes the gain from the sale of ProLogis' assets. "Total Operating Expenses" means all operating, general and administrative expenses of ProLogis as determined under generally accepted accounting principles except the expenses of raising capital, interest payments, taxes, non-cash expenditures and costs related directly to asset acquisition, operation and disposition. The Independent Trustees have the fiduciary responsibility of limiting such expenses to amounts that do not exceed such limitations unless the Independent Trustees have made a finding that, based on such unusual and non-recurring factors which they deem sufficient, a higher level of expenses is justified for such year. Any such findings and the reasons in support thereof must be reflected in the minutes of the meeting of the trustees.

  The ProLogis declaration of trust provides that, within 60 days after the end of any fiscal quarter of ProLogis for which Total Operating Expenses, for the 12 months then ended, exceeded 2% of the average aggregate book value of the assets, as calculated above, or 25% of Net Income, whichever is greater, there must be sent to the shareholders of ProLogis a written disclosure of such fact. If the Independent Trustees find that such higher operating expenses are justified, such disclosure must be accompanied by an explanation of the facts the Independent Trustees considered in arriving at the conclusion that such higher operating expenses were justified.

 Restrictions on related party transactions

  The ProLogis declaration of trust provides that ProLogis may not purchase property from a sponsor, trustee, or affiliates thereof. ProLogis shall not enter into any other principal transaction including without limitation, the sale of property, the making of loans, borrowing money, or investing in joint ventures with the sponsor, trustee or affiliate thereof, except for emergency loans approved by a majority of the Independent Trustees not otherwise interested in such transaction as being fair and reasonable to ProLogis and on terms and conditions not less favorable to ProLogis than those available from unaffiliated third parties. ProLogis may employ affiliates of the trustees to perform services, provided such services are at market rates for like services and a majority of the Independent Trustees not otherwise interested in such services approve the services as being fair and reasonable to ProLogis.

                       DESCRIPTION OF PROLOGIS SECURITIES

Common shares

 General

  ProLogis' declaration of trust, as amended, authorizes ProLogis to issue up to 230,000,000 shares of beneficial interest, par value $0.01 per share, consisting of common shares, preferred shares, and such other types or classes of shares of beneficial interest as the board of trustees may create and authorize from time to time. At February 23, 1999, approximately 123,737,556 common shares were issued and outstanding and held of record by approximately 1,156 shareholders.

  The declaration of trust authorizes the trustees to classify or reclassify any unissued series of common shares or preferred shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption.

  The following description sets forth general terms and provisions of the common shares. The statements below describing the common shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of ProLogis' declaration of trust and bylaws, as amended.

  The outstanding common shares are fully paid and, except as set forth below under "--Shareholder liability," non-assessable. Each common share entitles the holder to one vote on all matters requiring a vote of shareholders, including the election of trustees. Holders of common shares do not have the right to cumulate their votes in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election. Holders of common shares are entitled to such distributions as may be declared from time to time by the ProLogis board out of funds legally available therefor. Holders of common shares have no conversion, redemption, preemptive or exchange rights to subscribe to any securities of ProLogis. In the event of a liquidation, dissolution or winding up of the affairs of ProLogis, the holders of the common shares are entitled to share ratably in the assets of ProLogis remaining after provision for payment of all liabilities to creditors and payment of liquidation preferences and accrued dividends, if any, on the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, and Series E preferred shares, and subject to the rights of holders of other series of preferred shares, if any. The right of holders of the common shares are subject to the rights and preferences established by the board for the Series A preferred shares, Series B preferred shares, Series C preferred shares, Series D preferred shares, and Series E preferred shares and any other series of preferred shares which may subsequently be issued by ProLogis.

 Transfer agent

  The transfer agent and registrar for the ProLogis common shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021. The ProLogis common shares are listed on the New York Stock Exchange under the symbol "PLD."

 Trustee liability

  ProLogis' declaration of trust provides that trustees shall not be individually liable for any obligation or liability incurred by or on behalf of ProLogis or by the trustees for the benefit and on behalf of ProLogis. Under Maryland law governing real estate investment trusts, trustees are not personally liable for the obligations of the real estate investment trust except that if otherwise liable, trustees are not relieved from liability for acts or omissions which constitute bad faith, willful misfeasance, or gross negligence in the conduct of his or her duties.

 Shareholder liability

  Both Maryland statutory law governing real estate investment trusts organized under the laws of that state and the ProLogis declaration of trust provide that shareholders shall not be personally or individually liable for any debt, act, omission or obligation of ProLogis or the ProLogis board. The declaration of trust further provides that ProLogis shall indemnify and hold each shareholder harmless from all claims and liabilities to which the shareholder may become subject by reason of being or having been a shareholder and that ProLogis shall reimburse each shareholder for all legal and other expenses reasonably incurred by the shareholder in connection with any such claim or liability, except to the extent that such claim or liability arises out of the shareholder's bad faith, willful misconduct or gross negligence and provided that such shareholder gives ProLogis prompt notice of any such claim or liability and permits ProLogis to conduct the defense thereof. In addition, ProLogis is required to, and as a matter of practice does, insert a clause in its management and other contracts providing that shareholders and trustees assume no personal liability for obligations entered into on behalf of ProLogis. Nevertheless, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by ProLogis. Inasmuch as ProLogis carries public liability insurance which it considers adequate, any risk of personal liability to shareholders is limited to situations in which ProLogis' assets plus its insurance coverage would be insufficient to satisfy the claims against ProLogis and its shareholders.

 Restrictions on size of holdings

  ProLogis' declaration of trust restricts beneficial ownership of ProLogis' outstanding shares of beneficial interest by a single person, or persons acting as a group, to 9.8% of such shares. The purposes of the ownership limit are to assist in protecting and preserving ProLogis' real estate investment trust status and to protect the interest of shareholders in takeover transactions by preventing the acquisition of a substantial block of shares unless the acquiror makes a cash tender offer for all outstanding shares. For ProLogis to qualify as a real estate investment trust under the Internal Revenue Code of 1986, not more than 50% in value of its outstanding shares of beneficial interest may be owned by 5 or fewer individuals at any time during the last half of any taxable year. The ownership limit permits 5 persons to acquire up to a maximum of 9.8% each, or an aggregate of 49% of the outstanding shares, and, thus, assists the ProLogis board in protecting and preserving ProLogis' real estate investment trust status for tax purposes. The restriction on ownership does not apply to Security Capital, which counts as numerous holders for purposes of the tax rule, because its shares are attributed to its shareholders for purposes of this rule.

  Shares of beneficial interest owned by a person or group of persons other than Security Capital in excess of 9.8%, or in excess of 30% in the aggregate in the case of shareholders who acquired shares prior to ProLogis' initial public offering, of the outstanding shares of beneficial interest are subject to redemption by ProLogis, at its option, upon 30 days' notice, at a price equal to the average daily per share closing sale price during the 30-day period ending on the business day prior to the redemption date. ProLogis may make payment of the redemption price at any time or times up to the earlier of 5 years after the redemption date or the liquidation of ProLogis. ProLogis may refuse to effect the transfer of any shares of beneficial interest which would make the transferee a holder of shares acquired in excess of the ownership limit. Shareholders of ProLogis are required to disclose, upon demand of the ProLogis board, such information with respect to their direct and indirect ownership of shares of ProLogis as the ProLogis board deems necessary to comply with the provisions of the Internal Revenue Code of 1986 pertaining to qualification, for tax purposes, of real estate investment trusts, or to comply with the requirements of any other appropriate taxing authority.

  The ownership limit does not apply to acquisitions by an underwriter in a public offering or to any transaction involving the issuance of shares of beneficial interest, or securities convertible into shares, in which a majority of the ProLogis board determines that the underwriter or other person initially acquiring the shares will make a timely distribution thereof to or among other holders such that, after the distribution, none of the shares will be held in violation of the ownership limit. Security Capital's ownership of shares is attributed for tax purposes to its shareholders. The ProLogis board has exempted Security Capital from the ownership limit and has permitted shareholders who acquired shares prior to ProLogis' initial public offering to acquire up to 30% of the outstanding shares of beneficial interest.

Preferred share purchase rights

  On December 7, 1993, the ProLogis board declared a dividend of one preferred share purchase right for each common share outstanding, payable to holders of common shares of record at the close of business on December 31, 1993. The holders of any additional common shares issued after such date and before the redemption or expiration of the preferred share purchase rights are also entitled to receive one preferred share purchase right for each such additional common share. Each preferred share purchase right entitles the holder to purchase from ProLogis one one-hundredth of a share of Series A junior participating preferred shares, par value $0.01 per share, at a price of $40.00 per one one-hundredth of a Series A junior participating preferred share, subject to adjustment. Preferred share purchase rights are exercisable when a person or group of persons, other than Security Capital, acquires 20% or more of the outstanding common shares. Under specific circumstances, each preferred share purchase right entitles the holder to purchase, at the preferred share purchase right's then current exercise price, a number of ProLogis common shares having a market value of twice the preferred share purchase right's exercise price. The acquisition of ProLogis pursuant to mergers or other business transactions would entitle each holder to purchase, at the preferred share purchase right's then current exercise price, a number of the acquiring company's common shares having a market value equal to twice the preferred share purchase right's exercise price. The preferred share purchase rights held by 20% shareholders, other than Security Capital, would not be exercisable. The preferred share purchase rights will expire on December 7, 2003, and are subject to redemption in whole, but not in part, at a price of $0.01 per preferred share purchase right payable in cash, shares of ProLogis, or any other form of consideration specified by the ProLogis board.

Staggered board of trustees

  ProLogis' declaration of trust divides the ProLogis board of trustees into three classes of trustees, with each class constituting approximately one-third of the total number of trustees and with classes serving staggered three-year terms. The classification of trustees will have the effect of making it more difficult for shareholders to change the composition of the ProLogis board. ProLogis believes, however, that the longer time required to elect a majority of a classified ProLogis board helps to insure continuity and stability of ProLogis' management and policies.

  The classification provisions could also have the effect of discouraging a third party from accumulating large blocks of ProLogis' shares or attempting to obtain control of ProLogis, even though such an attempt might be beneficial to ProLogis and its shareholders. Accordingly, shareholders could be deprived of opportunities to sell their beneficial shares at a higher market price than they might otherwise receive.

Provisions of Maryland law

 Business combinations

  Under Maryland law, "business combinations," including a merger, consolidation, share exchange, or, in limited circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland real estate investment trust and any person who beneficially owns 10% or more of the voting power of the trust's shares or an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the trust's shares or an affiliate thereof are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must be

  (1) recommended by the board of trustees of such trust, and

  (2) approved by the affirmative vote of at least

    (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and

    (b) two-thirds of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or by an affiliate or associate thereof, voting together as a single voting group, unless, among other things, the trust's common shareholders receive a minimum price, as defined in the statute, for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for his shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the interested shareholder becomes an interested shareholder. ProLogis' declaration of trust and bylaws contained, prior to Security Capital's becoming an interested shareholder, provisions exempting Security Capital and its affiliates and successors from the provisions of the business combination statute.

 Control share acquisitions

  Maryland law provides that "Control Shares" of a Maryland real estate investment trust acquired in a "Control Share Acquisition," have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers or trustees who are employees of the trust. "Control Shares" are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror or in respect of which the acquiror is able to exercise voting power in electing trustees, fall within one of the following ranges of voting power:

    (1) one-fifth or more but less than one-third,

    (2) one-third or more but less than a majority, or

    (3) a majority of all voting power.

  Control Shares do not include capital stock the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A "Control Share Acquisition" means the acquisition of Control Shares, subject to limited exceptions set forth under Maryland law.

  A person who has made or proposes to make a Control Share Acquisition, upon satisfaction of specific conditions, including an undertaking to pay expenses, may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of a demand to consider voting rights for the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

  If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as is required by the statute, then, subject to the conditions and limitations set forth under Maryland law, the trust may redeem any or all of the Control Shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the Control Shares, as of the date of the last Control Share Acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for Control Shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares of beneficial interest entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares of beneficial interest as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the Control Share Acquisition.

  The Control Share Acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction, or to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

  ProLogis' bylaws contain provisions exempting Security Capital and its affiliates and successors from the provisions of the Control Share Acquisition statute.

Series E preferred shares

 General

  The summary of terms and provisions of the Series E preferred shares set forth below does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the terms and provisions of ProLogis' declaration of trust and bylaws, as amended. A copy of the ProLogis articles supplementary has been filed as an exhibit to the registration statement of which this joint proxy statement and prospectus forms a part.

  Subject to limitations prescribed by Maryland law and ProLogis' declaration of trust, ProLogis' board of trustees is authorized to provide for the issuance, from the authorized but unissued shares of beneficial interest of ProLogis, of preferred shares in such series as the ProLogis board may authorize, and the board is further authorized to establish from time to time the number of shares to be included in any such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each series.

  When issued, the Series E preferred shares will be validly issued, fully paid, and nonassessable. The holders of the Series E preferred shares will have no preemptive rights with respect to any shares of beneficial interest of ProLogis or any other securities of ProLogis convertible into or carrying rights or options to purchase any such shares. The Series E preferred shares will not be subject to any sinking fund or other obligation of ProLogis to redeem or retire the Series E preferred shares.

  The transfer agent, registrar and dividend disbursing agent for the Series E preferred shares is BankBoston, N.A., 150 Royall Street, Canton, Massachusetts 02021.

 Ranking

  With respect to payment of dividends and amounts upon liquidation, dissolution or winding up, the Series E preferred shares will rank senior to ProLogis' Series A junior participating preferred shares and on a parity with all other series of preferred shares of ProLogis and senior to the common shares.

  While any Series E preferred shares are outstanding, ProLogis may not authorize, create or increase the authorized number of shares of any class, or of any securities convertible into shares of any class, of security that ranks senior to the Series E preferred shares with respect to the payment of dividends or amounts payable upon liquidation, dissolution, or winding up, without the affirmative vote of the holders of two-thirds of the outstanding Series E preferred shares and "Parity Shares," voting as a single class, unless provision is made for the redemption of all outstanding Series E preferred shares. However, ProLogis may create additional classes of other stock, increase the authorized number of preferred shares, or issue series of preferred shares ranking on a parity with the Series E preferred shares with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution, and winding up without the consent of any holder of Series E preferred shares. See "--Voting rights" below.

 Dividends

  Holders of the Series E preferred shares will be entitled to receive, when and as declared by the board of trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8.75% of the liquidation preference per annum per share, equivalent to $2.1875 per share per annum. Such dividends will be cumulative and payable quarterly in arrears on the last calendar day, or, if such day is not a business day, the next business day, of each January, April, July and October. The first dividend, which is expected to be paid on or about April 30, 1999, will be for a full quarter unless a partial dividend was declared and paid by Meridian prior to the merger, in which case, the first dividend will be for the period beginning after the merger. Such first dividend and any dividends payable on the Series E preferred shares for any partial dividend period will be computed on the basis of the actual number of days in such period. Dividends will be payable to holders of record as they appear in the records of ProLogis at the close of usiness on the applicable record date, which will be the date designated as such by the board of trustees that is not more than 50 nor less than 10 days prior to such dividend payment date. Accrued and unpaid dividends for any past dividend periods may be authorized and paid at any time and for such interim periods without reference to any regular dividend payment date, to holders of record on such date not exceeding 50 days preceding the payment date thereof, as may be fixed by the ProLogis board of trustees. Any dividend payment made on the Series E preferred shares will first be credited against the earliest accrued but unpaid dividend due with respect to the Series E preferred shares that remains payable.

  Dividends on Series E preferred shares will accrue whether or not ProLogis has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E preferred shares that may be in arrears. Holders of Series E preferred shares will not be entitled to any dividends, whether payable in cash, property or shares of ProLogis, in excess of the full cumulative dividends on the Series E preferred shares.

  If, for any taxable year, ProLogis elects to designate as "capital gain dividends", as defined in Section 857 of the Internal Revenue Code of 1986 or any successor section, any portion of the dividends, within the meaning of the Internal Revenue Code of 1986, paid or made available for the year to holders of all classes of shares of beneficial interest, then the portion of the amount so designated by ProLogis that will be allocable to holders of Series E preferred shares will be in the same proportion that the dividends paid or made available to the holders of Series E preferred shares for the year bears to the dividends paid or made available for the year to holders of all classes of shares of beneficial interest.

  Except as provided in the next sentence, so long as any Series E preferred shares are outstanding no dividends will be authorized or set apart for payment or paid for any period on any shares ranking on a parity with the Series E preferred shares unless full cumulative dividends have been authorized and are paid or are contemporaneously authorized and funds sufficient for the payment thereof are set aside for such payment on the Series E preferred shares for all prior dividend periods. If accrued dividends on the Series E preferred shares for all prior dividend periods have not been paid in full or a sum sufficient for payment thereof is not set apart, then any dividend declared on the Series E preferred shares and on any shares ranking on a parity with the Series E preferred shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series E preferred shares and such shares ranking on a parity with the Series E preferred shares.

  So long as any Series E preferred shares are outstanding, ProLogis will not

  (1) authorize, pay or set apart funds for the payment of any dividend or other distribution with respect to any common shares or any other class or series of beneficial interest of ProLogis now or hereafter issued and outstanding that ranks junior to the Series E preferred shares as to the payment of dividends or in the distribution of assets or amounts upon liquidation, dissolution, and winding up or

  (2) redeem, purchase or otherwise acquire for consideration any shares ranking junior to the Series E preferred shares as to the payment of dividends or in the distribution of assets upon liquidation, dissolution and winding up through a sinking fund or otherwise, other than a redemption or purchase or other acquisition of common shares made for purposes of any employee incentive or benefit plan of ProLogis or any subsidiary, unless

  (a) all cumulative dividends with respect to the Series E preferred shares and any shares ranking on a parity with the Series E preferred shares at the time such dividends are payable have been paid or have been authorized with funds having been set apart for payment of such dividends, and

  (b) sufficient funds have been or contemporaneously are paid or have been authorized and set apart for the payment of the dividend for the current dividend period with respect to the Series E preferred shares and any shares ranking on a parity with the Series E preferred shares.

 Liquidation rights

  Upon any voluntary or involuntary liquidation, dissolution or winding up of ProLogis, before any payment or the distribution of the assets of ProLogis shall be made to or set apart for the holders of shares ranking junior to the Series E preferred shares as to the payment of dividends or in the distribution of assets upon liquidation, dissolution and winding up, the holders of Series E preferred shares will be entitled to receive out of the assets of ProLogis legally available for distribution to shareholders a liquidation preference of $25.00 per Series E preferred share, plus an amount equal to all dividends, whether or not earned or authorized, accrued and unpaid thereon to the date of final distribution to such holders, and no more.

  Until the holders of Series E preferred shares and shares ranking on a parity with the Series E preferred shares have been paid their liquidation preference in full, no payment will be made to any holder of shares ranking junior to the Series E preferred shares as to the payment of dividends or in the distribution of assets upon the liquidation, dissolution or winding up of ProLogis. If upon any liquidation, dissolution or winding up of ProLogis, the assets of ProLogis, or proceeds thereof, distributable among the holders of the Series E preferred shares are insufficient to pay in full the amount payable upon liquidation with respect to the Series E preferred shares and any other shares ranking on a parity with the Series E preferred shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series E preferred shares and any such shares ranking on a parity with the Series E preferred shares ratably in accordance with the respective amounts which would be payable on such Series E preferred shares and any such shares ranking on a parity with the Series E preferred shares if all amounts payable thereon were paid in full. A consolidation or merger of ProLogis with another entity, a statutory share exchange by ProLogis, or a sale, lease, or transfer of all or substantially all of ProLogis' assets will not be considered a liquidation, dissolution or winding up, voluntary or involuntary, of ProLogis.

 Redemption

  The Series E preferred shares are not redeemable by ProLogis prior to June 30, 2003. On and after that date, ProLogis, at its option, upon not less than 30 or more than 90 days' written notice, may redeem the Series E preferred shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption, without interest. If fewer than all of the outstanding Series E preferred shares are to be redeemed, the number of shares to be redeemed will be determined by ProLogis and such shares may be redeemed pro rata, as nearly as may be, from the holders of record of such shares in proportion to the number of such shares held by such holders, by lot, or by any other method determined by ProLogis in its sole discretion to be equitable.

  Unless full cumulative dividends on all Series E preferred shares and any shares ranking on a parity with the Series E preferred shares have been or contemporaneously are authorized and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series E preferred shares or shares ranking on a parity with the Series E preferred shares may be redeemed in part and may not be or purchased or acquired by ProLogis except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series E preferred shares or shares ranking on a parity with the Series E preferred shares, as the case may be.

  Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series E preferred shares at the address shown on the share transfer books of ProLogis. Each notice shall state:

  (1) the redemption date;

  (2) the number of Series E preferred shares to be redeemed;

  (3) the redemption price per share;

  (4) the place or places where certificates for Series E preferred shares are to be surrendered for payment of the redemption price; and

  (5) that dividends on the Series E preferred shares will cease to accrue on such redemption date.

  If fewer than all Series E preferred shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series E preferred shares to be redeemed from such holder. If notice of redemption of any Series E preferred shares has been given and if the funds necessary for such redemption have been set aside by ProLogis in trust for the benefit of the holders of Series E preferred shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series E preferred shares, such Series E preferred shares shall no longer be deemed outstanding, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

  The holders of Series E preferred shares at the close of business on a dividend record date will be entitled to receive the dividends payable with respect to such Series E preferred shares on the corresponding dividend payment date, notwithstanding the redemption thereof between such dividend record date and the corresponding dividend payment date. Except as provided above, ProLogis will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E preferred shares which have been called for redemption.

  The Series E preferred shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

 Voting rights

  Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series E preferred shares will have no voting rights.

  If dividends payable for six or more quarterly periods, whether or not consecutive, on the Series E preferred shares or any shares ranking on a parity with the Series E preferred shares are in arrears, whether or not earned or declared, the number of trustees then constituting the board of trustees of ProLogis will be increased by two, and the holders of Series E preferred shares, voting together as a class with the holders of any other series of shares ranking on a parity with the Series E preferred shares, will have the right to elect two additional trustees to serve on ProLogis' board of trustees at any annual meeting of shareholders or a special meeting held in place thereof, or at a special meeting of the holders of the Series E preferred shares and the shares ranking on a parity with the Series E preferred shares. Such voting rights will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all trustees so elected will terminate with the termination of such voting rights and the number of trustees shall be reduced accordingly.

  The approval of two-thirds of the outstanding Series E preferred shares and all other shares ranking on a parity with the Series E preferred shares similarly affected, voting as a single class, is required in order to

  (1) amend ProLogis' declaration of trust to affect materially and adversely the rights, preferences or voting power of the holders of the Series E preferred shares or the shares ranking on a parity with the Series E preferred shares;

  (2) enter into a share exchange that affects the Series E preferred shares, or consolidate ProLogis with or merge ProLogis with another entity, unless in each such case each Series E preferred share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof identical to that of the Series E preferred shares except for changes that do not materially and adversely affect the holders of Series E preferred shares, or

  (3) authorize, create, or increase the authorized amount of any shares of any class, or any security convertible into shares of any class, having rights senior to the Series E preferred shares with respect to the payment of dividends or amounts upon liquidation, dissolution, or winding up of ProLogis unless a provision is made for redemption of all outstanding Series E preferred shares.

  However, ProLogis may create additional classes of shares ranking on a parity with the Series E preferred shares and shares ranking junior to the Series E preferred shares as to the payment of dividends or in the distribution of assets upon liquidation, dissolution and winding up, increase the authorized number of shares ranking on a parity with the Series E preferred shares and shares ranking junior to the Series E preferred shares as to the payment of dividends or in the distribution of assets upon liquidation, dissolution and winding up and issue additional series of shares ranking on a parity with the Series E preferred shares and shares ranking junior to the Series E preferred shares as to the payment of dividends or in the distribution of assets upon liquidation, dissolution and winding up without the consent of any holder of Series E preferred shares.

  Except as provided above and as required by applicable law, the holders of Series E preferred shares are not entitled to vote on any merger or consolidation involving ProLogis, on any share exchange or on a sale of all or substantially all of the assets of ProLogis and the consent of such holders shall not be required for the taking of any corporate action.

 Conversion

  The Series E preferred shares are not convertible into or exchangeable for any other property or securities of ProLogis.

 Restrictions on ownership

  As described above in "Description of ProLogis Securities--Common shares-- Restrictions on size of holdings," for ProLogis to qualify as a real estate investment trust under the Internal Revenue Code of 1986, no more than 50% in value of its outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer "individuals" during the last half of a full taxable year or during a proportionate part of a shorter taxable year. Under the constructive ownership provisions of the Internal Revenue Code of 1986, shares owned by an entity, including a corporation, life insurance company, mutual fund or pension trust, are treated as owned by the ultimate individual beneficial owners of the entity. Because ProLogis intends to maintain its qualification as a real estate investment trust, ProLogis' declaration of trust and articles supplementary contain restrictions on the ownership and transfer of shares of beneficial interest, including the Series E preferred shares, intended to assist ProLogis in complying with these requirements.

  Subject to exceptions specified in the ProLogis' declaration of trust, no holder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, more than 9.8% of the ProLogis Series E preferred shares. The ProLogis board has waived this restriction with respect to the acquisition of Series E preferred shares for a holder who is not an "individual" within the meaning of Section 542(a)(2) of the Internal Revenue Code of 1986 as modified by Section 856(h)(3) of the Internal Revenue Code of 1986, so long as through such holder's ownership of such Series E preferred shares no "individual" would be considered the beneficial owner of more than 9.8% of the Series E preferred shares and such holder would not be deemed to own, actually or constructively, an interest in a tenant of ProLogis or a tenant of an entity owned or controlled by ProLogis in whole or in part, that would cause ProLogis to own, actually or constructively, more than a 9.8% interest, as set forth in Section 856(h)(3) of the Internal Revenue Code of 1986, in any tenant of ProLogis. If a holder were to acquire more than 9.8% of the Series E preferred shares and such holder did not meet the criteria set forth in the preceding sentence, such holder's Series E preferred shares would be subject to the provisions in the declaration of trust relating to a violation of the ownership limits as described above in "Description of ProLogis Securities--Common shares--Restrictions on size of holdings."

                       PRINCIPAL SHAREHOLDERS OF PROLOGIS

  The following table sets forth, as of February 23, 1999, the pro forma beneficial ownership of ProLogis common shares, after giving effect to the merger, for

    (1) each person who will be beneficial owner of more than 5% of the ProLogis common shares,

    (2) each trustee of ProLogis,

    (3) the co-chairmen of ProLogis and the three other most highly compensated executive officers of ProLogis and

    (4) all trustees and executive officers of ProLogis as a group.

  Unless otherwise indicated in the footnotes, all of the ProLogis shares will be owned directly, and the indicated person or entity will have sole voting and dispositive power. The number and percent of ProLogis common shares that will be beneficially owned by a person assume that all options held by that person which are exercisable within 60 days will be exercised, but that no options held by other persons have been exercised.

  Unless otherwise noted, the mailing address for each person identified below will be c/o ProLogis Trust, 14100 East 35th Place, Aurora, Colorado 80011.

                                               Number of ProLogis
                                               Common Shares to be   Percent of
Beneficial Owner                               Beneficially Owned      Class
----------------                               -------------------   ----------
Security Capital Group Incorporated...........     49,903,814(1)       30.99%
125 Lincoln Avenue
Santa Fe, New Mexico 87501
The Prudential Insurance Company of America...      9,913,565           6.16
Prudential Plaza
751 Broad Street
Newark, New Jersey 07102
Ameritech Pension Trust.......................      9,777,457           6.07
225 West Randolph Street, HQ13A
Chicago, Illinois 10017
K. Dane Brooksher.............................        125,870(2)           *
Stephen L. Feinberg...........................        136,648(3)(4)        *
4855 North Mesa, Suite 120
El Paso, Texas 79912
Donald P. Jacobs..............................          2,283(3)           *
J.L. Kellogg Graduate School of Management
Northwestern University
2001 Sheridan Road
Evanston, Illinois 60208
Irving F. Lyons III...........................        359,227(5)           *
47775 Fremont Boulevard
Fremont, California 94538
William G. Myers..............................        157,334(3)(6)        *
1114 State Street, Suite 232
Santa Barbara, California 93101
John E. Robson................................         17,783(3)(7)        *
555 California Street, Suite 2600
San Francisco, California 94101
J. Andre Teixeica.............................              0              *
P.O. Box 398
Brovary, Kyiv Region
255020 Ukraine
Thomas G. Wattles.............................         26,339(8)           *
125 Lincoln Avenue
Santa Fe, New Mexico 87501

                                                Number of ProLogis
                                                Common Shares to be Percent of
Beneficial Owner                                Beneficially Owned    Class
----------------                                ------------------- ----------
Jeffrey H. Schwartz............................        185,917(9)        *
John W. Seiple.................................         50,798(10)       *
Robert J. Watson...............................         65,393(11)       *
All trustees and executive officers as a group
(23 persons)...................................      1,373,847           *

--------
*Less than 1%


(1) These shares are owned of record by SC Realty Incorporated, a wholly owned subsidiary of Security Capital.
(2) Includes 772 shares held by Mr. Brooksher's wife.
(3) Includes for Messrs. Feinberg, Jacobs, Myers and Robson beneficial ownership of 10,000, 6,000, 8,000 and 10,000 shares, respectively, that are issuable upon exercise of options granted under the ProLogis Share Option Plan for Outside Trustees.
(4) 50,000 of these shares and 11,000 ProLogis Series B preferred shares convertible into an aggregate of 14,102 shares are owned by Dorsar Partners, L.P.; as a result of his position with this entity, Mr. Feinberg may be deemed to share voting and dispositive power with respect to common shares owned by this entity. 6,000 of these shares are owned by a trust for the benefit of Mr. Feinberg and an additional 6,000 of these shares are owned by a trust for the benefit of a relative of which Mr. Feinberg is a trustee.

(5) 7,625 of these shares are owned by trusts for the benefit of Mr. Lyons and other family members of which Mr. Lyons is a trustee and 280 of these shares are owned by Mr. Lyons' daughters. 256,530 of these shares are issuable upon exchange of units in SCI Limited Partnership--I. Mr. Lyons is a partner of some of the limited partners of such partnership. By virtue of such position, Mr. Lyons may be deemed to beneficially own these shares.

(6) 34,814 of these shares are owned by an entity with which Mr. Myers may be deemed to share voting and dispositive power with respect to shares as a result of his position with this entity. 118,181 of these shares are owned by Mr. Myers' Profit Sharing Plan.
(7) 13,939 of these shares are owned by Mr. Robson's IRA and 3,400 of these shares are owned by the John and Margaret Robson Living Trust. Mrs. Robson owns 444 of these shares.
(8) 7,424 of these shares are held by Mr. Wattles' IRA, 2,178 of these shares are held by Mr. Wattles' children and 5 shares are held by Mr. Wattles' wife.
(9) 128,264 of these shares are issuable upon exchange of units in a partnership owned by Mr. Schwartz.
(10) Mr. Seiple's shareholdings include 804 shares owned by his children.
(11) Includes 866 shares held in trust accounts for Mr. Watson's children, 433 shares held by his wife and 1,150 shares held by the estate of Mr. Watson's late father.

                                 LEGAL MATTERS

  The validity of the ProLogis common shares and ProLogis Series E preferred shares offered to holders of Meridian common stock and Meridian preferred stock, respectively, by this joint proxy statement and prospectus has been passed upon for ProLogis by Mayer, Brown & Platt, Chicago, Illinois. An opinion as to continued real estate investment trust qualification following the merger has been rendered for ProLogis and Meridian by Mayer, Brown & Platt. An opinion as to the tax aspects of the merger has been rendered for Meridian by Vinson & Elkins L.L.P. and an opinion as to the tax aspects of the merger has been rendered for ProLogis by Mayer, Brown & Platt. Mayer, Brown & Platt has in the past represented and is currently representing Security Capital and other affiliates of ProLogis.

                   INDEPENDENT PUBLIC ACCOUNTANTS AND EXPERTS

  The consolidated financial statements and schedules of ProLogis as of December 31, 1997 and 1996, and for each of the years in the three-year period ending December 31, 1997 incorporated by reference herein and in this registration statement on Form S-4 filed by ProLogis have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  The consolidated financial statements and schedules of Meridian as of December 31, 1997 and 1996, and for the years ending December 31, 1997 and 1996 and the period from inception through December 31, 1995 incorporated by reference herein and in the registration statement on Form S-4 filed by ProLogis have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

  With respect to the unaudited interim financial information for the nine months ended September 30, 1998 and 1997, for ProLogis, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                                 PROLOGIS TRUST

         INDEX TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----
Pro Forma Condensed Consolidated Balance Sheet as of September 30, 1998
 (unaudited)                                                              F-3
Notes to Pro Forma Condensed Consolidated Balance Sheet                   F-4
Pro Forma Condensed Consolidated Statement of Earnings from Operations
 for the nine months ended September 30, 1998 (unaudited)                 F-8
Pro Forma Condensed Consolidated Statement of Earnings from Operations
 for the year ended December 31, 1997 (unaudited)                         F-9
Notes to Pro Forma Condensed Consolidated Statements of Earnings from
 Operations                                                              F-10

                                 PROLOGIS TRUST

                        PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                                  (Unaudited)

  The accompanying pro forma condensed consolidated financial statements for ProLogis Trust ("ProLogis") reflect: (i) the acquisition by ProLogis of certain industrial distribution facilities during the period from December 31, 1996 to October 30, 1998, as detailed in the Current Report on Form 8-K/A of ProLogis filed on February 25, 1999 and dated as of December 3, 1998 and (ii) the proposed merger (the "Merger") of Meridian Industrial Trust, Inc. ("Meridian") with and into ProLogis.

  Under the Agreement and Plan of Merger dated as of November 16, 1998, as amended (the "Merger Agreement"), for each share of Meridian common stock held, the holder will receive 1.10 ProLogis common shares ("ProLogis Common Shares") plus up to $2.00 in cash under certain circumstances, and Meridian's Series D preferred stockholders will receive one comparable ProLogis cumulative redeemable preferred share. In addition, ProLogis will assume Meridian's outstanding liabilities. The Merger will be accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16.

  The accompanying pro forma condensed consolidated financial statements have been prepared based upon certain pro forma adjustments to the historical financial statements of ProLogis. The pro forma adjustment to reflect the Merger is based upon the pro forma financial statements of Meridian that were previously filed via Current Report on Form 8-K by Meridian on December 7, 1998, which is referenced in the accompanying notes to the pro forma condensed consolidated financial statements.

  The accompanying pro forma condensed consolidated balance sheet has been prepared as if: (i) the facility acquired by ProLogis subsequent to September 30, 1998 had been acquired as of that date; and, (ii) the Merger had occurred as of September 30, 1998.

  The accompanying pro forma condensed consolidated statements of earnings from operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 have been prepared as if: (i) the acquisition of certain facilities acquired by ProLogis during the period from January 1, 1997 to October 30, 1998 as detailed in the Current Report on Form 8-K/A of ProLogis filed on February 25, 1999 and dated as of December 3, 1998 had occurred on January 1, 1997; (ii) the assumption of certain mortgage debt associated with the facilities noted in (i) above had occurred as of January 1, 1997; (iii) the issuance of senior unsecured notes subsequent to December 31, 1996, necessary to fund the pro forma acquisitions noted in (i) above, had occurred as of January 1, 1997; and, (iv) the Merger had occurred as of January 1, 1997.

  The pro forma condensed consolidated financial statements do not purport to be indicative of the financial position or results of operations which would actually have been obtained had the Merger and other transactions been completed on the dates indicated or which may be obtained in the future. The pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of ProLogis and Meridian, as set forth in their respective 1997 Annual Reports on Form 10-K and Form 10-K/A and Quarterly Reports on Form 10-Q and Form 10-Q/A for the nine months ended September 30, 1998 and the pro forma financial statements of Meridian included in the Current Report on Form 8-K filed on December 7, 1998.

  The accompanying pro forma condensed consolidated statements of earnings from operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 do not give effect to the fully stabilized results of operations related to: (i) facilities under development of both ProLogis and Meridian at September 30, 1998 with a combined total budgeted completion cost of $544.2 million; or, (ii) completed developments of ProLogis and Meridian during 1997 and the first nine months of 1998 with a combined total budgeted completion cost of $678.3 million. Management believes that there will be sufficient depth of management and personnel such that additional facilities can be developed and managed without a significant increase in personnel or other costs. As a result, management believes that the accretion in net earnings from operations and funds from operations from the Merger reflected in the pro forma condensed consolidated statements of earnings from operations is not indicative of the full accretion that is expected to occur on a post-Merger basis.

  In management's opinion, all material adjustments necessary to reflect the effects of the Merger and other transactions have been made to the pro forma condensed consolidated financial statements.

                                 PROLOGIS TRUST

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               September 30, 1998
                      (In thousands, except share amounts)
                                  (Unaudited)

                                                                   Pro Forma Merger Adjustments
                                                                ----------------------------------------
                                       Pro Forma
                                        Adjust-      ProLogis                                                 ProLogis
                           ProLogis     ments--     Pre-Merger               Purchase Price                  Post-Merger
         ASSETS           Historical  Acquisitions  Pro Forma   Meridian(d)   Adjustments       ProLogis      Pro Forma
         ------           ----------  ------------  ----------  -----------  --------------     --------     -----------
Real estate.............  $3,483,817     $7,663 (a) $3,491,480  $1,179,783      $227,653            --       $4,898,916
 Less accumulated
  depreciation..........     231,526        --         231,526      29,005       (29,005)           --          231,526
                          ----------     ------     ----------  ----------      --------        -------      ----------
   Net real estate
    investment..........   3,252,291      7,663      3,259,954   1,150,778       256,658 (e)(f)     --        4,667,390
Investments in and
 advances to
 unconsolidated
 subsidiaries...........     525,138        --         525,138      45,907           --  (g)        --          571,045
Cash and cash
 equivalents............      31,650     (4,138)(b)     27,512       3,535           --             --           31,047
Restricted cash and cash
 held in escrow.........         --         --             --       10,912           --             --           10,912
Note receivable.........         --         --             --        8,000           --  (h)        --            8,000
Accounts receivable and
 other assets...........     115,049        --         115,049      31,479       (14,304)(e)(i)     --          132,224
                          ----------     ------     ----------  ----------      --------        -------      ----------
     Total assets.......  $3,924,128     $3,525     $3,927,653  $1,250,611      $242,354        $   --       $5,420,618
                          ==========     ======     ==========  ==========      ========        =======      ==========
    LIABILITIES AND
  SHAREHOLDERS' EQUITY
  --------------------
Liabilities:
 Lines of credit........  $  159,500     $  --      $  159,500  $  292,148      $(48,301)(j)    $10,304 (p)  $  492,400
                                                                                  72,440 (e)(k)
                                                                                   5,550 (e)(k)
                                                                                     759 (l)
 Short-term
  borrowings............     150,000        --         150,000         --            --             --          150,000
 Mortgage notes and
  assessment bonds
  payable...............     134,534      3,525 (c)    138,059     103,312         5,794 (e)(m)     --          247,165
 Long-term debt.........     958,586        --         958,586     160,102        (4,015)(e)(m)     --        1,114,673
 Accounts payable and
  other liabilities.....     155,898        --         155,898      50,007        10,304 (e)(n) (10,304)(p)     205,905
                          ----------     ------     ----------  ----------      --------        -------      ----------
     Total liabilities..   1,558,518      3,525      1,562,043     605,569        42,531            --        2,210,143
Minority interest.......      51,358        --          51,358      17,605           --             --           68,963
Shareholders' equity:
 Series A Preferred
  Shares................     135,000        --         135,000         --            --             --          135,000
 Series B Convertible
  Preferred Shares......     194,925        --         194,925      25,000       (25,000)(j)        --          194,925
 Series C Preferred
  Shares................     100,000        --         100,000         --            --             --          100,000
 Series D Preferred
  Shares................     250,000        --         250,000      50,000           --         (50,000)(q)     250,000
 Series E Preferred
  Shares................         --         --             --          --            --          50,000 (q)      50,000
 Common Shares
  (123,091,696 shares
  historical and
  162,933,442 shares
  post-merger pro
  forma)................       1,231        --           1,231          32             3 (j)        362 (q)       1,629
                                                                                       1 (j)
Additional paid-in
 capital................   1,899,342        --       1,899,342     567,044        73,297 (j)       (362)(q)   2,676,204
                                                                                 152,281 (e)(o) (14,639)(r)
                                                                                    (759)(l)
Employee share purchase
 notes..................     (25,660)       --         (25,660)        --                           --          (25,660)
Accumulated other
 comprehensive income...         307        --             307         --            --             --              307
Distributions in excess
 of net earnings........    (240,893)       --        (240,893)    (14,639)          --          14,639 (r)    (240,893)
                          ----------     ------     ----------  ----------      --------        -------      ----------
     Total shareholders'
      equity............   2,314,252        --       2,314,252     627,437       199,823            --        3,141,512
                          ----------     ------     ----------  ----------      --------        -------      ----------
     Total liabilities
      and shareholders'
      equity............  $3,924,128     $3,525     $3,927,653  $1,250,611      $242,354        $   --       $5,420,618
                          ==========     ======     ==========  ==========      ========        =======      ==========

     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

                                 PROLOGIS TRUST

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               September 30, 1998
                                  (Unaudited)

(a) Represents the acquisition of the Oceanie Distribution Center #1 in Paris, France on October 30, 1998. The purchase price of the facility was $7.7 million and $3.5 million of existing mortgage debt was assumed.

(b) Represents the use of cash on hand to fund the cash portion of the pro forma acquisition discussed in note (a).

(c) Represents the assumption of mortgage debt associated with the pro forma acquisition discussed in note (a).

(d) Reference is made to Meridian's Current Report on Form 8-K filed on December 7, 1998 with the Securities and Exchange Commission for the source of Meridian's pre-Merger pro forma balance sheet as of September 30, 1998. Meridian's pro forma balance sheet gives effect to the post September 30, 1998 acquisitions of real estate assets as if these acquisitions had occurred as of September 30, 1998. Certain amounts have been reclassified to conform to ProLogis' financial statement presentation.

(e) Represents adjustments to record Meridian's pro forma assets and liabilities at their respective purchase values based on the purchase method of accounting. The assumed purchase price was computed as follows (in thousands):

     Issuance of ProLogis Common Shares (1)........................ $  781,894
     Issuance of ProLogis Series E preferred shares (3)............     46,125
     Cash payments to Meridian common shareholders (2).............     72,440
     Assumption of Meridian's liabilities at estimated fair value
      (4)..........................................................    569,351
     Assumption of Meridian's pro forma minority interest at book
      value (which approximates estimated fair value)..............     17,605
     Costs incurred by ProLogis (5)................................      5,550
                                                                    ----------
     Assumed purchase price........................................ $1,492,965
                                                                    ==========

  (1) Represents the value of the 39,841,746 ProLogis common shares that will be exchanged for the assumed 36,219,769 outstanding shares of Meridian common stock (based on the exchange ratio of 1.1 to one). The value of the ProLogis Common Shares is based upon the closing price of the shares on February 12, 1999 of $19.625 per share. The assumed outstanding shares of Meridian common stock are calculated as follows:


      Pre-Merger pro forma shares of Meridian common stock
       outstanding................................................ 31,674,027
      Conversion of Meridian Series B preferred stock.............  1,623,376
      Assumed exercise of options and warrants....................  2,640,366
      Conditional stock grants ...................................    282,000
                                                                   ----------
      Adjusted pro forma shares of Meridian common stock
       outstanding................................................ 36,219,769
                                                                   ==========

  (2) Represents the cash payment to Meridian common stockholders of $2.00 based upon the assumed price of ProLogis Common Shares of $19.625 for the 36,219,769 Meridian shares outstanding. The total cash payment of $72,440,000 will result in additional interest expense of approximately $3,564,000 for the nine months ended September 30, 1998 and $4,890,000 for the year ended December 31, 1997. This interest expense is included in the pro forma condensed consolidated statements of earnings from operations for the applicable periods as discussed in note (ee).

  (3) The assumed value of the ProLogis Series E preferred shares is based upon the closing price of the Meridian Series D preferred stock on February 12, 1999 of $23.0625 per share.

  (4) The Meridian liabilities assumed are calculated as follows:

      Meridian pro forma liabilities.................................. $605,569
      Fair value adjustment to mortgage notes (see note (m))..........    5,794
      Fair value adjustment to long-term debt (see note (m))..........   (4,015)
      Accrued severance costs (see note (n)) .........................   10,304
      Pro forma pay down on line of credit (see note (j)).............  (48,301)
                                                                       --------
                                                                       $569,351
                                                                       ========

                                 PROLOGIS TRUST

  (5) Represents costs to be incurred by ProLogis in connection with the Merger, ($5,350,000 of banking and professional fees and $200,000 for other costs including printing, regulatory filing, title and transfer costs).

(f) Represents the step-up in basis of Meridian's real estate assets in accordance with the purchase method of accounting based on the assumed purchase price (see note (e)). The stepped-up basis indicated is less than the estimated fair value of Meridian's real estate assets by approximately $51.6 million of pro forma negative goodwill. Management's basis for determining fair value estimates and the components of fair value are as follows:

  (i) Operating facilities: the application of an estimated capitalization rate to each operating facility's estimated 1999 net operating income. The capitalization rates were based upon market analysis and individual property assessments;

  (ii) Developments expected to be completed in 1998: the application of an estimated capitalization rate to the facility's estimated 1999 net operating income. The capitalization rates were based upon market analysis and individual property assessments. This value was then adjusted to reflect the estimated percentage of completion of the facilities as of September 30, 1998;

  (iii) Developments expected to be completed subsequent to 1998: the actual cost of the development at September 30, 1998 adjusted upward by a factor to reflect the step-up to estimated fair value. Based on ProLogis' experience, the historical cost of an internally developed facility upon completion is less than the fair value of the facility at the time of completion;

  (iv) Land held for development: the book value at September 30, 1998 was deemed to be the fair value because all land acquisitions occurred within the last 12 months and the acquisition cost is representative of current market conditions;

  (v) Participating mortgage note receivable included in real estate: represents a participating mortgage note at the actual outstanding principal balance at September 30, 1998. The interest rate of the note of 10.5% was deemed to be comparable to the interest rate that would have been negotiated by the combined company.

  A summary of the fair values of Meridian's real estate assets, the calculation of negative goodwill and the calculation of the adjustment for the step-up in basis of Meridian's real estate assets are as follows (in thousands):

      Operating facilities........................................ $1,303,760
      Developments expected to be completed in 1998...............     90,389
      Developments expected to be completed subsequent to 1998....     12,990
      Land held for development...................................     28,601
      Participating mortgage note receivable......................     23,300
                                                                   ----------
      Fair value of real estate assets............................  1,459,040
      Pro forma book value of Meridian real estate assets.........  1,150,778
                                                                   ----------
      Preliminary adjustment for step-up in basis of real estate
       assets.....................................................    308,262
      Book value of Meridian's total assets.......................  1,250,611
      Adjustment to fair value of other assets (see note(i))......    (14,304)
                                                                   ----------
      Fair value of total assets..................................  1,544,569
      Purchase price (see note(e))................................  1,492,965
                                                                   ----------
      Negative goodwill........................................... $  (51,604)
                                                                   ==========

                                 PROLOGIS TRUST

  In accordance with GAAP, the negative goodwill is applied to Meridian's real estate assets. Consequently, the real estate assets step-up adjustment is recalculated as follows:

      Preliminary adjustment for step-up in basis of real estate assets......................................................  $308,262
      Negative goodwill............................................   (51,604)
                                                                     --------
      Final adjustment for step-up in basis of real estate assets..  $256,658
                                                                     ========

(g) The fair value of Meridian's investment in the preferred stock of Meridian Refrigerated, Inc., which owns refrigerated distribution companies, is assumed to be the book value at September 30, 1998. The underlying assets of Meridian Refrigerated, Inc. were acquired in 1998.

(h) Represents a note receivable to Meridian. The fair value of the note is its outstanding principal balance at September 30, 1998 because the interest rate of the note of 8.5% was deemed to be comparable to the interest rate that would have been negotiated by the combined company.

(i) Represents the elimination of the following assets of Meridian that have no future value to the combined company (in thousands):

     Deferred loan costs, net......................................... $ 2,432
     Costs capitalized associated with a new financial reporting software package that will not be implemented by the combined
      company.........................................................     925
     Rent leveling receivable.........................................   5,740
     Capitalized leasing commissions and expenses, net................   3,866
     Miscellaneous fixed assets.......................................     716
     Costs incurred related to potential Meridian facility
      acquisitions that are not planned by the combined company.......     625
                                                                       -------
       Total adjustment............................................... $14,304
                                                                       =======

(j) Represents the: (i) assumed pre-Merger conversion of Meridian's 1,623,376 shares of Meridian Series B convertible preferred stock into shares of Meridian common stock on a one for one basis ($1,000 aggregate par value and $24,999,000 aggregate additional paid-in capital); and, (ii) the issuance of shares of Meridian common stock upon the assumed exercise of outstanding options and warrants ($3,000 aggregate par value and $48,298,000 aggregate additional paid-in capital). In accordance with
    Section 5.10 of the Merger Agreement, the Meridian options will vest and become fully exercisable upon consummation of the Merger. As all of the outstanding options and warrants have exercise prices below the current per share price of Meridian common stock, the full exercise of the options is assumed for pro forma purposes.

  The proceeds from the exercise of the Meridian options and warrants are assumed to be used to pay down Meridian's line of credit as follows (dollars in thousands, except per share amounts):

      2,024,371 options at a weighted average exercise price of
       $19.07 per share..............................................  $38,605
      615,995 warrants at a weighted average exercise price of $15.74
       per share.....................................................    9,696
                                                                       -------
        Cash proceeds from assumed exercise..........................  $48,301
                                                                       =======

(k) Represents additional borrowings on ProLogis' lines of credit necessary to fund the cash payments to Meridian stockholders described in note (e)(2) and merger costs described in note(e)(5).

(l) Represents costs associated with registering the ProLogis common and preferred shares to be given to the Meridian stockholders in the Merger.

(m) The adjustments to Meridian's mortgage notes payable and long-term debt reflect the premium or discount to adjust these financial instruments to their estimated fair value. The adjustment is based on the present value of amounts to be paid using interest rates currently available to ProLogis for debt obligations with

                                PROLOGIS TRUST
   similar terms and features. The borrowing rates available to ProLogis are assumed to be comparable to the borrowing rates available to the combined company. The adjustments are based on current rates ranging from 7.20% to 8.05%. See note (e)(4).

(n) Represents the liability to be assumed by the combined company related to the costs under the severance agreements with Meridian's officers and the severance plan applicable to all other Meridian employees. Under Section
    5.9 of the Merger Agreement all Meridian employees will be terminated as a result of the Merger. See note (e)(4).

(o) Represents adjustment of Meridian's stockholders' equity based on the assumed fair value of the shares to be received from ProLogis as calculated below (dollars in thousands, except per share amounts):

     39,841,746 shares of common stock at $19.625 per share (the assumed per share value of the ProLogis Common Shares to be issued to Meridian holders on 1.10 for one basis as described in note (e))..................................................  $ 781,894
     2,000,000 shares of preferred stock at $23.0625 per share (the assumed per share value of the ProLogis preferred shares to be issued to Meridian holders on a one for one basis as described
      in note (e))..................................................     46,125
     Meridian's pre-Merger pro forma stockholders' equity (assumes conversion of Meridian Series B preferred stock and exercise
      of options and warrants described in note (j))................   (675,738)
                                                                      ---------
       Total adjustment.............................................  $ 152,281
                                                                      =========

(p) Represents the payments to terminated Meridian employees to be made by ProLogis under the terms of the Merger Agreement.

(q) Represents: (i) the 1.10 for one exchange of 36,219,769 shares of Meridian common stock ($0.001 par value) for 39,841,746 ProLogis Common Shares ($0.01 par value); (ii) the one for one exchange of 2,000,000 shares of Meridian Series D preferred stock for 2,000,000 comparable ProLogis Series E preferred shares ($25.00 per share stated liquidation preference) (the number of shares of Meridian common stock are determined in note (e)); and, (iii) a $362,000 adjustment for the difference between the $0.001 par value of Meridian's common stock on an aggregate basis as compared to the $0.01 par value of ProLogis' Common Shares on an aggregate basis related to the exchange of shares referenced above.

(r) Represents the reclassification of $14,639,000 of Meridian's distributions in excess of net earnings to additional paid-in capital in accordance with purchase accounting.

                                 PROLOGIS TRUST

                 PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                            EARNINGS FROM OPERATIONS

                      Nine Months Ended September 30, 1998
                     (In thousands, except per share data)
                                  (Unaudited)

                                                                                      Pro Forma Merger
                                            Acquisitions                                Adjustments
                                       -----------------------       ProLogis    ---------------------------    ProLogis
                           ProLogis                 Pro Forma       Pre-Merger                                 Post-Merger
                          Historical   Historical  Adjustments      Pro Forma    Meridian (z)  ProLogis (aa)    Pro Forma
                          ----------   ----------  -----------      ----------   ------------  -------------   -----------
Income:
 Rental income..........   $251,605      $4,411(t)     $ --          $256,016      $77,599        $   --        $333,615
 Other real estate
  income................     10,542         --           --            10,542          --             --          10,542
 Income from
  unconsolidated
  subsidiaries and JV...      1,930         --           --             1,930        3,883            --           5,813
 Foreign exchange
  gains, net............      5,336         --           --             5,336          --             --           5,336
 Interest and other
  income................      2,012         --           --             2,012        1,339            --           3,351
                           --------      ------      -------         --------      -------        -------       --------
   Total income.........    271,425       4,411          --           275,836       82,821            --         358,657
                           --------      ------      -------         --------      -------        -------       --------
Expenses:
 Rental expenses, net
  of recoveries.........     20,458         392(t)        29 (u)       20,879        5,742            --  (bb)    26,621
 General and
  administrative........     14,060         --           --            14,060        5,502            --  (cc)    19,562
 Administrative
  services fee paid to
  affiliate.............      1,566         --           --             1,566          --             --           1,566
 Depreciation and
  amortization..........     73,684         --         1,111 (v)       74,795       18,021          5,087 (dd)    97,903
 Interest...............     52,455         --         2,919 (w)(x)    55,374       17,807            532 (ee)    73,713
 Interest rate hedge
  expense...............     27,652         --           --            27,652       12,633                        40,285
 Other..................      4,096         --           --             4,096          713            --           4,809
                           --------      ------      -------         --------      -------        -------       --------
   Total expenses.......    193,971         392        4,059          198,422       60,418          5,619        264,459
                           --------      ------      -------         --------      -------        -------       --------
Earnings from operations
 before minority
 interest, excluding
 gains on dispositions..     77,454       4,019       (4,059)          77,414       22,403         (5,619)        94,198
Minority interest share
 in net earnings........      3,101         --           --             3,101          896            --           3,997
                           --------      ------      -------         --------      -------        -------       --------
Earnings from
 operations, excluding
 gains on dispositions..     74,353       4,019       (4,059)          74,313       21,507         (5,619)        90,201
Less preferred share
 dividends..............     35,543         --           --            35,543        4,888         (1,607)(ff)    38,824
                           --------      ------      -------         --------      -------        -------       --------
Net earnings from
 operations attributable
 to common shares.......   $ 38,810      $4,019      $(4,059)        $ 38,770      $16,619        $(4,012)      $ 51,377
                           ========      ======      =======         ========      =======        =======       ========
Weighted average common
 shares outstanding--
 basic..................    121,183(s)      -- (s)       --  (s)      121,183(y)    31,674(y)                    161,023(y)
                           ========      ======      =======         ========      =======                      ========
Weighted average common
 shares outstanding--
 diluted................    121,421(s)      -- (s)       --  (s)      121,421(y)    32,131(y)                    161,261(y)
                           ========      ======      =======         ========      =======                      ========
Per share net earnings
 from operations
 attributable to common
 shares:
 Basic..................   $   0.32(s)      -- (s)       --  (s)     $   0.32(y)   $  0.52(y)                   $   0.32(y)
                           ========      ======      =======         ========      =======                      ========
 Diluted................   $   0.32(s)      -- (s)       --  (s)     $   0.32(y)   $  0.52(y)                   $   0.32(y)
                           ========      ======      =======         ========      =======                      ========


     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

                                 PROLOGIS TRUST

                 PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                            EARNINGS FROM OPERATIONS

                          Year Ended December 31, 1997
                     (In thousands, except per share data)
                                  (Unaudited)

                                                                                            Pro Forma Merger
                                                Acquisitions                                   Adjustments
                                           ------------------------                     --------------------------
                                                                           ProLogis
                              ProLogis                   Pro Forma        Pre-Merger
                             Historical    Historical   Adjustments       Pro Forma     Meridian (z)  ProLogis(aa)
                             ----------    ----------   -----------       ----------    ------------  ------------
Income:
 Rental income.............   $284,533      $21,461(t)   $    --           $305,994       $101,840      $   --
 Other real estate
  income...................     12,291          --            --             12,291            --           --
 Income from
  unconsolidated
  subsidiaries.............      3,278          --            --              3,278          3,223          --
 Interest and other
  income...................      2,392          --            --              2,392          3,191          --
                              --------      -------      --------          --------       --------      -------
   Total income............    302,494       21,461           --            323,955        108,254          --
                              --------      -------      --------          --------       --------      -------
Expenses:
 Rental expenses, net of
  recoveries...............     27,008        4,175(t)       (131)(u)        31,052         14,111          --  (bb)
 General and
  administrative...........      5,742          --            --              5,742          6,037          --  (cc)
 REIT management fee paid
  to affiliate.............     17,791          --          2,147 (gg)       19,938            --           --
 Administrative services
  fee paid to affiliate....      1,113          --            --              1,113            --           --
 Depreciation and
  amortization.............     76,562          --          5,515 (v)        82,077         21,784        6,782 (dd)
 Interest..................     52,704          --         14,499 (w)(x)     67,203         20,050        1,068 (ee)
 Costs incurred in
  acquiring management
  companies from
  affiliate................     75,376          --            --             75,376            --           --
 Foreign exchange loss.....      6,376          --            --              6,376            --           --
 Other.....................      3,891          --            --              3,891            175          --
                              --------      -------      --------          --------       --------      -------
   Total expenses..........    266,563        4,175        22,030           292,768         62,157        7,850
                              --------      -------      --------          --------       --------      -------
Earnings from operations
 before minority interest,
 excluding gains on
 dispositions..............     35,931       17,286       (22,030)           31,187         46,097       (7,850)
Minority interest share in
 net earnings..............      3,560          --            --              3,560            660          --
                              --------      -------      --------          --------       --------      -------
Earnings from operations,
 excluding gains on
 dispositions..............     32,371       17,286       (22,030)           27,627         45,437       (7,850)
Less preferred share
 dividends.................     35,318          --            --             35,318          6,518       (2,143)(ff)
                              --------      -------      --------          --------       --------      -------
Net earnings (loss) from
 operations attributable to
 common shares.............   $ (2,947)     $17,286      $(22,030)         $ (7,691)      $ 38,919      $(5,707)
                              ========      =======      ========          ========       ========      =======
Weighted average common
 shares outstanding--
 basic.....................    100,729 (s)      -- (s)        --  (s)       100,729 (y)     31,674(y)
                              ========      =======      ========          ========       ========
Weighted average common
 shares outstanding--
 diluted...................    100,729 (s)      -- (s)        --  (s)       100,729 (y)     32,131(y)
                              ========      =======      ========          ========       ========
Per share net earnings
 (loss) from operations
 attributable to common
 shares:
 Basic.....................   $  (0.03)(s)      -- (s)        --  (s)      $  (0.08)(y)   $   1.23(y)
                              ========      =======      ========          ========       ========
 Diluted...................   $  (0.03)(s)      -- (s)        --  (s)      $  (0.08)(y)   $   1.21(y)
                              ========      =======      ========          ========       ========
                              ProLogis
                             Post-Merger
                              Pro Forma
                             -------------
Income:
 Rental income.............   $407,834
 Other real estate
  income...................     12,291
 Income from
  unconsolidated
  subsidiaries.............      6,501
 Interest and other
  income...................      5,583
                             -------------
   Total income............    432,209
                             -------------
Expenses:
 Rental expenses, net of
  recoveries...............     45,163
 General and
  administrative...........     11,779
 REIT management fee paid
  to affiliate.............     19,938
 Administrative services
  fee paid to affiliate....      1,113
 Depreciation and
  amortization.............    110,643
 Interest..................     88,321
 Costs incurred in
  acquiring management
  companies from
  affiliate................     75,376
 Foreign exchange loss.....      6,376
 Other.....................      4,066
                             -------------
   Total expenses..........    362,775
                             -------------
Earnings from operations
 before minority interest,
 excluding gains on
 dispositions..............     69,434
Minority interest share in
 net earnings..............      4,220
                             -------------
Earnings from operations,
 excluding gains on
 dispositions..............     65,214
Less preferred share
 dividends.................     39,693
                             -------------
Net earnings (loss) from
 operations attributable to
 common shares.............   $ 25,521
                             =============
Weighted average common
 shares outstanding--
 basic.....................    140,569(y)
                             =============
Weighted average common
 shares outstanding--
 diluted...................    140,709(y)
                             =============
Per share net earnings
 (loss) from operations
 attributable to common
 shares:
 Basic.....................   $   0.18(y)
                             =============
 Diluted...................   $   0.18(y)
                             =============


     The accompanying notes are an integral part of the pro forma condensed consolidated financial statements.

                                 PROLOGIS TRUST

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                            EARNINGS FROM OPERATIONS

                    Nine Months Ended September 30, 1998 and
                          Year Ended December 31, 1997
                                  (Unaudited)
                                 (In thousands)

(s) A reconciliation of the denominator used to calculate basic net earnings per ProLogis Common Share to the denominator used to calculate diluted net earnings per ProLogis Common Share for the nine months ended September 30, 1998 is as follows (in thousands, except per Common Share amounts):

                                               Nine Months Ended September 30,
                                                            1998
                                              ---------------------------------
                                                         Net Pro Forma   Pro
                                              Historical  Adjustments   Forma
                                              ---------- ------------- --------
      Net earnings from operations
       attributable to ProLogis Common
       Shares...............................   $ 38,810      $(40)     $ 38,770
                                               ========      ====      ========
      Weighted average ProLogis Common
       Shares outstanding--basic............    121,183       --        121,183
      Incremental options and warrants......        238       --            238
                                               --------      ----      --------
      Adjusted weighted-average ProLogis
       Common Shares outstanding--diluted
       (1)..................................    121,421       --        121,421
                                               ========      ====      ========
      Per share net earnings from operations
       attributable to ProLogis Common
       Shares:
        Basic...............................   $   0.32      $--       $   0.32
                                               ========      ====      ========
        Diluted (1).........................   $   0.32      $--       $   0.32
                                               ========      ====      ========

     --------
     (1) For the nine months ended September 30, 1998, there were 10,156 weighted average Series B Preferred Shares and
         5,070 limited partnership units outstanding on an as-converted basis that were not assumed to be converted into ProLogis Common Shares for purposes of calculating diluted earnings per ProLogis Common Share as the effect was antidilutive.
  Because ProLogis has a net loss for the year ended December 31, 1997 (historical and pro forma), the effect of all potentially dilutive ProLogis Common Shares is anti-dilutive. Consequently, basic and diluted loss per Common Share are the same.

(t) Represents historical revenues and certain expenses of the facilities acquired by ProLogis subsequent to December 31, 1996 as detailed in the Current Report on Form 8-K/A of ProLogis filed on February 25, 1999 and dated as of December 3, 1998. The total historical acquisition adjustment reflects the period from January 1, 1997 to the earlier of the respective dates of acquisition, December 31, 1997 or September 30, 1998 as applicable (results of operations after the dates of acquisition are included in ProLogis' historical operating results). Historical acquisition revenues and certain expenses exclude amounts which would not be comparable to the proposed future operations of the facilities such as certain interest expense, interest income, income taxes and depreciation.

(u) Represents the adjustment to historical property management expenses for the periods indicated to reflect these expenses at the level they would have been had ProLogis owned the facilities as of January 1, 1997.

(v) Reflects the recognition of depreciation expense associated with the pro forma acquisitions, discussed in note (t), for the periods indicated. This depreciation adjustment is based on ProLogis' purchase cost assuming asset lives of 30 years. Depreciation is computed using a straight-line method.

(w) Reflects the recognition of $643,000 for the nine months ended September 30, 1988 and $1,823,000 for the year ended December 31, 1997 of interest expense on mortgage debt for the periods indicated as if the debt had been assumed by ProLogis on January 1, 1997. The mortgage debt assumed in conjunction with

                                PROLOGIS TRUST

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                     EARNINGS FROM OPERATIONS--(Continued)

   the acquisition of certain of the facilities acquired subsequent to December 31, 1996 discussed in note (t) bears interest at fixed rates ranging from 7.75% to 10.60%.

(x) Represents $2,276,000 for the nine months ended September 30, 1988 and $12,676,000 for the year ended December 31, 1997 of additional interest expense on senior unsecured debt securities. The adjustment assumes that the issuance of senior unsecured debt securities necessary to fund the pro forma acquisitions discussed in note (t) occurred on January 1, 1997. The adjustment is based on a weighted average effective interest rate of 7.05% for the nine months ended September 30, 1998 and 7.17% for the year ended December 31, 1997.

(y) A reconciliation of the denominator used to calculate basic net earnings per common share to the denominator used to calculate diluted net earnings per common share for the periods indicated for ProLogis and Meridian on a pre-Merger pro forma basis and for ProLogis on a pro forma post-Merger basis is as follows (in thousands, except per share amounts):

                                 Nine Months Ended September 30, 1998
                                 -----------------------------------------
                                       Pre-Merger
                                 --------------------------    ProLogis
                                  ProLogis       Meridian     Post-Merger
                                  Pro Forma      Pro Forma     Pro Forma
                                 ------------   -----------  -------------
     Net earnings from
      operations attributable
      to common shares.........  $     38,770    $    16,619  $     51,377
                                 ============    ===========  ============
     Weighted average common
      shares outstanding--
      basic....................       121,183         31,674       161,023(1)
     Incremental options and
      warrants.................           238            457           238
                                 ------------    -----------  ------------
     Adjusted weighted-average
      common shares
      outstanding--diluted.....       121,421         32,131       161,261(1)(2)
                                 ============    ===========  ============
     Per share net earnings
      from operations
      attributable to common
      shares:
       Basic...................  $       0.32    $      0.52  $       0.32
                                 ============    ===========  ============
       Diluted.................  $       0.32    $      0.52  $       0.32(2)
                                 ============    ===========  ============
                                     Year Ended December 31, 1997
                                 -----------------------------------------
                                       Pre-Merger
                                 --------------------------    ProLogis
                                  ProLogis       Meridian     Post-Merger
                                  Pro Forma      Pro Forma     Pro Forma
                                 ------------   -----------  -------------
     Net earnings (loss) from
      operations attributable
      to common shares.........  $     (7,691)   $    38,919  $     25,521
                                 ============    ===========  ============
     Weighted average common
      shares outstanding--
      basic....................       100,729         31,674       140,569(1)
     Incremental options and
      warrants.................           --             457           140
                                 ------------    -----------  ------------
     Adjusted weighted-average
      common shares
      outstanding--diluted.....       100,729         32,131       140,709(1)(3)
                                 ============    ===========  ============
     Per share net earnings
      from operations
      attributable to common
      shares:
       Basic...................  $      (0.08)   $      1.23  $       0.18
                                 ============    ===========  ============
       Diluted.................  $      (0.08)   $      1.21  $       0.18(3)
                                 ============    ===========  ============

    --------
    (1) The ProLogis post-Merger pro forma weighted average common shares outstanding reflects the following adjustments based on the assumption that the Merger occurred as

                                 PROLOGIS TRUST

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                     EARNINGS FROM OPERATIONS--(Continued)

       of January 1, 1997: (i) the assumed pre-Merger conversion of Meridian's Series B preferred stock to Meridian common stock;
       (ii) the assumed pre-Merger exercise of all of Meridian's outstanding options and warrants; and, (iii) the increase resulting from the issuance of 1.10 ProLogis Common Shares for one share of Meridian common stock.
    (2) For the nine months ended September 30, 1998, there were 10,156 weighted average ProLogis Series B Preferred Shares and 5,601 weighted average limited partnership units outstanding on an as-converted basis that were not assumed to be converted into ProLogis Common Shares for purposes of calculating diluted earnings per ProLogis Common Share as the effect was antidilutive.
    (3) For the year ended December 31, 1997, there were 10,319 weighted average ProLogis Series B Preferred Shares and 5,721 weighted average limited partnership units outstanding on an as-converted basis that were not assumed to be converted into ProLogis Common Shares for purposes of calculating diluted earnings per ProLogis Common Share as the effect was antidilutive.

(z) Reference is made to Meridian's Current Report on Form 8-K filed on December 7, 1998 with the Securities and Exchange Commission for the source of Meridian's pre-Merger pro forma statements of earnings from operations for the nine months ended September 30, 1998 and the year ended December 31, 1997. The pre-Merger pro forma statements of earnings from operations give effect to the acquisitions of real estate assets subsequent to December 31, 1996 as if the acquisitions had occurred as of January 1, 1997. Certain amounts have been reclassified to conform to ProLogis' financial statement presentation.

(aa) The accompanying pro forma condensed consolidated statements of earnings from operations for the nine months ended September 30, 1998 and the year ended December 31, 1997 do not give effect to the fully stabilized results of operations related to: (i) facilities under development of both ProLogis and Meridian at September 30, 1998 with a combined total budgeted completion cost of $544.2 million; or (ii) completed developments of ProLogis and Meridian during 1997 and the first nine months of 1998 with a total combined budgeted completion cost of $678.3 million. Management believes that there will be sufficient depth of management and personnel such that additional facilities can be developed and managed without a significant increase in personnel or other costs. As a result, management believes that the accretion in net earnings from operations and funds from operations from the Merger reflected in the pro forma condensed consolidated statements of earnings from operations is not indicative of the full accretion that is expected to occur on a post-Merger basis.

(bb) During the nine months ended September 30, 1998 and the year ended December 31, 1997, Meridian utilized the services of third-party management companies to perform property management functions for substantially all of its operating facilities. Meridian paid these management companies a fee based upon the revenues generated by the facility. ProLogis utilizes third-party management companies on a very limited basis. Substantially all of the property management functions related to ProLogis' operating facilities are performed by employees of ProLogis. ProLogis expects that after consummation of the Merger, the property management functions related to the Meridian operating facilities acquired will be performed by ProLogis employees and that the existing Meridian third-party management contracts will be terminated. Management of ProLogis expects that additional employees (including property accounting personnel) will be needed as these property management functions are transferred from the third-party management companies. However, it is expected that, because approximately 98% of the Meridian facilities are located in markets where ProLogis currently owns and manages assets, certain expense savings will be achieved. While ProLogis expects to realize lower property management costs related to the Meridian operating facilities than had been incurred by Meridian, no estimate of these expected future

                                 PROLOGIS TRUST

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                     EARNINGS FROM OPERATIONS--(Continued)

   cost savings has been included in the pro forma financial statements. Such adjustment is not included because these costs savings cannot be factually supported within the SEC regulations governing the preparation of the pro forma financial statements until such time as the third-party agreements are terminated and the property management function is transferred to ProLogis.

(cc) As a separate corporate entity, Meridian incurred general and administrative costs as follows:

  .Personnel costs and related employee benefits and expenses for the Meridian administrative employees: These employees will be terminated under Section 5.9 of the Merger Agreement. These employees are not related to the property management function, but rather perform corporate functions specific to the Meridian corporate entity. These functions are considered duplicative with the functions performed currently by ProLogis employees.

  .Directors fees and costs: The Meridian corporate entity will cease to exist after the Merger, therefore the Board of Directors will no longer be in existence.

  .Professional fees (including auditing, accounting, legal, stock registration and consulting): These costs will not be incurred as the Meridian corporate entity will cease to exist after the Merger. Accordingly, there will be no entity to incur these costs and Meridian will have no publicly-traded securities.

  .Office expenses (including rent and utilities): Meridian maintains a corporate office in San Francisco, California. ProLogis' has an existing corporate office and does not intend to maintain any additional corporate offices after the Merger.

  Meridian's general and administrative costs are summarized below (in thousands). The amounts are annualized based upon the historical costs incurred by Meridian for the nine months ended September 30, 1998. These costs are related to the corporate organization as opposed to costs associated with the operations of Meridian's real estate facilities (which are included in rental expenses and are discussed in note (bb)). ProLogis expects that, after the Merger, a significant portion of these expenses will be eliminated.

     Personnel and related.............................................. $3,970
     Professional fees..................................................  1,510
     Directors fees and expenses........................................    220
     Office expenses....................................................  1,370
     Other..............................................................    250
                                                                         ------
       Total............................................................ $7,320
                                                                         ======

  While the general and administrative costs noted above will not be incurred by Meridian after the Merger, ProLogis does expect that there will be incremental increases in certain of its corporate general and administrative costs. ProLogis has determined these increases to be related to the following changes in its corporate operations directly as a result of the Merger:

  .Legal, auditing and accounting fees will increase because ProLogis will be acquiring approximately $1.5 billion of additional assets aggregating approximately 33.5 million square feet of industrial distribution facilities.

  .Stock transfer fees, proxy solicitation and shareholder relations costs will increase because ProLogis will be issuing approximately 39.8 million additional ProLogis Common Shares and 2.0 million Series E preferred shares.

  .Under Section 5.19 of the Merger Agreement, ProLogis will add two members to its Board of Trustees resulting in additional fees and expenses.

                                 PROLOGIS TRUST

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                     EARNINGS FROM OPERATIONS--(Continued)

  The incremental ProLogis costs are computed on a pro rata basis based upon the additional pro forma revenues generated by the Merger (for accounting, auditing and legal fees), additional shares outstanding after the Merger (for stock transfer, proxy and shareholder relations) and the increase in the number of trustees as follows:

     Accounting, auditing and legal....................................... $190
     Stock transfer, proxy and shareholder relations......................   90
     Directors fees and expenses..........................................   75
                                                                           ----
       Total.............................................................. $355
                                                                           ====

  While ProLogis expects that general and administrative cost savings could result from the Merger, such savings could not be factually supported and quantified within the SEC regulations governing the preparation of the pro forma financial statements. Consequently, no adjustment has been made to the pro forma financial statements.

(dd) Represents the net increase in depreciation of real estate as a result of the step-up in basis to record Meridian's real estate at estimated fair value for the periods indicated (in thousands):

                                                      Nine Months
                                                         Ended      Year Ended
                                                     September 30, December 31,
                                                         1998          1997
                                                     ------------- ------------
     Step-up in real estate basis (see note (e))....   $256,658      $256,658
     Less amount of step-up allocated to:
       Developments in progress.....................    (16,305)      (16,305)
       Land portion of operating facilities.........    (35,907)      (35,907)
       Participating mortgage.......................       (976)         (976)
                                                       --------      --------
     Depreciable portion of step-up in basis........    203,470       203,470
                                                       --------      --------
     Estimated annual incremental depreciation
      expense based on an assumed weighted average
      life of 30 years..............................      6,782         6,782
     Proration factor...............................       0.75           1.0
                                                       --------      --------
         Estimated incremental depreciation.........   $  5,087      $  6,782
                                                       ========      ========

                                 PROLOGIS TRUST

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF
                     EARNINGS FROM OPERATIONS--(Continued)

(ee) Represents the net change in interest expense as a result of the following items for the periods indicated (in thousands):

                                                      Nine Months
                                                         Ended      Year Ended
                                                     September 30, December 31,
                                                         1998          1997
                                                     ------------- ------------
     Decrease related to the pay down on Meridian's
      line of credit as a result of the assumed
      exercise of options and warrants described in
      note (j) (1)..................................    $(2,584)     $(3,360)
     Decrease based on the pro forma interest rates
      resulting from the adjustments of Meridian's
      debt to its estimated fair market value as
      described in note (m) (2).....................       (303)        (404)
     Decrease in Meridian loan cost amortization
      related to the elimination of Meridian
      deferred loan costs as described in note (i)..       (962)      (1,179)
     Increase related to additional borrowings on
      the line of credit of $16,613 to fund the
      Merger-related costs identified in note (e)
      and the assumed cash payments to Meridian
      stockholders of $72,440 described in note (e)
      (3)...........................................      4,381        6,011
                                                        -------      -------
       Total adjustment.............................    $   532      $ 1,068
                                                        =======      =======

    --------
    (1) Computed using Meridian's actual weighted average interest rate of 7.13% for the nine months ended September 30, 1998 and 6.96% for the year ended December 31, 1997.
    (2) Based on effective interest rates determined to be available to the combined company (7.20% for secured long-term debt and 7.95%-8.05% for unsecured long-term debt).
    (3) Computed using ProLogis' actual weighted average interest rate of 6.56% for the nine months ended September 30, 1998 and 6.75% for the year ended December 31, 1997.
(ff) Represents the elimination of dividends on the Meridian Series B preferred stock for the periods indicated that is assumed to be converted to shares of Meridian common stock as of January 1, 1997. See note (j).

(gg) Represents the additional REIT management fee that would have been paid for the period from January 1, 1997 to September 8, 1997 (the period the REIT management agreement was in effect resulting from the additional cash flow, as defined, generated by the pro forma acquisitions discussed in note (t).

                                                                         ANNEX A



                                    RESTATED
                          AGREEMENT AND PLAN OF MERGER

                                    between

                                 PROLOGIS TRUST

                                      and

                        MERIDIAN INDUSTRIAL TRUST, INC.

                         Dated as of November 16, 1998
                                     and as
                         Amended as of February 3, 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                   ARTICLE I

                                   The Merger

 1.1  The Merger; Effective Time of the Merger............................   A-1
 1.2  Closing.............................................................   A-2
 1.3  Effect of the Merger................................................   A-2
 1.4  Declaration of Trust and Bylaws.....................................   A-2
 1.5  Trustees and Officers...............................................   A-2

                                   ARTICLE II

                   Effect of the Merger on the Capital Stock
                of the Company and MIT; Exchange of Certificates

 2.1  Effect of the Merger on Capital Stock...............................   A-2
      (a)Shares of Beneficial Interest of the Company.....................   A-2
      (b)Capital Stock of MIT.............................................   A-3
      (c)Treatment of MIT Stock Options...................................   A-3
      (d)Treatment of MIT Warrants........................................   A-3
      (e)Impact of Stock Splits, etc......................................   A-3
 2.2  Exchange of Certificates............................................   A-3
      (a)Exchange Agent...................................................   A-3
      (b)Exchange Procedures..............................................   A-4
      (c)Distributions with Respect to Unexchanged Shares.................   A-5
      (d)No Further Ownership Rights......................................   A-5
      (e)Intentionally Omitted............................................   A-6
      (f)Termination of Exchange Fund.....................................   A-6
      (g)No Liability.....................................................   A-6
      (h)Lost, Stolen, or Destroyed Certificates..........................   A-6
      (i)Withholding of Tax...............................................   A-6
 2.3  Dissenting Shares...................................................   A-6

                                  ARTICLE III

                         Representations and Warranties

 3.1  Representations and Warranties of MIT...............................   A-7
      (a)Organization, Standing and Power.................................   A-7
      (b)Capital Structure................................................   A-7
      (c)Authority; No Violations; Consents and Approvals.................   A-8
      (d)SEC Documents....................................................   A-9
      (e)Information Supplied.............................................  A-10
      (f)Absence of Certain Changes or Events.............................  A-10
      (g)No Undisclosed Material Liabilities..............................  A-11
      (h)No Default.......................................................  A-11
      (i)Compliance with Applicable Laws..................................  A-11
      (j)Litigation.......................................................  A-11
      (k)Taxes............................................................  A-12
      (l)Pension and Benefit Plans; ERISA.................................  A-13

                                                                          Page
                                                                          ----
      (m)Labor Matters..................................................  A-14
      (n)Intangible Property............................................  A-15
      (o)Environmental Matters..........................................  A-15
      (p)Properties.....................................................  A-17
      (q)Insurance......................................................  A-17
      (r)Opinion of Financial Advisor...................................  A-17
      (s)Vote Required..................................................  A-18
      (t)Beneficial Ownership of Company Common Stock...................  A-18
      (u)Brokers........................................................  A-18
      (v)Investment Company Act of 1940.................................  A-18
      (w)Amendment to Rights Agreement; State Takeover Laws.............  A-18
      (x)Contracts......................................................  A-18
 3.2  Representations and Warranties of the Company.....................  A-19
      (a)Organization, Standing and Power...............................  A-19
      (b)Capital Structure..............................................  A-19
      (c)Authority; No Violations, Consents and Approvals...............  A-20
      (d)SEC Documents..................................................  A-22
      (e)Information Supplied...........................................  A-22
      (f)Absence of Certain Changes or Events...........................  A-22
      (g)No Undisclosed Material Liabilities............................  A-23
      (h)No Default.....................................................  A-23
      (i)Compliance with Applicable Laws................................  A-23
      (j)Litigation.....................................................  A-23
      (k)Taxes..........................................................  A-24
      (l)Pension and Benefit Plans; ERISA...............................  A-25
      (m)Labor Matters..................................................  A-26
      (n)Intangible Property............................................  A-27
      (o)Environmental Matters..........................................  A-27
      (p)Properties.....................................................  A-28
      (q)Insurance......................................................  A-29
      (r)Opinion of Financial Advisor...................................  A-29
      (s)Vote Required..................................................  A-29
      (t)Beneficial Ownership of MIT Common Stock and MIT Preferred
      Stock.............................................................  A-29
      (u)Brokers........................................................  A-29
      (v)Investment Company Act of 1940.................................  A-29
      (w)Contracts......................................................  A-29

                                   ARTICLE IV

                         Covenants Relating to Conduct
                         of Business Pending the Merger

 4.1  Conduct of Business by MIT and the Company Pending the Merger.....  A-30
      (a)Ordinary Course................................................  A-30
      (b)Dividends; Changes in Stock....................................  A-30
      (c)Issuance of Securities.........................................  A-31
      (d)Governing Documents............................................  A-32
      (e)No Acquisitions................................................  A-32
      (f)No Dispositions................................................  A-32
      (g)No Dissolution, Etc............................................  A-32
      (h)Accounting.....................................................  A-32
      (i)Affiliate Transactions.........................................  A-32

                                                                          Page
                                                                          ----
      (j)Insurance......................................................  A-32
      (k)Tax Matters....................................................  A-32
      (l)Certain Employee Matters.......................................  A-32
      (m)Indebtedness...................................................  A-33
      (n)Agreements.....................................................  A-33
 4.2  No Solicitation by MIT............................................  A-33

                                   ARTICLE V

                             Additional Agreements

 5.1  Preparation of S-4 and the Joint Proxy Statement..................  A-34
 5.2  Letter of MIT's Accountants.......................................  A-34
 5.3  Letter of the Company's Accountants...............................  A-35
 5.4  Access to Information.............................................  A-35
 5.5  Stockholders Meetings.............................................  A-35
 5.6  Approvals; Best Efforts...........................................  A-35
 5.7  Agreements of Rule 145 Affiliates.................................  A-36
 5.8  Authorization for Shares and Stock Exchange Listing...............  A-36
 5.9  Employee Matters..................................................  A-36
 5.10 Stock Options.....................................................  A-36
 5.11 MIT Warrants......................................................  A-37
 5.12 Indemnification; Directors' and Officers' Insurance...............  A-38
 5.13 Agreement to Defend...............................................  A-38
 5.14 Public Announcements..............................................  A-38
 5.15 Other Actions.....................................................  A-39
 5.16 Advice of Changes; SEC Filings....................................  A-39
 5.17 Reorganization....................................................  A-39
 5.18 Conveyance Taxes..................................................  A-39
 5.19 Board of Trustees.................................................  A-39
 5.20 Registrations Rights Agreements...................................  A-39
 5.21 Indemnification Agreements........................................  A-40
 5.22 Redemption or Conversion of MIT Series B Preferred Stock..........  A-40
                    Investigation and Agreement by the Parties; No Other
 5.23 Representations or Warranties.....................................  A-40
 5.24 Partnership Agreements............................................  A-41
 5.25 MIT Senior Notes..................................................  A-41
 5.26 MIT Voting Agreement..............................................  A-41

                                   ARTICLE VI

                              Conditions Precedent

 6.1  Conditions to Each Party's Obligation to Effect the Merger........  A-41
      (a)MIT Stockholder Approval.......................................  A-41
      (b)Company Stockholder Approval...................................  A-41
      (c)Exchange Listing...............................................  A-41
      (d)Other Approvals................................................  A-41
      (e)S-4............................................................  A-42
      (f)No Injunctions or Restraints...................................  A-42
      (g)Meridian Refrigerated Stock Purchase Agreement.................  A-42
      (h)Meridian Point Properties Stock Purchase Agreement.............  A-42
 6.2  Conditions to Obligations of the Company..........................  A-42
      (a)Representations and Warranties of MIT..........................  A-42
      (b)Performance of Obligations of MIT..............................  A-42

                                                                            Page
                                                                            ----
      (c)Tax Opinions.....................................................  A-42
      (d)Director and Officer Loans.......................................  A-43
      (e)MIT Series B Preferred Stock.....................................  A-43
 6.3  Conditions to Obligations of MIT....................................  A-43
      (a)Representations and Warranties of the Company....................  A-43
      (b)Performance of Obligations of the Company........................  A-43
      (c)Tax Opinions.....................................................  A-43

                                  ARTICLE VII

                           Termination and Amendment

 7.1  Termination.........................................................  A-44
 7.2  Effect of Termination...............................................  A-45
 7.3  Amendment...........................................................  A-46
 7.4  Extension; Waiver...................................................  A-47

                                  ARTICLE VIII

                               General Provisions

 8.1  Payment of Expenses.................................................  A-47
 8.2  Nonsurvival of Representations, Warranties and Agreements...........  A-47
 8.3  Notices.............................................................  A-48
 8.4  Interpretation......................................................  A-48
 8.5  Counterparts........................................................  A-48
 8.6  Entire Agreement; No Third Party Beneficiaries......................  A-48
 8.7  Governing Law.......................................................  A-49
 8.8  No Remedy in Certain Circumstances..................................  A-49
 8.9  Assignment..........................................................  A-49
 8.10 Specific Performance................................................  A-49
 8.11 Director, Trustee and Officer Liability.............................  A-49
 8.12 Schedule Definitions................................................  A-49

EXHIBITS:

Exhibit A         Form of Articles Supplementary Classifying 2,000,000 Shares of Company Cumulative
                  Redeemable Preferred Stock
Exhibit B         Individuals to be added to Board of Trustees
Exhibit C         Form of Rule 145 Affiliate Agreement
Exhibit D         Form of Indemnification Agreement
Exhibit E         Stock Purchase Agreement--Meridian Point Properties, Inc.
Exhibit F         Stock Purchase Agreement--Meridian Refrigerated, Inc.

DISCLOSURE SCHEDULES:

MIT Disclosure Schedule:

Schedule 3.1(a)    MIT Significant Subsidiaries
Schedule 3.1(b)    MIT Subsidiary Ownership
Schedule 3.1(c)    MIT Conflicts
Schedule 3.1(f)    MIT Certain Changes or Events
Schedule 3.1(g)    MIT Undisclosed Liabilities
Schedule 3.1(j)    MIT Litigation

 Schedule 3.1(k) MIT Tax Information
 Schedule 3.1(l) MIT Pension and Benefit Plan and Related Information
 Schedule 3.1(m) MIT Labor Matters
 Schedule 3.1(o) MIT Environmental Matters
 Schedule 3.1(p) MIT Properties
 Schedule 3.1(q) MIT Insurance
 Schedule 3.1(x) MIT Contracts
 Schedule 4.1    MIT Conduct of Business

Company Disclosure Schedule:

 Schedule 3.2(a) Company Significant Subsidiaries
 Schedule 3.2(b) Company Subsidiary Ownership
 Schedule 3.2(c) Company Conflicts
 Schedule 3.2(f) Company Certain Changes or Events
 Schedule 3.2(g) Company Undisclosed Liabilities
 Schedule 3.2(j) Company Litigation
 Schedule 3.2(k) Company Tax Information
 Schedule 3.2(l) Company Pension and Benefit Plan and Related Information
 Schedule 3.2(m) Company Labor Matters
 Schedule 3.2(o) Company Environmental Matters
 Schedule 3.2(p) Company Properties
 Schedule 3.2(q) Company Insurance
 Schedule 3.2(w) Company Contracts
 Schedule 4.1    Company Conduct of Business

                             INDEX OF DEFINED TERMS

                                                                      Defined on
                                                                        Page #
                                                                      ----------
Definition
  Affiliate..........................................................     32
  Agreement..........................................................      1
  AMEX...............................................................      9
  Articles of Merger.................................................      1
  Articles Supplementary.............................................     40
  Average Trading Price..............................................      3
  Break-up Payment...................................................     46
  Cash Consideration.................................................      3
  CERCLA.............................................................     17
  Certificate........................................................      4
  Closing............................................................      1
  Closing Date.......................................................      2
  Code...............................................................      1
  Company............................................................      1
  Company Acquisition Proposal.......................................     45
  Company Common Stock...............................................      3
  Company Cumulative Redeemable Preferred Stock......................      2
  Company Disclosure Schedule........................................     19
  Company Employee Benefit Plans.....................................     25
  Company ERISA Affiliate............................................     25
  Company Intangible Property........................................     27
  Company Litigation.................................................     24
  Company Order......................................................     24
  Company Partnership................................................     44
  Company Pension Plans..............................................     25
  Company Permits....................................................     23
  Company Properties.................................................     28
  Company Rights.....................................................      3
  Company Rights Agreement...........................................      3
  Company SEC Documents..............................................     22
  Company Stock Plan.................................................     20
  Company Termination Fee............................................     45
  Confidentiality Agreement..........................................     35
  Conversion Number..................................................      3
  EBI................................................................     46
  Effective Time.....................................................      1
  Encumbrances.......................................................      8
  Environmental Laws.................................................     15
  EPA................................................................     17
  ERISA..............................................................     13
  Excess Securities..................................................      5
  Exchange...........................................................      5
  Exchange Act.......................................................      9
  Exchange Agent.....................................................      3
  Exchange Fund......................................................      4
  GAAP...............................................................     10
  Governmental Entity................................................      9

                                                                      Defined on
                                                                        Page #
                                                                      ----------
  Hazardous Materials................................................     15
  Injunction.........................................................     42
  Investment Company Act.............................................     18
  Joint Proxy Statement..............................................      9
  Knowledge..........................................................     11
  Letter of Transmittal..............................................      4
  Material Adverse Change............................................      7
  Material Adverse Effect............................................      7
  Material Breach....................................................     44
  Merger.............................................................      1
  Merger Consideration...............................................      3
  MIT................................................................      1
  MIT Acquisition Proposal...........................................     33
  MIT Articles of Incorporation......................................      7
  MIT Bylaws.........................................................      7
  MIT Common Stock...................................................      2
  MIT Disclosure Schedule............................................      7
  MIT Employee Benefit Plans.........................................     13
  MIT ERISA Affiliate................................................     13
  MIT Indemnified Parties............................................     38
  MIT Intangible Property............................................     15
  MIT Litigation.....................................................     11
  MIT Order..........................................................     11
  MIT Partnership....................................................     43
  MIT Pension Plans..................................................     13
  MIT Permits........................................................     11
  MIT Properties.....................................................     17
  MIT Right..........................................................      3
  MIT Rights Agreement...............................................      3
  MIT SEC Documents..................................................      9
  MIT Senior Notes...................................................     41
  MIT Series B Preferred Stock.......................................      7
  MIT Series C Preferred Stock.......................................      3
  MIT Series D Preferred Stock.......................................      2
  MIT Stock Plan.....................................................      7
  MIT Superior Proposal..............................................     34
  MIT Warrants.......................................................     31
  MGCL...............................................................      1
  MIT Termination Fee................................................     45
  NYSE...............................................................      9
  Party..............................................................     30
  Payee..............................................................     46
  Property Restrictions..............................................     17
  Prudential.........................................................     41
  Prudential Voting Agreement........................................     41
  REIT...............................................................     11
  Release............................................................     16
  Remedial Action....................................................     16
  Rule 145 Affiliates................................................     36
  S-4................................................................     10

                                                                      Defined on
                                                                        Page #
                                                                      ----------
  Securities Act.....................................................     10
  Significant Subsidiary.............................................     19
  stockholders.......................................................      1
  Subsidiary.........................................................      7
  Surviving Entity...................................................      1
  Takeover Statute...................................................     18
  Tax Protection Agreement...........................................     13
  Taxes..............................................................     12
  Termination Date...................................................     44
  Title 8............................................................      1
  Trading Day........................................................      3
  Voting Debt........................................................      7
  Warrant Agreement..................................................     31

                          AGREEMENT AND PLAN OF MERGER

  Agreement and Plan of Merger, dated as of November 16, 1998 (this "Agreement"), between ProLogis Trust, a Maryland real estate investment trust (the "Company"), and Meridian Industrial Trust, Inc., a Maryland corporation ("MIT").

  Whereas, the Company and MIT have determined to engage in a strategic business combination;

  Whereas, in furtherance thereof, the Board of Directors of MIT has approved and declared advisable this Agreement and the merger of MIT with and into the Company, with the Company being the surviving corporation (the "Merger");

  Whereas, in furtherance thereof, the Board of Trustees of the Company has approved and declared advisable this Agreement and the Merger;

  Whereas, the Board of Trustees of the Company has determined that it is advisable and in the best interest of the holders of the Company's shares of beneficial interest, and the Board of Directors of MIT has determined that it is advisable and fair to and in the best interests of holders of MIT's stock (all such holders are referred to herein as "stockholders"), for the Merger to be effected upon the terms and subject to the conditions of this Agreement;

  Whereas, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization within the meaning of Treasury Regulation Section 1.368-1(c);

  Whereas, the Company and MIT desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

  Whereas, concurrently with the execution of this Agreement, MIT and Security Capital Group Incorporated are entering into an agreement providing, among other things, that Security Capital Group Incorporated will vote or cause to be voted at the stockholders meeting of the Company contemplated hereby, all of the shares of Company Common Stock (as hereinafter defined) owned by it at such time in favor of this Agreement and the Merger and the transactions contemplated hereby.

  Now, Therefore, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

                                   ARTICLE I

                                   The Merger

  1.1 The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as hereinafter defined), MIT shall be merged with and into the Company in accordance with the Maryland General Corporation Law (the "MGCL") and Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland ("Title 8"), the separate corporate existence of MIT shall cease and the Company shall continue as the surviving entity (the Company is sometimes referred to herein as the "Surviving Entity"). As soon as practicable at or after the closing of the Merger (the "Closing") pursuant to Article VI, MIT and the Company shall file articles of merger prepared and executed in accordance with the relevant provisions of Title 8 and the MGCL (the "Articles of Merger") with the State Department of Assessments and Taxation of Maryland. The Merger shall become effective upon the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of Maryland, or at such later time (but not to exceed 30 days after the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland) specified in the Articles of Merger (the "Effective Time").

  1.2 Closing. The Closing shall take place at 9:30 a.m., Central time, on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction (or waiver in accordance with this Agreement) of the latest to occur of the conditions set forth in Article VI (the "Closing Date"), at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, unless another date or place is agreed to in writing by the parties.

  1.3 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of Title 8 and the MGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of MIT and the Company shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of MIT and the Company shall become the debts, liabilities, obligations and duties of the Surviving Entity.

  1.4 Declaration of Trust and Bylaws

  (a) At the Effective time, the Declaration of Trust and Bylaws of the Company in effect immediately prior to the Effective Time shall be the Declaration of Trust and Bylaws of the Surviving Entity, until thereafter amended in accordance with their respective terms and applicable law.

  (b) Immediately prior to the Effective Time, the Board of Trustees of the Company shall authorize the designation of a series of preferred shares of beneficial interest, $0.01 par value (the "Company Cumulative Redeemable Preferred Stock"), of the Company, so as to permit the Company to issue shares of Company Cumulative Redeemable Preferred Stock pursuant to Section 2.1 hereof, and the Company shall file with the State Department of Assessments and Taxation of Maryland immediately prior to the Effective Time Articles Supplementary with respect to Company Cumulative Redeemable Preferred Stock pursuant to Title 8 in substantially the form attached as Exhibit A hereto. Dividends on the Company Cumulative Redeemable Preferred Stock shall be deemed to accrue from and after the end of the last Dividend Period (as defined in the Articles Supplementary for the Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share ("MIT Series D Preferred Stock"), of MIT) for which a record date has been set prior to the Effective Time, unless a partial dividend is declared and paid at the Effective Time on the MIT Series D Preferred Stock pursuant to Section 4.1(b) hereof, in which case, dividends on the Company Cumulative Redeemable Preferred Stock shall be deemed to accrue from and after the Effective Time. The blanks in Sections 2(k) and 3(a) of Exhibit A hereto shall be completed to reflect the calendar day on which dividends on the Company Cumulative Redeemable Preferred Stock begin to accrue as described in the immediately preceding sentence.

  1.5 Trustees and Officers. At the Effective Time, the Board of Trustees of Company shall increase the number of members comprising its Board of Trustees by up to three trustees, and shall appoint two of the individuals identified on Exhibit B hereto (such individuals to be selected by the Company's Board of Trustees in its discretion) as the persons to fill two of the vacancies created thereby, and such trustees shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Declaration of Trust and Bylaws of the Surviving Entity. From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Entity, with such additions thereto as the Board of Trustees of the Surviving Entity shall deem appropriate from time to time, each to serve until the earlier of their death, resignation or removal from office.

                                   ARTICLE II

                   Effect of the Merger on the Capital Stock
                of the Company and MIT; Exchange of Certificates

  2.1 Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of capital stock of the Company, or the common stock, par value $0.001 per share ("MIT Common Stock"), of MIT or MIT Series D Preferred Stock:

    (a) Shares of Beneficial Interest of the Company. Each share of beneficial interest of the Company issued and outstanding immediately prior to the Effective Time shall not be converted or otherwise affected by the Merger and shall remain outstanding after the Merger.

    (b) Capital Stock of MIT. Subject to the provisions of Section 2.2(e) hereof, (i) each share of MIT Common Stock and, to the extent then outstanding, the associated right (each a "MIT Right") to purchase Series C Junior Participating Preferred Stock, par value $0.001 per share ("MIT Series C Preferred Stock"), of MIT in accordance with the Rights Agreement dated as of March 12, 1998 (the "MIT Rights Agreement"), between MIT and First Chicago Trust Company of New York (references in this Agreement to shares of MIT Common Stock shall also be deemed to refer to the MIT Rights associated therewith, as appropriate), issued and outstanding immediately prior to the Effective Time (other than any shares of MIT Common Stock which are held by the Company or a wholly-owned Subsidiary of the Company (as hereinafter defined) of the Company, which shares shall be canceled and no consideration shall be received in exchange therefor) shall be converted into the right to receive (A) 1.10 (the "Conversion Number") common shares of beneficial interest of the Company, par value $.01 per share ("Company Common Stock"), and (B) if the Average Trading Price (as hereinafter defined) is less than $22.725, an amount in cash (not to exceed $2.00 per share) equal to the amount by which (x) $25.00 exceeds (y) the product of the Average Trading Price multiplied by the Conversion Number (the "Cash Consideration") and the corresponding number of rights ("Company Rights") to purchase preferred shares of beneficial interest of the Company pursuant to the Rights Agreement dated as of December 31, 1993, as amended, between the Company and State Street Bank & Trust Company, as Rights Agent (the "Company Rights Agreement") (references in this Agreement to shares of Company Common Stock shall also be deemed to refer to the Company Rights associated therewith, as appropriate), and (ii) each share of MIT Series D Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of Company Cumulative Redeemable Preferred Stock (the consideration described in clauses (i) and (ii) is collectively referred to herein as the "Merger Consideration"). "Average Trading Price" means the average of the daily high and low per share transaction prices for Company Common Stock as reported in The Wall Street Journal's New York Stock Exchange Composite Transactions Reports for the 15 Trading Days randomly selected by Arthur Andersen LLP from the 30 consecutive Trading Days ending on (and including) the fifth Trading Day prior to the scheduled Closing Date determined in accordance with the provisions of Section 1.2; and "Trading Day" refers to a day on which the Exchange (as hereinafter defined) is open for trading. All such shares of MIT Common Stock and MIT Series D Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares and each holder of uncertificated shares shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.2(c), to be issued or paid in consideration therefor upon the surrender of such certificates or exchange of such uncertificated shares in accordance with Section 2.2, without interest.

    (c) Treatment of MIT Stock Options. Any MIT Stock Options (as defined in
  Section 5.10) outstanding at the Effective Time shall be assumed by the Surviving Entity as provided in Section 5.10.

    (d) Treatment of MIT Warrants.. Each MIT Warrant (as defined in Section 5.11) outstanding at the Effective Time shall be assumed by the Surviving Entity as provided in Section 5.11.

    (e) Impact of Stock Splits, etc.. In the event of any change in the MIT Common Stock and/or Company Common Stock between the date of this Agreement and the Effective Time in accordance with the terms of this Agreement by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the number and class of shares of Company Common Stock to be issued and delivered in the Merger in exchange for each share of MIT Common Stock as provided in this Agreement shall be appropriately adjusted so as to maintain the relative proportionate interests of the holders of MIT Common Stock and Company Common Stock.

  2.2 Exchange of Certificates

  (a) Exchange Agent. As of the Effective Time, the Company shall deposit with a bank or trust company designated by the Company and reasonably acceptable to MIT (the "Exchange Agent"), for the benefit of the holders of shares of MIT Common Stock and MIT Series D Preferred Stock, as applicable, for exchange in accordance with this Article II, through the Exchange Agent, cash in an amount sufficient to pay the aggregate Cash Consideration, if any, and certificates representing the shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock (such cash and such shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock, together with any dividends or distributions with respect to all shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock issuable pursuant to Section 2.1, being hereinafter referred to as the "Exchange Fund"), issuable pursuant to Section
2.1 in exchange for outstanding shares of MIT Common Stock and MIT Series D Preferred Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Cash Consideration, if any, the Company Common Stock and Company Cumulative Redeemable Preferred Stock contemplated to be paid and issued pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

  (b) Exchange Procedures.

    (i) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which, immediately prior to the Effective Time, represented outstanding shares of MIT Common Stock or MIT Series D Preferred Stock (each, a "Certificate"), which holder's shares of MIT Common Stock or MIT Series D Preferred Stock were converted into the right to receive the amount of Cash Consideration, if any, and the number of shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, set forth in Section 2.1: (i) a letter of transmittal ("Letter of Transmittal") which shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Exchange Agent, and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with the Letter of Transmittal, duly executed, and any other documents reasonably required by the Surviving Entity or the Exchange Agent, (A) the holder of a Certificate formerly representing shares of (1) MIT Common Stock shall be entitled to receive in exchange therefor the amount of Cash Consideration, if any, and a certificate representing that number of shares of Company Common Stock, or (2) MIT Series D Preferred Stock shall be entitled to receive a certificate representing that number of shares of Company Cumulative Redeemable Preferred Stock, which such holder has the right to receive pursuant to the provisions of this Article II, and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.2(c); and (B) the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of MIT Common Stock or MIT Series D Preferred Stock, which is not registered in the transfer records of MIT, the appropriate amount of Cash Consideration, if any, and a certificate representing the appropriate number of shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, may be paid and issued to a transferee if the Certificate representing such MIT Common Stock or MIT Series D Preferred Stock is presented to the Exchange Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the appropriate amount of Cash Consideration, in the case of a certificate representing MIT Common Stock, and the certificate representing shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.2(c). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

    (ii) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of uncertificated shares of MIT Common Stock or MIT Series D Preferred Stock, which holder's shares of MIT Common Stock or MIT Series D Preferred Stock were converted into the right to receive the amount of Cash Consideration, if any, and the number of shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, set forth in Section 2.1, if requested by the Company: (i) a letter of transmittal which shall specify that delivery of any initial transaction statement shall be effected and risk of loss and title to the shares represented thereby shall pass only upon delivery of the letter of transmittal to the Exchange Agent, and shall be in such form and have such other provisions as the Surviving Entity may reasonably specify; and (ii) instructions for completing such letter of transmittal to effect the exchange of such uncertificated shares of MIT Common Stock or MIT Series D Preferred Stock into uncertificated shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be. Upon valid delivery of a letter of transmittal to the Exchange Agent, together with any other documents reasonably required by the Surviving Entity or the Exchange Agent, or if no letter of transmittal is requested by the Company, at the Effective Time, (A) the holder of uncertificated shares of (1) MIT Common Stock shall be entitled to receive in exchange therefor the amount of Cash Consideration, if any, and an initial transaction statement representing that number of shares of Company Common Stock, or (2) MIT Series D Preferred Stock shall be entitled to receive an initial transaction statement representing that number of shares of Company Cumulative Redeemable Preferred Stock, which such holder has the right to receive pursuant to the provisions of this Article II, and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.2(c); and (B) the transaction statement on the books and records of MIT shall forthwith be canceled. Until exchanged as contemplated by this Section 2.2, each uncertificated share of MIT Common Stock and MIT Series D Preferred Stock shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the appropriate amount of Cash Consideration, in the case of uncertificated shares of MIT Common Stock, and an initial transaction statement representing uncertificated shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.2(c). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.

  (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or any unexchanged uncertificated share with respect to the right to receive shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, represented thereby until the holder of such Certificate or uncertificated share shall surrender such Certificate or rights in respect of such uncertificated share. Subject to the effect of applicable laws, following surrender of any such Certificate or exchange of any such uncertificated share, there shall be paid to the holder thereof, without interest: (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be; and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be.

  (d) No Further Ownership Rights. Any Cash Consideration and all shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, issued upon the surrender for exchange of shares of MIT Common Stock and MIT Series D Preferred Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of MIT Common Stock and MIT Series D Preferred Stock, subject, however, to the Surviving Entity's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by MIT on such shares of MIT Common Stock and MIT Series D Preferred Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of MIT Common Stock or MIT Series D Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or rights in respect of uncertificated shares of MIT Common Stock or MIT Series D Preferred Stock are presented to the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article II.

  (e) Intentionally Omitted.

  (f) Termination of Exchange Fund. Any portion of the Exchange Fund made available to the Exchange Agent that remain undistributed to the former stockholders of MIT on the first anniversary of the Effective Time shall be delivered to the Surviving Entity, upon demand, and any stockholders of MIT who have not theretofore received any applicable Cash Consideration, Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, and any additional cash and other dividends or distributions to which they are entitled under this Article II shall thereafter look only to the Surviving Entity for payment of their claims with respect thereto and only as general creditors thereof.

  (g) No Liability. Neither the Surviving Entity nor MIT shall be liable to any holder of shares of MIT Common Stock or MIT Series D Preferred Stock, as the case may be, for any part of the Merger Consideration or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by holders of any such shares five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity, shall, to the extent permitted by applicable law, become the property of the Surviving Entity, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

  (h) Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the certificate representing the appropriate amount of Cash Consideration payable in respect of shares of MIT Common Stock and that number of shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as the case may be, which such holder has the right to receive pursuant to the provisions of this Article II, and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.2(c).

  (i) Withholding of Tax. The Surviving Entity shall be entitled to deduct and withhold from the Merger Consideration, any dividends or distributions otherwise payable pursuant to this Agreement to any holder of a Certificate or holder of uncertificated shares of MIT Common Stock or MIT Series D Preferred Stock such amount as the Surviving Entity (or any affiliate thereof) or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of a Certificate or holder of uncertificated shares of MIT Common Stock or MIT Series D Preferred Stock or other stockholders of MIT in respect of which such deduction and withholding was made by the Surviving Entity.

  2.3 Dissenting Shares. The holders of shares of MIT Common Stock or MIT Series D Preferred Stock shall not be entitled to appraisal rights.

                                  ARTICLE III

                         Representations and Warranties

  3.1 Representations and Warranties of MIT. MIT represents and warrants to the Company as follows (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by MIT to the Company on or prior to the date of this Agreement (the "MIT Disclosure Schedule") and made a part hereof by reference, each such matter qualifying each representation and warranty, as applicable, notwithstanding any specific Section or Schedule reference or lack thereof):

  (a) Organization, Standing and Power. MIT and each of its Subsidiaries (as defined below) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect (as defined below) on MIT. MIT has heretofore delivered to the Company complete and correct copies of its Third Amended and Restated Articles of Incorporation (the "MIT Articles of Incorporation") and Third Amended and Restated Bylaws (the "MIT Bylaws"). All Subsidiaries of MIT and their respective jurisdictions of incorporation or organization, as well as the respective ownership of MIT in such Subsidiaries (to the extent that all of the equity interests in any such Subsidiary are not owned, directly or indirectly, by MIT), are identified on Schedule 3.1(a) of the MIT Disclosure Schedule.
Schedule 3.1(a) of the MIT Disclosure Schedule sets forth a list of each jurisdiction in which MIT or a MIT Subsidiary is qualified or licensed to do business and each assumed name under which any of them conducts business in any jurisdiction. As used in this Agreement: (i) a "Material Adverse Effect" or "Material Adverse Change" shall mean, in respect of MIT or the Company, as applicable, any effect or change that is or would be materially adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole, and (ii) the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which: (i) such party or any other Subsidiary of such party is a general partner; (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and any one or more of its Subsidiaries; or (iii) such party and/or any other Subsidiary of such party has a direct or indirect investment of $25 million or more in capital or indebtedness.

  (b) Capital Structure. As of the date hereof, the authorized capital stock of MIT consists of (i) 175,000,000 shares of MIT Common Stock and (ii) 25,000,000 shares of preferred stock, par value $0.001 per share, of which (x) 2,272,727 shares have been designated as MIT Series B Preferred Stock, par value $0.001 per share ("MIT Series B Preferred Stock"), (y) 150,000 shares have been designated as MIT Series C Preferred Stock and (z) 2,300,000 shares have been designated as MIT Series D Preferred Stock. At the close of business on October 31, 1998: (A) 31,689,273 shares of MIT Common Stock (including one MIT Right for each outstanding share of MIT Common Stock) were issued and outstanding;
(B) 1,623,376 shares of MIT Series B Preferred Stock were issued and outstanding; (C) no shares of MIT Series C Preferred Stock were issued and outstanding; (D) 2,000,000 shares of MIT Series D Preferred Stock were issued and outstanding; (E) 1,894,351 shares of MIT Common Stock were reserved for issuance pursuant to MIT's Second Amended and Restated Employee and Director Incentive Stock Plan (the "MIT Stock Plan"), of which 282,000 shares of MIT Common Stock were subject to issuance upon vesting of restricted stock grants or exercise of options or awards granted to officers, directors or employees of MIT and its Subsidiaries; (F) 1,623,376 shares of MIT Common Stock were reserved for issuance upon conversion of the MIT Series B Preferred Stock; (G) 601,627 shares of MIT Common Stock were subject to issuance, and were also reserved for issuance, upon exercise of the MIT Warrants; and (H) no Voting Debt (as defined below) was issued and outstanding. The term "Voting Debt" means bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of MIT or the Company, as applicable, may vote. All outstanding shares of MIT Common Stock, MIT Series B Preferred Stock and MIT Series D Preferred Stock are validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 3.1(b) of the MIT Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of MIT owned by MIT, or a direct or indirect wholly owned Subsidiary of MIT, are free and clear of all liens, pledges, charges, encumbrances, claims, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects in title, or other burdens, options or encumbrances of any kind ("Encumbrances"). Set forth in Schedule 3.1(b) of the MIT Disclosure Schedule is a true and complete list of the following: (i) each outstanding qualified or non-qualified option to purchase MIT Common Stock granted under the MIT Stock Plan or otherwise; (ii) each grant of MIT Common Stock to employees which is subject to any risk of forfeiture and a total thereof; (iii) any obligation of MIT to issue MIT Common Stock as a result of the transactions contemplated hereby and a total thereof; and (iv) each loan made by MIT with respect to the purchase of MIT Common Stock, and indicating those loans which will be forgiven, in whole or in part, as a result of the transactions contemplated by this Agreement. Except as set forth in this Section 3.1(b) or on Schedule 3.1(b) of the MIT Disclosure Schedule, and except for changes since October 31, 1998 resulting from the exercise of stock options, stock grants or other awards granted prior to October 31, 1998 pursuant to the MIT Stock Plan, or the exercise of MIT Warrants, or as contemplated by this Agreement, there are issued and outstanding or reserved for issuance: (1) no shares of capital stock, Voting Debt or other voting securities of MIT; (2) no securities of MIT or any Subsidiary of MIT or securities or assets of any other entity convertible into or exchangeable for shares of capital stock, Voting Debt or other voting securities of MIT or any Subsidiary of MIT, and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which MIT or any Subsidiary of MIT is a party or by which it is bound in any case obligating MIT or any Subsidiary of MIT to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or any Voting Debt or other voting securities of MIT or of any Subsidiary of MIT, or obligating MIT or any Subsidiary of MIT to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which MIT is a party or by which it is bound relating to the voting of any shares of the capital stock of MIT that will limit in any way the solicitation of proxies by or on behalf of MIT from, or the casting of votes by, the stockholders of MIT with respect to the Merger. There are no restrictions on MIT to vote the stock of any of its Subsidiaries. Except as set forth on Schedule 3.1(b) to the MIT Disclosure Schedule, all dividends or distributions on securities of MIT that have been declared or authorized prior to the date of this Agreement have been paid in full.

  (c) Authority; No Violations; Consents and Approvals.

    (i) The Board of Directors of MIT has approved and declared advisable the Merger and this Agreement, and declared the Merger and this Agreement to be fair to and in the best interests of the stockholders of MIT. The directors of MIT have advised MIT and the Company that they intend to vote or cause to be voted all of the shares of MIT Common Stock beneficially owned by them and their affiliates in favor of approval of the Merger and this Agreement. MIT has all requisite corporate power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of MIT in accordance with the MGCL and the MIT Articles of Incorporation and MIT Bylaws, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MIT, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of MIT in accordance with the MGCL and the MIT Articles of Incorporation and MIT Bylaws. This Agreement has been duly executed and delivered by MIT and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of MIT in accordance with the MGCL and the MIT Articles of Incorporation and MIT Bylaws, and assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of

  MIT enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

    (ii) Except as set forth on Schedule 3.1(c) of the MIT Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Encumbrance upon any of the properties or assets of MIT or any of its Subsidiaries under, require the consent or approval of any third party or otherwise result in a material detriment to MIT or any of its Subsidiaries under, any provision of (A) the MIT Articles of Incorporation or MIT Bylaws or any provision of the comparable charter or organizational documents of any of MIT's Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to MIT or any of its Subsidiaries or their respective properties or assets or any guarantee by MIT or any of its Subsidiaries of any of the foregoing, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.1(c)(iii) are duly and timely obtained or made and the approval of the Merger and this Agreement by the stockholders of MIT has been obtained, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MIT or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B),
  (C) and (D), any such conflicts, violations, defaults, rights, Encumbrances or detriments that, individually or in the aggregate, would not have a Material Adverse Effect on MIT, materially impair the ability of MIT to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

    (iii) Except as set forth on Schedule 3.1(c) of the MIT Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required by or with respect to MIT or any of its Subsidiaries in connection with the execution and delivery of this Agreement by MIT or the consummation by MIT of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on MIT, except for: (A) the filing with the SEC of (1) a proxy statement in preliminary and definitive form relating to the meetings of the stockholders of MIT and of the Company to be held in connection with the Merger (the "Joint Proxy Statement") and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of Maryland;
  (C) filings with the New York Stock Exchange (the "NYSE") and the American Stock Exchange (the "AMEX"); (D) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws, or environmental laws; (E) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; and (F) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on MIT, materially impair the ability of MIT to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

  (d) SEC Documents. MIT has made available to the Company a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by MIT with the SEC since January 1, 1996 and prior to or on the date of this Agreement (the "MIT SEC Documents"), which are all the documents (other than preliminary material) that MIT was required to file with the SEC between January 1, 1996 and the date of this Agreement. As of their respective dates, the MIT SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MIT SEC Documents, and none of the MIT SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. MIT has no outstanding and unresolved comments from the SEC with respect to any of the MIT SEC Documents. The financial statements of MIT included in the MIT SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly presented in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of MIT and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of MIT and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the MIT SEC Documents, there are no agreements, arrangements or understandings between MIT and any party who is at the date of this Agreement or was at any time prior to the date hereof but after January 1, 1996 an Affiliate (as defined in Section 4.1(k)) of MIT that are required to be disclosed in the MIT SEC Documents. The books of account and other financial records of the Company are true, complete and correct in all material respects and are accurately reflected in all material respects in the financial statements included in the MIT SEC Documents.

  (e) Information Supplied. None of the information supplied or to be supplied by MIT for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC by the Company in connection with the issuance of shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock in the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and none of the information supplied or to be supplied by MIT and included or incorporated by reference in the Joint Proxy Statement will, at the date mailed to stockholders of MIT and at the date mailed to stockholders of the Company or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to MIT or any of its Subsidiaries, or with respect to other information supplied by MIT for inclusion in the Joint Proxy Statement or S-4, shall occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Joint Proxy Statement, such event shall be so described, and MIT shall reasonably cooperate with the Company to cause such amendment or supplement to be promptly filed with the SEC and, as required by law, disseminated to the stockholders of MIT. The Joint Proxy Statement, insofar as it relates to MIT or its Subsidiaries or other information supplied by MIT for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  (f) Absence of Certain Changes or Events. Except as set forth on Schedule 3.1(f) of the MIT Disclosure Schedule or as disclosed in or reflected in the financial statements included in the MIT SEC Documents, and except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the MIT SEC Documents, there has not been: (iA any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of MIT's capital stock; (ii) any amendment of any term of any outstanding equity security of MIT or any Subsidiary of MIT; (iii) any repurchase, redemption or other acquisition by MIT or any Subsidiary of MIT of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, MIT or any Subsidiary of MIT; (iv) any material change in any method of accounting or accounting practice or any tax method, practice or election by MIT or any Subsidiary of MIT; (v) any amendment of any employment, consulting, severance, retention or any other agreement between MIT and any officer or director of MIT; or (vi) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has had a Material Adverse Effect on MIT, nor has there occurred any such transaction, commitment, dispute or other event or condition that, with the passage of time, would reasonably be expected to result in a Material Adverse Effect on MIT, except for general economic changes, changes in the United States financial markets generally, changes that affect real estate investment trusts (each a "REIT") generally and changes that affect industrial real estate generally.

  (g) No Undisclosed Material Liabilities. Except as set forth on Schedule 3.1(g) of the MIT Disclosure Schedule or as disclosed in the MIT SEC Documents, as of the date hereof, there are no liabilities of MIT or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on MIT, other than: (i) liabilities adequately provided for on the balance sheet of MIT dated as of September 30, 1998 (including the notes thereto) contained in MIT's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; (ii) liabilities incurred in the ordinary course of business subsequent to September 30, 1998 which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on MIT; and (iii) liabilities under this Agreement.

  (h) No Default. Neither MIT nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the MIT Articles of Incorporation or MIT Bylaws or the comparable charter or organizational documents of any of MIT's Subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which MIT or any of its Subsidiaries is now a party or by which MIT or any of its Subsidiaries or any of their respective properties or assets is bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to MIT or any of its Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on MIT.

  (i) Compliance with Applicable Laws. MIT and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "MIT Permits"), except where the failure so to hold would not have a Material Adverse Effect on MIT. MIT and its Subsidiaries are in compliance with the terms of the MIT Permits, except where the failure so to comply would not have a Material Adverse Effect on MIT. Except as disclosed in the MIT SEC Documents, the businesses of MIT and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on MIT. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to MIT or any of its Subsidiaries is pending and of which MIT has knowledge (as hereinafter defined) or, to the knowledge of MIT as of the date hereof, is threatened, other than those the outcome of which would not have a Material Adverse Effect on MIT. For purposes of this Agreement "knowledge" means the actual knowledge of the executive officers and directors of the Company or MIT, as applicable.

  (j) Litigation. Except as disclosed in the MIT SEC Documents or Schedule 3.1(j) of the MIT Disclosure Schedule, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of MIT, threatened against or affecting MIT or any Subsidiary of MIT ("MIT Litigation"), and, as of the date of this Agreement, MIT and its Subsidiaries have no knowledge of any facts that are likely to give rise to any MIT Litigation, in each case, that would have a Material Adverse Effect on MIT, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against MIT or any Subsidiary of MIT ("MIT Order") that would have a Material Adverse Effect on MIT or its ability to consummate the transactions contemplated by this Agreement. Schedule 3.1(j) of the MIT Disclosure Schedule contains an accurate and complete list of all suits, actions and proceedings pending or, to the knowledge of MIT, threatened against or affecting MIT or any of its Subsidiaries as of the date hereof.

  (k) Taxes. Except as set forth on Schedule 3.1(k) of the MIT Disclosure
Schedule:

    (i) Each of MIT and its Subsidiaries (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do
  so) and all such returns and reports are accurate and complete in all material respects, and (B) has paid (or MIT has paid on its behalf) all Taxes (as defined below) shown on such returns and reports as required to be paid by it, except those where the failure to file such tax returns and reports or pay such Taxes would not have a Material Adverse Effect on MIT. The most recent financial statements contained in the MIT SEC Documents reflect an adequate reserve for all material Taxes payable by MIT and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. MIT and each Subsidiary of MIT has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all Taxes not yet due and payable. Since September 30, 1998, MIT has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither MIT nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon MIT. No material deficiencies for any Taxes have been proposed, asserted or assessed against MIT or any of its Subsidiaries, including claims by any taxing authority in a jurisdiction where MIT or any Subsidiary of MIT do not file Tax returns but in which any of them is or may be subject to taxation, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" includes all federal, state, local and foreign income, property, sales, use, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

    (ii) MIT (A) for all taxable years commencing with 1995 through December 31, 1997 has been subject to taxation as a REIT within the meaning of
  Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (B) has operated since December 31, 1997 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1998 and the taxable year ending at the Effective Time, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to MIT's knowledge, no such challenge is pending or threatened. Each Subsidiary of MIT which is a partnership, joint venture or limited liability company (1) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation and (2) has not since the later of its formation or the acquisition by MIT of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause MIT to violate Section 856(c)(4) of the Code. Each MIT Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under
  Section 856(i) of the Code.

    (iii) All Taxes which MIT or the MIT Subsidiaries are required by law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the assets of MIT or the MIT Subsidiaries except for statutory liens for Taxes not yet due.

    (iv) The Tax returns of MIT and the MIT Subsidiaries are not being and have not been examined or audited by any taxing authority for any past year or periods.

    (v) Neither MIT nor the MIT Subsidiaries (A) has filed a consent under
  Section 341(f) of the Code concerning collapsible corporations, or (B) is a party to any Tax allocation or sharing agreement.

    (vi) MIT does not have any liability for the Taxes of any person other than MIT and the MIT Subsidiaries and the MIT Subsidiaries do not have any liability for the Taxes of any person other than MIT and the MIT Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

    (vii) Neither MIT nor the MIT Subsidiaries has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. MIT and the MIT Subsidiaries have disclosed to the IRS all positions taken on its federal income Tax returns which could give rise to a substantial understatement of Tax under Section 6662 of the Code.

    (viii) Neither MIT nor any MIT Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements," except as disclosed in Schedule 3.1(k), true and correct copies of which have been made available to the Company. As used herein, a "Tax Protection Agreement" is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to any Subsidiary of MIT that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of MIT or any of its Subsidiaries (including, without limitation, requiring MIT or any of its Subsidiaries to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that MIT or any of its Subsidiaries maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the MIT Properties (as hereinafter defined), or (iii) requires that MIT or any of its Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of MIT or any of its Subsidiaries.

  (l) Pension and Benefit Plans; ERISA. Except as set forth on Schedule 3.1(l) of the MIT Disclosure Schedule or in the MIT SEC Documents:

    (i) All "employee pension benefit plans," as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained by MIT or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with MIT under Section 414(b), (c), (m) or
  (o) of the Code ("MIT ERISA Affiliate") or to which MIT or any of its Subsidiaries or any MIT ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Effective Time (the "MIT Pension Plans") intended to qualify under Section 401 of the Code so qualify and have been determined by the IRS to be qualified under Section 401 of the Code and, to the knowledge of MIT as of the date hereof, nothing has occurred with respect to the operation of the MIT Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA or the Code.

    (ii) No MIT Pension Plan is subject to Title IV of ERISA.

    (iii) There is no material violation of ERISA with respect to (A) the filing of applicable reports, documents, and notices with the Secretary of Labor and the Secretary of the Treasury regarding all "employee benefit plans," as defined in Section 3(3) of ERISA, the MIT Pension Plans and all other material employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by MIT or any of its Subsidiaries or with respect to which MIT or any of its Subsidiaries has any liability (all such plans, other than the MIT Pension Plans, being hereinafter referred to as the "MIT Employee Benefit Plans") or (B) the furnishing of such documents to the participants or beneficiaries of the MIT Employee Benefit Plans or MIT Pension Plans.

    (iv) Copies of each MIT Employee Benefit Plan and MIT Pension Plan, related trust (or other funding or financing arrangement), and all amendments have been made available to the Company, as have the most recent summary plan descriptions, administrative service agreements, and Form 5500.

    (v) The MIT Employee Benefit Plans and MIT Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, there is no material liability for breaches of fiduciary duty in connection with the MIT Employee Benefit Plans and MIT Pension Plans, and neither MIT nor any of its Subsidiaries or any "party in interest" or "disqualified person" with respect to the MIT Employee Benefit Plans and MIT Pension Plans has engaged in a material "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

    (vi) As of the date of this Agreement, there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of MIT, threatened against, or with respect to, the MIT Employee Benefit Plans or MIT Pension Plans or their assets.

    (vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any employee or group of employees of MIT or any of its Subsidiaries; (B) increase any benefits otherwise payable under any MIT Employee Benefit Plan or MIT Pension Plan; or (C) result in the acceleration of the time of payment or vesting of any such benefits. Except as described on Schedule 3.1(l) of the MIT Disclosure Schedule, there are no severance agreements or employment agreements between MIT or any of its Subsidiaries and any employee of MIT or such Subsidiary. True and complete copies of all severance agreements and employment agreements described on
  Schedule 3.1(l) of the MIT Disclosure Schedule have been provided to the Company.

    (viii) Neither MIT nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving compensation in excess of $100,000 except as are terminable upon one month's notice or less.

    (ix) Neither MIT nor any of its Subsidiaries nor any MIT ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

    (x) No stock or other security issued by MIT or any of its Subsidiaries forms or has formed a material part of the assets of any MIT Employee Benefit Plan or MIT Pension Plan.

    (xi) MIT and its ERISA Affiliates have materially complied with the requirements of Section 4980B of the Code and Parts 6 and 7 of Subtitle B of Title I of ERISA regarding health care coverage under the MIT Employee Benefit Plans.

    (xii) No amount has been paid by MIT or any of its ERISA Affiliates, and no amount is expected to be paid by MIT or any of its ERISA Affiliates, which would be subject to the provisions of 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

  (m) Labor Matters. Except as set forth on Schedule 3.1(m) of the MIT Disclosure Schedule or in the MIT SEC Documents:

    (i) neither MIT nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of MIT or any of its Subsidiaries, nor does MIT or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

    (ii) as of the date hereof, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against MIT or any of its Subsidiaries pending, or, to the knowledge of MIT or any of its Subsidiaries, threatened, that has, or will have, a Material Adverse Effect on MIT;

    (iii) as of the date hereof, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against MIT or any of its Subsidiaries pending, or, to the knowledge of MIT or any of its Subsidiaries, threatened, that has, or will have, a Material Adverse Effect on MIT;

    (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of MIT or any of its Subsidiaries, threatened, against or involving MIT or any of its Subsidiaries that has, or will have, a Material Adverse Effect on MIT;

    (v) MIT and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and will not have, a Material Adverse Effect on MIT; and

    (vi) as of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of MIT or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of MIT or any of its Subsidiaries is or may be entitled to claim indemnification from MIT or any of its Subsidiaries pursuant to the MIT Articles of Incorporation or MIT Bylaws or any provision of the comparable charter or organizational documents of any of MIT's Subsidiaries, as provided in any indemnification agreement to which MIT or any Subsidiary of MIT is a party or pursuant to applicable law that has, or will have, a Material Adverse Effect on MIT.

  (n) Intangible Property. MIT and its Subsidiaries own, possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of MIT and its Subsidiaries (collectively, the "MIT Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not have a Material Adverse Effect on MIT. All of the MIT Intangible Property is owned or licensed by MIT or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that would not have a Material Adverse Effect on MIT, and neither MIT nor any such Subsidiary has forfeited or otherwise relinquished any MIT Intangible Property which forfeiture would result in a Material Adverse Effect on MIT. To the knowledge of MIT, the use of the MIT Intangible Property by MIT or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other person, and there have been no claims made, and neither MIT nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the MIT Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to have been used or enforced in a manner, that would result in the abandonment, cancellation or unenforceability of any of the MIT Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not have a Material Adverse Effect on MIT.

  (o) Environmental Matters. For purposes of this Agreement:

    "Environmental Laws" means all federal, state and local laws (including common laws), rules, regulations, ordinances, orders and decrees of any Governmental Entity, whether now in existence or hereafter enacted and in effect at the time of Closing, relating to pollution or the protection of human health or the environment of any jurisdiction in which the applicable party hereto owns or operates assets or conducts business or owned or operated assets or conducted business (whether or not through a predecessor entity) (including, without limitation, ambient air, surface water, groundwater, land surface, subsurface strata, natural resources or wildlife), including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of solid waste or Hazardous Materials, and any similar laws, rules, regulations, ordinances, orders and decrees of any foreign jurisdiction in which the applicable party hereto owns or operates assets or conducts business;

    "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials (including naturally occurring radioactive materials), asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls or transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, (ii) any chemicals, materials or substances which are now defined as or included in the definition of "solid wastes," "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances" or "toxic pollutants," or words of similar import, under any Environmental Law and (iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which MIT or any of its Subsidiaries operates (for purposes of this Section 3.1(o)) or in which the Company or any of its Subsidiaries operates (for purposes of Section 3.2(o)).

    "Release" means any spill, effluent, emission, leaking, pumping, pouring, emptying, escaping, dumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property owned, operated or leased by the applicable party or its Subsidiaries; and

    "Remedial Action" means all actions, including, without limitation, any capital expenditures, required by a Governmental Entity or required under any Environmental Law, or voluntarily undertaken to (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials or other substance in the indoor or outdoor environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger the public or employee health or welfare of the indoor or outdoor environment;
  (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release; or (iv) bring the applicable party into compliance with any Environmental Law.

    Except as disclosed on Schedule 3.1(o) of the MIT Disclosure Schedule:

    (i) The operations of MIT and its Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on MIT;

    (ii) MIT and its Subsidiaries have obtained and, until the Closing Date, will maintain all permits, licenses and registrations, or applications relating thereto, and have made and, until the Closing Date, will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which would not have a Material Adverse Effect on MIT;

    (iii) MIT and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which would not have a Material Adverse Effect on MIT;

    (iv) As of the date of this Agreement, MIT and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability would have a Material Adverse Effect on MIT;

    (v) Neither MIT nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that would have a Material Adverse Effect on MIT;

    (vi) The operations of MIT and its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on MIT;

    (vii) To the knowledge of MIT, there is not now on or in any property of MIT or its Subsidiaries or any property for which MIT or its Subsidiaries is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) would have a Material Adverse Effect on MIT; and

    (viii) No MIT Property (as hereinafter defined) is included or, to the knowledge of MIT, proposed for inclusion on the National Priorities List issued pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") by the United States Environmental Protection Agency (the "EPA") or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and MIT has no knowledge that any MIT Property has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the knowledge of MIT, proposed for inclusion on any similar list of potentially contaminated sites pursuant to any other Environmental Law.

  (p) Properties.

  (i) MIT or one of MIT's Subsidiaries owns fee simple title (or where indicated, leasehold estate) to each of the real properties identified in
Schedule 3.1(p) to the MIT Disclosure Schedule (the "MIT Properties"), except as listed on Schedule 3.1(p) to the MIT Disclosure Schedule, which are all of the real estate properties owned by them, in each case (except as provided below) free and clear of Encumbrances. The MIT Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy (collectively, "Property Restrictions"), except for (A0 Encumbrances and Property Restrictions set forth in Schedule 3.1(p) to the MIT Disclosure Schedule, (B) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided that they do not materially adversely affect the currently intended use of any MIT Property, (C) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports or surveys have been delivered or made available to the Company), and (D) mechanics', carriers', workmen's, repairmen's and materialmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the MIT Properties subject thereto or affected thereby, and do not otherwise have a Material Adverse Effect on MIT. Except as provided in Schedule 3.1(p) to the MIT Disclosure Schedule, valid policies of title insurance have been issued, insuring MIT's or the applicable MIT Subsidiaries' fee simple title or leasehold estate to the MIT Properties in amounts at least equal to the value of such MIT Properties at the time of the issuance of such policy, subject only to the matters disclosed above and on the MIT Disclosure Schedule, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.

  (ii) All properties currently under development or construction by MIT or the MIT Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by MIT and the MIT Subsidiaries are listed as such on Schedule 3.1(p) to the MIT Disclosure Schedule. All executory agreements entered into by MIT or any MIT Subsidiary relating to the development or construction of industrial or other real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services or agreements for material or labor) are listed on Schedule 3.1(p) to the MIT Disclosure Schedule. Copies of such agreements, all of which have previously been delivered or made available to the Company are listed on the MIT Disclosure Schedule and are true and correct.

  (q) Insurance. Schedule 3.1(q) of the MIT Disclosure Schedule sets forth an insurance schedule of MIT's and each of its Subsidiaries' directors' and officers' liability insurance. MIT maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of MIT and each of its Subsidiaries (taking into account the cost and availability of such insurance). Except as set forth on Schedule 3.1(q), neither MIT nor any MIT Subsidiary has received any notice of cancellation or termination with respect to any material insurance policy of MIT or any MIT Subsidiary.

  (r) Opinion of Financial Advisor. The Board of Directors of MIT has received the oral opinion of Goldman, Sachs & Co. addressed to such Board to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of the MIT Common Stock in accordance with Section 2.1 is fair from a financial point of view to the holders of the MIT Common Stock. A copy of the written opinion of Goldman, Sachs & Co. described above will be provided to the Company promptly after it has been received from Goldman, Sachs & Co.

  (s) Vote Required. The affirmative vote of the holders of at least a majority of the outstanding shares of MIT Common Stock is the only vote of the holders of any class or series of MIT capital stock necessary to approve this Agreement and the transactions contemplated hereby.

  (t) Beneficial Ownership of Company Common Stock. As of the date hereof, neither MIT nor its Subsidiaries "beneficially owns" (as defined in Rule 13d-3 under the Exchange Act) any of the outstanding Company Common Stock or any of the Company's outstanding debt securities.

  (u) Brokers. Except for the fees and expenses payable to Goldman, Sachs & Co. and Prudential Securities, Inc., which fees are reflected in each such firm's respective engagement letter with MIT (copies of which have been delivered to the Company), no broker, investment banker, or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MIT.

  (v) Investment Company Act of 1940. Neither MIT nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act").

  (w) Amendment to Rights Agreement; State Takeover Laws.

    (i) The Board of Directors of MIT has adopted a resolution approving an amendment to the MIT Rights Agreement to provide that (A) the MIT Rights Agreement shall terminate and the MIT Rights shall be canceled upon the consummation of the Merger and that (B) none of the execution and delivery of this Agreement, the conversion of shares of MIT Common Stock in the right to receive the Merger Consideration in accordance with Article II of this Agreement and the consummation of the merger or any other transaction contemplated hereby will cause (w) the MIT rights to be exercisable under the MIT Rights Agreement, (x) the Company or any of its Subsidiaries or any of its stockholders to be deemed an "Acquiring Person" (as defined in the MIT Rights Agreement), or (y) any such event to be deemed a "Distribution Date" (as defined in the MIT Rights Agreement) or the "Shares Acquisition Date" (as defined in the MIT Rights Agreement). MIT shall not redeem any of the MIT Rights prior to the Effective Time unless required to do so by a court of competent jurisdiction.

    (ii) MIT has taken all action necessary to exempt the transaction contemplated by this Agreement from (A) the operation of any "fair price," "moratorium," "control share acquisition," "business combination," or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a "Takeover Statute") and (B) any ownership restrictions or limitations set forth in the MIT Articles of Incorporation or MIT By-Laws.

  (x) Contracts.

  (i) Except as disclosed in the MIT SEC Documents or in Schedule 3.1(x) to the MIT Disclosure Schedule, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which MIT or any MIT Subsidiary may conduct its business. Neither MIT nor any MIT Subsidiary has received a written notice that MIT or any MIT Subsidiary is in violation of or in default under (nor to the knowledge of MIT does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.1(x), nor does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a MIT Material Adverse Effect.

  (ii) Schedule 3.1(x) sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which MIT or any MIT Subsidiary is a party or an obligor with respect thereto.

  (iii) Except as set forth in Schedule 3.1(x), neither MIT nor any of MIT Subsidiaries is party to any agreement which would restrict any of them from prepaying any of their indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of indebtedness with respect to any of the MIT Properties.

  (iv) Neither MIT nor any MIT Subsidiaries is a party to any agreement relating to the management of any of the MIT Properties which is not terminable by MIT or the MIT Subsidiary without penalty on less than 61 days notice except the agreements described in Schedule 3.1(x).

  (v) Schedule 3.1(x) lists all agreements entered into by MIT or any of the MIT Subsidiaries providing for the sale of, or option to sell, any MIT Properties or the purchase of, or option to purchase, any real estate which are currently in effect.

  (vi) Except as set forth in Schedule 3.1(x), neither MIT nor any MIT Subsidiary has any continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by MIT or any MIT Subsidiary, except for standard indemnification provisions entered into in the normal course of business, (B) to pay any additional purchase price for any of the MIT Properties, or (C) to make any prorations or adjustments to prorations involving an amount in excess of $50,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by MIT.

  (vii) Except as set forth in Schedule 3.1(x), there are no material outstanding contractual obligations of MIT or any MIT Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any MIT Subsidiary or any other Person.

  (viii) Except as set forth in Schedule 3.1(x), there are no indemnification agreements entered into by and between MIT and any director or officer of MIT or any of its Subsidiaries.

  3.2 Representations and Warranties of the Company. The Company represents and warrants to MIT as follows (in each case as qualified by matters reflected on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to MIT on or prior to the date of this Agreement (the "Company Disclosure Schedule") and made a part hereof by reference, each such matter qualifying each representation and warranty, as applicable, notwithstanding any specific Section or Schedule reference or lack thereof):

  (a) Organization, Standing and Power. The Company is a real estate investment trust duly formed and existing under Title 8 and is in good standing with the State Department of Assessments and Taxation of Maryland. Each of the Significant Subsidiaries (as defined below) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not have a Material Adverse Effect on the Company. All Significant Subsidiaries of the Company and their respective jurisdictions of incorporation or organization, as well as the respective ownership of the Company in such Subsidiaries, if not wholly owned, are identified on Schedule 3.2(a) of the Company Disclosure Schedule. The Company has heretofore delivered to MIT complete and correct copies of its Declaration of Trust and Bylaws, each as amended to date. As used in this Agreement, a "Significant Subsidiary" means any Subsidiary of the Company that would constitute a Significant Subsidiary of the Company within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission.

  (b) Capital Structure. As of the date hereof, the authorized beneficial interest of the Company consists of 230,000,000 shares of beneficial interest, par value $0.01 per share, of which 200,450,000 shares are Company Common Stock, 5,400,000 shares have been designated as Company Series A Preferred Shares, 8,050,000 shares have been designated as Company Series B Convertible Preferred Shares, 2,000,000 shares have been designated as Company Series C Preferred Shares, 10,000,000 shares have been designated as Company Series D Preferred Shares, and 2,300,000 shares have been designated as Company Series A Junior Participating Preferred Shares. At the close of business on October 31, 1998:
(A) 123,203,576 shares of Company Common Stock were issued and outstanding; (B) 5,400,000 Company Series A Preferred Shares were issued and outstanding; 7,698,700 Company Series B Convertible Preferred Shares were issued and outstanding; 2,000,000 Company Series C Preferred Shares were issued and outstanding; 10,000,000 Company Series D Preferred Shares were issued and outstanding; and no Company Series A Junior Participating Preferred Shares were issued or outstanding; (C) 9,600,000 shares of Company Common Stock were reserved for issuance pursuant to the Company's 1997 Long-Term Incentive Plan (the "Company Stock Plan") and 100,000 shares of Company Common Stock were reserved for issuance under the Company's Share Option Plan for Outside Trustees, of which 2,884,774 shares of Company Common Stock were subject to issuance upon vesting of restricted stock grants or exercise of options or awards granted to officers, directors or employees of the Company and its subsidiaries pursuant to such plans; and (D) no Voting Debt was issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and, except as described in the Company SEC Documents, nonassessable and are not subject to preemptive rights. Except as set forth on Schedule 3.2(b) of the Company Disclosure Schedule, all outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly owned Subsidiary of the Company, free and clear of all Encumbrances. Except as set forth in this Section 3.2(b) or on Schedule 3.2(b) of the Company Disclosure Schedule, and except for changes since October 31, 1998 resulting from the exercise of stock options, stock grants or other awards granted prior to October 31, 1998 pursuant to the Company Stock Plan, or as contemplated by this Agreement, there are outstanding: (1) no shares of beneficial interest, Voting Debt or other voting securities of the Company; (2) no securities of the Company or any Subsidiary of the Company or securities or assets of any other entity convertible into or exchangeable for shares of beneficial interest, capital stock, Voting Debt or other voting securities of the Company or any Subsidiary of the Company; and (3) no options, warrants, calls, rights (including preemptive rights), commitments or agreements to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of beneficial interest, capital stock or any Voting Debt or other voting securities of the Company or of any Subsidiary of the Company, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are not as of the date hereof and there will not be at the Effective Time any stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the beneficial interest of the Company that will limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger. There are no restrictions on the Company to vote the stock of any of its Subsidiaries. All dividends or distributions on securities of the Company that have been authorized prior to the date of this Agreement have been paid in full. When issued in accordance with this Agreement, the shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock issued pursuant to the Merger will be duly authorized and validly issued, fully paid and, except as described in the Company SEC Documents, nonassessable and not subject to preemptive (or similar) rights. When issued in accordance with this Agreement upon exercise of the MIT Stock Options and the MIT Warrants, in each case to be assumed pursuant to the Merger, the shares of Company Common Stock issued thereunder will be duly authorized and validly issued, fully paid and, except as described in the Company SEC Documents, nonassessable and not subject to preemptive (or similar) rights.

  (c) Authority; No Violations, Consents and Approvals.

  (i) The Board of Trustees of the Company has approved and declared advisable the Merger and this Agreement, and declared the Merger and this Agreement to be in the best interests of the stockholders of the Company. The trustees of the Company have advised MIT and the Company that they intend to vote or cause to be voted all of the shares of Company Common Stock beneficially owned by them and their affiliates in favor of approval of the Merger and this Agreement (including the issuance of Company Common Stock). The Company has all requisite trust power and authority to enter into this Agreement and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with Title 8 and the Declaration of Trust and Bylaws of the Company, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary trust action on the part of the Company, subject, with respect to the consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with Title 8 and the Declaration of Trust and Bylaws of the Company. This Agreement has been duly executed and delivered by the Company and, subject, with respect to consummation of the Merger, to approval of this Agreement and the Merger by the stockholders of the Company in accordance with Title 8 and the Declaration of Trust and Bylaws of the Company, and assuming this Agreement constitutes the valid and binding obligation of MIT, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

  (ii) Except as set forth on Schedule 3.2(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under, or give rise to a right of purchase under, result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, require the consent or approval of any third party lender or otherwise result in a material detriment to the Company or any of its Subsidiaries under, any provision of (A) the Declaration of Trust or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets or any guarantee by the Company or any of its Subsidiaries of the foregoing, (C) any joint venture or other ownership arrangement or (D) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 3.2(c)(iii) are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses
(B), (C) and (D), any such conflicts, violations, defaults, rights, Encumbrances or detriments that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

  (iii) Except as set forth on Schedule 3.2(c) of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, as to which the failure to obtain or make would have a Material Adverse Effect on the Company, except for: (A) the filing of a premerger notification report by the Company or its ultimate parent under the HSR Act and the expiration or termination of the applicable waiting period with respect thereto; (B) the filing with the SEC of the Joint Proxy Statement, the S-4, such reports under Section 13(a) of the Exchange Act and such other compliance with the Securities Act and the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and the obtaining from the SEC of such orders as may be so required; (C) the filing of the Articles of Merger with, and acceptance for record of the Articles of Merger by, the State Department of Assessments and Taxation of Maryland; (D) filings with, and approval of, the Exchange; (E) such filings and approvals as may be required by any applicable state securities, "blue sky" or takeover laws or environmental laws; (F) such filings and approvals as may be required by any foreign premerger notification, securities, corporate or other law, rule or regulation; and (G) any such consent, approval, order, authorization, registration, declaration, filing, or permit that the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

  (d) SEC Documents. The Company has made available to MIT a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by the Company with the SEC since January 1, 1996 and prior to or on the date of this Agreement (the "Company SEC Documents"), which are all the documents (other than preliminary material) that the Company was required to file with the SEC between December 31, 1996 and the date of this Agreement. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents. The financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material) the consolidated financial position of the Company and its consolidated Subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. Except as disclosed in the Company SEC Documents, there are no agreements, arrangements or understandings between the Company and any party who is at the date of this Agreement or was at any time prior to the date hereof but after January 1, 1996 an Affiliate (as defined in Section 4.1(k)) of the Company that are required to be disclosed in the Company SEC Documents.

  (e) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the S-4 will, at the time the S-4 becomes effective under the Securities Act or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and none of the information supplied or to be supplied by the Company and included or incorporated by reference in the Joint Proxy Statement will, at the date mailed to stockholders of MIT or the Company, as the case may be, or at the time of the meeting of such stockholders to be held in connection with the Merger or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries, or with respect to other information supplied by the Company for inclusion in the Joint Proxy Statement or the S-4, shall occur which is required to be described in an amendment of, or a supplement to, the S-4 or the Joint Proxy Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC. The Joint Proxy Statement, insofar as it relates to the Company or other Subsidiaries of the Company or other information supplied by the Company for inclusion or incorporation by reference therein, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  (f) Absence of Certain Changes or Events. Except as set forth on Schedule 3.2(f) of the Company Disclosure Schedule or as disclosed in or reflected in the financial statements included in the Company SEC Documents, and except as contemplated by this Agreement, since the date of the most recent audited financial statements included in the Company SEC Documents there has not been:
(i) any declaration, setting aside or
payment of any dividend or other distribution (whether in cash, stock or property) with respect to any shares of the Company's beneficial interest; (ii) any amendment of any material term of any outstanding equity security of the Company or any Subsidiary of the Company; (iii) any repurchase, redemption or other acquisition by the Company or any Subsidiary of the Company of any outstanding shares of beneficial interest, capital stock or other equity securities of, or other ownership interests in, the Company or any Subsidiary of the Company; (iv) any material change in any method of accounting or accounting practice or any tax method, practice or election by the Company or any Subsidiary of the Company; (v) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or trustee of the Company; or (vi) any other transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that has had a Material Adverse Effect on the Company, nor has there occurred any such transaction, commitment, dispute or other event or condition that, with the passage of time, would reasonably be expected to result in a Material Adverse Effect on the Company, except for general economic changes, changes in the United States financial markets generally, changes that affect REITs generally and changes that affect industrial real estate generally.

  (g) No Undisclosed Material Liabilities. Except as set forth on Schedule 3.2(g) of the Company Disclosure Schedule or in the Company SEC Documents, as of the date hereof, there are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that would have a Material Adverse Effect on the Company, other than: (i) liabilities adequately provided for on the balance sheet of the Company dated as of September 30, 1998 (including the notes thereto) contained in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998; (ii) liabilities incurred in the ordinary course of business subsequent to September 30, 1998 which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on the Company; and (iii) liabilities under this Agreement.

  (h) No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the Declaration of Trust or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (except for the requirement under certain of such instruments to file supplemental indentures as a result of the transactions contemplated hereby) or
(iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate would not have a Material Adverse Effect on the Company.

  (i) Compliance with Applicable Laws. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure so to hold would not have a Material Adverse Effect on the Company. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not have a Material Adverse Effect on the Company. As of the date of this Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending and of which the Company has knowledge or, to the knowledge of the Company as of the date hereof, is threatened, other than those the outcome of which would not have a Material Adverse Effect on the Company.

  (j) Litigation. Except as disclosed in the Company SEC Documents or Schedule 3.2(j) of the Company Disclosure Schedule, as of the date of this Agreement there is no suit, action or proceeding pending, or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary of the Company

("Company Litigation"), and, as of the date of this Agreement, the Company and its Subsidiaries have no knowledge of any facts that are likely to give rise to any Company Litigation, in each case, that would have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company ("Company Order") that would have a Material Adverse Effect on the Company or its ability to consummate the transactions contemplated by this Agreement. Schedule 3.2(j) of the Company Disclosure Schedule contains an accurate and complete list of all suits, actions and proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries as of the date hereof.

  (k) Taxes. Except as set forth on Schedule 3.2(k) of the Company Disclosure
Schedule:

    (i) Each of the Company and its Subsidiaries (A) has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, and (B) has paid (or the Company has paid on its behalf) all Taxes (as defined below) shown on such returns and reports as required to be paid by it, except those where the failure to file such tax returns and reports or pay such Taxes would not have a Material Adverse Effect on the Company. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. The Company and the Company Subsidiaries have established reserves that are adequate for the payment of all Taxes not yet due and payable. Since September 30, 1998, the Company has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries, including claims by any taxing authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax returns but in which any of them is or may be subject to taxation, and no requests for waivers of the time to assess any such Taxes are pending.

    (ii) The Company (A) for all taxable years commencing with December 31, 1993 through December 31, 1997 has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (B) has operated since December 31, 1997 to the date of this representation, and intends to continue to operate, in such a manner as to qualify as a REIT for the taxable year ending December 31, 1998, and (C) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to the Company's knowledge, no such challenge is pending or threatened. Each Subsidiary of the Company which is a partnership, joint venture or limited liability company (1) has been since its formation and continues to be treated for federal income tax purposes as a partnership and not as a corporation or an association taxable as a corporation and (2) has not since the later of its formation or the acquisition by the Company of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause the Company to violate Section 856(c)(4) of the Code. Each Company Subsidiary which is a corporation has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code.

    (iii) All Taxes which the Company or the Company Subsidiaries are required by law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party and sales, gross receipts and use taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or are held in separate bank accounts for such purpose. There are no liens for Taxes upon the assets of the Company or the Company Subsidiaries except for statutory liens for Taxes not yet due.

    (iv) The Tax returns of the Company and the Company Subsidiaries are not being and have not been examined or audited by any taxing authority for any past year or periods.

    (v) Neither the Company nor the Company Subsidiaries (A) has filed a consent under Section 341(f) of the Code concerning collapsible corporations, or (B) is a party to any Tax allocation or sharing agreement.

    (vi) Except as disclosed in Schedule 3.2(k), the Company does not have any liability for the Taxes of any person other than the Company and the Company Subsidiaries and the Company Subsidiaries do not have any liability for the Taxes of any person other than the Company and the Company Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (B) as a transferee or successor, (C) by contract, or (D) otherwise.

    (vii) Neither the Company nor the Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company and the Company Subsidiaries have disclosed to the IRS all positions taken on its federal income Tax returns which could give rise to a substantial understatement of Tax under
  Section 6662 of the Code.

  (l) Pension and Benefit Plans; ERISA. Except as set forth on Schedule 3.2(l) of the Company Disclosure Schedule or in the Company SEC Documents:

    (i) All "employee pension plans," as defined in Section 3(2) of ERISA, maintained by the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company under Section 414(b), (c), (m) or (o) of the Code ("Company ERISA Affiliate") or to which the Company or any of its Subsidiaries or any Company ERISA Affiliate contributed or is obligated to contribute thereunder within six years prior to the Effective Time (the "Company Pension Plans") intended to qualify under Section 401 of the Code so qualify and have been determined by the IRS to be qualified under Section 401 of the Code and, to the knowledge of the Company as of the date hereof, nothing has occurred with respect to the operation of the Company Pension Plans that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty, or tax under ERISA or the Code.

    (ii) No Company Pension Plan is subject to Title IV of ERISA.

    (iii) There is no violation of ERISA with respect to (A) the filing with the Secretary of Labor and the Secretary of the Treasury of applicable reports, documents, and notices regarding the "employee benefit plans," as defined in Section 3(3) of ERISA, the Company Pension Plans and all other material employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability (all such plans, other than the Company Pension Plans, being hereinafter referred to as the "Company Employee Benefit Plans") or (B) the furnishing of such documents to the participants or beneficiaries of the Company Employee Benefit Plans or Company Pension Plans.

    (iv) Copies of each the Company Employee Benefit Plan and the Company Pension Plan, related trust (or other funding or financing arrangement), and all amendments have been made available to MIT, as have the most recent summary plan descriptions, administrative service agreements, and Form 5500.

    (v) The Company Employee Benefit Plans and the Company Pension Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable Federal and state law, there is no material liability for breaches of fiduciary duty in connection with the Company Employee Benefit Plans and the Company Pension Plans, and neither the Company nor any of its Subsidiaries or any "party in interest" or "disqualified person" with respect to the Company Employee Benefit Plans and the Company Pension Plans has engaged in a material "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

    (vi) As of the date of the Agreement, there are no material actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the Company, threatened against, or with respect to, the Company Employee Benefit Plans or the Company Pension Plans or their assets.

    (vii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment becoming due to any employee or group of employees of the Company or any of its Subsidiaries; (B) increase any benefits otherwise payable under any Company Employee Benefit Plan or the Company Pension Plan; or (C) result in the acceleration of the time of payment or vesting of any such benefits. Except as described on Schedule 3.2(l) of the Company Disclosure Schedule, there are no severance agreements or employment agreements between the Company or any of its Subsidiaries and any employee of the Company or such Subsidiary. True and complete copies of all severance agreements and employment agreements described on Schedule 3.2(l) of the Company Disclosure Schedule have been provided to MIT.

    (viii) Except as set forth on Schedule 3.2(l)(viii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any consulting agreement or arrangement with any person involving compensation in excess of $100,000, except as are terminable upon one month's notice or less.

    (ix) Neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliate contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of
  Section 3(37) of ERISA.

    (x) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Employee Benefit Plan or Company Pension Plan.

    (xi) The Company and its ERISA Affiliates have materially complied with the requirements of Section 4980B of the Code and Parts 6 and 7 and Subtitle B of Title I of ERISA regarding continuation of health care coverage notices and provision of appropriate health care coverage under the Company Employee Benefit Plans.

    (xii) No amount has been paid by the Company or any of its ERISA Affiliates, and no amount is expected to be paid by the Company or any of its ERISA Affiliates, which would be subject to the provisions of 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

  (m) Labor Matters. Except as set forth on Schedule 3.2(m) of the Company Disclosure Schedule or in the Company SEC Documents:

    (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other current labor agreement with any labor union or organization, and there is no current union representation question involving employees of the Company or any of its Subsidiaries, nor does the Company or any of its Subsidiaries know of any activity or proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees;

    (ii) as of the date hereof, there is no unfair labor practice charge or grievance arising out of a collective bargaining agreement or other grievance procedure against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, that has, or will have, a Material Adverse Effect on the Company;

    (iii) as of the date hereof, there is no complaint, lawsuit or proceeding in any forum by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company or any of its Subsidiaries pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, that has, or will have, a Material Adverse Effect on the Company;

    (iv) there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company or any of its Subsidiaries, threatened, against or involving the Company or any of its Subsidiaries that has, or will have, a Material Adverse Effect on the Company;

    (v) The Company and each of its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and will not have, a Material Adverse Effect on the Company; and

    (vi) as of the date hereof, there is no proceeding, claim, suit, action or governmental investigation pending or, to the knowledge of the Company or any of its Subsidiaries, threatened, in respect to which any current or former director, officer, employee or agent of the Company or any of its Subsidiaries is or may be entitled to claim indemnification from the Company or any of its Subsidiaries pursuant to the Certificate of Incorporation or Bylaws of the Company or any provision of the comparable charter or organizational documents of any of its Subsidiaries, as provided in any indemnification agreement to which the Company or any Subsidiary of the Company is a party or pursuant to applicable law that has, or will have, a Material Adverse Effect on the Company.

  (n) Intangible Property. The Company and its Subsidiaries possess or have adequate rights to use all material trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of the Company and its Subsidiaries (collectively, the "Company Intangible Property"), except where the failure to possess or have adequate rights to use such properties would not have a Material Adverse Effect on the Company. All of the Company Intangible Property is owned or licensed by the Company or its Subsidiaries free and clear of any and all liens, claims or encumbrances, except those that would not have a Material Adverse Effect on the Company and neither the Company nor any such Subsidiary has forfeited or otherwise relinquished any Company Intangible Property which forfeiture would result in a Material Adverse Effect on the Company. To the knowledge of the Company, the use of the Company Intangible Property by the Company or its Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other person, and there have been no claims made, and neither the Company nor any of its Subsidiaries has received any notice of any claim or otherwise knows that any of the Company Intangible Property is invalid or conflicts with the asserted rights of any other person or has not been used or enforced or has failed to have been used or enforced in a manner, that would result in the abandonment, cancellation or unenforceability of any of the Company Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that would not have a Material Adverse Effect on the Company.

  (o) Environmental Matters. Except as disclosed on Schedule 3.2(o) of the Company Disclosure Schedule:

    (i) The operations of the Company and its Subsidiaries have been conducted, are and, as of the Closing Date, will be, in compliance with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on the Company;

    (ii) The Company and its Subsidiaries have obtained and, until the Closing Date, will maintain all permits, licenses and registrations, or applications relating thereto, and have made and, until the Closing Date, will make all filings, reports and notices required under applicable Environmental Laws for the continued operations of their respective businesses, except such matters the lack or failure of which would not have a Material Adverse Effect on the Company;

    (iii) The Company and its Subsidiaries are not subject to any outstanding written orders issued by, or contracts with, any Governmental Entity or other person respecting (A) Environmental Laws, (B) Remedial Action, (C) any Release or threatened Release of a Hazardous Material or (D) an assumption of responsibility for environmental liabilities of another person, except such orders or contracts the compliance with which would not have a Material Adverse Effect on the Company;

    (iv) As of the date of this Agreement, the Company and its Subsidiaries have not received any written communication alleging, with respect to any such party, the violation of or liability under any Environmental Law, which violation or liability would have a Material Adverse Effect on the Company;

    (v) Neither the Company nor any of its Subsidiaries has any contingent liability in connection with the Release of any Hazardous Material into the indoor or outdoor environment (whether on-site or off-site) or employee or third party exposure to Hazardous Materials that would have a Material Adverse Effect on the Company;

    (vi) The operations of the Company or its Subsidiaries involving the generation, transportation, treatment, storage or disposal of hazardous or solid waste, as defined and regulated under 40 C.F.R. Parts 260-270 (in effect as of the date of this Agreement) or any applicable state equivalent, are in compliance with applicable Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on the Company; and

    (vii) To the knowledge of the Company, there is not now on or in any property of the Company or its Subsidiaries or any property for which the Company or its Subsidiaries is potentially liable any of the following: (A) any underground storage tanks or surface impoundments or (B) any on-site disposal of Hazardous Material, any of which ((A) or (B) preceding) would have a Material Adverse Effect on the Company.

    (viii) No Company Property (as hereinafter defined) is included or, to the knowledge of MIT, proposed for inclusion on the National Priorities List issued pursuant to CERCLA by the EPA or on the Comprehensive Environmental Response, Compensation, and Liability Information System database maintained by the EPA, and the Company has no knowledge that any Company Property has otherwise been identified in a published writing by the EPA as a potential CERCLA removal, remedial or response site or, to the knowledge of the Company, proposed for inclusion on any similar list of potentially contaminated sites pursuant to any other Environmental Law.

  (p) Properties.

  (i) Except as disclosed on Schedule 3.2(p) to the Company Disclosure Schedule or as described in the Company SEC Documents, the Company or one of the Company's Subsidiaries owns fee simple title (or a leasehold estate) to each of the real properties used or useful in the operation of the business of the Company and its subsidiaries (the "Company Properties") in each case (except as provided below) free and clear of Encumbrances. The Company Properties are not subject to any Property Restrictions, except for (A) Encumbrances and Property Restrictions described in the Company SEC Documents or set forth in Schedule 3.2(p) to the Company Disclosure Schedule, (B) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided that they do not materially adversely affect the currently intended use of any Company Property, (C) Encumbrances and Property Restrictions disclosed on existing title reports or existing surveys (in either case copies of which title reports or surveys have been delivered or made available to MIT and listed in the Company Disclosure Schedule), and (D) mechanics', carriers', workmen's, repairmen's and materialmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not substantial in amount, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise have a Material Adverse Effect on the Company. Except as provided in Schedule 3.2(p) to the Company Disclosure Schedule, valid policies of title insurance have been issued, insuring the Company's or the applicable Company Subsidiaries' fee simple title or leasehold estate to the Company Properties in amounts at least equal to the value of such Company Properties at the time of the issuance of such policy, subject only to the matters disclosed above and on the Company Disclosure Schedule, and such policies are, at the date hereof, in full force and effect and no material claim has been made against any such policy.

  (ii) All properties currently under development or construction by the Company or the Company Subsidiaries and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company and the Company Subsidiaries are disclosed in the Company SEC Documents or are listed as such on Schedule 3.2(p) to the Company Disclosure Schedule. Copies of all executory agreements entered into by the Company or any Company Subsidiary relating to the development or construction of industrial or other real estate properties (other than agreements for architectural, engineering, planning, accounting, legal or other professional services, or construction agreements for material or labor) have previously been delivered or made available to MIT.

  (q) Insurance. Schedule 3.2(q) of the Company Disclosure Statement sets forth an insurance schedule of the Company's and each of its Subsidiaries' directors' and officers' liability insurance. The Company maintains insurance in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Company and each of its Subsidiaries (taking into account the cost and availability of such insurance).

  (r) Opinion of Financial Advisor. The Board of Directors of the Company has received the oral opinion of Merrill Lynch & Co. addressed to such Board that, as of the date hereof, the Merger Consideration to be received by the holders of MIT Common Stock in accordance with Section 2.1 is fair from a financial point of view to the holders of Company Common Stock. A copy of the written opinion of Merrill Lynch & Co. will be provided to the Company promptly after it has been received from Merrill Lynch & Co.

  (s) Vote Required. The affirmative vote of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote with respect to the approval of this Agreement and the transactions contemplated hereby, including the issuance of Company Common Stock in the Merger, is the only vote of the holders of any class or series of the Company's shares of beneficial interest necessary to approve this Agreement and the transactions contemplated hereby.

  (t) Beneficial Ownership of MIT Common Stock and MIT Preferred Stock. As of the date hereof, neither the Company nor its Subsidiaries beneficially owns any of the outstanding shares of MIT Common Stock or MIT Preferred Stock.

  (u) Brokers. Except for the fees and expenses payable to Merrill Lynch & Co., which fees are reflected in its engagement letter with the Company (a copy of which has been delivered to MIT), no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

  (v) Investment Company Act of 1940. Neither the Company nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

  (w) Contracts.

  (i) Neither the Company nor any Company Subsidiary has received a written notice that the Company or any Company Subsidiary is in violation of or in default under (nor to the knowledge of the Company does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.2(w), nor does such a violation or default exist, except in each case to the extent that such violation or default, individually or in the aggregate, would not have a Company Material Adverse Effect.

  (ii) Neither the Company nor any of its Subsidiaries is a party to any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, or any other agreement relating to a similar transaction, which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

  (iii) There exists no agreement entered into by the Company or any of the Company Subsidiaries providing for the sale of, or option to sell, any of the Company Properties or the purchase of, or option to purchase, any real estate which are currently in effect, the consummation or performance of which would be reasonably likely to have a Company Material Adverse Effect.

  (iv) Neither the Company nor any of the Company Subsidiaries has any continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by the Company or any of the Company Subsidiaries, except for standard indemnification provisions entered into in the normal course of business, (B) to pay any additional purchase price for any of the Company Properties, or (C) to make any prorations or adjustments to prorations involving an amount in excess of $50,000 (other than real estate taxes) that may previously have been made with respect to any property currently or formerly owned by the Company, in each case, except as, individually or in the aggregate, would not have a Company Material Adverse Effect.

  (v) There are no material outstanding contractual obligations of the Company or any the Company Subsidiaries to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of the Company Subsidiaries or any other Person, in each case, except as, individually or in the aggregate, would not have a Company Material Adverse Effect.

                                   ARTICLE IV
          Covenants Relating to Conduct of Business Pending the Merger

  4.1 Conduct of Business by MIT and the Company Pending the Merger. Prior to the Effective Time, (i) MIT agrees as to itself and its Subsidiaries that (except as required by the terms of the organizational documents of any Subsidiary limited partnership listed on Schedule 3.1(a) to the MIT Disclosure Schedule, as described on Schedule 4.1 to the MIT Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld) and (ii) the Company agrees as to itself and its Subsidiaries that (except as described on Schedule 4.1 to the Company Disclosure Schedule or as expressly contemplated or permitted by this Agreement, or to the extent that MIT shall otherwise consent in writing, which consent shall not be unreasonably withheld) (for purposes of this Section 4.1 and as used elsewhere in this Agreement, MIT and the Company each being a "Party"):

  (a) Ordinary Course. Each Party and its Subsidiaries shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and shall use all commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its current officers and employees, subject in the case of MIT to Section 5.9, and endeavor to preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time. Each party will promptly notify the other of any material emergency or Material Adverse Change or of any material litigation or governmental complaints, investigations or hearings.

  (b) Dividends; Changes in Stock. Except as contemplated by this Agreement and for transactions solely among a Party and its Subsidiaries, a Party shall not and it shall not permit any of its Subsidiaries to: (i) declare or pay any dividends on or make other distributions in respect of any of its shares of beneficial interest, capital stock or partnership interests, except (A) in the case of MIT, for (1) the declaration and payment of regular quarterly cash dividends not in excess of $.33 per share of MIT Common Stock with usual record and payment dates, regular quarterly cash dividends on the MIT Series B Preferred Stock and the MIT Series D Preferred Stock in accordance with their respective terms, (2) the payment of any distributions to the partners of any limited partnerships that are Subsidiaries of MIT made in accordance with the requirements of the existing organizational documents of such Subsidiary limited partnerships and (3) the payment of regular quarterly cash dividends to stockholders of any corporations that are preferred stock Subsidiaries of MIT and (B) in the case of the Company, for (1) the declaration and payment of regular quarterly cash dividends not in excess of $.375 per share of Company Common Stock with usual record and payment dates, regular dividends on the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C Preferred Stock, and the Company Series D Preferred Shares or any other class of preferred shares of beneficial interest issued subsequent to the date hereof in accordance with this Agreement in each case in accordance with their respective terms, (2) the payment of any distributions to the partners of any limited partnerships that are Subsidiaries of the Company made in accordance with the requirements of the existing organizational documents of such Subsidiary limited partnerships and (3) the payment of regular quarterly cash dividends to shareholders of any corporations that are preferred stock Subsidiaries of the Company; (ii) split, combine or reclassify any of its shares of beneficial interest or capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of such Party's beneficial interest or capital stock; or (iii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire, any shares of its beneficial interest or capital stock, except (x) as required by the terms of its or any of its Subsidiaries' securities outstanding on the date hereof, (y) as contemplated by any existing employee benefit plan and (z) that the outstanding shares of MIT Series B Preferred Stock will be redeemed for cash or converted into MIT Common Stock in accordance with the terms of the MIT Series B Preferred Stock and Section 5.22. MIT and the Company shall coordinate with each other regarding the payment of dividends with respect to MIT Common Stock and Company Common Stock after the date hereof, it being the intention of the Parties that (a) MIT shall pay whatever preclosing dividends shall be necessary to avoid (i) jeopardizing its status as a "real estate investment trust" under the Code and (ii) having positive real estate investment trust taxable income for the taxable year ending at the Effective Time (provided that the foregoing shall not be deemed to limit the amount of dividends that are otherwise payable by MIT or the Company under the terms of this Agreement), (b) the stockholders of MIT and the Company shall be treated fairly in order to avoid any "windfall" preclosing dividends, and (c) except as may be necessary to accomplish the foregoing, holders of MIT Common Stock and Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of MIT Common Stock or Company Common Stock or any shares of Company Common Stock that any such holder receives in exchange for shares of MIT Common Stock in the Merger.

  (c) Issuance of Securities. A Party shall not, and it shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its beneficial interest or capital stock of any class, any Voting Debt or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt, other voting securities or convertible securities, other than: (i) in the case of MIT, (A) the issuance of MIT Common Stock upon the exercise of stock options granted under the MIT Stock Plan, MIT Warrants that are outstanding on the date hereof and stock options issued to directors of MIT in accordance with the provisions of the MIT Stock Plan after the date hereof, or in satisfaction of stock grants or other stock based awards made prior to the date hereof pursuant to the MIT Stock Plan, (B) issuances of MIT Common Stock by MIT to partners of limited partnership Subsidiaries of MIT in accordance with the requirements of the existing organizational documents of such Subsidiaries, (C) issuances of MIT Stock Options and grants of MIT Common Stock to directors of MIT in accordance with the provisions of the MIT Stock Plan, (D) issuances by a wholly owned Subsidiary of MIT of such Subsidiary's capital stock or shares of beneficial interest to its parent, and (E) the issuance of MIT Common Stock upon the conversion of the MIT Series B Preferred Stock in accordance with its terms; and (ii) in the case of the Company (A) the issuance of Company Common Stock upon the exercise of stock options granted under the Company Stock Plan that are outstanding on the date hereof, or in satisfaction of stock grants or stock based awards made prior to the date hereof pursuant to the Company Stock Plan, (B) issuances by a wholly owned subsidiary of the Company of such Subsidiary's capital stock or shares of beneficial interest to its parent, (C) issuance of Company Common Stock by the Company to partners of limited partnership Subsidiaries of the Company in accordance with requirements of the existing organizational documents of such Subsidiaries, (D) issuance of Company Common Stock by the Company to holders of Series B Convertible Preferred Stock in accordance with the terms thereof, and (E) other issuances of shares of beneficial interest of the Company at the fair market value of such shares of beneficial interest, as determined by the Company's Board of Trustees in good faith. MIT shall use its reasonable best efforts to limit any extension of the period during which the warrants issued and outstanding under that certain Warrant Agreement dated as of February 16, 1996 (the "Warrant Agreement"), by and between MIT and First Chicago Trust Company of New York (the "Public MIT Warrants") and the Warrant dated as of February 23, 1996, originally issued to USAA Real Estate Company (collectively with the Public MIT Warrants, the "MIT Warrants") may be exercised.

  (d) Governing Documents. Except as contemplated hereby or in connection herewith, no Party shall amend or propose to amend its charter or bylaws.

  (e) No Acquisitions. MIT shall not, and it shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or any of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, other than the acquisitions described on Schedule 4.1 of the MIT Disclosure Schedule.

  (f) No Dispositions. Other than: (i) as may be necessary or required by law to consummate the transactions contemplated hereby or (ii) as described on
Schedule 4.1 of the MIT Disclosure Schedule, MIT shall not, and it shall not permit any of its Subsidiaries to, sell or otherwise dispose of, or agree to sell or otherwise dispose of, any of its material assets.

  (g) No Dissolution, Etc. Except as otherwise permitted or contemplated by this Agreement, neither Party shall authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of such Party or any of its Significant Subsidiaries.

  (h) Accounting. Neither Party shall, nor shall either Party permit any of its Subsidiaries to, make any changes in their accounting methods which would be required to be disclosed under the rules and regulations of the SEC, except as required by law, rule, regulation or GAAP.

  (i) Affiliate Transactions. Except for any transaction contemplated by this Agreement, neither Party shall, nor shall either Party permit any of its Subsidiaries to, enter into any agreement or arrangement with any of their respective Affiliates (as such term is defined in Rule 405 under the Securities Act, an "Affiliate"), other than with wholly owned Subsidiaries of such Party, on terms less favorable to such Party or such Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm's-length basis.

  (j) Insurance. Each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses.

  (k) Tax Matters. Neither Party shall (i) make or rescind any material express or deemed election relating to Taxes (except as required by law or necessary to preserve such Party's status as a REIT or the status of any of such Party's Subsidiaries as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code) unless it is reasonably expected that such action will not materially and adversely affect such Party, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where MIT or the Company, as appropriate, has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except where such settlement or compromise will not materially and adversely affect such Party, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years, except as may be required by applicable law or except for changes that are reasonably expected not to materially and adversely affect such Party.

  (l) Certain Employee Matters. Except pursuant to Section 5.9, a Party shall not and it shall not permit any of its Subsidiaries to: (i) grant any increases in the compensation of any of its directors, trustees, officers or employees, except increases to employees who are not directors, trustees or officers made in the ordinary course of business and in accordance with past practice; provided that payments of annual bonuses to officers and employees (x) consistent with past practices, (y) as previously approved by the Board of Directors or Board of Trustees of such Party and (z) up to the maximum amount, including any discretionary component, permitted under such Party's existing bonus plans shall not be deemed an increase in compensation; (ii) pay or agree to pay to any director, trustees, officer or employee, whether past or present, any material pension, retirement allowance or other employee benefit not required or contemplated by any of the existing MIT Employee Benefit Plans or MIT Pension Plans or the Company Employee Benefit Plans or the Company Pension Plans, as applicable, in each case as in effect on the date hereof;
(iii) enter into any new, or amend any existing, material employment or severance or termination agreement with any director, officer or employee; or
(iv) become obligated under any new MIT Employee Benefit Plan or MIT Pension Plan, or any new Company Employee Benefit Plan or Company Pension Plan, as applicable, which was not in existence or approved by the Board of Directors of MIT or the Board of Trustees of the Company, as applicable, prior to the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder.

  (m) Indebtedness. MIT shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except (A) to finance any transactions or other expenditures permitted by this Agreement (including those referred to in Section 4.1(e)) and regular borrowings under credit facilities made in the ordinary course of MIT's cash management practices, (B) refinancings of existing debt and (C) immaterial borrowings that, in each such case, permit prepayment of such debt without penalty) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of MIT or any of its Subsidiaries or guarantee any debt securities of others or (ii) except in the ordinary course of business, create any material mortgages, liens, security interests or similar other encumbrances on the property of MIT or any of its Subsidiaries in connection with any indebtedness thereof.

  (n) Agreements. No Party shall, nor shall any Party permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

  4.2 No Solicitation by MIT. Prior to the Effective Time, MIT agrees that:

    (a) neither it nor any of its Subsidiaries shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving any purchase of 10% or more of the assets or any equity securities of MIT or any of the MIT Subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as a "MIT Acquisition Proposal") or engage in any negotiations concerning or provide any confidential information or data to, or have any discussions with, any person relating to a MIT Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement a MIT Acquisition Proposal;

    (b) it will direct, and will use its best efforts to cause, its officers, directors, employees, agents or financial advisors not to engage in any of the activities in Section 4.2(a), except to the extent expressly permitted thereby;

    (c) it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.2(b) of the obligations undertaken in this Section 4.2; and

    (d) it will notify the Company promptly if MIT receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it;

provided, however, that nothing contained in this Section 4.2 shall prohibit the Board of Directors of MIT from (i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited MIT Acquisition Proposal, if, and only to the extent that, (A) the Board of Directors of MIT determines in good faith, following consultation with and after considering the advice of its legal and financial advisors, that such action could reasonably be expected to result in a MIT Superior Proposal (as hereinafter defined), (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, MIT provides written notice to the Company to the effect that it is furnishing information to, or entering into discussions with, such person or entity (provided, however, that MIT shall not be required to identify such person or group or disclose such terms or conditions to the Company until the beginning of the five business day period referred to in Section 7.1(d), if the Board of Directors of MIT determines, in good faith following consultation with and after considering the advice of its legal and financial advisors, that such identification or disclosure prior to such time would be reasonably likely to materially impair such discussions or negotiations), and (C) subject to any confidentiality agreement (which agreement was executed by MIT upon approval by the MIT Board of Directors following consultation with and after considering the advice of its legal and financial advisors) with such person or entity, MIT keeps the Company informed of the status (not the terms) of any such discussions or negotiations, and (ii) to the extent applicable, complying with Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act with regard to a MIT Acquisition Proposal. Nothing in this Section 4.2 shall (x) permit MIT to enter into an agreement with respect to a MIT Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, MIT shall not enter into an agreement with any person that provides for, or in any way facilitates, a MIT Acquisition Proposal (other than a confidentiality agreement in customary form executed as provided above) or (y) affect any other obligation of MIT under this Agreement; provided, however, that the Board of Directors of MIT may approve and recommend a MIT Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, a "MIT Superior Proposal" means a bona fide MIT Acquisition Proposal made by a third party which a majority of the members of the Board of Directors of MIT determines in good faith to be more favorable to MIT's stockholders from a financial point of view than the Merger (based on advice from MIT's independent financial advisor that the value of the consideration provided for in such proposal is superior to the value of the consideration provided for in the Merger), for which financing is then committed or which, in the good faith reasonable judgment of the Board of Directors of MIT, based on advice from MIT's independent financial advisor, is reasonably capable of being financed by such third party, and for which the Board of Directors of MIT determines, in its good faith reasonable judgment, is reasonably capable of being consummated without undue delay.

                                   ARTICLE V

                             Additional Agreements

  5.1 Preparation of S-4 and the Joint Proxy Statement. The Company and MIT shall promptly prepare and file with the SEC the Joint Proxy Statement and the Company and MIT shall prepare, and the Company will file with the SEC, the S-4 in which the Joint Proxy Statement will be included as a prospectus in each case in form and substance reasonably satisfactory to each of MIT and the Company. Each of the Company and MIT shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep such S-4 effective as long as necessary to consummate the Merger. Each of the Company and MIT shall agree to date the Joint Proxy Statement as of the approximate date of mailing to the applicable shareholders, and each shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders at the earliest practicable date. The Company shall use its reasonable best efforts to obtain all necessary state securities laws or "blue sky" permits, approvals and registrations in connection with the issuance of Company Common Stock and Company Cumulative Redeemable Preferred Stock in the Merger and upon the exercise of MIT Stock Options and MIT Warrants and each of the Company and MIT shall furnish all information concerning the Company and MIT and its respective stockholders as may be reasonably requested in connection with obtaining such permits, approvals and registrations.

  5.2 Letter of MIT's Accountants. MIT shall use its reasonable best efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, MIT's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company and MIT, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

  5.3 Letter of the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to MIT a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Company and MIT, in form and substance reasonably satisfactory to MIT and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

  5.4 Access to Information. Upon reasonable notice, the Company and MIT, as the case may be, shall (and shall cause each of their respective Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the others, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, as well as to its officers and employees (provided that neither the Company nor MIT shall contact any officer or employee of the other party without first inquiring of the other party as to whether the officer and employee to be contacted has been advised of the pendency of the transactions contemplated by this Agreement) and, during such period, each of the Company and MIT, as the case may be, shall (and shall cause each of their respective Subsidiaries to) furnish promptly to the others (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to SEC requirements and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the Company and MIT agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.4 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The letter agreement dated as of October 5, 1998 between the Company and MIT (the "Confidentiality Agreement") shall apply with respect to information furnished thereunder or hereunder and any other activities contemplated thereby.

  5.5 Stockholders Meetings. MIT shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger. The Company shall call a meeting of its stockholders to be held as promptly as practicable after the date hereof for the purpose of voting upon this Agreement and the Merger (including the Company's issuance of Company Common Stock and the assumption of the MIT Stock Plan and any MIT Stock Options). The Board of Trustees of the Company and, subject to the provisions of Section 4.2, the Board of Directors of MIT will recommend to its stockholders approval of such matters and not rescind such recommendation and shall use its reasonable best efforts to obtain approval and adoption of this Agreement and the Merger (including, in the case of the Company, the issuance of Company Common Stock and the assumption of the MIT Stock Plan and any MIT Stock Options) by its stockholders. Each of MIT and the Company shall use all commercially reasonable efforts to hold such meetings on the same date and as soon as practicable after the date upon which the S-4 becomes effective.

  5.6 Approvals; Best Efforts.

  (a) Each party hereto shall cooperate and use its reasonable best efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Entity required to be obtained or made by the Company or MIT or any of their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

  (b) Subject to the terms and conditions herein provided, the Company and MIT shall: (i) use its reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated by such agreements and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations, (ii) use its reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in form reasonably satisfactory to the Company and MIT, and (iii) use its reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Nothing in this Section 5.6(b) shall be deemed to require a party to make any payments to any third party in connection with obtaining any such consents. If, at any time, after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers, trustees and directors of the Company shall take all such necessary action.

  5.7 Agreements of Rule 145 Affiliates. Prior to the Effective Time, MIT shall cause to be prepared and delivered to the Company a list identifying all persons who, at the time of the MIT stockholders meeting, may be deemed to be "affiliates" of MIT, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). MIT shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such MIT list to deliver to the Company, at or prior to the Effective Time, a written agreement, in substantially the form attached as Exhibit C hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. MIT and the Rule 145 Affiliates shall be relieved of this obligation under the foregoing provisions of this Section 5.7 and such written agreements if, and to the extent, such Rule 145 is amended not to require such written agreements or any of the covenants contained therein.

  5.8 Authorization for Shares and Stock Exchange Listing. Prior to the Effective Time, the Company shall have taken all action necessary to permit the Company to issue the number of shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock, if any, required to be issued pursuant to Section 2.1. The Company shall use its reasonable best efforts to cause (a) the shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock to be issued in the Merger, (b) the shares of Company Common Stock to be reserved for issuance upon exercise of MIT Stock Options and MIT Warrants and issuances under the MIT Stock Plan to be approved for listing on the Exchange and (c) the Public MIT Warrants to be approved for listing on the AMEX, subject to official notice of issuance, prior to the Closing Date.

  5.9 Employee Matters. (a) The Company and MIT agree that MIT shall terminate the employment of all employees of MIT immediately prior to the Effective Time and the Company and MIT agree that such terminations shall be deemed to have occurred following a change of control for the purposes of any applicable employment or severance agreements or severance plans.

  (b) After the Effective Time, the Surviving Entity shall provide (or shall continue to provide) coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to all former MIT employees who constitute qualified beneficiaries under COBRA and their eligible dependents in accordance with the requirements of COBRA.

  (c) In the event the Surviving Entity hires any former employee of MIT or its Subsidiaries on or after the Effective Time, the Surviving Entity shall determine the terms and conditions of such employment, provided that the Surviving Entity will provide such employees with the same benefits that are provided to similarly situated employees of the Company and its Subsidiaries.

  (d) At the Effective Time, the Surviving Entity shall assume and perform each of the severance agreements described on Schedule 3.1(l) to the MIT Disclosure
Schedule in the same manner and to the same extent that MIT would be required to perform such agreements if no Merger had been consummated.

  5.10 Stock Options. (a) MIT shall request that each MIT employee and director that holds any MIT Stock Option take all actions necessary to cause, immediately prior to the Effective Time, (i) each outstanding option to purchase MIT Common Stock and any stock appreciation rights related thereto that have been granted pursuant to the MIT Stock Plan (each a "MIT Stock Option") to be canceled, and in consideration of such cancellation, MIT shall pay to each such holder of MIT Stock Options an amount in respect thereof equal to the product of (A) the excess, if any, of the closing price of the MIT Common Stock on the Exchange on the Trading Day immediately prior to the Effective Time over the exercise price per share of such MIT Stock Option and
(B) the number of shares of MIT Common Stock subject thereto.

  (b) At the Effective Time, each MIT Stock Option shall become, notwithstanding anything in the MIT Stock Plan or any agreement governing MIT Stock Options to the contrary, fully exercisable and vested as of the Effective Time and shall remain outstanding and be assumed by the Surviving Entity. Each such option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such MIT Stock Option, a number of shares of Company Common Stock equal to the number of shares of MIT Common Stock purchasable pursuant to such MIT Stock Option, multiplied by the Conversion Number (plus the amount of Cash Consideration, if any, payable with respect to the number of shares of MIT Common Stock issuable pursuant to such MIT Stock Option immediately prior to the Effective Time), at a price per share equal to the per-share exercise price for the shares of MIT Common Stock purchasable pursuant to such MIT Stock Option divided by the Conversion Number; provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code; and provided further, that, unless otherwise provided in the applicable MIT Stock Plan or MIT Stock Option, the number of shares of Company Common Stock that may be purchased upon exercise of such MIT Stock Option shall not include any fractional share and, upon exercise of such MIT Stock Option, a cash payment shall be made for any fractional share based upon the closing price of a share of Company Common Stock on the Exchange on the trading day immediately preceding the date of exercise. Notwithstanding the terms of any MIT Stock Option or the MIT Stock Plan, each MIT Stock Option shall be exercisable, and shall not expire or otherwise terminate, until the earlier to occur of (i) the fifth anniversary of the Closing Date and (ii) the date on which such MIT Stock Option would otherwise expire if it were to remain outstanding for the longest period of time permitted by the agreement governing such MIT Stock Option without regard to any termination of employment provisions therein.

  (c) The Company shall take all action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the MIT Stock Options assumed in accordance with this Section 5.10. At or prior to the Effective Time, the Company shall take all action necessary to ensure that the exercise of any MIT Stock Options outstanding at the Effective Time has been appropriately registered with the SEC on a registration statement on Form S-8 (or any successor form) or another appropriate form with respect to the shares of Company Common Stock subject to any such MIT Stock Options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as MIT Stock Options remain outstanding.

  5.11 MIT Warrants.

  (a) Subject to the terms of their respective governing instruments, each MIT Warrant issued and outstanding at the Effective Time shall remain outstanding following the Effective Time. At the Effective Time, the Warrant Agreement and each outstanding MIT Warrant shall be assumed by the Surviving Entity. Each such MIT Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such MIT Warrant, a number of shares of Company Common Stock equal to the number of shares of MIT Common Stock, purchasable pursuant to such MIT Warrant multiplied by the Conversion Number (plus the amount of Cash Consideration, if any, payable with respect to the number of shares of MIT Common Stock issuable upon the exercise of such MIT Warrant immediately prior to the Effective Time), at a price per share equal to the per-share exercise price for the shares of MIT Common Stock purchasable pursuant to such MIT Warrant divided by the Conversion Number. Any fractional interests shall be rounded up to one share of Company Common Stock (with all fractional interests to which a holder would otherwise be entitled being aggregated before any such rounding). The Company shall take all action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery upon exercise of the MIT Warrants assumed in accordance with this Section 5.11.

  (b) Prior to the Effective Time, the Company shall file with the SEC a registration statement on Form S-3 (or any successor form) or another appropriate form with respect to the exercise of the Public MIT Warrants and shall obtain the effectiveness of such registration statement at or prior to the Closing Date. The Company shall maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) through February 23, 1999 or such later date through which the Public MIT Warrants shall remain exercisable.

  5.12 Indemnification; Directors' and Officers' Insurance.

  (a) From and after the Effective Time, the Surviving Entity shall provide exculpation and indemnification for each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of MIT or any MIT Subsidiary (the "MIT Indemnified Parties") that is the same as the exculpation and indemnification provided to the MIT Indemnified Parties by MIT (including advancement of expenses, if so provided) immediately prior to the Effective Time in its charter and/or bylaws, in any separate indemnification agreements between MIT and its directors or officers or in any other MIT Employee Benefit Plan or MIT Pension Plan as in effect at the close of business on the date hereof; provided, that such exculpation and indemnification covers actions or omissions on or prior to the Effective Time, including, without limitation, all transactions contemplated by this Agreement. The Company shall obtain and maintain in effect at the Effective Time and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions no less favorable to the MIT Indemnified Parties than under MIT's current directors and officers liability insurance policy covering the directors and officers of MIT with respect to their service as such prior to the Effective Time. The premium for such policy shall be paid in full at the Effective Time.

  (b) The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each MIT Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Company and MIT. The Company agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any MIT Indemnified Party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Acquiror under this Section 5.12. The provisions of this Section 5.12 shall survive the Merger and are in addition to any other rights to which a MIT Indemnified Party may be entitled.

  (c) In the event that the Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, the successors and assigns of such entity shall assume the obligations set forth in this Section 5.12, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each MIT Indemnified Party.

  5.13 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal or administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto.

  5.14 Public Announcements. The parties hereto will consult with each other before issuing, and provide each other with the reasonable opportunity to review and comment upon, any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the reasonable consent of the other party, except as may be required by applicable law, by court process or by obligations pursuant to any listing agreement with any national securities exchange or transaction reporting system so long as the other party is notified promptly by the disclosing party of such press release or public statement. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the Parties hereto prior to the execution of the Agreement.

  5.15 Other Actions. Except as contemplated by this Agreement, neither the Company nor MIT shall, nor shall the Company or MIT permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to result in any of its respective representations or warranties hereunder being untrue in any material respect or in any of the conditions to the Merger set forth in Article VI not being satisfied. Each of the parties agrees to use its reasonable best efforts to satisfy the conditions to Closing set forth in this Agreement.

  5.16 Advice of Changes; SEC Filings. The Company and MIT, as the case may be, shall confer on a regular basis with each other, report on operational matters and promptly advise each other orally and in writing of any change or event having, or which would have a Material Adverse Effect on the Company or MIT, as the case may be. The Company and MIT shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other state or federal Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

  5.17 Reorganization. It is the intention of the Company and MIT that the Merger will qualify as a reorganization described in Section 368(a) of the Code (and any comparable provisions of applicable state or local law). Neither the Company nor MIT (nor any of their respective Subsidiaries) will take or omit to take any action (whether before, on or after the Closing Date), which action or omission would cause the Merger not to be so treated. The parties will characterize the Merger as such a reorganization for purposes of all Tax Returns and other filings.

  5.18 Conveyance Taxes. The Company and MIT will (a) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time, (b) cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any applicable exemptions to any such tax or fee, and (c) each pay any such tax or fee which becomes payable by it on or before the Effective Time.

  5.19 Board of Trustees. The Company and MIT shall take such action as may be necessary or advisable (including seeking approval of such matters as may be necessary or advisable at the Company stockholders meeting and including a solicitation of proxies for such matters in the Joint Proxy Statement) to ensure that immediately after the Effective Time, two of the individuals designated on Exhibit B hereto shall be elected to serve as members of the Board of Trustees of the Surviving Entity. Exhibit B hereto also indicates the assignment of such trustees to the classes on the Board of Trustees on which they shall serve.

  5.20 Registrations Rights Agreements. MIT shall use its commercially reasonable efforts to obtain a written waiver of each holder of Registrable Securities (as defined) under that certain Amended and Restated Investor Rights Agreement dated as of February 23, 1996 between MIT, Hunt Realty Acquisitions, L.P., USAA Real Estate Company, Meridian Point Realty Trust '83, Ameritech and OTR, to the restrictions on the ability of MIT to grant registration rights that are pari passu or senior to the registration rights granted to such holders thereunder. MIT and the Company shall each use its commercially reasonable efforts to negotiate a resolution with any affected stockholders of MIT or the Company of any conflicts between the "piggy back" registration rights granted by MIT to certain of its stockholders and the "demand" registration rights granted by the Company to certain of its stockholders.

  5.21 Indemnification Agreements. At the Effective Time, the Surviving Entity shall execute and deliver an indemnification agreement in substantially the form attached as Exhibit D hereto to the two individuals on Exhibit B who are appointed to the Board of Trustees of the Company.

  5.22 Redemption or Conversion of MIT Series B Preferred Stock. Prior to the Effective Time, MIT shall take all actions that are necessary or appropriate and in accordance with the terms of the Articles Supplementary classifying 2,272,727 Shares of MIT Preferred Stock as MIT Series B Preferred Stock (the "Articles Supplementary") to (a) redeem all of the outstanding shares of MIT Series B Preferred Stock for an amount per share equal to $16.95, plus, an amount equal to all per share dividends on the MIT Series B Preferred Stock then accumulated and unpaid thereon, whether or not authorized, to and including the date fixed for redemption or (b) require all holders of outstanding shares of MIT Series B Preferred Stock to exchange such holders' shares of MIT Series B Preferred Stock for the number of fully paid and nonassessable shares of MIT Common Stock to which such holders would be entitled as determined in accordance with the Articles Supplementary. The parties hereto understand that each holder of MIT Series B Preferred Stock may convert its shares of MIT Series B Preferred Stock into shares of MIT Common Stock on or before the dated fixed for redemption in accordance with the terms and conditions of the Articles Supplementary.

  5.23 Investigation and Agreement by the Parties; No Other Representations or Warranties.

  (a) Each Party acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the other Party and its Subsidiaries and their businesses and operations, and such Party has requested such documents and information from the other Party as such Party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. Each Party acknowledges and agrees that it has had an opportunity to ask all questions of and receive answers from the other Party with respect to any matter such Party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with each Party's investigation of the other Party and its Subsidiaries and their businesses and operations, each Party and its representatives have received from the other Party or its representatives certain projections and other forecasts for the other Party and its Subsidiaries and certain estimates, plans and budget information. Each Party acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that such Party is familiar with such uncertainties; that such Party is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it or its representatives; and that such Party will not (and will cause all of its respective Subsidiaries or other Affiliates or any other person acting on its behalf to not), in the absence of fraud, assert any claim or cause of action against any of the other Party's direct or indirect partners, directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other person liable with respect thereto.

  (b) Each Party agrees that, except for the representations and warranties made by the other Party that are expressly set forth in Section 3.1 or 3.2 of this Agreement, as applicable, the other Party has not made and shall not be deemed to have made to such Party or to any of its representatives or Affiliates any representation or warranty of any kind. Without limiting the generality of the foregoing, each Party agrees that neither the other Party nor any of its Affiliates makes or has made any representation or warranty to such Party or to any of its representatives or Affiliates with respect to:

    (i) any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the other Party or any of its Subsidiaries or the future business, operations or affairs of the other Party or any of its Subsidiaries heretofore or hereafter delivered to or made available to such Party or its counsel, accountants, advisors, lenders, representatives or Affiliates; and

    (ii) any other information, statement or documents heretofore or hereafter delivered to or made available to such Party or its counsel, accountants, advisors, lenders, representatives or Affiliates with respect to the other Party or any of its Subsidiaries or the business, operations or affairs of the other Party or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the other Party and contained in Section 3.1 or 3.2 of this Agreement, as applicable.

  5.24 Partnership Agreements. At the Effective Time, the Surviving Entity shall assume and perform any obligation that MIT or any Subsidiary of MIT has immediately prior to the Effective Time to issue securities in accordance with the terms of any partnership agreement to which MIT or any Subsidiary of MIT is a party, in the same manner and to the same extent that MIT would be required to perform such obligation if no Merger had been consummated.

  5.25 MIT Senior Notes. The Company shall (a) execute and deliver to each holder of MIT's 7.25% Senior Notes, Series A, due 2007 and 7.30% Senior Notes, Series B, due 2009 (collectively, the "MIT Senior Notes") evidence of its assumption of the due and punctual performance and observance of each covenant and agreement of the Note Purchase Agreement dated November 15, 1997 with respect thereto and (b) cause to be delivered to each such holder an opinion of nationally recognized independent counsel to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms of such Note Purchase Agreement.

  5.26 MIT Voting Agreement. MIT shall use its reasonable best efforts to cause The Prudential Insurance Company of America ("Prudential") to enter into a written agreement with the Company in the form of the agreement between MIT and Security Capital Group Incorporated referred to in the recitals to this Agreement (with such changes thereto as are required by the differences in the parties and the nature of their stock ownership), pursuant to which Prudential will agree to vote or cause to be voted at the stockholders meeting of MIT contemplated hereby all of the shares of MIT Common Stock owned by it at such time in favor of this Agreement and the Merger and the transactions contemplated thereby (the "Prudential Voting Agreement").

                                   ARTICLE VI

                              Conditions Precedent

  6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) MIT Stockholder Approval. The Merger and all other actions contemplated hereby that require the approval of MIT's stockholders shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of MIT Common Stock entitled to vote thereon.

    (b) Company Stockholder Approval. This Agreement and the Merger (including the issuance of Company Common Stock and all other actions contemplated hereby that require the approval of the Company's stockholders shall have been approved and adopted by the affirmative vote of the holders of two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon.

    (c) Exchange Listing. The shares of Company Common Stock and Company Cumulative Redeemable Preferred Stock issuable to MIT stockholders pursuant to this Agreement in the Merger and, to the extent such securities are then outstanding, upon the exercise of the MIT Stock Options and the MIT Warrants shall have been authorized for listing on the Exchange, subject to official notice of issuance. The Public MIT Warrants, to the extent such securities are then outstanding, shall have been authorized for listing on the AMEX, subject to official notice of issuance.

    (d) Other Approvals. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from any Governmental Entity as indicated in Section 3.1(c) or Schedule 3.1(c) to the MIT Disclosure Schedule in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except for such governmental consents, approvals, permits and authorizations the failure of which to be obtained would not, in the aggregate, result in a Material Adverse Effect on the Company (assuming the Merger has occurred) or to materially adversely affect the consummation of the Merger, and no such governmental consent, approval, permit or authorization shall impose terms or conditions that would have a Material Adverse Effect on the Company (assuming the Merger has occurred). Unless otherwise agreed to by the Company and MIT (which agreement shall not be unreasonably withheld), no such governmental consent, approval, permit or authorization shall then be subject to appeal.

    (e) S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

    (f) No Injunctions or Restraints No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no order of any Governmental Entity having jurisdiction over any party hereto, and no other legal restraint or prohibition shall be in effect (an "Injunction") preventing or making illegal the consummation of the Merger.

    (g) Meridian Refrigerated Stock Purchase Agreement. The sale of the outstanding shares of common stock of Meridian Refrigerated, Inc. pursuant to that certain Stock Purchase Agreement of even date herewith, a copy of which is attached as Exhibit E hereto, shall have been consummated.

    (h) Meridian Point Properties Stock Purchase Agreement. The sale of the outstanding shares of capital stock of Meridian Point Properties, Inc. pursuant to that certain Stock Purchase Agreement of even date herewith, a copy of which is attached as Exhibit F hereto, shall have been consummated.

  6.2 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

    (a) Representations and Warranties of MIT. Each of the representations and warranties of MIT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak expressly as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation or warranty) would have a Material Adverse Effect on MIT and its Subsidiaries taken as a whole. The Company shall have received a certificate signed on behalf of MIT by the Chief Executive Officer and the Chief Financial Officer of MIT to such effect.

    (b) Performance of Obligations of MIT. MIT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of MIT by the Chief Executive Officer and the Chief Financial Officer of MIT to such effect.

    (c) Tax Opinions.

      (i) The Company shall have received an opinion, in form and substance reasonably satisfactory to the Company, dated the Closing Date, a copy of which will be furnished to MIT, of Mayer, Brown & Platt, counsel to the Company, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized for federal income tax purposes by the Company as a result of the Merger. In rendering such opinion, such counsel may receive and rely upon customary factual representations of fact and covenants of MIT and the Company.

      (ii) The Company shall have received an opinion, in substance reasonably satisfactory to the Company, dated the Closing Date, of Vinson & Elkins L.L.P., counsel to MIT, to the effect that (A) MIT has qualified to be taxed as a real estate investment trust pursuant to the Code for its taxable years ending December 31, 1995, 1996, 1997 and 1998 and its taxable year ending as of the Closing Date and (B) each MIT Partnership (as hereafter defined) is properly treated as a partnership and not as a "publicly traded partnership" for federal income tax purposes. For purposes of this Agreement, the term "MIT Partnership" shall include all MIT Subsidiaries that are organized as partnerships included in
    Schedule 3.1(a) to the MIT Disclosure Schedule.

    (d) Director and Officer Loans. The directors and officers of MIT shall have paid in full any and all loans which MIT has guaranteed.

    (e) MIT Series B Preferred Stock. All shares of MIT Series B Preferred Stock shall have been redeemed or exchanged pursuant to Section 5.22 hereof.

  6.3 Conditions to Obligations of MIT. The obligation of MIT to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by MIT:

    (a) Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that this condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties (without regard to any materiality or Material Adverse Effect qualifier(s) contained in any and each such representation and warranty) would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. MIT shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

    (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MIT shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

    (c) Tax Opinions

      (i) MIT shall have received an opinion, in form and substance reasonably satisfactory to MIT, dated the Closing Date, a copy of which will be furnished to the Company, of Vinson & Elkins L.L.P., counsel to MIT, to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, no gain or loss will be recognized for federal income tax purposes by MIT as a result of the Merger and no gain or loss will be recognized for federal income tax purposes by a stockholder of MIT as a result of the Merger upon the conversion of shares of MIT Common Stock or MIT Series D Preferred Stock into shares of Company Common Stock or Company Cumulative Redeemable Preferred Stock, as applicable, except with respect to (A) cash, if any, received as Merger Consideration, (B) cash, if any, received in lieu of fractional shares of Company Common Stock or (C) a stockholder in special circumstances, such as a stockholder who acquired shares of MIT Common Stock through the exercise of employee stock options or otherwise as compensation for employment. In rendering such opinion, such counsel may receive and rely upon customary factual representations of fact and covenants of MIT and the Company.

      (ii) MIT shall have received an opinion, in substance reasonably satisfactory to MIT, dated the Closing Date, of Mayer, Brown & Platt, counsel to Company, to the effect that (A) Company has qualified to be taxed as a real estate investment trust pursuant to the Code for its taxable years ending December 31, 1995, 1996, 1997 and 1998 and Company's present organization, ownership, method of operation, assets and income are such that Company will so qualify for the taxable year in which the Closing occurs and (B) each Company Partnership (as hereinafter defined) is properly treated as a partnership and not as a "publicly traded partnership" for federal income tax purposes. For purposes of this Agreement, the term "Company Partnership" shall include all Company Subsidiaries that are organized as partnerships included in Schedule 3.2(a) to the Company Disclosure Schedule.

                                  ARTICLE VII

                           Termination and Amendment

  7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of MIT and the stockholders of the Company:

    (a) by mutual written consent of the Company and MIT, or by mutual action of their respective Board of Directors or Board of Trustees, as applicable;

    (b) by either the Company or MIT:

      (i) if (A) any Governmental Entity shall have issued any Injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Injunction or other action shall have become final and nonappealable; or (B) any required approval of the stockholders of a party shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of stockholders, or at any adjournment thereof;

      (ii) if the Merger shall not have been consummated by July 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

      (iii) in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach, provided that in no event shall such 30-day period extend beyond the Termination Date, and expressly including a breach of either party's covenant to recommend the approval of the Merger and this Agreement as provided in
    Section 5.5 (subject to the provisions of Section 4.2), which breach the parties agree cannot be cured and shall be deemed a "willful breach" for the purposes of Section 7.2(a) (a "Material Breach") (provided that the terminating Party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Agreement);

    (c) by the Company if (i) the Board of Directors of MIT shall have withdrawn or modified, in any manner which is adverse to the Company, its recommendation or approval of the Merger or this Agreement and the transactions contemplated hereby, or shall have resolved to do so, in each case, in compliance with Section 4.2, or (ii) the Board of Directors of MIT shall have recommended to the stockholders of MIT any MIT Acquisition Proposal or any transaction described in the definition of MIT Acquisition Proposal, or shall have resolved to do so, in each case, in compliance with
  Section 4.2;

    (d) by MIT, if (i) the Board of Directors of MIT shall have determined to withdraw or modify, in any manner which is adverse to the Company, its recommendation or approval of the Merger or this Agreement and the transactions contemplated hereby pursuant to Section 4.2, (ii) MIT shall have given notice to the Company advising the Company that MIT has received a MIT Superior Proposal from a third party, specifying the material terms and conditions of such MIT Superior Proposal (including the identity of the third party) and that MIT intends to terminate this Agreement in accordance with this Section 7.1(d), and (iii) either (A) the Company shall not have revised its acquisition proposal within five business days after the date on which such notice is deemed to have been given to the Company, or (B) if the Company within such period shall have revised its acquisition proposal, the Board of Directors of MIT, after consultation with MIT's financial advisor, shall have determined in its good faith reasonable judgment that the third party's MIT Acquisition Proposal is superior to the Company's revised acquisition proposal; provided that MIT may not effect such termination pursuant to this Section 7.1(d) unless MIT has contemporaneously with such termination tendered payment to the Company, or its designee, of the MIT Termination Fee pursuant to Section 7.2(b) and the five business day period has expired; or

    (e) by MIT if (i) the Board of Trustees of the Company shall have failed to recommend against a tender or exchange offer for the acquisition of 50% or more of the Company Common Stock then outstanding within the time periods proscribed under Rule 14d-9 and Rule 14e-2 under the Exchange Act, or (ii) the Company shall have (A) entered into or recommended or been required to disclose a transaction, or proposal or offer, involving the acquisition, directly or indirectly, for consideration consisting of cash and/or securities, of 50% or more of the shares of Company Common Stock then outstanding, voting securities representing 50% or more of the voting power of the then outstanding shares of beneficial interest of the Company, or all or substantially all of the assets of the Company (a "Company Acquisition Proposal"), other than an unsolicited Company Acquisition Proposal that the Board of Trustees of the Company is recommending against or with respect to which the Board of Trustees of the Company has not yet taken a position, or (B) entered into any agreement in respect of a Company Acquisition Proposal.

  A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination. A terminating Party may rely on only one provision in this Section 7.1 for any such termination.

  7.2 Effect of Termination.

  (a) In the event of termination of this Agreement by any party hereto as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto except with respect to this Section 7.2, the second and third sentences of Section 5.4,
Section 8.1, Section 8.3, Section 8.4, Section 8.5, Section 8.6, Section 8.7 and Section 8.8; provided, however, that, notwithstanding the provisions of Sections 7.2(e) and (f), if such termination results from a willful breach (except as provided in Section 8.8) by a party hereto of any of its representations or warranties or of any of its covenants or agreements contained in this Agreement, the breaching Party shall be fully liable for such breach notwithstanding the termination of this Agreement.

  (b) If (i) the Company terminates this Agreement pursuant to Section 7.1(c) or (ii) MIT terminates this Agreement pursuant to Section 7.1(d), then MIT shall, on the day of such termination, pay the Company a fee in cash equal to Twenty-Five Million Dollars ($25,000,000), or if such termination occurs at any time prior to the time at which Prudential enters into the Prudential Voting Agreement the amount of such fee shall be Forty Million Dollars ($40,000,000) (such fee in the applicable amount is referred to as the "MIT Termination Fee"), by wire transfer of immediately available funds to an account designated by the Company.

  (c) If (i) MIT terminates this Agreement pursuant to Section 7.1(e), then the Company shall, on the day of such termination, pay MIT a fee of Twenty-Five Million Dollars ($25,000,000) (the "Company Termination Fee") in cash by wire transfer of immediately available funds to an account designated by MIT.

  (d) If (i) this Agreement is terminated by either MIT or the Company pursuant to clause (B) of Section 7.1(b)(i) because the stockholders of MIT shall not have approved and adopted this Agreement and the Merger at MIT's stockholders meeting referred to in Section 5.5, (ii) at the time of such stockholder meeting there shall have been pending a MIT Acquisition Proposal and (iii) within 12 months after the date of such MIT stockholders' meeting, MIT agrees to or consummates a MIT Acquisition Proposal (whether or not such Merlot Acquisition Proposal is the same Merlot Acquisition Proposal pending at the time of such meeting), then at the closing or other consummation of such MIT Acquisition Proposal MIT shall pay the Company an amount equal to the MIT Termination Fee by wire transfer of immediately available funds to an account designated by the Company.

  (e) If this Agreement is terminated by the Company pursuant to Section 7.1(b)(iii) because MIT is in Material Breach of this Agreement, then MIT shall, on the date of such termination, pay to the Company (provided MIT was not entitled to terminate this Agreement pursuant to Section 7.1(b)(iii)) the Company Termination Expenses (as defined below) in cash by wire transfer of immediately available funds to an account designated by the Company. The Company Termination Expenses shall be an amount equal to the lesser of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) or the Company's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including all attorney's, accountant's and investment banker's fees and expenses and a reasonable allocation of the time of any in-house counsel engaged on the transactions contemplated hereby).

  (f) If this Agreement is terminated by MIT pursuant to Section 7.1(b)(iii) because the Company is in Material Breach of this Agreement, the Company shall, on the day of such termination, pay to MIT (provided the Company was not entitled to terminate this Agreement pursuant to Section 7.1(b)(iii)) the MIT Termination Expenses (as defined below) in cash by wire transfer of immediately available funds to an account designated by MIT. The MIT Termination Expenses shall be an amount equal to the lesser of One Million Two Hundred and Fifty Thousand Dollars ($1,250,000) or MIT's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including all attorney's, accountant's and investment banker's fees and expenses, and a reasonable allocation of the time of any in-house counsel engaged on the transactions contemplated hereby).

  (g) If (i) this Agreement is terminated by the Company pursuant to Section 7.1(b)(iii) because MIT is in Material Breach of this Agreement, (ii) at the time of termination of this Agreement there shall have been a pending MIT Acquisition Proposal and (iii) within 12 months after the date of the termination of this Agreement, MIT agrees to or consummates a MIT Acquisition Proposal (whether or not such MIT Acquisition Proposal is the same MIT Acquisition Proposal pending at the time of such termination), then at the closing or other consummation of such MIT Acquisition Proposal MIT shall pay the Company an amount equal to the MIT Termination Fee (less any Company Termination Expenses previously paid to the Company pursuant to Section 7.2(e) and the amount of any damages payable pursuant to Section 7.2(a) or any settlements paid with respect to claims made under Section 7.2(a)) by wire transfer of immediately available funds to an account designated by the Company.

  (h) Notwithstanding the above, to the extent that the right to receive a MIT Termination Fee or Company Termination Fee (the "Break-up Payment") in a taxable year would create excessive bad income ("EBI") for the recipient (the "Payee"), the right to receive the portion of the Break-up Payment that would create EBI shall be deferred, or potentially extinguished, as set forth below. The right to receive a Break-up Payment shall be treated as creating EBI for the Payee to the extent that the right to receive the amount, when taken into account with other gross income of the Payee for that year, would cause the Payee to violate for that taxable year either the 75% or 95% gross income tests described in Sections 856(c)(2) or 856(c)(3) of the Code.

  Any amount deferred in a particular taxable year pursuant to the preceding sentences shall become payable in the next succeeding year(s); but only to the extent that it would not then create EBI. To the extent that any deferred amount would continue to create EBI after it has been carried forward for seven years (applying first in, first out principles), that portion shall no longer be an obligation of the payor. Notwithstanding the foregoing, Break-up Payments that would otherwise be considered EBI under the preceding provisions shall be made if and to the extent the Payee, as a condition precedent, obtains an opinion of tax counsel or private ruling from the IRS that the receipt of such excess amounts would not adversely affect the Payee's ability to qualify as a REIT. If a Break-up Payment is inadvertently made in an amount in excess of the limitations set forth above, such excess payments shall be treated as a loan from the payor to the Payee, to be repaid as soon as practicable following discovery of the overpayment. The purpose of these provisions dealing with EBI is to protect the REIT status of the Payees, and these provisions shall be interpreted and applied so as to accomplish that purpose.

  7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Board of Directors and Board of Trustees, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of MIT and the stockholders of the Company, provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors and Board of Trustees, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and
(c) subject to the provision in the last sentence of Section 7.3, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                  ARTICLE VIII

                               General Provisions

  8.1 Payment of Expenses. Each party hereto shall pay its own expenses incident to preparing for entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that the Company and MIT shall share equally the expenses incurred by the Company and MIT in connection with the printing and mailing of the Joint Proxy Statement and all filing fees paid in connection with the S-4 to the SEC and provided that this Section 8.1 shall in no way affect the rights and obligations of the Parties under Article VII.

  8.2 Nonsurvival of Representations, Warranties and Agreements. Subject to the remaining provisions of this Section 8.2, the representations, warranties and agreements in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and any liability for breach or violation thereof shall terminate absolutely and be of no further force and effect at and as of the Effective Time, except for the agreements contained in Sections 2.1, 2.2,
5.9 through 5.13, 5.19, 5.21 and Article VIII, and the agreements delivered pursuant to Section 5.7. The Confidentiality Agreement shall survive the execution and delivery of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered hereunder.

  8.3 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, telegraphed or telecopied or sent by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by telegraph or telecopy (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), or (c) five business days after the date of mailing to the following address or to such other address or addresses as such person may subsequently designate by notice given hereunder, if so delivered by mail:

    (i) if to the Company, to:

      ProLogis Trust
      14100 East 35th Place
      Aurora, Colorado 80111
      Telecopy: (303) 576-2761
      Attention: General Counsel

      with a copy to:

      Mayer, Brown & Platt
      190 South LaSalle Street
      Chicago, Illinois 60603
      Telecopy: (312) 701-7711
      Attention: Michael T. Blair

      and (b) if to MIT, to:

      Meridian Industrial Trust, Inc.
      455 Market Street, 17th Floor
      San Francisco, California 94105
      Telecopy: (415) 228-3909

      Attention: Chief Executive Officer

      with copies to:

      Vinson & Elkins L.L.P.              Meridian Industrial Trust, Inc.
      2001 Ross Avenue                    455 Market Street, 17th Floor
      Dallas, Texas 75201                 San Francisco, California 94105
      Telecopy: (214) 220-7716            Telecopy: (415) 284-2840
      Attention: Michael D. Wortley       Attention: General Counsel

  8.4 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Unless the context otherwise requires, "or" is disjunctive but not necessarily exclusive, and words in the singular include the plural and in the plural include the singular.

  8.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereto. The provisions of Sections 5.9, 5.10, 5.11, 5.12, 5.19, 5.21, 5.24 and 5.25 are intended to be for the benefit of, and shall be enforceable by, the persons referred to therein and their respective heirs and representatives. Except as provided in the immediately preceding sentence, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

  8.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.

  8.8 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article VII hereof. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall not incur any liability or obligation unless such party breached its obligations under Confidentiality Agreement or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

  8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  8.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to this Agreement to perform its obligations hereunder in accordance with their specific terms or to otherwise comply with such obligations, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of any party's obligations, including an injunction to prevent breaches, and to the granting by any such court of the remedy of specific performance of the terms and conditions hereof.

  8.11 Director, Trustee and Officer Liability. To the maximum extent permissible under Maryland law, the directors, trustees, officers and stockholders of each party hereto and its Affiliates in their capacity as such shall not have any personal liability or obligation arising under this Agreement (including any claims that the other party may assert). Each Party shall look solely to the assets of the other party hereto for satisfaction of any liability of such other party with respect to this Agreement and any other agreements to which it is a party.

  8.12 Schedule Definitions. All capitalized terms in the MIT Disclosure Schedule or Company Disclosure Schedule shall have the meanings ascribed to them herein, unless the context otherwise requires or as otherwise defined.

              [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

  In Witness Whereof, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

                                          PROLOGIS TRUST, a Maryland real
                                          estate investment trust

                                                 /s/ Edward S. Nekritz
                                          By: _________________________________
                                          Name: Edward S. Nekritz
                                          Title: Vice President

                                          MERIDIAN INDUSTRIAL TRUST, INC., a
                                          Maryland corporation

                                                 /s/ Allen J. Anderson
                                          By: _________________________________
                                          Name: Allen J. Anderson
                                          Title: Chairman and Chief Executive
                                           Officer

                                                                         ANNEX B

                                                               November 16, 1998

Board of Trustees
ProLogis Trust
14100 East 35th Place
Aurora, CO 80011

Members of the Board of Trustees:

  ProLogis Trust (the "Acquiror") and Meridian Industrial Trust, Inc. (the "Company") propose to enter into an Agreement and Plan of Merger, dated November 16, 1998 (the "Agreement"), pursuant to which the Company will be merged with and into the Acquiror in a transaction (the "Transaction") in which each of the issued and outstanding shares of beneficial interest of the Company, par value $.001 per share (all such shares, the "Company Shares"), will be converted into the right to receive 1.10 shares (the "Exchange Ratio") of Acquiror shares of beneficial interest, par value $.01 per share (all such shares, the "Acquiror Shares") plus, to the extent the Average Trading Price (as defined in the Agreement) is less than $22.725 per share, an amount in cash of up to $2.00 (such per share cash payment together with the Exchange Ratio, the "Merger Consideration").

  You have asked us whether, in our opinion, the Merger Consideration is fair from a financial point of view to the Acquiror and the holders of Acquiror Shares.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed certain publicly available business and financial information relating to the Acquiror and the Company which we deemed to be relevant;

    (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, funds from operations, adjusted funds from operations, cash flow, assets, liabilities and prospects of the Acquiror and the Company furnished to us by the Acquiror and the Company, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Expected Synergies") furnished to us by the Acquiror and the Company;

    (3) Conducted discussions with members of senior management of the Acquiror and the Company concerning the matters described in clauses (1) and (2) above, as well as their respective business and prospects before and after giving effect to the Transaction and the Expected Synergies;

    (4) Reviewed the market prices and valuation multiples for the Acquiror Shares and the Company Shares and compared them with those of certain publicly traded companies that we deemed relevant;

    (5) Reviewed the results of operations of the Acquiror and the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

    (6) Compared the proposed financial terms of the Transaction with the financial terms of certain other transactions which we deemed to be relevant;

    (7) Participated in certain discussions and negotiations among representatives of the Acquiror and the Company and their financial and legal advisors;

    (8) Reviewed the potential pro forma impact of the Transaction on the Acquiror;

    (9) Reviewed a draft dated November 15, 1998 of the Agreement; and

    (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Acquiror or the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Acquiror or the Company. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Acquiror or the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Acquiror's or Company's management as to (a) the expected future financial performance of the Acquiror or the Company, as the case may be, and (b) the Expected Synergies. We have further assumed that the Transaction will qualify as a tax-free reorganization for United States federal and any applicable state income tax purposes. We have assumed that the Transaction will not change the REIT status of the pro forma entity, and that the final form of the Agreement will be substantially similar to the last draft thereof reviewed by us.

  Our opinion is necessarily based upon market, real estate, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transaction or the Expected Synergies.

  We are acting as financial advisor to the Acquiror in connection with the Transaction and will receive a fee from the Acquiror for our services which is contingent upon the consummation of the Transaction. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the securities of the Acquiror or the Company, for our own account and for the accounts of customers, and, accordingly, may at any time hold a long or short position in such securities.

  This opinion is for the use and benefit of the Board of Trustees of the Acquiror. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Transaction and does not constitute a recommendation to any shareholder of the Acquiror as to how such shareholder should vote on the proposed merger. We are not expressing any opinion herein as to the prices at which of the Acquiror Shares will trade following the announcement or consummation of the Transaction.

  On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the Acquiror and the holders of Acquiror Shares.

                                          Very truly yours,

                                          /s/ Merrill, Lynch, Pierce, Fenner &
                                          Smith
                                                     Incorporated
                                          Merrill, Lynch, Pierce, Fenner &
                                           Smith
                                                     Incorporated

                                                                         ANNEX C



                                                       PERSONAL AND CONFIDENTIAL

                                                               November 16, 1998

Board of Directors
Meridian Industrial Trust, Inc.
455 Market Street, 17th Fl.
San Francisco, CA 94105

Gentlemen:

  You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.001 per share (the "MIT Common Stock"), of Meridian Industrial Trust, Inc. ("MIT") of the Consideration (as defined below) to be received for MIT Common Stock pursuant to the Agreement and Plan of Merger, dated as of November 16, 1998, between ProLogis Trust ("PLD") and MIT (the "Agreement"). Pursuant to the Agreement, MIT will be merged with and into PLD (the "Merger") and each outstanding share of MIT Common Stock will be converted into 1.1 shares (the "Conversion Number") of Common Stock, par value $0.01 of PLD (the "PLD Common Stock"). If the average of the daily high and low per share transaction prices for PLD Common Stock as reported in The Wall Street Journal's New York Stock Exchange Composite Transactions Reports for a 15-day period (as randomly selected by Arthur Andersen LLP) prior to closing (the "Average Trading Price") is less than $22.725, an additional amount of cash will be paid to the holders of MIT Common Stock (not to exceed $2.00 per share) equal to the amount by which (x) $25.00 exceeds (y) the product of the Average Trading Price multiplied by the Conversion Number (such cash together with PLD Common Stock to be received in the Merger, the "Consideration"), as more fully set forth in the Agreement.

  Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with MIT, having acted as (i) lead-managing underwriter of a public offering of its 8.75% Series D Cumulative Redeemable Preferred Stock in June 1998 and (ii) co-managing underwriter of an offering of $160 million of 7.25% and 7.30% Unsecured Notes due 2007 and 2009 in November 1997, as well as having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We are familiar with PLD, having acted as (i) lead-managing underwriter of an offering of $125 million of 7.00% Notes due 2003 in October 1998 and (ii) lead-managing underwriter of an offering of $250 million of 7.05% Notes due 2006 in July 1998, and we are providing and may continue to provide investment banking services to PLD in the future. In addition, Goldman Sachs is familiar with Security Capital Group Incorporated ("SCG"), which has an equity investment in PLD, having rendered significant investment banking services to SCG and certain of its affiliates from time to time, including having acted as principal in certain transactions, and we are providing and may continue to provide investment banking services or act as principal in certain transactions with SCG and its affiliates in the future. Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of PLD, MIT or SCG for its own account and for the accounts of customers.

  In connection with this opinion, we have reviewed, among other things, the Agreement; the Voting Agreement, dated as of November 16, 1998, among SCG and MIT; Annual Reports to Stockholders and Annual Reports on Form 10-K of MIT for the two years ended December 31, 1997, and in the case of PLD for the four years ended December 31, 1997; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of MIT and PLD; certain other communications from MIT and PLD to their respective stockholders; and certain internal financial analyses and forecasts for MIT and PLD prepared by their respective managements, including certain cost savings and operating synergies projected by the management of MIT to result from the transaction contemplated by the Agreement (the "Synergies"). We also have held discussions with members of the senior management of MIT and PLD regarding the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for MIT Common Stock and PLD Common Stock, compared certain financial and stock market information for MIT and PLD with similar information for certain other companies, the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the real estate industry and performed such other duties and analyses as we considered appropriate.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Synergies have been reasonably prepared on a basis reflecting the best available judgments and estimates of the management of MIT. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of MIT or PLD or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of MIT in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of MIT Common Stock should vote with respect to such transaction.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Consideration to be received by the holders of MIT Common Stock is fair from a financial point of view to the holders of MIT Common Stock.

                                          Very truly yours,

                                          Goldman, Sachs & Co.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

  Article 4, Section 11, of the ProLogis declaration of trust provides as follows with respect to indemnification of Trustees:

    "The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The Trust, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses incurred by any Trustee in connection with any threatened, pending or completed action, suit or proceeding to which such Trustee is, was or at any time becomes a party or is threatened to be made a party, as a result directly or indirectly, of serving at any time as a Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein."

  Article 9, Section 1 of the ProLogis declaration of trust provides as follows with respect to the limitation of liability of Trustees and officers and indemnification:

    "A Trustee or officer of the Trust shall not be liable for monetary damages to the Trust or its shareholders for any act or omission in the performance of his duties unless:

      (1) The Trustee or officer actually received an improper benefit in money, property or services in which case, such liability shall be for the amount of the benefit in money, property or services actually received;

      (2) The Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated;

      (3) The Trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness; or

      (4) Such liability to the Trust is specifically imposed upon Trustees or officers by statute."

  Article 9, Section 6 of the declaration of trust provides as follows with respect to the indemnification of trustees and officers:

    "Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements, with persons or entities which are not regularly engaged in the business of providing insurance coverage, to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of any security interest or other lien on the assets of the corporation, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the board of trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the board of trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

  ProLogis has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of such officer or trustee, arising out of any lawsuit or claim against such officer or trustee due to the fact that he was or is serving as an officer or trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, as amended, or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

Item 21. Exhibits and Financial Statement Schedules

  (a) Exhibits

  The exhibits to this Registration Statement are listed in the Exhibit Index, which appears immediately after the signature page and is incorporated herein by this reference.

  (b) Financial Statements and Schedules

    Refer to Index to Pro Forma Condensed Consolidated Financial Statements included at page F-1.

  (c) Reports, Opinions and Appraisals

  Refer to Annex B and Annex C.

Item 22. Undertakings

  (a) The undersigned Registrant hereby undertakes as follows:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      A. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

      B. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      C. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  That every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  Except as permitted by General Instruction H to Form S-4 (in a transaction not covered by General Instruction I), to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on February 24, 1999.

                                          Prologis Trust

                                                 /s/ Edward S. Nekritz
                                          By: _________________________________
                                                     Edward S. Nekritz
                                                   Senior Vice President

  Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                                             *
Date: February 24, 1999                   -------------------------------------
                                                    Irving F. Lyons III
                                               Co-Chairman, Chief Investment
                                                          Officer
                                                        and Trustee

                                                             *
Date: February 24, 1999                   -------------------------------------
                                                     K. Dane Brooksher
                                               Co-Chairman, Chief Operating
                                                          Officer
                                                        and Trustee

                                                             *
Date: February 24, 1999                   -------------------------------------
                                                   M. Gordon Keiser, Jr.
                                                   Senior Vice President
                                               (Principal Financial Officer)

                                                             *
Date: February 24, 1999                   -------------------------------------
                                                      Edward F. Long

                                           Senior Vice President and Controller

Date: February 24, 1999                                      *
                                          -------------------------------------
                                                     Thomas G. Wattles
                                                          Trustee

Date: February 24, 1999                                      *
                                          -------------------------------------
                                                    Stephen L. Feinberg
                                                          Trustee

Date: February 24, 1999                                      *
                                          -------------------------------------
                                                     Donald P. Jacobs
                                                          Trustee

                                                             *
Date: February 24, 1999                   -------------------------------------
                                                     William G. Myers
                                                          Trustee

Date: February 24, 1999                                      *
                                          -------------------------------------
                                                      John E. Robson
                                                          Trustee

                                          -------------------------------------
                                                     J. Andre Teixeira

      /s/ Edward S. Nekritz
*By: ________________________________
          Edward S. Nekritz
           Attorney-in-fact

                                 EXHIBIT INDEX

  2.1    Agreement and Plan of Merger dated November 16, 1998 (Incorporated by reference to exhibit 2.1 to ProLogis' Form 8-K dated November 16,
         1998)
  2.2+   Amendment to Agreement and Plan Merger dated as February 3, 1999
  3.1    Amended and Restated Declaration of Trust of ProLogis (Incorporated by
         reference to exhibit 4.1 to ProLogis' Registration Statement No. 33-
         73382)
  3.2    First Certificate of Amendment of Amended and Restated Declaration of
         Trust of ProLogis (Incorporated by reference to exhibit 3.1 to
         ProLogis' Form 8-K dated June 14, 1994)
  3.3    Second Articles of Amendment of Restated Declaration of Trust of
         ProLogis (Incorporated by reference to exhibit 4.3 to ProLogis'
         Registration Statement No. 33-87306)
  3.4    Articles Supplementary relating to ProLogis' Series A Cumulative
         Redeemable Preferred Shares of Beneficial Interest (Incorporated by
         reference to exhibit 4.8 to ProLogis' Form 8-A registration statement relating to such shares)
  3.5    First Articles of Amendment to Articles Supplementary relating to
         ProLogis' Series A Cumulative Redeemable Preferred Shares of
         Beneficial Interest (Incorporated by reference to exhibit 10.3 to
         ProLogis' Form 10-Q for the quarter ended September 30, 1995)
  3.6    Articles Supplementary relating to ProLogis' Series B Cumulative
         Convertible Redeemable Preferred Shares of Beneficial Interest
         (Incorporated by reference to exhibit 4.1 to ProLogis' Form 8-K dated
         February 14, 1996)
  3.7    Articles Supplementary with respect to ProLogis' Series C Cumulative
         Redeemable Preferred Shares of Beneficial Interest (Incorporated by
         reference to exhibit 4.8 to ProLogis' Form 8-A dated November 13,
         1996)
  3.8    Articles Supplementary with respect to ProLogis' Series D Cumulative
         Redeemable Preferred Shares (Incorporated by reference to exhibit 4.10 to ProLogis' Form 8-A filed on April 8, 1998)
  3.9+   Form of Articles Supplementary with respect to ProLogis' Series E
         Cumulative Redeemable Preferred Shares of Beneficial Interest
  3.10+  Form of Articles of Merger
  3.11   Bylaws of ProLogis (Incorporated by reference to exhibit 4.3 to
         ProLogis' Registration Statement No. 33-83208)
  4.1    Rights Agreement, dated as of December 31, 1993, between ProLogis and
         State Street Bank and Trust Company, as Rights Agent, including form of Rights Certificate (Incorporated by reference to exhibit 4.4 to
         ProLogis' Registration Statement No. 33-78080)
  4.2    First Amendment to Rights Amendment, dated as of February 15, 1995, between ProLogis, State Street Bank and Trust Company and The First
         National Bank of Boston, as successor Rights Agent (Incorporated by reference to exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended
         September 30, 1995)
  4.3    Second Amendment to Rights Agreement, dated as of June 22, 1995, between ProLogis, State Street Bank and Trust Company and The First
         National Bank of Boston (Incorporated by reference to exhibit 3.1 to
         ProLogis' Form 10-Q for the quarter ended September 30, 1995)
  4.4    Form of share certificate for Common Shares of Beneficial Interest of
         ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis'
         Registration Statement No. 33-73382)
  4.5    Form of share certificate for Series A Cumulative Redeemable Preferred
         Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.7 to ProLogis' Form 8-A registration statement relating to such shares)

  4.6    8.72% Note due March 1, 2009 (Incorporated by reference to exhibit 4.7 to ProLogis' Form 10-K for the year ended December 31, 1994)
  4.7    Form of share certificate for Series B Cumulative Convertible
         Redeemable Preferred Shares of Beneficial Interest of ProLogis
         (Incorporated by reference to exhibit 4.8 to ProLogis' Form 8-A registration statement relating to such shares)
  4.8    Form of share certificate for Series C Cumulative Redeemable Preferred
         Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended December 31,
         1996)
  4.9    9.34% Note due March 1, 2015 (Incorporated by reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended December 31, 1994)
  4.10   7.875% Note due May 15, 2009 (Incorporated by reference to exhibit 4.4 to ProLogis' Form 8-K dated May 9, 1995)
  4.11   7.30% Note due May 15, 2001 (Incorporated by reference to exhibit 4.3 to ProLogis' Form 8-K dated May 9, 1995)
  4.12   7.25% Note due May 15, 2000 (Incorporated by reference to exhibit 4.2 to ProLogis' Form 8-K dated May 9, 1995)
  4.13   7.125% Note due May 15, 1998 (Incorporated by reference to exhibit 4.1 to ProLogis' Form 8-K dated May 9, 1995)
  4.14   7.25% Note due May 15, 2002 (Incorporated by reference to exhibit 4.1 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)
  4.15   7.95% Note due May 15, 2008 (Incorporated by reference to exhibit 4.2 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)
  4.16   8.65% Note due May 15, 2016 (Incorporated by reference to exhibit 4.3 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)
  4.17   7.81% Medium-Term Notes, Series A, due February 1, 2015 (Incorporated
         by reference to exhibit 4.17 to ProLogis' Form 10-K for the year ended
         December 31, 1996)
  4.18   Indenture, dated as of March 1, 1995, between ProLogis and State
         Street Bank and Trust Company, as Trustee (Incorporated by reference to exhibit 4.9 to ProLogis' Form 10-K for the year ended December 31,
         1994)
  4.19   Collateral Trust Indenture, dated as of July 22, 1993, between
         Krauss/Schwartz Properties, Ltd. and NationsBank of Virginia, N.A., as
         Trustee (Incorporated by reference to exhibit 4.10 to ProLogis' Form
         10-K for the year ended December 31, 1994)
  4.20   First Supplemental Collateral Trust Indenture, dated as of October 28,
         1994, among ProLogis Limited Partnership-IV, Krauss/Schwartz
         Properties, Ltd., and NationsBank of Virginia, N.A., as Trustee
         (Incorporated by reference to exhibit 10.6 to ProLogis' Form 10-Q for the quarter ended September 30, 1994)
  4.21+  Form of share certificate for Series D Cumulative Redeemable Preferred
         Shares of Beneficial Interest of ProLogis
  4.22+  Form of share certificate for Series E Cumulative Redeemable Preferred
         Shares of Beneficial Interest of ProLogis
  5.1+   Opinion of Mayer, Brown & Platt as to the validity of the shares being offered
  8.1+   Opinion of Mayer, Brown & Platt as to certain tax matters

  8.2+   Opinion of Vinson & Elkins L.L.P. as to certain tax matters
 10.1    Amended and Restated Investor Rights Agreement among Meridian, Hunt
         Realty Acquisitions, L.P., USAA Real Estate Company, Meridian Point
         Realty Trust '83, State Street Bank and Trust Company (as Trustee for
         Ameritech Pension Trust) and OTR (an Ohio general partnership, acting on behalf of and as a nominee for the State Teachers Retirement Board of Ohio), dated as of February 23, 1996 (filed with Meridian's
         Amendment No. 1 to Registration Statement No. 333-02322 on March 25,
         1996, and incorporated herein by reference).
 10.2    Registration Rights Agreement, dated September 24, 1997, among
         Meridian, The Prudential Insurance Company of America, The Prudential
         Insurance Company of America on behalf of a single client insurance company separate account contained in Group Annuity Contract No.
         GA-9032, Strategic Performance Fund-II, Inc., and The Prudential
         Variable Contract Real Property Partnership (filed with the Schedule
         13D filed on October 3, 1997 by The Prudential Insurance Company of
         America, Strategic Performance Fund-II, Inc., and The Prudential
         Variable Contract Real Property Partnership, and incorporated herein by reference).
 10.3    Amended and Restated Registration Rights Agreement, dated September
         24, 1997, among Meridian, The Prudential Insurance Company of America acting for the benefit of the Chevron Separate Account, and The
         Prudential Insurance Company of America acting for the benefit of the
         Strategic Performance Fund I Separate Account (filed with the Schedule
         13D filed on October 3, 1997 by The Prudential Insurance Company of
         America, Strategic Performance Fund-II, Inc., and The Prudential
         Variable Contract Real Property Partnership, and incorporated herein by reference).
 10.4    Registration Rights Agreement, dated September 30, 1997, between
         Meridian and State Street Bank and Trust Company, as Trustee for
         Ameritech Pension Trust (filed with the Amendment No. 1 to Schedule
         13D filed on October 10, 1997 by Ameritech Pension Trust and incorporated herein by reference).
 10.5    Amended and Restated Stockholders' Agreement among Meridian, USAA Real
         Estate Company, Meridian Point Realty Trust IV Co., Meridian Point
         Realty Trust VI Co., Meridian Point Realty Trust VII Co., Meridian
         Point Realty Trust '83, Allen J. Anderson, C.E. Cornutt, Peter O.
         Hanson, Robert E. Morgan, John S. Moody, James M. Pollak, Kenneth N.
         Stensby and Lee W. Wilson, dated as of November 10, 1995 (filed with
         Meridian's Registration Statement No. 333-00018 on January 3, 1996,
         and incorporated herein by reference).
 10.6    Warrant Agreement between Meridian and the First Chicago Trust Company of New York, dated as of February 16, 1996 (filed with Meridian's
         Amendment No. 1 to Registration Statement No. 333-02322 on March 25,
         1996, and incorporated herein by reference).
 10.7    Form of Indemnification Agreement signed by Meridian and certain directors, officers, employees and agents of Meridian (filed with
         Meridian's Registration Statement No. 333-00018 on January 3, 1996,
         and incorporated herein by reference).
 10.8    Stock Purchase Agreement among Meridian, Harris Trust & Savings Bank, as Trustee for Ameritech Pension Trust, and OTR, on behalf of and as nominee for the State Teachers Retirement Board of Ohio, dated as of
         December 29, 1995 (filed with Meridian's Registration Statement No.
         333-00018 on January 3, 1996, and incorporated herein by reference).
 10.9    Third Amended and Restated Revolving Credit Agreement, dated September
         23, 1997, among (i) Meridian, (ii) BankBoston, N.A., Texas Commerce
         Bank National Association, NationsBank of Texas, N.A., Wells Fargo
         Bank, N.A., Dresdner Bank AG, First American Bank Texas, S.S.B.,
         (collectively, the "Banks"), (iii) BankBoston, N.A. as Agent for the
         Banks, (iv) Texas Commerce Bank National Association as Documentation
         Agent for the Banks, and (v) NationsBank of Texas, N.A. as Syndication
         Agent for the Banks (filed on November 14, 1997 with Meridian's Form
         10-Q for the quarter ended September 30, 1997, and incorporated herein by reference).

 10.10   Second Amended and Restated Guaranty of Payment and Performance, dated
         September 23, 1997, executed by MIT Unsecured L.P. (filed on November
         14, 1997 with Meridian's Form 10-Q for the quarter ended September 30,
         1997, and incorporated herein by reference).
 10.11   Form of First Amendment to Third Amended and Restated Revolving Credit
         Agreement, dated February 19, 1998, among (i) Meridian, (ii) MIT
         Unsecured L.P. and Meridian Refrigerated, Inc. (iv) BankBoston, N.A.,
         Chase Bank of Texas, National Association, NationsBank of Texas, N.A.,
         Wells Fargo Bank, N.A., Dresdner Bank AG, New York Branch and Grand
         Cayman Branch, and First American Bank Texas, S.S.B., (collectively, the "Banks"), (iii) BankBoston, N.A. as Agent for the Banks, (iv)
         Chase Bank of Texas, National Association as Documentation Agent for
         the Banks, and (v) NationsBank of Texas, N.A. as Syndication Agent for
         the Banks (filed as exhibit 10.22 to Meridian's Form 10-K for the year ended December 31, 1997, and incorporated herein by reference).
 10.12   Form of Guaranty of Payment and Performance, dated February 19, 1998, and signed by Meridian Refrigerated, Inc. (filed as exhibit 10.23 to
         Meridian's Form 10-K for the year ended December 31, 1997, and incorporated herein by reference).
 10.13   Amended and Restated Loan Administration Agreement between The
         Prudential Insurance Company of America and Meridian, IndTennco
         Limited Partnership, Metro-Sierra Limited Partnership, and Progress
         Center/Alabama Limited Partnership, dated as of February 23, 1996
         (filed on March 20, 1997 as exhibit 10.24 to Meridian's Form 10-K for
         1996, and incorporated herein by reference).
 10.14   Agreement of Limited Partnership of DFW Nine between Dallas Nine Corp.
         and Sierra Capital Realty Trust IV, dated April 15, 1987 (filed with
         Meridian's Amendment No. 1 to Registration Statement No. 333-02322 on
         March 25, 1996, and incorporated herein by reference).
 10.15   Amendment No. 1 to Agreement of Limited Partnership of DFW Nine
         between Dallas Nine Corp., Ridgelea Corp., Sierra Capital Realty Fund
         IV, and Sierra Capital Realty Trust VI, dated June 1, 1987 (filed with
         Meridian's Amendment No. 1 to Registration Statement No. 333-02322 on
         March 25, 1996, and incorporated herein by reference).
 10.16   Assignment of General Partnership Interests and Agreement regarding
         DFW Nine, between Dallas Nine Corp., Metroplex Co. (a Nevada corporation), Metroplex Co. (a California corporation) and DFW Nine, dated February, 1996 (filed with Meridian's Amendment No. 1 to
         Registration Statement No. 333-02322 on March 25, 1996, and
         incorporated herein by reference).
 10.17   Assignment of Limited Partnership Interest in MIT Unsecured L.P.
         (formerly known as "DFW Nine") between Meridian, MIT-ULP, Inc., and
         MIT Unsecured, Inc. (formerly known as "Metroplex Co."), dated
         December 31, 1996 (filed on March 20, 1997 with Meridian's Form 10-K for 1996, and incorporated herein by reference).
 10.18   Agreement of Limited Partnership of Progress Center/Alabama Limited
         Partnership between Pro-Sierra Corporation and Sierra Capital Realty
         Trust VII Co., dated December 3, 1987 (filed with Meridian's Amendment
         No. 1 to Registration Statement No. 333-02322 on March 25, 1996, and
         incorporated herein by reference).
 10.19   First Amendment to Agreement of Limited Partnership of Progress
         Center/Alabama Limited Partnership, dated June 29, 1990 (filed with
         Meridian's Amendment No. 1 to Registration Statement No. 333-02322 on
         March 25, 1996, and incorporated herein by reference).
 10.20   Assignment of Limited Partnership Interest in MIT Secured L.P. between
         Meridian, MIT-SLP, Inc. and MIT Secured Inc. (formerly known as
         Progress Center/Alabama Limited Partnership), dated December 31, 1996
         (filed on March 20, 1997 with Meridian's Form 10-K for 1996, and incorporated herein by reference).
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 10.21   Amended and Restated Stock Purchase Agreement, dated June 12, 1997, by and between Meridian, as Seller, and The Prudential Insurance Company
         of America, as Purchaser, together with a summary of the economic terms of three additional Stock Purchase Agreements into which
         Meridian as Seller has entered with Strategic Performance Fund-II,
         Inc. as Purchaser, The Prudential Variable Contract Real Property
         Partnership as Purchaser, and The Prudential Insurance Company of
         America on behalf of a single client insurance company account contained in Group Annuity Contract No. GA-9032 as Purchaser (filed on
         August 13, 1997 with Meridian's Form 10-Q for the quarter ended June
         30, 1997, and incorporated herein by reference).
 10.22   Form of Severance Agreement entered into between Meridian and Allen J.
         Anderson, Dennis D. Higgs, and Milton K. Reeder (filed as exhibit
         10.55 to Meridian's Form 10-K for the year ended December 31, 1997, and incorporated herein by reference).
 10.23   Form of Severance Agreement entered into between Meridian and Gregory
         D. Skirving, Peter B. Harmon, Timothy B. Keith, Brian R. Barringer,
         Jaime Suarez, and Robert A. Dobbin (filed as exhibit 10.56 to
         Meridian's Form 10-K for the year ended December 31, 1997, and incorporated herein by reference).
 10.24   Meridian's Severance Plan, adopted February 5, 1998 (filed as exhibit
         10.57 to Meridian's Form 10-K for the year ended December 31, 1997, and incorporated herein by reference).
 10.25   Warrant issued to USAA Real Estate Company to purchase common stock of
         Meridian, dated February 23, 1996 (filed with Meridian's Amendment No.
         1 to Registration Statement No. 333-02322 on March 25, 1996, and
         incorporated herein by reference).
 10.26   Note Purchase Agreement among Meridian and The Travelers Insurance
         Company (I/N/O TRAL & CO.), United Services Automobile Association
         (I/N/O SALKELD & CO.), The Variable Annuity Life Insurance Company,
         The United States Life Insurance Company in the City of New York, All
         American Life Insurance Company, The Old Line Life Insurance Company
         of America, The Lincoln National Life Insurance Company, Lincoln Life
         & Annuity Company of New York, First Penn-Pacific Life Insurance
         Company (I/N/O CUDD & CO), Lincoln National Health & Casualty
         Insurance Company, Allied Life Insurance Company "B" (I/N/O GERLACH &
         CO), Sons of Norway (I/N/O VAR & CO), Aid Association for Lutherans
         (I/N/O NIMER & CO), Metropolitan Life Insurance Company, National Life
         Insurance Company, Life Insurance Company of the Southwest, Keyport
         Life Insurance Company (I/N/O BOST & CO), Union Central Life Insurance
         Company (I/N/O HARE & CO), and Pan-American Life Insurance Company,
         dated November 15, 1997 (filed as exhibit 10.66 to Meridian's Form 10-
         K for the year ended December 31, 1997, and incorporated herein by reference).
 10.27   Second Amendment, dated June 23, 1998, to Third Amended and Restated
         Revolving Credit Agreement, dated February 19, 1998, among (i)
         Meridian, (ii) MIT Unsecured L.P. and Meridian Refrigerated, Inc.
         (iii) BankBoston, N.A., Chase Bank of Texas, National Association,
         NationsBank of Texas, N.A., Wells Fargo Bank, N.A., Dresdner Bank AG,
         New York Branch and Grand Cayman Branch, and First American Bank
         Texas, S.S.B., (collectively, the "Banks"), (iv) BankBoston, N.A. as
         Agent for the Banks, (v) Chase Bank of Texas, National Association as
         Documentation Agent for the Banks, and (vi) NationsBank of Texas,
         N.A., as Syndication Agent for the Banks (incorporated by reference to exhibit 10.1 to Meridian's Form 10-Q for the quarter ended June 30,
         1998).
 10.28   Registration Rights Agreement, dated June 30, 1998, among Meridian, R.
         William Gardner, Douglas C. Gardner, Steven D. Gardner, and Todd L.
         Platt (incorporated by reference to exhibit 10.2 to Meridian's Form
         10-Q for the quarter ended June 30, 1998).
 10.29   Voting Agreement between Security Capital and Meridian, dated November
         16, 1998 (incorporated by reference to exhibit 2.2 to Meridian's Form
         8-K, dated November 18, 1998).
 12.1+   Statement re: Computation of Ratio of Earnings to Combined Fixed
         Charges and Preferred Share Dividends
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                                      E-5
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 15.1+   Letter from Arthur Andersen LLP, Chicago, Illinois, re unaudited interim financial information
 23.1    Consent of Arthur Andersen LLP, Chicago, Illinois
 23.2    Consent of Arthur Andersen LLP, San Francisco, California
 23.3    Consent of Mayer, Brown & Platt (included in the opinion filed as
         Exhibit 5.1 and 8.1)
 23.4    Consent of Vinson & Elkins L.L.P. (included in the opinion filed as
         Exhibit 8.2)
 23.5    Consent of Merrill & Lynch & Co.
 23.6    Consent of Goldman, Sachs & Co.
 23.7    Consent of John S. Moody
 23.8    Consent of Kenneth N. Stensby
 24.1+   Power of Attorney
 99.1+   Form of ProLogis Proxy
 99.2+   Form of Meridian Proxy

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+Previously filed.

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